As filed with the Securities and Exchange Commission on October 30, 2025

Registration No. 333-290930

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1 TO

FORM S‑1

REGISTRATION STATEMENT

Under

The Securities Act of 1933

GLOO HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	7374 (Primary Standard Industrial Classification Code Number)	39-2250711 (I.R.S. Employer Identification Number)

831 Pearl Street

Boulder, Colorado 80302

(303) 381-2645

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Scott Beck

President and Chief Executive Officer

831 Pearl Street

Boulder, Colorado 80302

(303) 381-2645

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Matthew Dubofsky Victor Nilsson Wilson Sonsini Goodrich & Rosati, Professional Corporation 1155 Canyon Boulevard, Suite 400 Boulder, CO 80302 (303) 256-5900	Jeffrey Bojar General Counsel and Secretary Gloo Holdings, Inc. 831 Pearl Street Boulder, Colorado 80302 (303) 381-2645	Constantine Karides Anne G. Peetz Reed Smith LLP 1221 McKinney Street, Suite 2100 Houston, Texas 77010 (713) 469-3800

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

This registration statement shall hereafter become effective in accordance with the provisions of Section 8(a) of the Securities Act of 1933.

EXPLANATORY NOTE

We currently operate as Gloo Holdings, LLC, a Delaware limited liability company. For purposes of this offering, we formed Gloo Holdings, Inc., a Delaware corporation, which is the registrant whose name appears on the cover of this registration statement. Immediately prior to the completion of this offering, we will complete a series of internal reorganization transactions pursuant to which, among other things, a Delaware limited liability company and wholly owned subsidiary of Gloo Holdings, Inc. will merge with and into Gloo Holdings, LLC, with Gloo Holdings, LLC as the surviving entity. As a result, Gloo Holdings, LLC will become a wholly owned subsidiary of Gloo Holdings, Inc., and the members of Gloo Holdings, LLC immediately prior to the consummation of the merger will become holders of shares of Class B common stock of Gloo Holdings, Inc. We refer to the reorganization transactions throughout the prospectus collectively as the “Corporate Reorganization.” See the section of the prospectus titled “Corporate Reorganization” for further details.

Except as disclosed in the prospectus, the consolidated financial statements and other financial information included in the prospectus are those of Gloo Holdings, LLC and its subsidiaries, and do not give effect to the Corporate Reorganization. Shares of Class A common stock of Gloo Holdings, Inc. are being offered by the prospectus included in this registration statement.

The information contained in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion, dated October 30, 2025

PRELIMINARY PROSPECTUS

9,100,000 Shares

Gloo Holdings, Inc.

Class A Common Stock

This is an initial public offering of shares of Class A common stock of Gloo Holdings, Inc. It is currently estimated that the initial public offering price will be between $10.00 and $12.00 per share.

Prior to this offering there has been no public market for our Class A common stock. We have applied to list our Class A common stock on the Nasdaq Global Select Market (Nasdaq) under the symbol “GLOO.” No assurance can be given that our application will be approved. If our Class A common stock is not approved for listing on Nasdaq, we will not consummate this offering.

Following this offering, we will have two classes of authorized common stock, Class A common stock and Class B common stock. The rights of the holders of our Class A common stock and Class B common stock will be identical except with respect to voting and conversion rights. Each share of Class A common stock will be entitled to one vote per share. Each share of Class B common stock will be entitled to ten votes per share and will be convertible at any time into one share of Class A common stock. Immediately following the completion of this offering, Scott Beck, our co-founder, president and chief executive officer, will control 43.4% of the voting power of our outstanding capital stock.

We are an “emerging growth company” and a “smaller reporting company” as defined under the federal securities laws and, as such, have elected to comply with certain reduced disclosure requirements in this prospectus and may elect to do so in future filings with the Securities and Exchange Commission. See the sections titled “Prospectus Summary—Implications of Being an Emerging Growth Company and a Smaller Reporting Company” and “Risk Factors.”

See the section titled “Risk Factors” beginning on page 33 to read about factors you should consider before deciding to invest in shares of our Class A common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

	No Exercise of Over-Allotment Option		Full Exercise of Over-Allotment Option
	Per Share	Total	Per Share	Total
Initial public offering price	$	$	$	$
Underwriting discounts and commissions(1)
Proceeds, before expenses, to Gloo Holdings, Inc.	$	$	$	$

(1)
See the section titled “Underwriting” for a description of the compensation payable to the underwriters.

At our request, the underwriters have reserved up to 5% of the shares of Class A common stock offered by this prospectus for sale at the initial public offering price through a directed share program to our directors, officers, employees and their friends and family members and other persons and parties who do business with us. See the section titled “Underwriting” for additional information.

We have granted the underwriters an option to purchase up to an additional 1,365,000 shares of our Class A common stock from us at the initial public offering price, less the underwriting discounts and commissions.

We have registered an additional 2,093,000 shares of our Class A common stock that may be issued and sold if the number of shares in this offering is increased, including a corresponding increase in the underwriters’ option to purchase additional shares.

The underwriters expect to deliver the shares of Class A common stock to the purchasers on or about , 2025.

The date of this prospectus is , 2025

Sole Book-Running Manager
Roth Capital Partners
Co-Managers
Benchmark a StoneX Company	Craig-Hallum	Lake Street	Loop Capital Markets	Texas Capital Securities

gloo Our mission is to build the leading vertical technology platform for the faith and flourishing ecosystem.

Gloo at a Glance

Seattle, WA
MASTERWORKS
gloo
Palo Alto, CA
gloo
Boulder, CO - HQ
Colorado Springs, CO
OUTREACH
Fort Worth, TX
Barna
Joplin, MO
midwestern
Dallas, TX
Igniter
gloo
Pittsburgh, PA
gloo
Orlando, FL

140,000*
Churches & Ministry Leaders on Platform

57,000*
Paying Customers

70+%**
Recurring and Re-occurring Revenue

15+
Investment and acquisitions with fully or consolidating interest

$245B†
Faith Organizations' 2024 Annual Revenue

6.6%†
2024 Estimated Ecosystem Growth Rate

gloo

Our purpose is to shape technology as a force for good - serving those who serve, to help them scale their purposes, so people flourish and communities thrive.

High Tech. Higher Purpose. Principles that positon our future We Shape Technology for good So you can amplify your impact with tools you trust. We Release Collective Strength So you can achieve more together than alone We Enable Ecosystem Trust So you can collaborate with greater confidence. We Serve Those Who Serve So you can do more of what you are called to do

Through and including , 2025 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

Neither we nor any of the underwriters have authorized anyone to provide you with information that is different than the information contained in this prospectus and any free writing prospectus prepared by or on behalf of us or to which we have referred you. Neither we nor the underwriters take any responsibility for, and cannot provide any assurance as to the reliability of, any other information that others may give you. The information contained in this prospectus or in any applicable free writing prospectus is accurate only as of the date of this prospectus or such free writing prospectus, as applicable, regardless of the time of delivery of this prospectus or any such free writing prospectus or of any sale of the securities offered hereby. Our business, results of operations, financial condition and prospects may have changed since that date.

This prospectus is an offer to sell only the securities offered hereby and only under circumstances and in jurisdictions where it is lawful to do so. Neither we nor any of the underwriters have taken any action that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons who have come into possession of this prospectus in a jurisdiction outside the United States are required to inform themselves about and to observe any restrictions relating to this offering and the distribution of this prospectus outside of the United States.

i

gloo

A Letter from our Co-Founder, Scott Beck

People give and receive many gifts in their lives, but how many really stand out? For us, it was tickets to a marriage conference – an experience that became the inspiration for founding Gloo. Three weeks into our marriage, Theresa and I found ourselves in a hotel ballroom, surrounded by a thousand other couples, learning, sharing and encouraging one another.

That experience opened our eyes to two truths. First, **human flourishing doesn't happen in isolation**. It happens when people invest in one another with ideas, encouragement and hope. Second, **the world is full of incredible people, like those we met at the conference: people who serve others** – from food bank volunteers to those fighting human trafficking, to the church and non profit leaders who hold communities and families together. Theresa and I began to think of these people as Champions.

We have spent our careers building businesses, while at the same time dedicating our philanthropy to serving Champions. Along the way, we saw a critical challenge: the faith and flourishing ecosystem was disconnected. For Champions to fully benefit from next-generation technologies, they need to be digitally networked on a common platform. We realized that by connecting and equipping Champions they could scale their reach, and that the positive impact on people and communities would be extraordinary. This became the impetus for Gloo.

We are building a trusted technology platform that connects and serves the faith and flourishing ecosystem. This ecosystem serves two vital types of Champions: churches and frontline organizations that directly serve people, and the vast number of network capability providers that equip them with tools, resources and services. Serving these network capability providers is a key leverage point for scaling our business.

Gloo connects this ecosystem, creating a platform where needs and capabilities come together. By focusing on empowering providers with the technology and reach to better serve churches and frontline leaders, we are building powerful, self-reinforcing, economic and missional models that we believe will deliver lasting impact for generations to come.

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ii

This mission has never been more urgent. Technology is advancing at an unprecedented pace, with innovations like AI simultaneously opening the door to incredible possibilities and incredible risks. We must take a leadership role in shaping technology and tools as a force for good. By providing a unifying technology backbone for the faith and flourishing ecosystem, Gloo is ensuring that technology is shaped with wisdom and purpose.

We believe the same is true of capital. Around the world, billions of dollars are being invested every day, often without regard for values or long-term impact. An investment in Gloo is different. It's an investment in supporting the Champions we serve. Capital entrusted to Gloo is helping these people and leaders scale their purpose.

Gloo is shaping both technology and capital for good, ensuring that resources flow with purpose – serving those who serve, and multiplying impact across all parts of the faith and flourishing ecosystem.

We have been joined on this journey by an amazing number of partners, investors and employees who have woven their own histories, relationships and capital into Gloo. This includes Pat and Linda Gelsinger, who have been involved with Gloo as investors for more than a decade. A lifelong Christian and technology visionary, Pat recently expanded his role at Gloo to become Executive Chair and Head of Technology. We're grateful for all the people who are part of our story.

Our mission is deeply personal. My wife Theresa and I have committed to spending the rest of our lives serving Champions and have invested significant personal assets as long-term investors in Gloo. It is with this commitment of time and capital that we can best ensure that both technology and capital remain guided by purpose – serving those who serve, empowering Champions and helping hope rise.

We invite you to join us by becoming an investor in Gloo – together we can build an incredibly valuable enterprise while shaping technology and capital as forces for good.

We're just getting started,

Scott Beck
Co-Founder & CEO

gloo

iii

PROSPECTUS SUMMARY

The following summary highlights selected information that is presented in greater detail elsewhere in this prospectus. It does not contain all the information you should consider before investing in our Class A common stock. You should read this entire prospectus carefully, including the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our consolidated financial statements and related notes included elsewhere in this prospectus, before making an investment decision. In this prospectus, unless the context requires otherwise, all references to “we,” “our,” “us,” “Gloo,” and the “Company” prior to the Corporate Reorganization refer to Gloo Holdings, LLC and its subsidiaries taken as a whole, and after the Corporate Reorganization, to Gloo Holdings, Inc. and its subsidiaries taken as a whole. Our fiscal year ends on January 31, and our fiscal years ended January 31, 2024, 2025 and 2026 are referred to herein as “fiscal 2023,” “fiscal 2024” and “fiscal 2025,” respectively.

Our Mission and Purpose

Gloo’s mission is to build the leading vertical technology platform for the faith and flourishing ecosystem, which we believe is one of the largest, oldest and least-digitized ecosystems in the world. Our purpose is to shape technology as a force for good, so people can flourish and communities can thrive. This is grounded in our belief that relationships catalyze growth, and when technology is used to serve relationships, it transforms lives.

The faith and flourishing ecosystem is vast and, we believe, a technologically underserved vertical that includes traditional Christian (primarily Protestant and Catholic) churches and a diverse network of ministries, nonprofits and service providers. According to a 2016 analysis conducted by the Interdisciplinary Journal of Research on Religion, the faith sector, including all religions of which Christianity is the largest in America, contributes approximately $1.2 trillion to the United States economy each year. According to IBISWorld, Christian organizations, which comprise our primary customer focus, accounted for 88% of the aggregate revenue of religious organizations in the United States in 2024. Although we have not undertaken an independent analysis to estimate the total addressable market for all of our current offerings or determined with precision the portion of this market that we may serve, we are confident that Gloo has substantial opportunities for continued growth. In the United States alone, the faith and flourishing ecosystem is estimated to include over 415,000 Christian organizations, comprised of over 315,000 Christian congregations according to the 2020 U.S. Religion Census by the Association of Statisticians of American Religious Bodies, as well as over 100,000 Christian nonprofit organizations according to the Cause IQ directory of nonprofits as of July 2025.

Faith & Flourishing Ecosystem

Large, Fragmented and Expanding

Ecosystem comprises > 450,000 organizations
- with **tens of thousands** of non-faith organizations

Large and expanding market

- Faith Organizations: $245 billion* in annual revenue
- 6.6% estimated 2024 growth rate*
- Over 200 million people in the U.S. identify as Christians**

Faith Based Organizations

Churches
Denominations
Ministries
Parachurch

Community Services

Anti-Trafficking
Juvenile Justice
Mental Health
Recovery Services

Media, Content Publishers & Research

Faith Based Films
Content Platforms
Ecosystem Research

Educational Institutions

Schools
Universities
Seminaries
Theological Schools

Philanthropy & Fundraising

Donor Advised Funds
Foundations
Donor Service Orgs
Individual Donors

Technology Platforms

Church Management System
Engagement Tools
Digital Resources

*Kentley Insights, 2025 Market Research Report, Churches and Religious Organizations
** Barna Group, Pew Research Center

Overview

Since our founding in 2013, we have offered a breadth of products, services and solutions to the two primary stakeholders at the core of the faith and flourishing ecosystem, network capability providers (NCPs) and the churches and frontline organizations (CFLs) they serve.

NCPs play an enabling role in the faith and flourishing vertical by equipping CFLs with products and services so CFLs can focus on their mission. These products and services include technology solutions, content, marketing services and donor services. CFLs serve as the heart of the faith and flourishing ecosystem, and include churches, ministries, nonprofits and service organizations, providing worship, educational programs, community outreach efforts and other social services support.

We have established a platform that connects NCPs and CFLs and facilitates sales of products and services between the two groups. Through our platform, CFLs gain access to curated resources and NCPs benefit from targeted distribution of their products and services to members of the ecosystem. The Gloo platform includes a suite of technology, marketplace, advertising and service solutions offered directly by us and by our wholly owned or consolidated subsidiaries, which we refer to as Gloo Capital Partners.

We generate revenue from NCPs through sales of enterprise subscriptions to outsourced technology, artificial intelligence (AI) capabilities and advertising (all of which we account for as platform revenue), as well as platform solutions. We generate platform revenue from CFLs through sales of subscriptions to communication tools, content libraries, data insights and AI capabilities, as well as through transactions on our and Gloo Capital Partners’ e-commerce marketplaces, including Outreach, Inc., our largest online marketplace.

Gloo Serves Two Primary Ecosystem Participants

Network Capability Providers

Churches & Frontline Organizations

Market Need: Proven technology solution to solve for fragmentation and disconnection

---

NCPs pay Gloo for AI, distribution, tech and solutions.
They gain that same value.

→ $ Revenue Stream

gloo
Platform

← Revenue Stream $

CFLs pay Gloo for AI, tech, solutions & NCP's offerings.
Everything connected and integrated in one place.

We launched our company by offering free tools and services to CFLs, such as messaging and texting services, curated content and access to resources, with the goal of addressing widespread communication and engagement challenges between CFLs and their constituents. This strategy allowed us to accumulate a large and diverse user base of CFLs, while also continuing to develop more products and solutions. From the outset, our focus has been to create infrastructure for the faith and flourishing ecosystem that enables greater coordination among its participants and unlocks value for both NCPs and CFLs. We believe there is significant market fragmentation in the ecosystem and, to our knowledge, no other company has aggregated a comparable breadth and diversity of churches and faith-based organizations. We believe this scale and scope positions Gloo as a unifying force in the ecosystem and creates a meaningful and durable competitive advantage.

The strength of our platform today is the result of a deliberate sequence of strategic initiatives. These are described below and include catalyzing large-scale engagement through national media campaigns, such as State of the Church, He Gets Us and Churches Care, and expanding our platform through acquisitions and investments.

In fiscal 2023, Gloo was chosen to provide technology infrastructure for He Gets Us, a large national faith-aligned media campaign. This campaign created engagement between campaign audiences and thousands of participating churches. The campaign drove significant platform adoption by churches and accounted for the majority of our fiscal 2023 revenue, helping to establish Gloo as a central connector in the faith and flourishing ecosystem.

To expand on this momentum, we acquired Outreach in fiscal 2024. According to Grips, an e-commerce research and comparison tool, Outreach is a leading business-to-business provider of church-focused products and services. The acquisition provided us with one of the largest faith-based e-commerce marketplaces in the world, added thousands of CFLs to our platform and accounted for 87.8% of total revenue in fiscal 2024.

Together, the He Gets Us campaign and our Outreach acquisition significantly increased the scale and reach of our platform, bringing tens of thousands of new CFLs to the platform. Beginning in the first quarter of fiscal 2025, we further diversified our revenue by adding new offerings to our platform, including advertising and enterprise-level solutions, now driven by Gloo360, our technology, data and consulting services offered to larger faith and flourishing organizations through enterprise subscriptions. For the six months ended July 31, 2024, we generated the majority of our revenue from sales of products and services through Outreach, and for the six months ended July 31, 2025, one third of our revenue was generated from Outreach.

We have scaled our platform through a combination of product innovation, customer growth and product suite penetration, as well as targeted acquisitions and investments in several NCPs with complementary technologies, products and customer relationships. Looking ahead, we are focused on growing our platform across subscriptions, advertising, marketplace transactions and NCP platform solutions. We are actively investing in and growing the Gloo Media Network, which provides marketing and advertising services to and through NCPs. In parallel, we are developing Gloo AI, our proprietary AI infrastructure designed to enable new applications for engagement, data insights and content creation to serve NCPs, publishers, content creators, denominations, donor platforms and developers. We also expect to continue to pursue strategic acquisitions and investments that expand platform capabilities, deepen integration across ecosystem participants and solidify our position as a trusted, unifying platform for the faith and flourishing ecosystem.

The Faith and Flourishing Ecosystem

The faith and flourishing ecosystem constitutes a large and expanding cornerstone of our country. It encompasses all religions and is estimated to contribute over $1.2 trillion annually to the U.S. economy in 2016 and to include over 450,000 organizations in the United States. According to research conducted by IBISWorld, in the United States, the religious organizations sector employed approximately 1.7 million people in 2024 and is forecasted to increase to approximately two million by 2029. The ecosystem is not limited to churches; it also includes ministries, service organizations, educational institutions, health providers, nonprofits and other values-aligned organizations.

The Faith and Flourishing Ecosystem is Large

The **Faith and Flourishing Ecosystem** is one of the largest ecosystems and remains **largely disconnected**

Gloo is uniquely positioned to **connect it** and **release its potential**

- Faith Organizations: **$245 billion** in annual revenue with **$170 billion*** not going through congregations
- **6.6%** estimated growth rate in 2024
- Over **200 million** people in the U.S. identify as Christians

Number of Organizations
>2x
450,000
210,000
195,000
105,000
75,000
62,000
25,000
Libraries
Grocery Stores
Coffee Shops
Schools & Universities
Gas Stations
Fast Food Restaurants
Faith and Flourishing Organizations

Management estimates based on 2025 Kentley Insights report and Interdisciplinary Journal of Research on Religion

•
According to two separate studies conducted by Barna Group, a Gloo Capital Partner, and Pew Research Center across 2023 and 2024, more than 60% of Americans identify as Christian.
•
Christian congregations range in size and structure, from large megachurches to small community gatherings, often affiliated with denominations and networks. According to the 2020 U.S. Religion Census, more than 315,000 Christian congregations operate across the country.
•
Religious participation remains a cornerstone of American life, bolstered by a culture of charitable giving. According to Pew Research Center, 33% of Americans attend a religious service monthly, making worship one of the most regular and widespread social gatherings in the country.
•
According to 2025 Kentley Insights, from 2019 through 2023, religious organization revenue for all religions combined grew at a compound annual growth rate of 8.6% per year in the United States. This growth rate outpaced the 6.2% average for service industries in the same time period and ranked religious organizations in the top 20% of all service industries.
•
The growth rate is estimated to be 6.6% in 2024 and forecasted at 4.9% in 2025. According to 2025 Kentley Insights, faith-based organizations of all religions generated over $245 billion in revenue in 2024.

The importance of faith in American life extends across generations:

•
Younger generations are increasingly stepping into philanthropic roles. According to a Giving USA Special Report from 2024, Millennials and Gen Z, often presumed to be less religiously affiliated, are showing renewed engagement.
•
According to the same report, Gen Z donors more than doubled their giving to faith-based organizations between 2021 and 2024, while Millennials reported a 57% increase in donations to places of worship in the same time period.
•
According to Barna, weekly church attendance is the strongest among Millennials, with nearly 40% reporting regular worship attendance as of 2022, suggesting a generational renewal in the faith landscape.

Religious organizations also play a pivotal role in broader philanthropic and social service landscapes. Faith-based entities operate a substantial portion of the nation’s hospitals and educational institutions and have historically been major recipients of federal grants for social services.

Human Flourishing

The faith and flourishing ecosystem is far broader than churches alone. It includes a diverse set of for-profit and nonprofit organizations that help humans flourish across seven essential areas of life: spirituality, relationships, purpose, finances, health, character and contentment.

We define human flourishing as holistic well-being in these seven dimensions, a definition rooted in scripture, philosophy and psychological research. We believe that the rapid evolution of AI and other new technologies has the potential to either accelerate or undermine human flourishing. Gloo exists to help ensure that technology is shaped as a force for good. Our product development is informed by the ongoing Global Flourishing Study, a collaboration between Harvard, Baylor and Gallup, based on data from over 200,000 people across 22 countries.

Our platform serves organizations that specialize across the seven dimensions of the Global Flourishing Study framework, which are:

•
Spirituality: churches, ministries, Christian universities, seminaries
•
Relationships: counseling centers, parenting and marriage resources, community outreach organizations
•
Purpose: vocational training, community development, philanthropic networks
•
Finances: nonprofit lending, values-aligned insurance, human resources and retirement plans
•
Health: addiction recovery, mental health, wellness services, anti-trafficking organizations
•
Character: values-aligned content including faith-based films and digital media
•
Contentment: assessment tools, values-aligned publishers, wellness apps

Our platform connects and equips thousands of human flourishing organizations representing these dimensions, empowering them to serve millions of people within what we believe is one of the most resilient and purpose-driven verticals in the modern economy.

The Gloo Platform

Our platform is built on four revenue streams: subscriptions, advertising and marketing, marketplace offerings and platform solutions. Gloo AI is increasingly integrated with our solutions, which we are designing to work seamlessly together to enable data exchange, machine learning, large language models, content licensing, content delivery and services to flow across the faith and flourishing ecosystem. Several of our existing products are AI-native tools and agents that incorporate AI from the beginning of their lifecycle, however, some of our Gloo Capital Partners are still early in their AI adoption with AI powering a small but growing number of their current products and services.

Subscriptions

We offer free, premium and enterprise subscription-based software and solutions to NCPs and CFLs. These offerings represent the foundational layer of the Gloo platform, enabling NCPs and CFLs to communicate, organize and operate more effectively. Our subscription offerings generate revenue through monthly and annual subscription agreements. For the six months ended July 31, 2025, approximately 70% of our revenue was recurring and re-occurring. Recurring revenue is derived from monthly or annual subscriptions and ongoing contracts, and accounted for approximately 44% of our total revenue for the six months ended July 31, 2025. Re-occurring revenue is derived from repeat customer purchases, most often of digital and physical products from Outreach, and accounted for more than 20% of our total revenue for the six months ended July 31, 2025.

Gloo Workspace

Gloo Workspace is a single, online entry point for resources designed to help a pastor or ministry leader lead, grow and operate his or her church or ministry, including content and insights, communications, tools, data insights and an e-commerce marketplace. Gloo Workspace offers proprietary AI-powered products for CFLs to understand and engage with the people they serve and their communities. Through Gloo Workspace, registered users can access our free communications product, which enables automated SMS text and email outreach. Paying users can subscribe to Gloo+, a premium subscription that includes tools that we and Gloo Capital Partners have developed for enhanced engagement, sermon preparation, generative AI content creation and audience analytics. Gloo+ is designed to provide a comprehensive view of community needs, presenting patterns and trends benchmarked against peer organizations. Gloo+ also provides discounted subscriptions to our full suite of software products. Registered users can also subscribe to these products individually through Gloo Workspace or through the websites of our Gloo Capital Partners.

The suite of software products and licenses that we offer to CFLs include:

Gloo Workspace Subscriptions

CHURCH.TECH

Church.Tech provides AI-generated sermon resources for churches, including message transcripts, summaries, group curriculum and social content to support church staff and expand digital content reach.

ChurchSalary · ChurchLaw&Tax

Church Law & Tax provides legal, tax and risk management guidance for ministries. Church Salary specializes in data-informed compensation and human resource benchmarking for ministry leaders.

Barna

Barna Group provides advanced and relevant research for faith-based organizations through BarnaAccess+ subscriptions. Barna Group is a research and insights organization for faith and flourishing, including key reports, statistics, publications and assessments.

VisitorReach

Visitor Reach is a digital outreach and engagement platform designed to help churches connect with spiritually curious individuals and newcomers in their local communities. The platform includes aiChurchTech, which is designed to identify spiritually open people, NurturePoint Journeys for communications and VisitorTap technology for engagement and search engine optimization.

CAREY NIEUWHOF

Carey Nieuwhof Communications provides on-demand subscriptions featuring courses in leadership, preaching and growth by nationally recognized faith leaders, leadership resources and podcasts.

Gloo360

Gloo360 launched in the first quarter of fiscal 2025 and provides NCPs with subscription-based enterprise technology, data and consulting to support growth and operations. Through annual subscriptions, Gloo360 provides a comprehensive suite of solutions that includes cloud services and managed information technology (IT), cybersecurity and data protection, business intelligence and strategic consulting, custom software and digital solutions, helpdesk support, project management and e-commerce infrastructure.

Our IT systems and customer-facing services are delivered through a combination of in-house and third-party infrastructure. More specifically, Gloo360 maintains proprietary software and workflow tools that are hosted on third-party cloud service providers, including Amazon Web Services. These third-party providers furnish the underlying compute, storage and networking resources, while Gloo360 configures, manages and integrates these environments to deliver secure, scalable solutions to our customers. In addition, we deliver technology development and infrastructure services through our Gloo Capital Partners, Servant.io and Midwestern Interactive (Midwestern).

As part of Gloo360, we also provide ongoing management and administration of customer IT systems that are themselves third-party products, such as Salesforce, Microsoft Office 365 and other enterprise applications. In these cases, Gloo360 acts as the managed service provider, configuring, customizing, securing and supporting such systems on behalf of its customers, while the underlying software and infrastructure remain licensed from and operated by the third-party vendors.

Advertising and Marketing

Gloo Media Network

Gloo Media Network is our suite of advertising technologies, marketing technologies and services. In fiscal 2024, we generated advertising revenue by selling advertising placements across Gloo-owned and -managed media properties. We are expanding this effort by further developing these offerings to help our customers engage donors. Gloo Media Network enables advertisers to reach and engage values-aligned audiences through targeted, data-informed advertising on Gloo-owned and -managed media properties. We believe Gloo Media Network will position us to become a leading media network for the faith and flourishing ecosystem.

Advertising placements on our platform, Outreach and other Gloo Capital Partner websites are offered through both audience-based and cost-per-click models. In addition, we expect Gloo Media Network will deliver full-service marketing capabilities, including creative services, campaign strategy and audience targeting.

We acquired Masterworks, Inc., a full-service marketing technology and donor engagement agency dedicated to values-aligned nonprofits and ministries, in the second quarter of fiscal 2025. We believe Masterworks will be a foundational part of the Gloo Media Network because Masterworks brings a deep technology stack and expertise in donor engagement, creative development and digital and physical marketing capabilities to our platform. Masterworks’ offerings are supported by its robust analytics and predictive modeling, which we believe will enhance campaign performance, expand distribution across the Gloo Media Network and drive both advertising revenue and marketing services growth.

Outreach

The Outreach portfolio of online brands also produces and curates ministry-specific content and resources that drive traffic by CFL leaders and generate advertising revenue. These brands include the following:

CHURCHLEADERS

SermonCentral

OUTREACH MAGAZINE

CHURCHJOBFINDER

cp churchplants

SermonQuotes

MinistryTech

faith it

For Every MOM

TO SAVE A LIFE

THRIVING marriages

CHURCH DISCOUNTS

Marketplace

We operate e-commerce marketplaces that enable CFLs to discover and purchase a combination of free and paid, physical and digital products, including curriculums, marketing collateral and church supplies from a select group of NCPs that serve the needs of the faith and flourishing ecosystem. Customers can access the marketplaces through Outreach and directly from Gloo Workspace.

Outreach brings many longstanding customer relationships allowing for targeted go-to-market CFL products, services and campaigns that increase product visibility and accelerate adoption. By leveraging this well-established brand, we are able to drive revenue. Sales through Outreach accounted for 98.3% and 96.4% of our marketplace revenue in fiscal 2024 and for the six months ended July 31, 2025, respectively. Revenue is generated through recurring, re-occurring and one-time marketplace purchases of physical and digital products.

Platform Solutions

We deliver enterprise-level infrastructure and technology development services to NCPs, enabling their digital transformation. Our current and paying customers, to whom we provide full-service technology development, include some of the faith and flourishing ecosystem’s most well-known brands, including YouVersion (a Bible app) and Come and See Foundation (The Chosen TV series). Our current infrastructure and technology development services are delivered primarily through two Gloo Capital Partners, Servant.io and Midwestern, which also provide technology development for Gloo’s internal engineering teams. Platform solutions generate revenue through monthly and annual contracts with NCPs seeking scalable infrastructure, operational leverage and long-term strategic alignment.

Servant.io and Midwestern are digital and technology consultancies that offer specialized expertise in the faith and flourishing ecosystem, providing growth strategy, workflow automation and product development by leveraging the Gloo platform. Our teams bring deep experience in working with ministries and nonprofits, delivering services such as web and application design, product design and embedded talent solutions. These capabilities help customers scale digital experiences, maintain and modernize technology infrastructure and accelerate delivery.

Our Growth Drivers

Our platform is built to capitalize on powerful network flywheel effects created through the addition of more NCPs, CFLs and their offerings to our platform, as illustrated below.

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More NCPs Join the Platform: Gloo attracts mission-aligned NCPs onto our platform.
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Creates More Subscription and Marketplace Offerings: More NCPs joining the platform leads to more technology and marketplace offerings on our platform.
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Activates More CFLs and Platform Frequency: As offerings grow, more CFLs engage with the platform, increasing adoption, daily usage and purchasing.
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More Data and Content: With increased scale of CFLs, Gloo advances proprietary AI capabilities.
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Provides More Value to NCPs and CFLs and Generates Diversified Revenue Streams: The entire ecosystem drives subscription, advertising, marketplace and platform solutions revenue.

Flywheel Effect

More NCPs Join the Platform
More Subscriptions, Solutions and Marketplace Offerings
More CFLs & More Platform Frequency
More Data & Content Drives Proprietary AI Capabilities
More Value to NCPs & CFLs
gloo
Flywheel

This flywheel is accelerated by our four core growth drivers:

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Acquisitions and Investments: We expect acquisitions and investments to be the primary driver of our revenue growth. We focus on strategic acquisitions of, and investments in, NCPs to further expand the capabilities and users on our platform. However, we do not currently intend to use the proceeds from this offering for any specific acquisition or investment.
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Enterprise Sales: Our enterprise sales team focuses on sales of Gloo360, sales of advertising and platform solutions to NCPs and adding NCP offerings to our platform.
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Digital Growth: Our digital growth team focuses on adding CFLs to our platform through digital-led marketing and lead generation, accelerating flywheel effects.
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AI Transformation: We are developing easy-to-deploy AI capabilities for CFLs and NCPs that are designed to streamline operations, enhance content creation and improve community engagement.

Growth Drivers

Acquisition-Led Growth

- Strategic Acquisitions grow platform **adoption, offerings, relationships & trust**
- Scale and Resource **entrepreneurs** for Accretive Growth - Revenue and EBITDA
- Controlling ownership interest - Consolidated Financials

Organic-Led Growth

1 Enterprise-Led Growth

Enterprise sales team scale:

- Gloo360
- Gloo Media Network
- Gloo AI
- Adding NCP offerings
- Sell for Capital Partners

2 Digital-Led Growth

Digital marketing adds and serves CFLs:

- Gloo Workspace
- Gloo Media Network
- Accelerates Flywheels

3 AI-Led Growth

AI team is developing AI for CFLs and NCPs:

- Accelerates need for Gloo
- Aware they can't keep up
- Gloo AI provides clarity, guidance and trusted solutions

Acquisitions and Investments

Gloo Capital Partners refers to the portfolio of organizations that we have acquired or in which we hold a consolidating interest to expand the breadth, depth and value of our platform. These mission-aligned businesses represent core strategic assets that expand our capabilities across media, content, software and services. By integrating these businesses into our platform and go-to-market infrastructure, we seek to enhance product offerings, deepen network engagement and drive scalable impact across the faith and flourishing ecosystem.

Through July 31, 2025, we have acquired a full or consolidating interest in more than 15 mission-aligned Gloo Capital Partners that develop and sell products through online marketplaces or provide software and solutions to the faith and flourishing ecosystem, through transactions that qualified as either business combinations or asset acquisitions. Revenue generated by Gloo Capital Partners accounted for a substantial percentage of our revenue in fiscal 2024 and for the six months ended July 31, 2025, which we believe is indicative of the critical role of Gloo Capital Partners in our platform expansion and value creation.

Enterprise Sales

NCPs are an integral part of our business, delivering their offerings to CFLs through our platform while also purchasing platform capabilities and services to power their own operations. Through our enterprise NCP sales model, we engage directly with NCPs to provide access to our technology and advertising services, Gloo360 technology services and platform solutions. Our approach is designed to fuel platform expansion by onboarding new offerings and driving sustained customer growth.

Additionally, we intend to offer Gloo Impact, which is a product in beta that we are designing to enhance philanthropic outreach and charitable contributions by visualizing real time impact through AI generated data dashboards, escrow-like fund management and capital deployment based on verified milestones of ministry outcome. This potential growth driver holds money in escrow within a donor impact fund, distributes that money to qualified NCPs or CFLs based on verifying milestone achievement and visualizes the outcomes with a real-time impact dashboard.

Digital Growth

Our self-service onboarding gives users access to Gloo Workspace and is designed to empower churches to independently access both free and premium tools, driving scalable, organic adoption across the platform. With platform adoption growing to over 140,000 churches and ministry leaders as of July 31, 2025, up from 74,000 as of January 31, 2024, we offer a ready-made distribution channel for NCPs and a powerful engine for potential reach, engagement and recurring revenue.

AI Transformation

We are developing vertical-specific, values-aligned AI designed to serve the unique needs of the faith and flourishing ecosystem. Our AI approach is primarily developed by us but accelerated through third-party, open-source foundation models. For example, our data engine, ingestion, enrichment and other business logic and domain-specific fine-tuning are all internally developed and proprietary, while many of our conversational and generative AI features and APIs are underpinned by third-party and open-source base models.

Strategic Areas of AI Development

Our strategy is to lead AI deployments in three important areas:

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Values-Aligned AI – AI designed to help humans flourish in all areas of life based on flourishing principles, rather than optimizing for engagement metrics that may harm mental health.

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Language and Voice AI – World-class translation and voice technology that serves a large number of languages and prioritizes underserved populations where AI is not yet available in their language. We expect this to be further enhanced after our pending acquisition of XRI Global, a leading provider of AI-driven language and translation technologies for the faith and flourishing ecosystem.
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AI Licensing – Facilitating the exchange that gives AI companies and developers ethical access to high-quality content with fair compensation models for publishers and creators.

AI Product Maturity Framework

In our suite of products and services, we distinguish between three stages of AI maturity: AI-native, AI-enhanced or early AI-adoption and non-AI enhanced. This framework helps illustrate where AI is embedded from inception and where it is being incrementally integrated.

AI-Native Products and Services

These are architected with AI at their core, leveraging our proprietary multi-agent orchestration, data engine and licensing infrastructure:

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Gloo AI Chat – Our flagship conversational AI tool, providing multimodal values-aligned experiences grounded in spiritual wisdom, ethical guidance and practical life support. Architected with retrieval-augmented generation (RAG) pipelines, profile- and memory-aware inference and rights-aware sourcing, Gloo AI Chat serves business-to-business teams, enterprises and white-label deployments. It is currently in beta and is expected to launch this fall.
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Gloo AI Data Engine – A proprietary enrichment and retrieval service that transforms raw content, including books, sermons, transcripts and media, into structured, AI-optimized knowledge bases. Through ingestion, tagging, indexing and enrichment pipelines, it produces transcripts, metadata, embeddings and derivative assets optimized for semantic retrieval and integration into AI tools.
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Gloo AI APIs – Developer-facing services for enrichment, retrieval, inference and orchestration. These include:
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Data Engine Service API – enabling ingestion and enrichment of content.
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Search API – hybrid semantic and symbolic search across theological, scriptural and flourishing categories.
o
Completions API – orchestrated inference routed through expert models and tool agents.
o
Chat API – retrieval-augmented conversational output with citations and values alignment.
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Gloo AI Licensing Platform – A transparent digital rights management and licensing infrastructure that enables ethical access to content for AI training and inference. It embeds enforceable licensing terms, attribution and automated royalty distribution, giving publishers and creators control and revenue while allowing developers to safely integrate licensed content.
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Church.Tech – Soon to be integrated into Gloo Workspace, an AI-native platform for ministry operations that acts as a content studio for churches. Designed from inception as an AI-first product, it enables pastors and ministry leaders to generate, adapt and distribute content using values-aligned generative AI.

AI-Enhanced or Early AI-Adoption

These are established products where AI features are being introduced to augment existing workflows:

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Gloo Workspace – A comprehensive platform for pastors and ministry leaders that incorporates AI to support communications, sermon preparation, community engagement insights, generative content and outcome measurement. It also offers Gloo+, a subscription tier with enhanced engagement and analytics tools.
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Gloo360 – Enterprise services that leverage AI for managed operations, advanced analytics, agentic workflows, recommendation systems and custom enterprise builds for faith-based organizations.
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Visitor Reach – A product embedding AI to optimize outreach strategies and improve church visitor engagement.
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Carey Nieuwhof Platform – Experimenting with AI-powered content generation, personalization and recommendation features for ministry and leadership resources.
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Igniter Media – Integrating AI into its creative content platform to enhance media discovery, automate tagging and recommendations, and provide churches with generative tools for producing and customizing visual and video assets.

For these products, AI is not yet the foundational architecture, as is the case for the majority of software products today, but rather a growing set of enhancements layered onto proven products. Over time, many of these offerings are expected to evolve toward AI-native states.

Proprietary, Open Source, Licensed and Frontier AI

All of our AI products rely on a hybrid approach:

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Proprietary AI – Gloo-developed orchestration, domain-specific fine-tuning, RAG pipelines, alignment and safety layers, licensing enforcement and data enrichment systems. These represent the core of our proprietary AI.
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Open Source AI – We are model-agnostic and accelerate development through widely adopted open-source large language models, such as LLaMA, Qwen and DeepSeek, which we fine-tune and RAG-enhance using our proprietary methods.
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Licensed AI – Where beneficial, we incorporate licensed AI frameworks, such as LangChain, Open Meter and Weaviate, or specialized APIs to complement our proprietary AI.
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Frontier AI –We use major frontier AI technologies from providers such as OpenAI, Anthropic and Google to provide values-aligned AI capabilities to the faith and flourishing ecosystem, but we are not substantially dependent on any single frontier LLM provider. We are selectively modest on the use of these technologies.

Our hybrid approach to AI allows us to benefit from global advances in open-source and frontier AI while maintaining differentiation through our proprietary orchestration, datasets and alignment layers.

Datasets and Training Sources

Our AI products are differentiated by one of the largest vertically aligned datasets for faith and flourishing, covering books, sermons, media and academic content. Our models and applications are trained and grounded on a combination of:

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Internal Datasets – Gloo and Gloo Capital Partner-owned content ingested and enriched by the Gloo AI data engine.
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Licensed Datasets – Subset of faith-based publishers, ministries and creators who have licensed their content managed by the Gloo AI licensing platform.
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Public Datasets – Responsibly sourced open content that complements proprietary and licensed corpora.
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Synthetic Datasets – AI-generated content and datasets produced through proprietary approaches.

All datasets are peer-reviewed by theological and domain experts to ensure accuracy, alignment and trustworthiness.

Ecosystem and Partnerships

Beyond our internal products, Gloo AI is integrated into Gloo Capital Partner offerings. We are also seeing strong traction with developers, publishers and next-generation content providers. We are in active discussions with several leading faith-based technology platforms to power new audio, language and conversational capabilities through Gloo AI. We believe these potential partnerships will accelerate adoption of Gloo AI across the global faith ecosystem.

Our Competitive Strengths

Connecting what we believe to be one of the largest ecosystems in humanity requires a diverse set of skills and strengths. We believe our competitive strengths include:

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Connecting a Large, Diverse and Fragmented Faith and Flourishing Ecosystem – With over 140,000 churches and ministry leaders and over 3,000 active NCPs on our platform as of July 31, 2025, we believe we have built a trusted digital environment at scale in the faith and flourishing ecosystem. To our knowledge, no other company has aggregated a comparable breadth and diversity of ecosystem participants.
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Differentiated Access to Ecosystem Relationships – We believe our ability to convene the ecosystem is a core differentiator. This is rooted in our extensive relational capital, cultivated through over ten years of trust-building and delivering value to the ecosystem. We facilitate dialogues that lead to actionable solutions and strengthened partnerships, contributing to current and future customers, as well as Gloo Capital Partner acquisitions and investments.
•
Developing AI for the Faith and Flourishing Ecosystem – As a pioneer in leveraging AI specifically for the faith and flourishing ecosystem, we believe Gloo is positioned to unite stakeholders (including publishers, developers and consumers) around the transformative potential of AI and to further expand our revenue models. We are uniting AI experts, theologians and ministry leaders in co-creating solutions that are designed to be ethical, effective and aligned with the values of human flourishing.
•
Demonstrated Strategic Vision and Execution – As of July 31, 2025, we have executed more than 15 strategic investments and acquisitions across key segments of the faith and flourishing ecosystem, integrating high-value NCPs with proprietary products, strong customer relationships and established market presence.

•
Experienced Board and Management Team – We are led by what we believe is a world-class board and executive team with deep expertise in both technology and the markets in which we operate. The team brings a proven track record in building scalable platforms, driving digital transformation, and forging high-impact partnerships. Scott Beck, our co-founder, president and chief executive officer, is a veteran entrepreneur with over 40 years of experience in scaling businesses such as Blockbuster and Home Advisor. Pat Gelsinger, our executive chair and head of technology, brings more than 45 years of technology leadership, including his most recent role as chief executive officer of Intel. They are joined by seasoned leaders with experience from Meta, YouVersion, McKinsey, Christianity Today and Hobby Lobby, forming a strongly qualified team to execute our growth strategy and scale Gloo’s impact across the faith and flourishing ecosystem.

Risk Factors Summary

Our business is subject to numerous risks and uncertainties, including those highlighted in the section titled “Risk Factors” immediately following this prospectus summary. The following is a summary of the principal risks we face:

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We have limited operating history and experience with scaling our platform, which makes it difficult to evaluate our business and prospects and forecast our future results.
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Our recent growth may not be sustainable or indicative of future performance.
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We have a history of net losses and may not achieve profitability in the future.
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There is no assurance that we will be able to continue as a going concern without achieving profitable operations or raising additional capital through potential equity or debt financing transactions, which we may not be able to obtain on favorable terms or at all.
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If we fail to acquire new customers or the faith and flourishing ecosystem does not develop as we anticipate, our sales will not grow as quickly as expected, or at all, and our business, financial condition and results of operations will be harmed.
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If we fail to retain our customers, or our customers do not renew or extend their subscriptions or other contracts, or renew or extend on less favorable terms, our revenue may decline or grow less quickly than anticipated, which would harm our business, financial condition and results of operations.
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A decrease in charitable donations or other external funding of our customers and potential customers may result in reduced demand for our platform offerings, which could adversely affect our business, results of operations, financial condition and prospects.
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Failure to effectively develop and expand our sales and marketing capabilities, including reliance on product-led sales efforts, could harm our ability to increase our customer base and achieve broader market acceptance and utilization of our platform.
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We are subject to certain risks as a mission-driven company.
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We depend on Mr. Beck and our senior management team to operate our business, and the loss of one or more of them could adversely affect our business.

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If we do not continue to innovate and further develop our platform offerings, if our platform developments do not perform as anticipated or if we are not able to keep pace with technological developments, we may not remain competitive, and our business, results of operations, financial condition and prospects could be adversely affected.
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If we fail to develop, maintain and enhance our brand and reputation cost-effectively, our business, financial condition and results of operations could be adversely affected.
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The markets in which we participate are competitive, and if we do not compete effectively, our business, financial condition and results of operations could be harmed.
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We may require additional capital to support the growth of our business, and this capital might not be available on favorable terms or at all.
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Revenues and profits generated through our acquisitions and investments may be less than anticipated, and we may fail to uncover all acquired liabilities that could result in unanticipated costs, losses, declines in profits and potential impairment charges, and for which we may not be indemnified in full.
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If we are unable to identify attractive acquisition or investment targets, acquire or invest in them at attractive prices or successfully integrate their operations or otherwise realize their anticipated benefits, we may be unsuccessful in growing our business.
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Sellers in our acquisition of Visitor Reach and investment in Midwestern have repurchase rights during specified periods, and any exercise of such rights could adversely affect our business, financial condition and results of operations. The existence of the repurchase rights may increase the likelihood of impairment charge, complicate the overall integration process and decrease the benefits potentially realizable from investment synergies.
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Interruptions or performance problems associated with our platform and the technology we use might harm our business, financial condition and results of operations.
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We are developing new AI platform offerings and incorporating AI-technology into certain of our platform offerings, which may result in operational, financial and reputational harm and other adverse consequences to our business.
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Our business is subject to complex and evolving laws, regulations and industry standards, and unfavorable interpretations of, or changes in, or our actual and perceived failure to comply with these laws, regulations and industry standards could substantially harm our business and results of operations.
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We identified material weaknesses in our internal control over financial reporting in connection with the preparation and audit of our financial statements for the fiscal years ended January 31, 2024 and 2025, and we may identify additional material weaknesses in the future that may cause us to fail to meet our reporting obligations or result in material misstatements of our financial statements. If we fail to remediate existing material weaknesses, identify additional material weaknesses or fail to establish and maintain effective internal control over financial reporting, our ability to accurately and timely report our financial results could be adversely affected.
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As a result of the shutdown of the federal government, we intend to rely on Section 8(a) of the Securities Act to cause the registration statement of which this prospectus forms a part to become effective automatically. Our reliance on Section 8(a) could result in a number of adverse consequences, including the potential for a need for us to file a post-effective amendment and distribute an updated prospectus to investors, or a stop order being issued preventing use of the registration statement, and a corresponding substantial stock price decline, litigation, reputational harm and other negative results.

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After this offering, you will own single-vote-per-share Class A common stock while our co-founder, president and chief executive officer, Mr. Beck, and his affiliates will own shares of our ten-votes-per-share Class B common stock. Accordingly, Mr. Beck will control a significant portion of the voting power of our outstanding capital stock and your ability to influence or direct the outcome of key corporate actions and transactions, including a change in control, will be limited.
•
Our quarterly results might fluctuate and if we fail to meet the expectations of analysts or investors, our stock price and the value of your investment could decline substantially.

Our Risk Factors are not guarantees that no such conditions exist as of the date of this prospectus and should not be interpreted as an affirmative statement that such risks or conditions have not materialized, in whole or in part.

Channels for Disclosure of Information

Investors, the media and others should note that, following the effectiveness of the registration statement of which this prospectus forms a part, we intend to announce material information to the public through filings with the Securities and Exchange Commission (SEC), the investor relations page on our website, press releases, public conference calls and webcasts.

The information disclosed by the foregoing channels could be deemed to be material information. As such, we encourage investors, the media and others to follow the channels listed above and to review the information disclosed through such channels. However, information disclosed through these channels does not constitute part of this prospectus and is not incorporated by reference herein.

Any updates to the list of disclosure channels through which we will announce information will be posted on the investor relations page on our website.

Corporate Reorganization

We currently operate as Gloo Holdings, LLC, a Delaware limited liability company. For purposes of this offering, we formed Gloo Holdings, Inc., a Delaware corporation, which is the registrant in this offering. Immediately prior to the completion of this offering, we will complete a series of internal reorganization transactions pursuant to which, among other things, a Delaware limited liability company and wholly owned subsidiary of Gloo Holdings, Inc. will merge with and into Gloo Holdings, LLC, with Gloo Holdings, LLC as the surviving entity. As a result, Gloo Holdings, LLC will become a wholly owned subsidiary of Gloo Holdings, Inc., and the members of Gloo Holdings, LLC immediately prior to the consummation of the merger will become holders of shares of Class B common stock of Gloo Holdings, Inc. We refer to the reorganization transactions throughout this prospectus collectively as the “Corporate Reorganization.” For more information, see the section titled “Corporate Reorganization.”

Corporate Information

We were originally formed as Gloo Holdings, LLC, a Delaware limited liability company, in November 2013. Gloo Holdings, Inc., a Delaware corporation, was incorporated on May 9, 2025 as a wholly owned subsidiary of Gloo Holdings, LLC and, following the Corporate Reorganization that will be completed prior to the completion of this offering, Gloo Holdings, Inc. will become the parent company of Gloo Holdings, LLC and the holding company of all of our operations. Our principal executive offices are located at 831 Pearl Street, Boulder, Colorado 80302 and our telephone number is (303) 381-2645. Our website address is www.gloo.com. Information contained on, or that can be accessed through, our website or linked therein or otherwise connected thereto is not a part of, and is not incorporated into, this prospectus or the registration statement of which this prospectus forms a part. We have included our website address in this prospectus solely as an inactive textual reference.

We use Gloo, the Gloo logo and other marks as trademarks in the United States and other countries. This prospectus contains references to our trademarks and service marks and to those belonging to other entities. Solely for convenience, trademarks and trade names referred to in this prospectus, including logos, artwork and other visual displays, may appear without the ® or TM symbols, but such references are not intended to indicate in any way that we will not assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensor to these trademarks and trade names. We do not intend our use or display of other entities’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other entity.

Implications of Being an Emerging Growth Company and a Smaller Reporting Company

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, as amended (the JOBS Act). As such, we may take advantage of reduced disclosure and other requirements otherwise generally applicable to public companies, including, but not limited to:

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presentation of only two years of audited financial statements and related financial disclosure, in addition to any required unaudited interim financial statements, with correspondingly reduced disclosure in the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations”;
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exemption from the requirement to have our registered independent public accounting firm attest to management’s assessment of our internal control over financial reporting;
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exemption from compliance with the requirement of the Public Company Accounting Oversight Board (PCAOB) regarding the communication of critical audit matters in the auditor’s report on the financial statements;
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reduced disclosure about our executive compensation; and
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exemptions from the requirements to hold non‑binding advisory votes on executive compensation and on the frequency of such votes as well as stockholder approval of any golden parachute arrangements not previously approved.

We will remain an emerging growth company until the earliest to occur of: (1) the last day of the fiscal year in which we have at least $1.235 billion in annual revenue; (2) the date we qualify as a “large accelerated filer,” with at least $700.0 million of equity securities held by non-affiliates as of the last business day of our most recently completed second fiscal quarter; (3) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the prior three-year period; and (4) the last day of the fiscal year ending after the fifth anniversary of the completion of this offering.

As a result of this status, we have taken advantage of reduced disclosure requirements in this prospectus and may elect to take advantage of other reduced reporting requirements in our future filings with the SEC. In particular, in this prospectus, we have provided only two years of audited financial statements and only two years of related management’s discussion and analysis of financial condition and results of operations, and we have not included all of the executive compensation-related information that would be required if we were not an emerging growth company. In addition, the JOBS Act provides that an emerging growth company may take advantage of an extended transition period for complying with new or revised accounting standards, delaying the adoption of these accounting standards until they would apply to private companies unless it otherwise irrevocably elects not to avail itself of this exemption. We have elected to use this extended transition period for complying with new or revised accounting standards until we are no longer an emerging growth company or until we affirmatively and irrevocably opt out of the extended transition period. As a result, our consolidated financial statements may not be comparable to the financial statements of companies that comply with new or revised accounting pronouncements as of public company effective dates.

See the section titled “Risk Factors—Risks Related to Regulation and Taxation—We are an emerging growth company and a smaller reporting company, and any decision on our part to comply only with certain reduced reporting and disclosure requirements applicable to emerging growth companies and smaller reporting companies could make our Class A common stock less attractive to investors.”

We are also a “smaller reporting company” as defined in Rule 12b‑2 under the Securities Exchange Act of 1934, as amended (the Exchange Act). We will remain a smaller reporting company until the last day of the fiscal year in which the aggregate market value of our Class A common stock that is held by non‑affiliates is at least $250 million or the last day of the fiscal year in which we have at least $100 million in revenue and the aggregate market value of our Class A common stock that is held by non‑affiliates is at least $700 million (in each case, with respect to the aggregate market value of our Class A common stock held by non-affiliates, as measured as of the last business day of the second quarter of such fiscal year). If we are a smaller reporting company at the time we cease to be an emerging growth company, we may continue to rely on exemptions from certain disclosure requirements that are available to smaller reporting companies. Specifically, as a smaller reporting company we may choose to present only the two most recent fiscal years of audited financial statements in our Annual Report on Form 10‑K and, similar to emerging growth companies, smaller reporting companies have reduced disclosure obligations regarding executive compensation. See the section titled “Risk Factors—Risks Related to Regulation and Taxation—We are an emerging growth company and a smaller reporting company, and any decision on our part to comply only with certain reduced reporting and disclosure requirements applicable to emerging growth companies and smaller reporting companies could make our Class A common stock less attractive to investors.”

THE OFFERING

Class A common stock offered by us	9,100,000* shares.

Underwriters’ option to purchase additional shares from us	1,365,000* shares.

Class A common stock to be outstanding immediately after this offering	9,100,000 shares (or 10,465,000 shares if the underwriters exercise their option to purchase additional shares in full).

Class B common stock to be outstanding immediately after this offering	63,682,999 shares.

Total Class A common stock and Class B common stock to be outstanding immediately after this offering	72,782,999 shares (or 74,147,999 shares if the underwriters exercise their option to purchase additional shares in full).

Use of proceeds

We estimate that the net proceeds from the sale of shares of our Class A common stock in this offering will be approximately $87.8 million (or approximately $101.8 million if the underwriters exercise their option to purchase additional shares in full), based on the assumed initial public offering price of $11.00 per share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

The principal purposes of this offering are to increase our capitalization and financial flexibility, create a public market for our Class A common stock, facilitate future access to the public equity markets by us, our employees and our stockholders, and increase our visibility in the marketplace. We currently intend to use the net proceeds from this offering for general corporate purposes, including acquisitions and investments in businesses, products, services or technologies, working capital, operating expenses and capital expenditures. However, we do not have agreements or commitments for any such acquisitions or investments at this time. See the section titled “Use of Proceeds.”

Voting rights

Each share of our Class A common stock will be entitled to one vote per share and each share of our Class B common stock will be entitled to ten votes per share. Holders of our Class A common stock and Class B common stock will generally vote together as a single class, unless otherwise required by law or our certificate of incorporation. Immediately following the completion of this offering, Scott Beck, our co-founder, president and chief executive officer, will control 43.4% of the voting power of our outstanding capital stock. As a result, Mr. Beck will be able to significantly influence any action requiring the approval of our stockholders, including the election of our board of directors, the adoption of amendments to our certificate of incorporation and bylaws and the approval of any merger, consolidation, sale of all or substantially all of our assets, or other major corporate transaction. See the section titled “Description of Capital Stock.”

Directed share program

At our request, the underwriters have reserved up to 5% of the shares of Class A common stock offered by this prospectus for sale at the initial public offering price through a directed share program available to our directors, officers, employees and their friends and family members and other persons and parties who do business with us. The sales will be administered by Fidelity Brokerage Services LLC and Fidelity Capital Markets, a division of National Financial Services LLC (Fidelity). We do not know if these parties will choose to purchase all or any portion of these reserved shares, but any purchases they do make will reduce the number of shares available to the general public. Any reserved shares that are not so purchased will be offered by the underwriters to the general public on the same terms as the other shares of Class A common stock offered by this prospectus. See the section titled “Underwriting” for additional information.

Risk factors	See the section titled “Risk Factors” and other information included in this prospectus for a discussion of factors you should carefully consider before deciding to invest in our Class A common stock.

Proposed trading symbol	“GLOO”

* Does not include an additional 2,093,000 shares of Class A common stock that we have registered with the SEC, which may be issued and sold if the number of shares included in this offering is increased, including a corresponding increase in the underwriters’ option to purchase additional shares.

The total number of shares of Class A common stock and Class B common stock that will be outstanding immediately after this offering is based on 9,100,000 shares of our Class A common stock and 63,682,999 shares of our Class B common stock outstanding as of July 31, 2025, after giving effect to the Corporate Reorganization, including the Reverse Split (as defined below), and the Notes Conversion as if they had occurred on July 31, 2025, and reflects:

•
115,431,806 Series A preferred units that will be exchanged for 38,477,268 shares of our Class B common stock as part of the Corporate Reorganization, including 63,172 Series A preferred units that will be exchanged for 21,057 shares of our Class B common stock held by our consolidated subsidiaries;
•
24,651,074 common units that will be exchanged for 8,217,024 shares of our Class B common stock as part of the Corporate Reorganization;
•
7,490,000 Incentive Units that will be exchanged for 609,748 shares of our Class B common stock as part of the Corporate Reorganization, all of which will be restricted stock subject to time-based vesting conditions; and
•
16,378,959 shares of Class B common stock issuable upon the automatic conversion of our A&R Senior Secured Notes (as defined herein), which will occur concurrently upon the closing of this offering as detailed in the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Sources and Uses of Funds,” calculated based on an assumed initial public offering price of $11.00 per share, which is the midpoint of the price range set forth on the cover page of this prospectus, and accrued payment-in-kind interest through November 20, 2025 (the Notes Conversion).

For illustrative purposes only, the following table sets forth, at various initial public offering prices, the number of shares of our Class B common stock issuable in the Notes Conversion. The conversion price per share underlying the A&R Senior Secured Notes is the lesser of 80% of the initial public offering price per share and $30.00.

Assumed Initial Public Offering Price	Class B Common Stock Issuable
$9.00	20,018,739
$10.00	18,016,865
$11.00	16,378,959
$12.00	15,014,054
$13.00	13,859,127

The total number of shares of our Class A common stock and Class B common stock to be outstanding as of July 31, 2025, after giving effect to the Corporate Reorganization and the Notes Conversion as if they had occurred on July 31, 2025, excludes the following:

•
4,756,392 shares of our Class B common stock issuable upon the exercise of outstanding options under the Gloo Holdings, LLC Membership Unit Option Plan (the 2014 Plan), as of July 31, 2025, with a weighted-average exercise price of $13.83 per share, based on a three-for-one common unit-to-Class B common stock share exchange ratio as part of the Corporate Reorganization and which does not take into account the Option Repricing (as defined below);

•
199,999 shares of Class B common stock issuable upon the exercise of warrants outstanding as of July 31, 2025, with a weighted-average exercise price of $18.00 per share, based on a three-for-one warrant-to-Class B common stock share exchange ratio as part of the Corporate Reorganization;
•
13,357,842 shares of Class A common stock reserved for future issuance under the 2025 Plan, which will become effective on the business day immediately prior to the date of effectiveness of the registration statement of which this prospectus forms a part;
o
the shares reserved for future issuance under the 2025 Plan include 6,671,297 shares of Class A common stock (based on an assumed initial public offering price of $11.00 per share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus) issuable upon the exercise of stock options which we intend to grant in connection with this offering, including to holders of Incentive Units as well as certain other employees and non-employee directors;
•
500,000 shares of Class A common stock reserved for future issuance under our 2025 Employee Stock Purchase Plan (the ESPP), which will become effective on the business day immediately prior to the date of effectiveness of the registration statement of which this prospectus forms a part;
•
197,663 shares of Class B common stock issuable upon the exchange of 592,991 exchangeable shares of one of our wholly owned subsidiaries as of July 31, 2025, based on a three-for-one exchangeable share-to-Class B common stock share exchange ratio as part of the Corporate Reorganization; and
•
346,244 shares of Class A common stock that we expect to issue in connection with the closing of our pending acquisition of XRI Global.

In October 2025, our board of directors approved the repricing of certain stock options previously granted under the 2014 Plan to current executive officers, employees and directors which, in connection with this offering and the Corporate Reorganization will be assumed and converted into options to purchase shares of our Class B common stock on a three-for-one basis as part of the Corporate Reorganization (the Assumed Options), with corresponding adjustments to (i) the number of shares of Class B common stock underlying such Assumed Options, (ii) the per share exercise price of each such Assumed Option, and (iii) other adjustments as required under Section 409A of the Internal Revenue Code of 1986, as amended (the Code). All Assumed Options with per-share exercise prices above the initial price per share to the public in this offering which were “underwater”, meaning that the exercise price per share of these Assumed Options was greater than the current fair market value of our Class B common stock will be repriced effective on the date of the pricing of this offering (the Option Repricing) to reduce the exercise price per share of such underwater Assumed Options to the initial price per share to the public in this offering, the fair market value of our Class A common stock on the date of the Option Repricing.

The 2025 Plan and the ESPP each provide for annual automatic increases in the number of shares of our Class A common stock reserved thereunder, and the 2025 Plan also provides for increases to the number of shares of our Class A common stock that may be granted thereunder based on shares subject to options granted under the 2014 Plan that expire, are tendered to or withheld by us for payment of an exercise price or for satisfying tax withholding obligations, or are forfeited or are repurchased by us, as more fully described in the section titled “Executive Compensation—Employee Benefit and Stock Plans.”

Except as otherwise indicated, all information in this prospectus assumes or gives effect to the following:

•
the filing and effectiveness of our amended and restated certificate of incorporation and the adoption of our amended and restated bylaws, which will occur prior to the closing of this offering;
•
the completion of the Corporate Reorganization, including a three-for-one unit-to-stock exchange (the Reverse Split);
•
the completion of the Notes Conversion;
•
no exercise of outstanding options or warrants described above;
•
no purchase of shares of our Class A common stock in this offering, including pursuant to our directed share program, by our directors, executive officers or existing stockholders;
•
no exercise of the underwriters’ option to purchase additional shares; and
•
no issuance and sale of the additional 2,093,000 shares of our Class A common stock that we have registered with the SEC, which may be issued and sold if the number of shares included in this offering is increased, including a corresponding increase in the underwriters’ option to purchase additional shares.

SUMMARY CONSOLIDATED FINANCIAL AND OTHER DATA

The following tables set forth our summary consolidated financial and other data. The summary consolidated statements of operations data for the years ended January 31, 2024 and 2025 have been derived from our audited consolidated financial statements included elsewhere in this prospectus. The summary condensed statements of operations data for the six months ended July 31, 2024 and 2025, and the summary condensed consolidated balance sheet data as of July 31, 2025, are derived from our unaudited interim consolidated financial statements that are included elsewhere in this prospectus. The unaudited condensed consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements and, in the opinion of management, reflect all adjustments, consisting only of normal recurring adjustments, that are necessary for the fair statement of our unaudited interim consolidated financial statements. Our historical results are not necessarily indicative of the results that may be expected in the future.

You should read the following summary consolidated financial data in conjunction with the sections titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Capitalization” and “Unaudited Pro Forma Consolidated Financial Information,” as well as our consolidated financial statements and related notes included elsewhere in this prospectus. The summary consolidated financial data in this section are not intended to replace, and are qualified in their entirety by, the consolidated financial statements and related notes.

	Historical				Pro Forma(1)
	Years Ended January 31,		Six Months Ended July 31,		Year Ended	Six Months Ended
	2024	2025	2024	2025	January 31, 2025	July 31, 2025
	(in thousands, except unit/share data)
Consolidated Statements of Operations Data:
Revenue:
Platform revenue	$2,176	$22,873	$10,463	$17,241	$22,873	$17,241
Platform solutions revenue	13,325	330	121	11,234	10,324	15,219
Other revenue	5,788	13	13	—	13	—
Total revenue	21,289	23,216	10,597	28,475	33,210	32,460
Operating expenses:
Cost of revenue (exclusive of depreciation and amortization)(2)	6,471	19,749	9,394	20,968	27,855	24,709
Product development(2)	17,780	13,551	6,105	10,730	13,551	10,730
Sales and marketing(2)	23,560	22,619	10,824	15,823	23,043	15,952
General and administrative(2)	13,300	15,098	7,535	22,206	17,631	20,499
Depreciation and amortization	4,685	7,714	3,611	5,200	8,279	5,387
Impairment of goodwill	—	27,753	—	—	27,753	—
Total operating expenses	65,796	106,484	37,469	74,927	118,112	77,277
Operating loss	(44,507)	(83,268)	(26,872)	(46,452)	(84,902)	(44,817)
Other expense (income):
Interest expense	3,796	4,738	1,075	6,003	2,739	1,202
Other expense (income), net	(45)	(687)	(194)	(473)	(646)	(471)
Loss (gain) from change in fair value of financial instruments	—	(1,301)	(220)	11,436	10,453	9,505
Loss on extinguishment of debt	—	—	—	7,473	7,473	—
Total other expense (income), net	3,751	2,750	661	24,439	20,019	10,236
Net loss before income taxes	(48,258)	(86,018)	(27,533)	(70,891)	(104,921)	(55,053)
Income tax (expense) benefit	106	796	412	293	3,458	316
Income (loss) from equity method investments, net	(161)	(580)	(273)	(460)	(580)	(179)
Net loss	(48,313)	(85,802)	(27,394)	(71,058)	(102,043)	(54,916)
Less: net loss attributable to noncontrolling interests	—	(113)	—	(1,307)	(678)	(835)
Net loss attributable to common members/stockholders	$(48,313)	$(85,689)	$(27,394)	$(69,751)	$(101,365)	$(54,081)
Net loss per unit/share attributable to common members/stockholders, basic and diluted	$(3.37)	$(4.55)	$(1.64)	$(3.47)	$(1.74)	$(0.91)
Weighted average units/shares used in computing net loss per unit/share attributable to common members/stockholders	22,739,574	23,293,429	22,739,574	24,650,701	58,752,690	59,205,114

(1)
This column gives effect to (a) the acquisition of Midwestern on June 11, 2025 (the Midwestern Acquisition) as if it had occurred on February 1, 2024; (b) the Corporate Reorganization as if it had occurred on February 1, 2024; and (c) the Notes Conversion as if it had occurred on February 1, 2024, exclusive of additional principal and accrued interest (cash coupon and payment-in-kind) that would have accrued from the date of the most recent balance sheet through November 20, 2025 of $35.4 million, which, if reflected, would have converted into an additional 4,044,619 shares of Class B common stock. See the section titled “Unaudited Pro Forma Consolidated Financial Information.”

(2)
Equity-based compensation expense was allocated in cost of revenue and operating expenses as follows:

	Year Ended January 31,		Six Months Ended July 31,
	2024	2025	2024	2025
	(in thousands)
Cost of revenue (exclusive of depreciation and amortization)	$3	$23	$8	$18
Product development	328	1,056	198	1,080
Sales and marketing	66	551	260	394
General and administrative	1,471	2,157	2,381	1,783
Total equity-based compensation	$1,868	$3,787	$2,847	$3,275

	As of July 31, 2025
	Actual	Pro Forma(1)	Pro Forma, As Adjusted(2)(3)
	(in thousands)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$22,589	$22,589	$111,987
Working capital(4)	4,617	5,605	93,426
Total assets	185,797	188,252	275,172
Total liabilities	204,596	75,438	74,537
Mezzanine equity	363,446	3,383	3,383
Preferred stock	—	—	—
Common stock	—	—	—
Class A common stock	—	—	9
Class B common stock	—	59	59
Common member units	—	—	—
Additional paid-in capital	36,134	535,673	623,485
Equity attributable to noncontrolling interests	19,422	19,422	19,422
Total members’/stockholders’ equity (deficit)	(382,245)	109,431	197,252

(1)
This column gives effect to (a) the Corporate Reorganization as if it had occurred on July 31, 2025; and (b) the Notes Conversion as if it had occurred on July 31, 2025, exclusive of additional principal and accrued interest (cash coupon and payment-in-kind) that would have accrued from the date of the most recent balance sheet through November 20, 2025 of $35.4 million, which, if reflected, would have converted into an additional 4,044,619 shares of Class B common stock.
(2)
This column gives effect to (a) the pro forma adjustments set forth in footnote (1) above; and (b) the issuance and sale by us of 9,100,000 shares of Class A common stock in this offering at the assumed initial public offering price of $11.00 per share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.
(3)
Each $1.00 increase or decrease in the assumed initial public offering price of $11.00 per share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus, would increase or decrease the amount of our pro forma as adjusted cash and cash equivalents, working capital, total assets, and total stockholders’ equity by $8.5 million, assuming that the number of shares of Class A common stock offered, as set forth on the cover page of this prospectus, remains the same, after deducting estimated underwriting discounts and commissions payable by us. An increase or decrease of 1.0 million shares in the number of shares offered by us would increase or decrease, as applicable, the amount of our pro forma as adjusted cash and cash equivalents, working capital, total assets, and total stockholders’ equity by $10.2 million, assuming the assumed initial public offering price remains the same, and after deducting estimated underwriting discounts and commissions payable by us.
(4)
Working capital is defined as current assets less current liabilities.

Non-GAAP Financial Measure

In addition to our results and measures of performance determined in accordance with U.S. generally accepted accounting principles (U.S. GAAP), we also evaluate our operating performance using Adjusted EBITDA, a non-GAAP financial measure. We use this non-GAAP financial measure to evaluate our core operating performance, support planning and forecasting, and assess strategic opportunities. This non-GAAP financial measure is presented for supplemental informational purposes only, should not be considered a substitute for financial information presented in accordance with U.S. GAAP, and may be different from a similarly titled measure used by other companies. See the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Measure” for more information regarding our use of Adjusted EBITDA and a reconciliation of Adjusted EBITDA to net loss attributable to common members, the most directly comparable financial measure calculated in accordance with U.S. GAAP.

	Years Ended January 31,		Six Months Ended July 31,
	2024	2025	2024	2025
	(in thousands)
Net loss attributable to common members	$(48,313)	$(85,689)	$(27,394)	$(69,751)
Adjusted EBITDA	$(36,287)	$(43,375)	$(20,395)	$(36,249)

RISK FACTORS

Investing in our Class A common stock involves a high degree of risk. Before making an investment decision, you should consider carefully the risks and uncertainties described below, together with all of the other information in this prospectus, including the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes thereto included elsewhere in this prospectus. Our business, results of operations, financial condition or prospects could also be harmed by risks and uncertainties not currently known to us or that we currently do not believe are material. If any of the following risks occur, our business, results of operations, financial condition and prospects could be adversely affected. In that event, the market price of our Class A common stock could decline, and you could lose part or all of your investment. Our risk factors are not guarantees that no such conditions exist as of the date of this prospectus and should not be interpreted as an affirmative statement that such risks or conditions have not materialized, in whole or in part.

Risks Related to Our Business and Industry

We have limited operating history and experience with scaling our platform, which makes it difficult to evaluate our business and prospects and forecast our future results.

We have limited operating history and experience with scaling our platform, which makes it difficult to evaluate our business and prospects and forecast our future results. In fiscal 2023 we generated the majority of our revenue from the He Gets Us media campaign, and in fiscal 2024 we generated the majority of our revenue from sales of products and services through Outreach, which we acquired in January 2024. For the six months ended July 31, 2024, we generated the majority of our revenue from sales of products and services through Outreach, and for the six months ended July 31, 2025, one third of our revenue was generated from Outreach. Managing and expanding our operations is expensive and time-consuming, and our growth could be inhibited if we are unable to leverage our organization and resources effectively.

Our limited history and experience operating our current business may also negatively impact our ability to plan strategic acquisitions, investments and initiatives to further expand our business and platform offerings. In addition, existing and future operational and strategic initiatives may have long return-on-investment time-horizons. As a result, we will not be able to adequately assess the benefits of such acquisitions, investments and initiatives until we have already made substantial investments of time and capital, resulting in high opportunity costs. We are also devoting significant resources to bolstering our technology infrastructure, financial and accounting systems and controls, sales, marketing and engineering capabilities, and operations and support infrastructure, as well as to retain, manage and train employees in geographically dispersed locations to service new and existing customers. We may not successfully accomplish any of these objectives in a timely manner or at all.

We have encountered and will continue to encounter risks and uncertainties frequently experienced by growing companies with limited operating histories. If our assumptions regarding such risks and uncertainties, which we use to plan and operate our business, are incorrect or change, or if we do not address these risks successfully, our results of operations could differ materially from our and our investors’ expectations and any longer-term benefits to our investors may not materialize within the timeframe we expect or at all, which could harm our business, results of operations, financial condition and prospects.

Our recent growth may not be sustainable or indicative of future performance.

Our recent growth has placed and is expected to continue to place significant demands on our management, financial, operational, technological and other resources. The continued growth and expansion of our business depends on a number of factors, including our ability to:

•
maintain and grow our platform offerings and user engagement;
•
manage increasingly complex business operations;

•
acquire and invest in additional NCPs;
•
sell and renew subscriptions to our platform offerings;
•
increase the number of customers on our platform, including converting free users to customers;
•
increase the number and volume of transactions on our marketplace;
•
expand our sales and marketing organization to drive our sales pipeline;
•
expand our business;
•
increase awareness of our brands;
•
continue to innovate and introduce new platform offerings;
•
maintain operational and financial systems that can support our expected growth;
•
continue to increase operational and financial systems automation to reduce reliance on manual operations; and
•
maintain and improve our technology infrastructure.

The growth and expansion of our business will require significant additional resources, financial and otherwise, to meet our needs, which may not be available in a cost-effective manner or at all. Our investments may not result in the growth of our business. Even if our investments do result in the growth of our business, if we do not effectively manage our growth, we may not be able to successfully execute on our business plan, respond to competitive pressures, take advantage of market opportunities, maintain the quality of our platform or satisfy customer expectations, any of which could adversely affect our business, results of operations, financial condition and prospects. You should not rely on our historical rate of growth as an indication of our future performance or the rate of growth we may experience going forward or with respect to any new offerings we may introduce.

We have a history of net losses and may not achieve profitability in the future.

We have incurred net losses since our inception, and we may not be able to achieve or maintain profitability in the future. Our expenses will likely increase in the future as we expect to invest significant additional funds to develop and expand our platform, increase our sales and marketing efforts and operate as a public company, and we may not be able to increase our revenue enough to offset our increased operating expenses. Our efforts to grow our business may be more costly than we expect and may not result in increased revenue or growth in our business. We may make significant capital investments and incur recurring or new costs, and our investments may not generate sufficient returns. We may also be required to raise additional capital, which may not be available to us on favorable terms or at all. Any failure to increase our revenue sufficiently to keep pace with our investments and other expenses could prevent us from achieving or maintaining profitability or positive cash flow on a consistent basis or at all.

If we are unable to successfully address these risks and challenges as we encounter them, our business, results of operations, financial condition and prospects could be adversely affected. We may also incur significant losses in the future for a number of reasons, including the other risks described in this prospectus, and unforeseen expenses, difficulties, complications or delays, and other unknown events. We cannot assure you that we will ever achieve or sustain profitability and may continue to incur significant losses going forward. Any failure by us to achieve or sustain profitability on a consistent basis could have a material adverse effect on our business, financial condition and results of operations and cause the market price of our Class A common stock to decline.

There is no assurance that we will be able to continue as a going concern without achieving profitable operations or raising additional capital through potential equity or debt financing transactions, which we may not be able to obtain on favorable terms or at all.

As of July 31, 2025, we held cash and cash equivalents of $22.6 million and had an accumulated deficit of $438.1 million. Additionally, since our inception, we have generated significant operating losses and we incurred net losses of $85.8 million and $71.1 million, and used $46.1 million and $44.2 million of cash in operating activities for the year ended January 31, 2025 and the six months ended July 31, 2025, respectively. Our management assessed our current financial condition, characterized by recurring operating losses, negative cash flows, limited liquid resources and dependence on external financing, as well as the funds required to execute our business plan over the evaluation period. Based on these factors, our management has concluded there is substantial doubt about our ability to continue as a going concern for at least 12 months from the date the financial statements are available to be issued. Because it is not possible at this time to predict the outcome of future equity placements or additional borrowings, substantial doubt remains regarding our ability to continue as a going concern during the following year.

Our ability to continue as a going concern will be dependent on ultimately achieving profitable operations or raising additional capital through potential equity or debt financing transactions or both. Additionally, our plans include, but are not limited to, generating revenue through subscriptions of our expanding technology and AI offerings, increased marketplace offerings and growing advertising services, as well as seeking external sources of liquidity. If adequate funds are not available, we may be required to delay or modify our business plans, potentially including the timing of planned capital expenditures, development and other activities, all of which, individually or in the aggregate, could have material negative consequences to us and our results of operations and business relationships. Additionally, the sale of additional equity may dilute existing stockholders and newly issued shares may contain senior rights and preferences compared to currently outstanding shares of our common stock. Issued debt securities may contain covenants and limit our ability to pay dividends or make other distributions to stockholders.

If we fail to acquire new customers or the faith and flourishing ecosystem does not develop as we anticipate, our sales will not grow as quickly as expected, or at all, and our business, financial condition and results of operations will be harmed.

We believe the market for our platform is substantial. However, it is uncertain to what extent or how widespread market acceptance of our platform will be or how long such acceptance, if achieved, may be sustained. Many NCPs and CFLs have not traditionally used integrated and comprehensive platforms like ours for their specific needs. We cannot be certain that the market for our offerings will continue to develop and grow or that NCPs and CFLs will elect to use our platform over alternatives. Potential customers that have already invested substantial resources in alternatives to our platform might be reluctant to switch to our platform. If the demand for and market acceptance of our platform offerings do not increase, we might not be able to effectively grow our business.

If our existing customers and potential customers do not perceive our offerings to be beneficial, or choose not to adopt them as a result of concerns regarding privacy, cybersecurity, accessibility or other reasons, or as a result of negative incidents or experiences they encounter through our platform, or instead opt to use alternatives to our platform, then the market for the platform may not continue to grow, may grow slower than we expect or may not achieve the growth potential we expect, any of which could materially adversely affect our business, financial condition, results of operations and prospects.

If we fail to retain our customers, or our customers do not renew or extend their subscriptions or other contracts, or renew or extend on less favorable terms, our revenue may decline or grow less quickly than anticipated, which would harm our business, financial condition and results of operations.

In order to continue to grow our business, it is important that our customers renew or extend their subscriptions or other contracts with us and that we expand our relationships with our existing customers. Most of our customers have no obligation to renew their subscriptions or extend their contracts with us, and they may decide not to do so at the same prices and on the same terms or at all. Additionally, some of our customers may terminate their relationship with us for convenience. It is difficult to accurately predict whether we will have future success in retaining customers or expanding our relationships with them. We have experienced growth in the number of customers, but we do not know whether we will continue to achieve similar growth or achieve any growth at all. Our ability to retain customers and expand our offerings with them may decline or fluctuate as a result of a number of factors, including customers’ satisfaction with our offerings, the quality and timeliness of our customer support services, our prices, the prices and features of competing solutions, reductions in customers’ spending levels and our release of future offerings. If customers do not renew their existing subscriptions or extend their contracts with us, renew or extend on less favorable terms, or fail to expand their engagement with us, our revenue may decline or grow less quickly than anticipated, which would harm our business, financial condition and results of operations.

A decrease in charitable donations or other external funding of our customers and potential customers may result in reduced demand for our platform offerings, which could adversely affect our business, results of operations, financial condition and prospects.

Our current and potential customers include churches, ministries, foundations, nonprofit organizations and other members of the faith and flourishing ecosystem that fully or partially rely on charitable donations, grants, government aid and philanthropic contributions to fund their operations, including to pay for offerings like ours. Consequently, a significant portion of our revenue indirectly depends on the availability of such external funding. We have limited ability to influence the fundraising efforts and external funding decisions that impact our customers and potential customers, and any reduction in their ability to secure necessary funding for their operations exposes us to fluctuations in demand for our platform offerings, which could adversely affect our business, financial condition and results of operations. For example, the frequency and amounts of charitable donations may decrease from time to time as a result of deteriorating general economic conditions, changes to applicable tax laws, a sustained or significant decline in religious affiliation or participation in the faith and flourishing ecosystem, shifts in philanthropic priorities and other factors that limit available financial resources.

Failure to effectively develop and expand our sales and marketing capabilities, including reliance on product-led sales efforts, could harm our ability to increase our customer base and achieve broader market acceptance and utilization of our platform.

Our ability to increase our customer base and achieve broader market acceptance of our platform will depend significantly on our ability to expand our sales and marketing organizations and deploy our resources efficiently. An important component of our growth strategy is to increase the cross-selling of our platform and services to current and future customers. However, if we are not successful in doing so, or our existing and potential customers find our additional solutions and services unnecessary or unattractive, we may not be able to increase our customer base.

In addition to expanding our direct sales force, we rely on product-led sales efforts to drive growth, where our platform is designed to attract users through self-service and organic adoption. While this strategy can reduce reliance on traditional sales methods, it poses unique challenges. Product-led efforts may have limited success if our platform does not gain sufficient visibility or resonate with prospective users, or fails to create compelling pathways for conversion into paying customers. Furthermore, product-led growth requires significant investment in continuous innovation and optimization of our platform to maintain its attractiveness and utility, which may not always yield the desired results.

We have invested, and plan to continue to invest, significant resources in expanding our sales initiatives as well as our sales force focused on identifying new strategic partners. However, we may not achieve anticipated revenue growth from expanding our sales force if we are unable to hire, develop, integrate and retain talented and effective sales personnel, or if our new and existing sales personnel are unable to achieve desired productivity levels in a reasonable period of time.

We also dedicate significant resources to sales and marketing programs. The effectiveness and cost of our online advertising has varied over time and may vary in the future due to competition for key search terms, changes in search engine use and changes in the search algorithms and rules used by major search engines. These efforts will require us to invest significant financial and other resources. Our business, financial condition and results of operations will be harmed if our sales and marketing efforts, including our reliance on product-led sales strategies, do not generate significant increases in revenue.

We are subject to certain risks as a mission-driven company.

Our mission and company values are a significant part of our business strategy and who we are as a company. We believe that customers and users value our commitment to our mission. However, because we hold ourselves to such high standards, and because we believe our customers and users have high expectations of us, we may be more severely affected by negative reports or publicity if we fail, or are perceived to have failed, to live up to our mission. As a result, our brand and reputation may be negatively affected by actions we take that are viewed as contrary to that mission. In certain situations, the damage to our reputation may be greater than to other companies that do not share similar values with us, and it may take us longer to recover from such an incident and gain back the trust of our existing and potential customers. We may make decisions regarding our business and platform offerings in accordance with our mission and values that may reduce our short- or medium-term results of operations if we believe those decisions are consistent with our mission and will improve the aggregate customer and user experience. Although we expect that our commitment to our mission will, accordingly, improve our financial performance over the long term, these decisions may not be consistent with the expectations of investors and any longer-term benefits may not materialize within the time frame we expect or at all, which could harm our business, results of operations, financial condition and prospects.

We depend on Mr. Beck and our senior management team to operate our business, and the loss of one or more of them could adversely affect our business.

We depend on the continued services and performance of our co-founder, president and chief executive officer, Mr. Beck, as well as other members of our senior management team. Mr. Beck has been responsible for setting our strategic vision since our inception, and should he or other members of our senior management team discontinue serving us due to death, disability or any other reason, we may be significantly disadvantaged as it could disrupt our operations, create uncertainty among investors, adversely impact employee retention and morale, and otherwise harm our business. Their departure or the departure of other key contributors to our technology and other development efforts could adversely affect the continued growth of our business and negatively impact our financial condition and results of operations. We may have difficulty finding, or be unable to find, qualified successors to any such persons should they depart.

The failure to attract and retain additional qualified personnel could harm our business and prevent us from executing our business strategy.

We believe our success has depended, and continues to depend, on the efforts and talents of our executives and employees. Our future success depends on our continuing ability to retain, develop, motivate and attract highly qualified and skilled employees. Qualified individuals are in high demand, and we may incur significant costs to retain and attract them. If any new hires that we make fail to work together effectively and execute our plans and strategies on a timely basis, then our business and future growth prospects could be harmed. In addition, we issue equity awards to certain of our employees as part of our hiring and retention efforts, and job candidates and existing employees often consider the value of the equity awards they receive in connection with their employment. If the perceived value of our equity awards declines, including as a result of volatility or declines in the market price of our Class A common stock or changes in perception about our future prospects (including as valuations of companies comparable to us decline due to overall market trends, inflation and related market effects or otherwise), it may adversely affect our ability to recruit and retain highly qualified employees. In addition, we may periodically change our equity compensation practices, which may include reducing the number of employees eligible for equity awards, reducing the size or value of equity awards granted per employee or undertaking other efforts that may prove to be an unsuccessful retention mechanism. If we are unable to attract, integrate or retain the qualified and highly skilled personnel required to fulfill our current or future needs, our business and prospects could be harmed.

If we do not continue to innovate and further develop our platform offerings, if our platform developments do not perform as anticipated or if we are not able to keep pace with technological developments, we may not remain competitive, and our business, results of operations, financial condition and prospects could be adversely affected.

We have made substantial investments in our technologies to capitalize on new and unproven business opportunities. Our future performance is dependent on continued investments in technology and our ability to innovate, enhance and introduce compelling new platform offerings for our customers and potential customers. We intend to make continued investments in these areas through hiring of highly qualified employees and ongoing technology transformation. We plan to further invest in AI-powered capabilities and leverage our unique dataset to further improve our platform offerings. If competitors introduce new offerings embodying new technologies, or if new industry standards and practices emerge, our existing technology may become obsolete. Our future success could depend on our ability to respond to technological advances and emerging industry standards and practices in a cost-effective and timely manner. These initiatives also have a high degree of risk, as they involve unproven business strategies and technologies with which we have limited development or operating experience. The success of enhancements to existing offerings and introductions of new offerings depends on several factors, including timely completion, market introduction and market acceptance. Further, our development efforts with respect to new technologies could distract management from current operations and divert capital and other resources from other initiatives, and may not result in long-term revenue growth.

If we fail to develop, maintain and enhance our brand and reputation cost-effectively, our business, financial condition and results of operations could be adversely affected.

We believe that the brand identity, reputation and awareness of Gloo and Gloo Capital Partners is critical to our sales and marketing efforts and continued business growth. In the faith and flourishing ecosystem, our reputation and the quality of our brand are uniquely important to our business, and the faith and flourishing ecosystem is particularly susceptible to scrutiny and criticism. We also believe that maintaining and enhancing these brands are critical to maintaining and expanding our customer base. Any unfavorable publicity about our company or our management, including about the quality, stability and reliability of our platform, changes to our platform, our privacy and cybersecurity practices, litigation, employee relations, regulatory enforcement and other actions involving us, as well as the perception of us and our platform by our customers and users, even if inaccurate, could cause a loss of confidence in us and adversely affect our brand.

Additionally, widespread use of social media platforms and other forms of internet-based communication provide individuals with access to a broad audience of consumers and other interested persons. Many social media platforms immediately publish the content their users post, often without filters or checks on the accuracy of the content. Adverse or inaccurate information concerning us may be posted on such platforms at any time, and such posts can be amplified quickly, potentially harming our reputation, performance, prospects or business.

We also rely on the reputation of third parties affiliated with us, such as partners across the faith and flourishing ecosystem, to reflect positively on our business. Unfavorable media coverage or public controversy involving these affiliated third parties, even if we are not directly involved, may be perceived by our users and customers as reflecting poorly on us or our values. Although our acceptable use policy incorporated into our terms of service provides for express limitations on how our customers can use our platform and we reserve our right to remove content that violates our acceptable use policy, it may not always be possible to remove such content prior to it receiving unfavorable attention or publicity. Any such harm to our brand and reputation could diminish trust among our customers and users, negatively impact demand for our platform and adversely affect our business. Negative publicity involving us or affiliated third parties could also have an adverse effect on the size and engagement of our customer base and could result in decreased revenue, which could have an adverse effect on our business, financial condition and results of operations.

The markets in which we participate are competitive, and if we do not compete effectively, our business, financial condition and results of operations could be harmed.

Our platform operates across a broad and highly fragmented market. We believe our competition primarily falls into five categories:

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Faith-tech and general market point solutions, including providers of church management systems, communications tools and engagement platforms such as Subsplash, Ministry Brands, Planning Center and Mailchimp that compete with the Gloo Workspace communications and insights products;
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Proprietary and custom systems, including larger ministries that build internal technology stacks that compete with our Gloo360 solutions;
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Traditional advertising networks, including large media and marketing platforms that offer reach and audience access such as Meta and Google that compete with the Gloo Media Network;
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Technology development solutions, including providers that compete with the platform solutions offered by our Gloo Capital Partners, Midwestern and Servant.io; and
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Specialized and general e-commerce marketplaces, including providers of physical and digital products sold to CFLs for their operations, such as Amazon and Concordia Supply that compete with Outreach and our other e-commerce marketplaces.

Our competitors may have greater resources, broader brand recognition, deeper relationships with customers or more experience with certain technologies. If we fail to differentiate our offerings, maintain or grow our relationship with key ministry leaders and churches, or effectively adapt to evolving technology and customer preferences, we may fail to achieve widespread adoption of our platform and our business, financial condition and results of operations could be harmed.

We have been and may in the future become subject to claims, lawsuits, investigations, litigation and other proceedings that may harm our business, financial condition and results of operations.

We have from time to time been subject to claims, disputes, regulatory investigations or legal proceedings. We may in the future be subject to claims, disputes, regulatory investigations, class action, whistleblower and other litigation, and other proceedings, including those relating to intellectual property, privacy, commercial, recordings, AI-technologies, product liability, employment or the use of cookies, pixels or other tracking technology. The number and significance of any claim, dispute, investigation, litigation or other proceeding may increase as our business expands. Any such actual or threatened matter, even if unfounded, can be time-consuming, divert management’s attention and resources, cause us to incur significant expenses or liability or require us to change our business practices. In addition, the amount and timing of expenses that we may need to incur in response to any of the foregoing matters from period to period are difficult to estimate, subject to change and may harm our financial condition and results of operations. Because of the potential risks, expenses and uncertainties of any claim, dispute, regulatory investigation, litigation or other proceeding, we may choose to settle these matters even where we have meritorious claims or defenses. Any of the foregoing matters may harm our business, financial condition and results of operations.

We may require additional capital to support the growth of our business, and this capital might not be available on favorable terms or at all.

Operating and growing our business have consumed substantial amounts of cash since inception and we intend to continue to make significant investments to support our business growth, acquire or invest in complementary businesses and technologies, respond to business challenges or opportunities, develop new offerings and enhance our existing platform and technology infrastructure. Our future capital requirements may be significantly different from our current estimates and will depend on many factors, including the need to finance unanticipated working capital requirements, develop or enhance our technological infrastructure and our existing offerings and manage costs associated with adverse market conditions or other macroeconomic factors. We may be presented with opportunities that we want to pursue, and unforeseen challenges may present themselves, any of which could cause us to require additional capital. If, in the future, we aim to rely on funds raised through equity or debt financing, those funds may prove to be unavailable, may only be available on terms that are not acceptable to us or may result in significant dilution to our stockholders or higher levels of leverage, which will expose our business to additional risks. Any debt financing secured by us in the future could involve additional restrictive covenants relating to our capital-raising activities and other financial and operational matters, which may make it more difficult for us to obtain additional capital and to pursue business opportunities, including potential acquisitions. If we are unable to obtain adequate financing or financing on terms satisfactory to us, it could have a material adverse effect on our business, financial condition and results of operations.

We are subject to payment-related risks and may incur significant losses from fraud.

We accept payments using a variety of methods, including credit card, debit card, and other third-party payment vendors, which subjects us to certain regulations and the risk of fraud, and we may in the future offer new payment options to customers that would be subject to additional regulations and risks. We pay interchange and other fees in connection with credit card payments, which may increase over time and adversely affect our operating results. While we use a third party to process payments, we are subject to payment card association operating rules and certification requirements, including the Payment Card Industry Data Security Standard and rules governing electronic funds transfers. If we fail to comply with applicable rules and regulations, we may be subject to fines or higher transaction fees and may lose our ability to accept online payments or other payment card transactions. In addition, we may become liable for fraudulent transactions and our failure to adequately prevent fraudulent transactions could damage our reputation, result in litigation or regulatory action and lead to expenses that could substantially impact our operating results. If any of these events were to occur, our business, financial condition and results of operations could be adversely affected.

Dependence on third-party banking relationships and regulatory compliance risks that relate to our efforts to enhance philanthropic outreach could adversely affect our business.

We intend to offer Gloo Impact, which is a product in beta that we are designing to enhance philanthropic outreach and charitable contributions by visualizing real time impact through AI generated data dashboards, escrow-like fund management and capital deployment based on verified milestones of ministry outcome. The Gloo Impact product will depend on integrations with third-party banking and financial institutions to facilitate milestone-based payments. Any disruption, termination or adverse change in these banking relationships could materially impact our ability to facilitate payments. The platform’s functionality and reliability will be directly tied to the services provided by these banking partners, and interruptions or failures in their systems could delay or prevent payments, eroding user trust and damaging our reputation. Additionally, changes in financial regulations or increased scrutiny on payment and grant-making activities could impose significant compliance costs or operational burdens. The platform will also be exposed to risks of fraud, cybersecurity breaches and unauthorized transactions, which could result in financial losses and harm our reputation. Furthermore, a lack of diversification among banking providers heightens the impact of disruptions or adverse terms imposed by any single partner.

Engagement by users on our platform and our ability to monetize our platform depend upon effective operation within and compatibility with operating systems, networks, devices, web browsers and standards, including mobile operating systems, networks and standards that we do not control.

We make our platform available across a variety of operating systems and through websites. We are dependent on the compatibility of our platform with popular devices, desktop and mobile operating systems, and web browsers that we do not control, such as Android and iOS. Any changes in such systems, devices or web browsers that degrade the functionality of our platform or give preferential treatment to competitive content could adversely affect usage of our platform.

We rely primarily on third-party insurance policies to insure our operations-related risks. If our insurance coverage is insufficient for the needs of our business or our insurance providers are unable to meet their obligations, we may not be able to mitigate the risks facing our business, which could adversely affect our business, financial condition, results of operations and prospects.

We procure third-party insurance policies to cover various operations-related risks, including employment practices liability, workers’ compensation, business interruptions, errors and omissions, cybersecurity and data breaches, crime, directors’ and officers’ liability, and general business liabilities. For certain types of operations-related risks or future risks related to our new and evolving offerings, we are not able to, or may not be able to, acquire insurance. In addition, we may not obtain enough insurance to adequately mitigate such operations-related risks or risks related to our new and evolving offerings, and we may have to pay high premiums, co-insurance, self-insured retentions or deductibles for the coverage we do obtain. We rely on a limited number of insurance providers, and should such providers discontinue or increase the cost of coverage, we cannot guarantee that we would be able to secure replacement coverage on reasonable terms or at all. If our insurance carriers change the terms of our policies in a manner not favorable to us, our insurance costs could increase. Further, if the insurance coverage we maintain is not adequate to cover losses that occur, or if we are required to purchase additional insurance for other aspects of our business, we could be liable for significant additional costs. Additionally, if any of our insurance providers becomes insolvent, it would be unable to pay any operations-related claims that we make.

If the amount of one or more operations-related claims were to exceed our applicable aggregate coverage limits, we would bear the excess, in addition to amounts already incurred in connection with deductibles, self- insured retentions, co-insurance, or otherwise paid by our insurance policy. Insurance providers have raised premiums and deductibles for many businesses and may do so in the future. As a result, our insurance costs and claims expense could increase, or we may decide to raise our deductibles or self-insured retentions when our policies are renewed or replaced. The foregoing factors could adversely affect our business, financial condition, results of operations and prospects.

We are also subject to certain contractual requirements to obtain insurance. For example, some of our agreements with partners require that we procure certain types of insurance, and if we are unable to obtain and maintain such insurance, we may be in violation of the terms of these agreements. In addition, we are subject to local laws, rules, and regulations relating to insurance coverage which could result in proceedings or actions against us by governmental entities or others. Any failure or perceived failure by us to comply with existing or future local laws, rules and regulations, or contractual obligations relating to insurance coverage could result in proceedings or actions against us by governmental entities or others. Additionally, anticipated or future local laws, rules, and regulations relating to insurance coverage, could require additional fees and costs. Compliance with these rules and any related lawsuits, proceedings, or actions may subject us to significant penalties and negative publicity, require us to increase our insurance coverage, require us to amend our insurance policy disclosure, increase our costs, and disrupt our business.

We are subject to risks related to the banking ecosystem, including through our bank partnership, FDIC regulations and policies, and other regulatory obligations, which could adversely affect our liquidity and financial performance.

Volatility in the banking and financial services sectors, including bank failures, may impact our bank partnership and negatively impact our business. For example, we maintain domestic cash deposits in Federal Deposit Insurance Corporation (FDIC) insured banks that exceed the FDIC insurance limits and we intend to offer access to FDIC-insured deposit products through our partnership with our bank partner, which is a member of the FDIC. Bank failures, events involving limited liquidity, defaults, non-performance or other adverse developments that affect financial institutions, or concerns or rumors about such events, may lead to liquidity constraints. The failure of a bank, or other adverse conditions in the financial or credit markets impacting financial institutions at which we maintain balances, could adversely impact our liquidity and financial performance. There can be no assurance that our deposits in excess of the FDIC or other comparable insurance limits will be backstopped by the U.S. or applicable foreign government, or that any bank or financial institution with which we do business will be able to obtain needed liquidity from other banks, government institutions or by acquisition in the event of a failure or liquidity crisis.

Additionally, through contractual obligations to our bank partner in connection with these programs, we are subject to risk management standards for third-party relationships in accordance with federal bank regulatory guidance and examinations by our bank partner’s federal banking regulator. Should we or our bank partner be unable to satisfy these standards, we may have to discontinue certain products or third-party relationships, and our business, financial condition and results of operations may be adversely affected.

Risks Related to Our Acquisitions and Investments

Revenues and profits generated through our acquisitions and investments may be less than anticipated, and we may fail to uncover all acquired liabilities that could result in unanticipated costs, losses, declines in profits and potential impairment charges, and for which we may not be indemnified in full.

In fiscal 2023 and fiscal 2024, we acquired or invested in, among others, Midwestern, Outreach and Visitor Reach. For additional details about those acquisitions and investments, see Notes 4 and 5 to our audited consolidated financial statements included elsewhere in this prospectus. During the six months ended July 31, 2025, we acquired or invested in Barna, Carey Nieuwhof Communications, Servant and Masterworks, and obtained control of Midwestern, thereby consolidating Midwestern. For additional details, see Notes 4 and 5 to our unaudited consolidated financial statements as of and for the six months ended July 31, 2025 included elsewhere in this prospectus. We expect to continue to pursue strategic acquisitions and investments intended to enhance and grow our platform and business. In evaluating and determining the purchase price for a prospective acquisition or investment, we estimate future revenues and profits based largely on historical financial performance and expected future contribution value to our platform. Following a transaction, the business we acquired or invested in may not perform as we expected and the anticipated benefits of the transaction, including our revenue or return on investment assumptions, may not be fully realized or at all. For example, for fiscal 2024, primarily because of delays in executing on strategic initiatives related to our Outreach acquisition consummated during fiscal 2023, we recorded a $27.8 million impairment charge to goodwill. For additional details about the impairment charge recorded to goodwill, see Note 11 to our audited consolidated financial statements included elsewhere in this prospectus.

We perform a due diligence review of each of our acquisition and investment targets. This due diligence review, however, may not adequately uncover all of the contingent or undisclosed liabilities we may incur as a consequence of the proposed acquisition, exposing us to potentially significant, unanticipated costs, as well as potential impairment charges. Although a seller generally will have indemnification obligations to us under an acquisition or merger agreement, these obligations usually will be subject to financial limitations, such as general deductibles and maximum recovery amounts, as well as time limitations and risks related to collection. We cannot assure you that our right to indemnification from any seller will be enforceable, collectible or sufficient in amount, scope or duration to fully offset the amount of any undiscovered or underestimated liabilities that we may incur. Any such liabilities, individually or in the aggregate, could have a material adverse effect on our business, financial condition and results of operations. In addition, our insurance does not cover all of our potential losses, and we are subject to various self-insured retentions and deductibles under our insurance. Although we believe we have sufficient reserves for contingencies, a judgment may be rendered against us in cases in which we could be uninsured or which exceed the amounts that we currently have reserved or anticipate incurring for such matters.

If we are unable to identify attractive acquisition or investment targets, acquire or invest in them at attractive prices or successfully integrate their operations or otherwise realize their anticipated benefits, we may be unsuccessful in growing our business.

A significant portion of our growth has been driven by our acquisitions of and investments in complementary businesses and technologies that grow our platform offerings, expand our reach and strengthen valuable relationships. However, there can be no assurance that we will find attractive acquisition or investment targets in the future, that we will acquire or invest in them at attractive prices, that we will succeed at effectively managing integration into our existing operations or that such acquisitions or investments will be well received by our current and potential customers or our investors. We could also encounter higher-than-expected earn-out payments, unforeseen transaction- and integration-related costs or delays or other circumstances such as disputes with or the loss of key or other personnel from acquired businesses, challenges or delays in integrating systems or technology of acquired businesses, a deterioration in our key relationships, harm to our reputation with customers, interruptions in our business activities or unforeseen or higher-than-expected inherited liabilities. Many of these potential circumstances are outside of our control and any of them could result in increased costs, decreased revenue, decreased synergies or the diversion of management time and attention.

In order for us to continue to grow our business through acquisitions and investments we will need to identify appropriate opportunities and acquire them at attractive prices. We may choose to pay cash, incur debt or issue equity securities to pay for any such acquisition. The incurrence of indebtedness would result in increased fixed obligations and could also include covenants or other restrictions that would impede our ability to manage our operations. The sale of equity to finance any such acquisition, or the issuance of equity to pay purchase consideration, would result in dilution to our stockholders.

Sellers in our acquisition of Visitor Reach and investment in Midwestern have repurchase rights during specified periods, and any exercise of such rights could adversely affect our business, financial condition and results of operations. The existence of the repurchase rights may increase the likelihood of impairment charge, complicate the overall integration process and decrease the benefits potentially realizable from investment synergies.

In connection with our acquisition of Visitor Reach and investment in Midwestern, we granted the counterparties contractual rights to repurchase a portion of the business interests that we acquired, subject to certain conditions and over specified periods. If any such repurchase rights are exercised, we may be required to unwind part or all of a completed acquisition or divest all or a portion of a completed investment, on terms that may not be favorable to us, which could result in the loss of strategic or core assets or future revenue streams. The exercise of these repurchase rights may also require us to deconsolidate such entities from our consolidated financial statements, which would adversely affect our financial condition, results of operations and prospects. For example, if all repurchase rights outstanding as of January 31, 2025 were exercisable as of such date and were exercised on such date, we would be required to deconsolidate $0.2 million, or 0.8%, of our fiscal 2024 revenue and $0.1 million, or an immaterial percent, of our fiscal 2024 net loss. If all repurchase rights outstanding as of July 31, 2025 were exercisable as of such date and were exercised on such date, we would be required to deconsolidate $3.6 million, or 12.7%, of our revenue and $0.9 million, or 1.2%, of our net loss for the six months ended July 31, 2025.

The exercise of repurchase rights may also lead to other financial and operational disruption and require us to restructure our operations or write down previously recognized goodwill or intangible assets. Moreover, the existence of repurchase rights may affect our ability to integrate acquired businesses and reduce the certainty of long-term ownership, which could adversely affect our ability to realize the benefits of these acquisitions and investments. Such repurchase rights increase the consideration paid for acquisitions, which then may also increase the likelihood that we take impairment charges subsequent to the closing of acquisitions or investments, for example, as occurred subsequent to our acquisition of Outreach.

Sellers in certain of our prior investments have the right to require Mr. Beck and certain of his affiliates to purchase the Gloo shares received in such transaction at a given price during specified periods. If such rights are exercised and Mr. Beck chooses to sell a substantial number of the shares of Class A common stock owned by him or his affiliates to obtain funding for such purchases, the market price of our Class A common stock could decline.

In connection with certain of our prior investments, Mr. Beck has granted sellers the right to require him and certain of his affiliates, who collectively own a significant number of our outstanding shares of common stock, to purchase the Gloo shares received in the transaction at a given price during specified periods. If any such rights are exercised, Mr. Beck and his affiliates may choose to liquidate a substantial number of our shares of Class A common stock to finance the purchase price. Any substantial sale of shares by Mr. Beck or his affiliates could cause the market price of our Class A common stock to decline.

We may be required to acquire full ownership of Barna Holdings LLC under unfavorable terms upon the termination of an executive officer of such third-party company, which could materially adversely affect our financial condition and operating results.

In February 2025, we acquired a 49% equity interest in Barna Holdings LLC. Under the organizational documents of Barna Holdings LLC and an employment agreement with one of its executives, if such executive is terminated under certain conditions and circumstances, we may be obligated to acquire the remaining ownership interest in Barna Holdings LLC at fair market value as determined by an independent qualified appraiser. Such acquisition may occur at a time or on terms that we do not believe to be favorable to us and may require us to make a significant unplanned capital expenditure. Such acquisition could materially affect our liquidity, require us to raise additional capital and divert management attention, each of which could materially adversely affect our financial condition and results of operations.

Acquisitions and investments could divert the attention of management, disrupt our business and otherwise adversely affect our business, financial condition and results of operations.

As part of our business strategy, we have made and intend to continue to make acquisitions and investments to expand our platform offerings and grow our business in response to changing technologies and competitive pressures. Any acquisition or investment, including the integration process, requires significant time and resources that may divert the attention of our management from day-to-day operations, strain our internal resources and disrupt our business, and we may not be able to manage the process successfully. Even when acquisitions and investments are completed successfully, we may face challenges integrating the acquired business, including aligning cultures, systems, personnel, customer relationships and operational processes. If we fail to successfully integrate acquisitions or investments, our business, results of operations, financial condition and prospects could be harmed. Our strategy may change over time and future acquisitions and investments we complete could be viewed negatively by customers, users, advertisers, investors or other parties with whom we do business. We may not successfully evaluate or utilize the acquired technology and accurately forecast the financial impact of an acquisition, including accounting charges. We may also incur unanticipated liabilities that we assume as a result of acquiring companies.

If we cannot maintain our company culture as we grow through acquisitions and investments, our business, financial condition, results of operations and prospects may be harmed.

We believe our culture is a critical component of our success to date. Any failure to preserve our culture as we grow through acquisitions and investments could negatively affect our ability to retain and recruit personnel, which is critical to our growth, and to effectively focus on and pursue our corporate objectives. As we grow and develop, we may find it difficult to maintain core values and mission alignment. If we are unable to successfully preserve our culture during periods of growth, we may experience reduced morale, lower retention rates of key personnel and decreased engagement. If we are not able to maintain our culture, we could lose the innovation, passion and dedication of our team. A failure to maintain our culture may adversely affect our business, financial condition, results of operations and prospects.

Risks Related to Our Technology and Intellectual Property

Interruptions or performance problems associated with our platform and the technology we use might harm our business, financial condition and results of operations.

Our reputation and ability to attract, retain and serve our customers is dependent upon the reliable performance and security of our technology systems and those of third parties, including data center hosting facilities, that we use in our operations. These systems may be subject to damage or interruption, including from earthquakes, adverse weather conditions, other natural disasters, terrorist attacks, power loss, telecommunications failures and cybersecurity breaches. We believe the risk of us suffering physical- and cyber-attacks is uniquely heightened due to our close affiliation with the faith and flourishing ecosystem. Interruptions in these systems, or with the internet in general, could leave our service unavailable or degraded, or otherwise hinder our ability to deliver our platform offerings to our customers. Service interruptions, errors in our software or the unavailability of technology systems used in our operations could diminish the overall attractiveness of our platform offerings to existing and potential customers. Such systems are also vulnerable to cybersecurity breaches, including cyber-attacks such as computer viruses, denial-of-service attacks, physical or electronic break-ins and similar disruptions. These systems periodically experience directed attacks intended to lead to interruptions and delays in our service and operations as well as loss, misuse or theft of data. Any attempt by hackers to obtain our data (including customer and corporate information) or technology (including digital content assets), disrupt our service or otherwise access our systems, or those of third parties we use, if successful, could harm our business, be expensive to remedy and damage our reputation. We have implemented certain systems and processes to thwart hackers and protect our data and systems. To date, hackers have not had a material impact on our service or systems; however, there can be no assurance that hackers may not be successful in the future. Efforts to prevent hackers from disrupting our service or otherwise accessing our systems are expensive to implement and may limit the functionality of or otherwise negatively impact our service offering and systems. Any significant disruption to our service or access to our systems could result in a loss of customers and adversely affect our business and results of operation.

We depend on the ability of users and customers to access the internet. Currently, this access is provided by companies that have significant market power in the broadband and internet access marketplace, including incumbent telephone companies, cable companies, mobile communications companies, government-owned service providers, device manufacturers and operating system providers, any of whom could take actions that degrade, disrupt or increase the cost of access to our platform offerings, which would, in turn, negatively impact our business. The adoption of any laws, rules or regulations that adversely affect the use of the internet, including laws, rules, regulations or practices limiting internet neutrality, could decrease the demand for, or the usage of, our platform offerings, increase our cost of doing business and adversely affect our business, financial condition and results of operations. We also rely on other companies to maintain reliable network systems that provide adequate speed, data capacity and security to us and our users. Because our customers use these services for important aspects of their organizations and ministries, any defects, delays or disruptions in service or other performance problems with our platform could hurt our reputation and damage our customers’ operations. Frequent or persistent service interruptions could cause customers to believe that our platform offerings are unreliable and undermine our operations. To the extent that we do not effectively address capacity constraints, upgrade our systems as needed or continually develop our technology and network architecture to accommodate actual and anticipated changes in technology, our business, results of operations, financial condition and prospects could be harmed.

We depend on the interoperability of our platform across third-party applications and services that we do not control.

Our platform is designed to integrate with, and operate alongside, a wide range of third-party applications and services, some of which are critical to the operation of our platform. These include, for example, Amazon Web Services, Bandwidth and Stripe. As our platform expands and evolves, we may have an increasing number of integrations with other third-party applications, products and services. Third-party applications, products and services are constantly evolving, and we may not be able to maintain or modify our platform to ensure its compatibility with our publishers following development changes. In addition, some of our competitors or technology partners may take actions that disrupt the interoperability of our platform with their own products or services, or exert strong business influence on our ability to, and the terms on which we operate. As our platform evolves, we expect the types and levels of competition to increase. Should any of our competitors or technology partners modify their solutions, standards or terms of use in a manner that degrades the functionality or performance of our platform or is otherwise unsatisfactory to us or gives preferential treatment to competitive solutions or services, our business, financial condition, results of operations and prospects could be adversely affected.

We are developing new AI platform offerings and incorporating AI-technology into certain of our platform offerings, which may result in operational, financial and reputational harm and other adverse consequences to our business.

We are focused on developing AI-powered offerings on our platform and incorporating AI into existing offerings. The technologies underpinning these features are in the early stages of commercial use and exist in an emerging regulatory environment, which presents regulatory, litigation, ethical, reputational, operational and financial risks. U.S. and international governmental bodies and regulators have proposed, or are in the process of developing, new laws and regulations related to the use of AI and machine learning technologies. For example, the EU Artificial Intelligence Act and the Colorado Artificial Intelligence Act regulate the development and deployment of AI technologies. The way in which regulators and governments ultimately interpret or enforce new and proposed AI regulations may impose obligations related to our development, offering and use of AI technologies and expose us to increased risk of regulatory enforcement and litigation. It may also impact our customers’ and potential customers’ demand for our AI-powered offerings.

We also expect that many of our generative AI features will include the processing of confidential information and may be subject to laws, policies, legal obligations and codes of conduct related to privacy. There is uncertainty about the extent to which privacy laws apply to AI technologies, and any delay in addressing privacy concerns relating to our AI features may result in liability or regulatory investigations and fines, as well as harm to our sales and reputation. In addition, issues relating to intellectual property rights in AI-generated content have not been fully addressed by the courts, laws or regulations. Accordingly, the use of AI technologies and the implementation of generative AI technologies into our platform offerings may result in exposure to claims related to infringement or other violation of a third party’s intellectual property rights or other third-party rights.

Furthermore, many of our AI features may rely on third-party service providers. As such, any improper processing of confidential information or personal information by these service providers could harm our reputation, business or customers, or expose us to legal liability. Any disruption or failure in our AI systems or infrastructure, or those of our third-party service providers, could result in delays or errors in our operations, which could harm our business and financial results. As with many innovations, AI presents risks and challenges that could affect its adoption, and therefore our business. AI algorithms or training methodologies may be flawed. Datasets may be overbroad, insufficient, or contain biased information. Our generative AI technology features may also generate output that is misleading, insecure, inaccurate, harmful or otherwise flawed, which may harm our reputation, business or customers, or expose us to legal liability. Also, some AI scenarios present ethical issues. If we enable or offer AI solutions that are controversial because of their purported or actual impact on human rights, privacy, employment or other social issues, we may experience reputational harm.

New and emerging AI technologies may require additional investment in the development and maintenance of various models, approaches and processes, as well as development of protections and safeguards for the use of AI technologies, which may be expensive and could impact our financial results if we decide to further expand generative AI into our platform offerings. Likewise, the use of AI involves significant technical complexity and requires specialized expertise. The success of any enhancement or new product depends on many factors, including its relevance to our customers, timely implementation and market acceptance. If our AI-powered platform offerings fail to achieve widespread market adoption or there is a reduction in demand due to a lack of customer acceptance, technology challenges, strengthening competition, weakening economic conditions or cybersecurity or privacy concerns, our business could be harmed and our financial results could be adversely affected.

If we or our third-party service providers experience a cybersecurity breach or other incident, including any breach or incident that allows, or is perceived to allow, unauthorized access to our platform or our data, our reputation and brand, business, financial condition and results of operations could be adversely affected.

We rely on our own and our third-party service providers’ platforms, computer systems, hardware, software, technology infrastructure and online sites and networks for both internal and external operations that are critical to our business (collectively, IT Systems). We own and manage some of these IT Systems but also rely on third parties for a range of IT Systems and related products and services, including but not limited to cloud computing services. Because we make extensive use of third-party suppliers and service providers, such as cloud services that support our internal and customer-facing operations, disruptions to or unauthorized access to third-party IT Systems can adversely affect our business, financial condition and results of operations. If we experience difficulties in implementing new or upgraded IT systems or experience significant failures of our IT Systems, or if we are unable to successfully modify our IT systems to respond to changes in our business needs, our ability to run our business could be adversely affected. It is also possible that our competitors could develop better platforms than ours, which could adversely affect obtaining and retaining our customers. Any of these or other related problems could, in turn, adversely affect our business, reputation and brand, financial condition and results of operations.

We may rely on third parties when deploying, servicing or otherwise operating our IT Systems, and in doing so, expose them and therefore us to security risks outside of our direct control. Specifically, certain third parties who create applications that integrate with our platform may receive, store or otherwise process our and our customers’ information, including confidential, sensitive or personal information and other information about individuals, our customers, employees, contractors and business partners (Sensitive Information). Our third-party service providers may fail to adequately secure their or our IT Systems or our data. Our ability to monitor our service providers’ security is limited, and, in any event, third parties may be able to circumvent those security measures. Moreover, techniques used to obtain unauthorized access to systems and networks change frequently and may not be known until launched against us or our third-party service providers. These risks also are heightened when service providers work remotely. The use of our platform involves the transmission, storage and processing of Sensitive Information. The secure processing, maintenance, transmission and storage of our Sensitive Information is critical to us, and we devote significant resources to protecting this information.

Additionally, remote working arrangements at our company, and many of our third-party providers, increase cybersecurity risks due to the challenges associated with managing remote computing assets and security vulnerabilities that are present in many non-corporate and home networks. The unprecedented scale of remote work may require additional personnel and resources, which nevertheless cannot be guaranteed to fully safeguard all IT Systems and information upon which we rely.

We face numerous and evolving cybersecurity risks, including from diverse threat actors, such as state-sponsored organizations, opportunistic hackers and hacktivists, as well as through diverse attack vectors, such as social engineering/phishing (including on our customers and end customers), malware (including ransomware attacks), malfeasance by insiders, human or technological error, or other techniques used to obtain unauthorized access, disable or degrade services or sabotage systems, and as a result of malicious code embedded in open-source software, or misconfigurations, “bugs” or other vulnerabilities in commercial software that is integrated into our (or our suppliers’ or service providers’) IT Systems. We may be unable to detect, prevent, mitigate, remediate or otherwise respond to cybersecurity breaches or other incidents, or to avoid a material adverse impact to our IT Systems, data or business. Notwithstanding our efforts, we and our third-party service providers have failed to and may in the future fail to detect cybersecurity breaches or other incidents, including potential breaches or incidents that may compromise our IT Systems or data, and may face difficulties or delays in identifying any such breaches or incidents. Such breaches or incidents have resulted in and may in the future result in theft, loss, damage, unavailability of, or unauthorized access to or use, disclosure, modification or other processing of, our data, loss of access to our data or IT Systems or cause other business delays or disruptions.

In providing our platform we often manage, use and store Sensitive Information, and we expect these activities to increase, including through the use of AI and our managed IT services. Any actual or perceived cybersecurity breach or other incident, including any unauthorized or inadvertent access to, our IT Systems and the loss or unavailability of, unauthorized access to, or unauthorized use, disclosure, modification or other processing of, our data, could result in regulatory investigations and other proceedings, orders and other obligations, claims, demands, litigation and other proceedings, indemnity obligations, damages, penalties, fines and incurring other costs, violations of applicable laws and regulations and other liabilities, the perception that our platform offerings are insecure and the loss of existing customers or failure to attract and retain new customers, which could have a material and adverse effect on our business, financial condition and results of operations. We also could be required to divert substantial resources to prevent further cybersecurity breaches or other incidents. We have experienced such incidents in the past, and may experience similar incidents in the future. While to date no incidents have had a material impact on our operations or financial results, we cannot guarantee that material incidents will not occur in the future. We cannot be certain that our insurance coverage will be adequate for all liabilities incurred relating to any cybersecurity breach or incident, or that insurance will continue to be available to us on economically reasonable terms, if at all.

If we do not adequately maintain or protect or effectively enforce our technology or intellectual property rights, our business, financial condition and results of operations could be materially adversely affected.

We rely on a combination of trademark, trade secret and copyright protections, and contractual restrictions to protect our intellectual property rights. However, effective intellectual property rights protection is expensive to obtain and maintain, including with respect to the expenses and costs of clearing, prosecuting, registering, maintaining, defending and enforcing our intellectual property rights. Although we may incur substantial costs in protecting our technology and intellectual property, we cannot be certain that we have adequately protected or will be able to adequately protect our technology and intellectual property or that our competitors will not be able to utilize our existing technology or develop similar technology independently. Given the costs and expenses of registering and maintaining, protecting, defending and enforcing our intellectual property rights, we may choose not to register, maintain, protect, defend or enforce certain intellectual property rights that later turn out to be important. Further, we may not timely or successfully register our trademarks or otherwise secure our intellectual property rights, or timely challenge the intellectual property rights of others. Our efforts to protect, maintain or enforce our intellectual property rights may be ineffective and could result in substantial costs and diversion of resources, which could adversely affect our business, financial condition and results of operations.

Despite our efforts to protect our technology and intellectual property rights, it may be possible for third parties to obtain and use our technology and intellectual property without our consent. In addition, unauthorized parties may also independently develop technology and intellectual property similar to ours, or obtain access to our trade secrets, know-how or other technology through various methods, including through cybersecurity attacks, or reverse engineering, and our methods of protecting this technology may be inadequate. We have in the past been, and may in the future be, subject to others infringing or otherwise violating our intellectual property rights. Competitors have adopted, and may in the future adopt, trademarks similar to ours, thereby harming our ability to build brand identity and possibly leading to end-customer confusion. We believe that the protection of our trademark rights is an important factor in product recognition, protecting our brand and maintaining goodwill and if we do not adequately protect our rights in our trademarks from infringement, any goodwill that we have developed in those trademarks could be lost or impaired, which could harm our brand and our business. Additionally, litigation or proceedings before state and federal courts of the Unites States, the U.S. Patent and Trademark Office or other governmental authorities and administrative bodies in the United States and abroad may be necessary in the future to protect or enforce our intellectual property rights, defend our business activities and determine the validity and scope of the intellectual property rights of others.

Intellectual property infringement assertions or other assertions of violations of intellectual property rights by third parties could result in significant costs and adversely affect our business, financial condition, results of operations and reputation.

We operate in an industry with relatively frequent intellectual property disputes and litigation. Other parties have in the past asserted, and may assert in the future, that we have infringed or otherwise violated their intellectual property rights. We could be required to pay substantial damages or cease using technology, trademarks or other intellectual property or taking actions that are deemed infringing or otherwise violating third party intellectual property rights. In addition, despite our efforts to ensure that our employees, consultants, vendors and service providers do not infringe or otherwise violate the intellectual property rights of third parties in their work for us, we have in the past been, and may in the future be, subject to claims that we or our employees, consultants, vendors or service providers have inadvertently or otherwise infringed or otherwise violated a third party’s intellectual property rights. Further, we cannot predict whether claims of infringement or other violations of a third-party’s intellectual property rights would substantially adversely affect our business, financial condition and results of operations. The defense of these claims, whether they are with or without merit or are determined in our favor, may result in costly litigation and diversion of technical and management personnel. In addition, we may be unable to meet our obligations to customers under our customer contracts or to compete effectively, and our revenue and results of operations could be adversely impacted. We may need to license intellectual property rights or technology from third parties which may require us to pay royalties or make one-time payments. We might also be obligated to indemnify our customers or other companies in connection with any such litigation and to obtain licenses, modify our technology or refund fees, which could harm our financial results. Further, an adverse outcome of any such claim may harm our brand and reputation, and require us to pay damages, potentially including treble damages and attorneys’ fees if we are found to have willfully infringed a party’s patent, trademark or copyright rights, cease use of intellectual property alleged to infringe or otherwise violate the intellectual property of others, or otherwise cease making, licensing or using technology that is alleged to infringe or otherwise violate the intellectual property rights of others, expend additional development resources to redesign our offerings, or enter into potentially unfavorable royalty or license agreements in order to obtain the necessary rights under such third party’s intellectual property rights. Royalty or licensing agreements with respect to intellectual property rights of third parties, if required, may not be available on terms favorable to us, or available at all. Even if these matters do not result in litigation or are resolved in our favor or without significant cash settlements, the time and resources necessary to resolve them could adversely affect our business, reputation, financial condition, results of operations and reputation.

Our business involves hosting, distributing and training AI models on large quantities of third-party content.

Our business involves hosting, distributing and training AI models on content supplied by others, including licensed and public datasets. Some of that content may violate a third party’s rights or a law, rule or regulation, and we could face lawsuits, liability or negative publicity for hosting or distributing such content, such as claims for fraud, defamation, libel, invasion of privacy, negligence, copyright or trademark infringement or other theories based on the nature of such information or content. Such lawsuits, liability, negative publicity or claims, with or without merit, could be costly to defend or divert the attention of our management or other personnel.

While we take steps to mitigate such risks, we cannot guarantee that those steps will be effective or sufficient to protect us from liability or to minimize our costs. Preventing or responding to these actions may require us to make substantial investments in people and technology and these investments may not be successful, adversely affecting our business, financial condition and results of operations. For example, we take steps to avail ourselves of the safe harbor for copyright infringement under the Digital Millennium Copyright Act of 1998 (DMCA). The DMCA is intended, among other things, to reduce the liability of online service providers with respect to user-uploaded content. Under the DMCA there are safe harbors for copyright infringement available for online service providers that provide specific services, if they take certain affirmative steps as required under the DMCA. The applications and interpretations of the statutory requirements of the DMCA are evolving and may be modified by court rulings and industry practice. We therefore cannot guarantee that we will meet the safe harbor requirements of the DMCA, despite our efforts to do so. If we fail to comply with such statutory requirements or if the interpretations of the DMCA change, we may be subject to liability for copyright infringement resulting from our hosting and distribution of user-generated content.

Our platform offerings contain third-party open-source software components, and failure to comply with the terms of the underlying open source software licenses could adversely affect our business, results of operations, financial condition and prospects.

Our platform contains software modules licensed to us by third-party authors under “open source” licenses. In addition to our proprietary algorithms, we use open source large language models as the base for our fine-tuned models. Use and distribution of open source software may entail greater risks than use of third-party commercial software, as open source licensors generally do not provide support, warranties, indemnification or other contractual protections regarding infringement claims or the quality of the code. In addition, the public availability of such software may make it easier for others to compromise our platform.

Some open source licenses contain requirements that may, depending on how the licensed software is used, modified or distributed, require that licensees make available source code for modifications or derivative works created based upon the licensed open source software, authorize further modification and redistribution of that source code, make that source code available at little or no cost, or grant other licenses to the licensee’s intellectual property. If we combine our proprietary software with open source software in a certain manner, we could, under certain open source licenses, be required to release the source code of our proprietary software under the terms of an open source software license. This could enable our competitors to create similar offerings with lower development effort and time and ultimately could result in a loss of our competitive advantages. Alternatively, to avoid the release of the affected portions of our source code, we could be required to purchase additional licenses, expend substantial time and resources to re-engineer some or all of our software or cease use or distribution of some or all of our software until we can adequately address the concerns.

Although we require vendors of open source software to be reviewed by our vendor management process, compliance with that policy may be inconsistent. We have not formalized the policies or procedures to monitor our use of open source software. The terms of many open source licenses have not been interpreted by U.S. or foreign courts, and there is a risk that these licenses could be construed in a way that could impose unanticipated conditions or restrictions on our ability to provide or distribute our platform offerings. From time to time, there have been claims against companies that incorporate open source software into their offerings alleging that the use of such open source software infringes upon the intellectual property rights of a third party. As a result, we could be subject to similar lawsuits by third parties with respect to our use of software that we believe to be open source software. If we are held to have breached or failed to fully comply with all the terms and conditions of an open source software license, we could face infringement or other liability, or be required to seek licenses from third parties to continue providing our platform on terms that are costly or not economically feasible, to re-engineer our platform, to discontinue or delay the provision of our platform if re-engineering could not be accomplished on a timely basis, or to make our proprietary code generally available in source code form, any of which could adversely affect our business, financial condition or results of operations.

Risks Related to Regulation and Taxation

Our business is subject to complex and evolving laws, regulations and industry standards, and unfavorable interpretations of, or changes in, or our actual and perceived failure to comply with these laws, regulations and industry standards could substantially harm our business and results of operations.

We are subject to a number of laws and regulations that apply generally to businesses, including laws and regulations governing the internet and the marketing, sale and delivery of services over the internet. These laws and regulations, which continue to evolve, cover, among other things, taxation, tariffs, privacy, cybersecurity, pricing, content, copyrights, distribution, mobile and telecommunications, advertising practices, electronic contracts, sales procedures, automatic subscription renewals, credit card processing procedures, consumer and business financial products, insurance products, consumer protection, payroll compliance, the design and operation of websites and the characteristics and quality of products that are offered online. We cannot guarantee that we have been or will in the future be fully compliant with such laws and regulations in every jurisdiction, as it is not entirely clear in every jurisdiction how existing laws and regulations governing such areas apply or will be enforced. Moreover, as the regulatory landscape continues to evolve, increasing regulation and enforcement efforts by federal, state and foreign authorities, and the prospects for private litigation claims, become more likely. In addition, the adoption of new laws or regulations, or the imposition of other legal requirements, that adversely affect our ability to market or sell our platform could harm our ability to offer, or negatively affect contractor demand for, our platform, which could impact our revenue, impair our ability to expand our platform and service offerings, and make us more vulnerable to competition. Future regulations, or changes in laws and regulations or their existing interpretations or applications, could also require us to change our business practices and raise compliance costs or other costs of doing business. Additionally, various federal, state and foreign labor laws govern our relationships with our employees and affect operating costs. These laws include employee classifications as exempt or non-exempt, minimum wage requirements, unemployment tax rates, workers’ compensation rates, overtime, family leave, workplace health and safety standards, payroll taxes, citizenship requirements and other laws and regulations. The number and type of laws applicable to us and our workforce will grow as our remote workforce increases. Significant additional laws or regulations, or our failure to comply with any laws and regulations that now, or could in the future, apply to our business could materially adversely affect our business, financial condition, results of operations and prospects. In addition, changes in regulations could negatively impact the business environment for the industry we operate in. Laws and regulations are rapidly evolving and may change significantly in the future.

If we fail or are alleged to fail to comply with privacy or cybersecurity laws, regulations and other obligations, our business, financial condition, results of operations and reputation could be materially adversely affected.

We receive, collect, store, use and otherwise process personal information and other confidential or proprietary data, for numerous purposes, including legal, marketing and other business-related purposes. Depending on various factors, including the nature of the information and the relationship with our users, we may act as either a data controller or business, or a data processor or service provider, each of which carries distinct legal and regulatory commitments under applicable privacy laws. As a data controller or business, we are directly responsible for determining the purposes and means of processing personal information, which subjects us to stringent requirements, including regarding privacy, transparency and accountability. Conversely, when we act as a data processor or service provider on behalf of our clients, we are obligated to process personal information in accordance with their instructions and applicable contractual terms and privacy laws.

We are subject to laws, regulations and other obligations that govern privacy and cybersecurity, including with respect to marketing, consumer protection and our collection, storage, sharing, use, disclosure, protection, sale and other processing of personal information. The regulatory framework for privacy and cybersecurity may be subject to new or differing interpretations, inconsistent, or conflicting with, other obligations, and is expected to remain rapidly evolving and to increase our compliance costs and liability exposure.

Many of these laws, regulations and other obligations impose differing obligations depending on whether we are acting as a data controller or business, or a data processor or service provider. For example, as a data controller or business, we are required to meet obligations around obtaining data subject consents, enabling individuals to exercise their rights under applicable laws, and ensuring data accuracy. As a data processor or service provider, our primary obligations focus on implementing appropriate security measures, following the instructions of the data controller or business and assisting the controller or business in meeting its own compliance requirements. These dual roles increase the complexity of our compliance efforts and the potential for liability in the event of a breach or regulatory violation.

In the United States, privacy and cybersecurity laws include rules and regulations promulgated under the authority of the Federal Trade Commission, the Electronic Communications Privacy Act, the Computer Fraud and Abuse Act, the California Consumer Privacy Act of 2018 (CCPA) and other state and federal laws relating to privacy and cybersecurity. The CCPA requires covered companies to make certain disclosures to California consumers about their data collection, use and sharing practices, allows consumers to opt out of the sale of personal information to third parties, and provides a private right of action and statutory damages for data breaches. The California Privacy Rights Act of 2020 (CPRA), which took effect on January 1, 2023, amended the CCPA by imposing additional requirements, including granting California residents the ability to limit the use of their sensitive information, imposing penalties for violations concerning California residents under the age of 16, and establishing the California Privacy Protection Agency to implement and enforce the law. While the CPRA regulations introduced more stringent requirements, many of these regulations remain incomplete or subject to legal challenges, creating significant uncertainty and compliance challenges.

The enactment of the CCPA has spurred a wave of similar legislative developments in other states, resulting in a complex patchwork of overlapping but sometimes differing privacy laws. For example, Virginia, Colorado, Utah and Connecticut have enacted general privacy laws that became effective in 2023; Florida, Montana, Oregon and Texas have enacted privacy laws that became effective in 2024; Delaware, Iowa, Maryland, Minnesota, Nebraska, New Hampshire, New Jersey and Tennessee have enacted privacy laws that became effective in 2025; and Indiana, Kentucky and Rhode Island have enacted privacy laws that become effective in 2026. Each of these laws imposes unique compliance requirements and creates additional challenges for maintaining consistency across jurisdictions. At the federal level, there is ongoing discussion about the possibility of comprehensive privacy legislation. However, no uniform standard has been enacted, and state-level activity continues to shape the regulatory landscape. The evolving nature of privacy and cybersecurity laws increases our compliance costs and potential liability as we navigate variations in requirements across jurisdictions.

Additionally, the Department of Justice recently issued a final rule which took effect in April 2025 that places limitations, and in some cases prohibitions, on certain transfers of sensitive personal data to business partners located in China or with other specified links to China (and other designated countries). These rules also may broadly require us to extract promises from business partners that they will not transfer data we share with them onward to parties linked to countries of concern.

We are also subject to a variety of industry standards, contractual and other obligations, such as self-regulatory guidelines, that govern our privacy and cybersecurity practices. These obligations require us to, for example, implement opt-out mechanisms, provide detailed disclosures and adhere to principles such as transparency and accountability. Failure to comply or to meet industry expectations with respect to these obligations could result in regulatory investigations, negative publicity, private litigation or other proceedings, which could adversely impact our reputation, increase costs and damage our business.

As we expand our operations and data-related solutions, the scrutiny on our data collection, use, sharing and processing practices may increase. Future laws and regulations could impose additional restrictions on data processing, including requirements for explicit consent, limitations on data retention or increased data subject rights. These changes may require us to redesign our platform, increase compliance costs or limit our ability to collect and use data, potentially reducing demand for our offerings. Additionally, as we continue to expand and develop new products and services, we may face challenges in uniformly applying compliance standards, particularly as requirements evolve or as certain legacy systems and processes are integrated into our broader platform. Any failure to fully implement or apply these standards across our offerings could result in increased compliance costs, reputational harm, loss of customer trust, regulatory scrutiny or legal liability, which could adversely affect our business, financial condition and results of operations.

While we have implemented measures designed to address privacy and cybersecurity laws, regulations and other obligations, we may, or may be perceived to have, not done so consistently across all our products and services. For instance, while we have completed a SOC 2 Type II audit, the scope of the system for this certification does not incorporate all of our products and services. This limitation may expose us to risks if customers or regulators expect all our offerings to meet the standards set forth in the certification or if gaps in compliance across different products create vulnerabilities.

Compliance with privacy and cybersecurity laws, regulations and other obligations is, and is likely to remain, uncertain for the foreseeable future. We cannot guarantee that we have been or will in the future be fully compliant with such laws, regulations and other obligations in every jurisdiction. Complying with these laws, regulations or other obligations may require us to modify our platform offerings, incur substantial compliance, technical and operational costs, modify our practices and restrict our business operations. Any failure or perceived failure to comply with these laws, regulations and other obligations relating to privacy or cybersecurity, including our own privacy policies, may result in regulatory investigations or enforcement actions, litigation (including individual or class action lawsuits), claims or public statements against us by consumer advocacy groups or others, and could result in significant monetary liability, fines, penalties, loss of customers, reputational harm and loss of goodwill and trust, which could have a material and adverse effect on our business, financial condition, results of operations and reputation.

Failure to comply with anti-bribery and anti-corruption laws and anti-money laundering laws, export controls, trade and economic sanctions and similar laws, could subject us to penalties and other adverse consequences.

Failure to comply with anti-bribery, anti-corruption, anti-money laundering, export controls, trade and economic sanctions, and similar laws could subject us to penalties and other adverse consequences. We are subject to the U.S. Foreign Corrupt Practices Act of 1977, as amended (the FCPA), the U.S. domestic bribery statute contained in 18 U.S.C. § 201, the U.S. Travel Act, the USA PATRIOT Act and other federal, state and local laws that address anti-bribery, anti-corruption and anti-money laundering. If we expand internationally, we may become subject to the anti-corruption, anti-bribery and anti-money laundering laws of other countries. Anti-corruption and anti-bribery laws have been enforced aggressively in recent years and are interpreted broadly to generally prohibit companies, their employees, agents, representatives, business partners and third-party intermediaries from authorizing, offering or providing, directly or indirectly, improper payments or benefits to recipients in the public or private sector.

If we pursue international expansion, our risks under these laws may increase as we, our employees, agents, representatives, business partners and third-party intermediaries may have direct or indirect interactions with officials and employees of government agencies or state-owned or affiliated entities and we may be held liable for the corrupt or other illegal activities of these employees, agents, representatives, business partners or third-party intermediaries even if we do not explicitly authorize such activities. These laws also require that we keep accurate books and records and maintain internal controls and compliance procedures designed to prevent any such actions. While we will have policies and procedures to address compliance with such laws, we cannot assure you that none of our employees, agents, representatives, business partners or third-party intermediaries will take actions in violation of our policies and applicable law, for which we may be ultimately held responsible.

In some cases, our solutions may be subject to U.S. and foreign export controls, trade and economic sanctions and import laws and regulations. Governmental regulation related to the import or export of our solutions or our failure to obtain any required import or export authorization for our solutions, when applicable, could harm future international sales and adversely affect our revenue. U.S. export control laws and trade and economic sanctions prohibit the shipment of certain products and services to countries, governments, and persons targeted by U.S. sanctions without government authorization. In addition, various foreign governments may also impose controls, export license requirements, and/or restrictions that could be applicable to our solutions. If we fail to comply with export and import regulations and such trade and economic sanctions, penalties could be imposed, including fines and/or denial of certain export privileges. Compliance with applicable regulatory requirements regarding the export of our solutions may create delays in the introduction of our solutions in international markets or, in some cases, prevent the export of our solutions to some countries altogether. Moreover, any new export or import restrictions, new legislation or shifting approaches in the enforcement or scope of existing regulations, or in the countries, persons or products targeted by such regulations, could result in decreased use of our solutions by, or in our decreased ability to export our solutions to, existing or potential customers with international operations. Any decreased use of our platform offerings or limitation on our ability to export or sell our offerings could adversely affect our business, financial condition and results of operations.

Any allegations or violation of the FCPA or other applicable anti-bribery or anti-corruption laws, anti-money laundering laws or export controls and trade and economic sanctions could result in whistleblower complaints, sanctions, settlements, prosecution, enforcement actions, fines, damages, adverse media coverage, investigations, loss of export privileges, severe criminal or civil sanctions or suspension or debarment from U.S. government contracts, all of which may have an adverse effect on our reputation, business, results of operations and prospects. Responding to any investigation or action could result in significant diversion of management’s attention and resources and significant defense costs and other professional fees. In addition, the U.S. government may seek to hold us liable for successor liability for FCPA, export control or trade and economic sanctions violations committed by companies in which we invest or that we acquire. As a general matter, investigations, enforcement actions and sanctions could harm our reputation, business, financial condition and results of operations.

We identified material weaknesses in our internal control over financial reporting in connection with the preparation and audit of our financial statements for the fiscal years ended January 31, 2024 and 2025, and we may identify additional material weaknesses in the future that may cause us to fail to meet our reporting obligations or result in material misstatements of our financial statements. If we fail to remediate existing material weaknesses, identify additional material weaknesses or fail to establish and maintain effective internal control over financial reporting, our ability to accurately and timely report our financial results could be adversely affected.

We have been a private company since our inception and, as such, we have not had the internal control over financial reporting requirements of a publicly traded company. As a result of becoming a public company, we will be required to furnish a report by management on the effectiveness of our internal control over financial reporting. A material weakness is a deficiency or combination of deficiencies in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our financial statements will not be prevented or detected on a timely basis. To date, we have had limited financial and accounting personnel to fully execute our accounting processes and address our internal control over financial reporting. In connection with the preparation and audit of our financial statements for the fiscal years ended January 31, 2024 and 2025, we have identified material weaknesses in our internal control over financial reporting that could adversely affect our ability to accurately and timely report our financial results.

Specifically, we have identified deficiencies in our information technology general control (ITGC) environment, including deficiencies related to logical access and segregation of duties. These deficiencies exist within (1) certain enterprise resource planning systems (ERPs), (2) third-party financial systems that are integrated with these ERPs and are used in our financial reporting processes and (3) internally developed systems. Improper logical access management in these systems may increase the risk of unauthorized access to critical financial data, while inadequate segregation of duties could result in inappropriate or undetected changes to financial systems and data.

Additionally, we identified insufficient documentation supporting the performance and effectiveness of certain control activities related to the financial close and reporting process. This includes the lack of timely execution of reviews and inadequate evidence of review procedures, which diminishes our ability to demonstrate that controls operated effectively throughout the reporting period.

We are in the process of implementing remediation plans to address these material weaknesses, including enhancements to our ITGC environment, improvements to segregation of duties and strengthening documentation and execution of our financial reporting controls. The material weaknesses will be considered remediated when our management designs and implements effective controls that operate for a sufficient period of time and management has concluded, through testing, that these controls are effective. Our management will monitor the effectiveness of our remediation plans and will make changes management determines to be appropriate. We cannot assure you that the measures we will implement will be sufficient to remediate the material weaknesses we have identified or avoid potential future material weaknesses. If the steps we take do not correct the material weaknesses in a timely manner, we will be unable to conclude that we maintain effective internal controls over financial reporting. Accordingly, there could continue to be a reasonable possibility that these deficiencies or others, individually and in the aggregate, could result in errors in our financial statements that may not be prevented or detected on a timely basis, potentially leading to a material misstatement, resulting in a restatement of financial statements, causing us to fail to timely meet our reporting obligations or causing investors to lose confidence in our reported financial information, which could cause a decline in the market price of our Class A common stock and we could be subject to sanctions or investigations by the SEC or other regulatory authorities including equivalent foreign authorities.

When we cease to be an “emerging growth company” as defined under the JOBS Act, our auditors will be required to express an opinion on the effectiveness of our internal controls, unless we are then eligible for any other exemption from such requirement. At such time, our independent registered public accounting firm may issue a report that is adverse, which would occur in the event we have a material weakness in our internal control over financial reporting. If new material weaknesses are identified in our internal control over financial reporting, our ability to record, process and report financial information accurately, and to prepare financial statements within the time periods specified by the rules and forms of the SEC, could be adversely affected which, in turn, may adversely affect our reputation and business and the market price of our Class A common stock. In addition, any such failures could result in litigation or regulatory actions by the SEC or other regulatory authorities, loss of investor confidence, delisting of our securities and harm to our reputation and financial condition, or diversion of financial and management resources from the operation of our business.

We engage in the solicitation of charitable contributions on behalf of nonprofit organizations from time to time, and as a result we are subject to regulatory, reputational and financial risks.

Many jurisdictions, both at the federal and state level, impose strict regulations on entities that engage in the solicitation of charitable funds on behalf of nonprofit organizations, including strict state-specific registration requirements. Any failure to maintain compliance with these laws and regulations could result in fines, enforcement actions or reputational damage. Organizations like ours that solicit and receive charitable contributions may be exploited and expose us to heightened money laundering risks and subject us to liability under applicable anti-money laundering laws. While we maintain stringent and comprehensive efforts to screen and monitor charitable contributions, there can be no assurance that these controls will be effective. Our success depends on the trust we maintain with our customers, and any failure to comply with the foregoing regulations could severely harm our brand and reputation and materially adversely affect our business.

Our estimates or judgments relating to our critical accounting policies may be based on assumptions that change or prove to be incorrect, which could cause our results of operations to fall below expectations of securities analysts and investors, resulting in a decline in the market price of our Class A common stock.

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in our consolidated financial statements and accompanying notes. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, as described in the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The results of these estimates form the basis for making judgments about the recognition and measurement of certain assets and liabilities and revenue and expenses that is not readily apparent from other sources. Our accounting policies that involve judgment and use of estimates include the fair value of assets acquired and liabilities assumed in acquisitions and investments. If our assumptions change or if actual circumstances differ from those in our assumptions, our results of operations could be adversely affected, which could cause our results of operations to fall below the expectations of securities analysts and investors, resulting in a decline in the market price of our Class A common stock.

Our ability to use our net operating losses and certain other tax attributes to offset future taxable income may be subject to certain limitations.

As of January 31, 2025, the Company had approximately $1.3 million and $1.2 million of federal and state net operating loss carryforwards (NOLs), respectively. All of these NOLs carryforward indefinitely. The amount of federal NOLs arising in taxable years beginning after December 31, 2017, that we are permitted to deduct in a taxable year is limited to 80% of our federal taxable income in each such year to which the NOLs are applied. Similar limitations may apply to our state NOLs. Utilization of our NOLs and certain other tax attributes depends on many factors, including us attaining profitability, which cannot be assured. Due to our cumulative losses, we have recorded a full valuation allowance against our NOLs as of July 31, 2025.

In addition, our ability to utilize our federal NOLs and certain other tax attributes, may be limited under Sections 382 and 383 of the Internal Revenue Code of 1986, as amended (the Code). These limitations apply if we experience an “ownership change,” which generally occurs if one or more stockholders who own at least 5% of our stock increase their ownership (by value) by more than 50 percentage points over their lowest ownership percentage within a rolling three-year period. Similar rules may apply under state and local tax laws.

If we have undergone ownership changes, or if we undergo an ownership change in the future, including as a result of this offering, our ability to use our pre-change NOLs and other pre-change tax attributes (such as research and development tax credits) to offset our post-change income or taxes may be limited. Similar provisions of state tax law may also apply to limit the use of our state NOLs. Future changes in our stock ownership, some of which may be outside of our control, may result in an ownership change under these rules.

There is a risk that due to changes in tax law, regulatory changes or other unforeseen reasons, our existing NOLs or business tax credits could expire or otherwise become unavailable to offset future income tax liabilities. At the state level, there may also be periods during which the use of NOLs or business tax credits is suspended or otherwise limited, which could accelerate or permanently increase state taxes owed by us. For these reasons, we may not be able to realize a tax benefit from the use of our NOLs or tax credits, even if we attain profitability.

Our results of operations may be harmed if we are required to collect or pay sales or other taxes in jurisdictions where we have not historically done so.

The application of federal, state, local and foreign tax laws to services provided electronically is evolving. In particular, the applicability of sales and use taxes and other taxes, such as gross receipts, excise, digital service and telecom taxes, to our platform in various jurisdictions is unclear, and these rules and regulations are subject to varying interpretations that may change over time. We collect and remit sales tax and other taxes in the United States. It is possible, however, that we could face sales tax or other tax audits and that our liability for these taxes could exceed our estimates as tax authorities in the United States or other jurisdictions could still assert that we are obligated to collect additional tax amounts from our paying customers and remit those taxes to those authorities. We could also be subject to audits in states and foreign jurisdictions for which we have not accrued tax liabilities. A successful assertion that we should be collecting additional sales or other taxes in jurisdictions where we have not historically done so and do not accrue for such taxes could result in substantial tax liabilities for past sales, discourage organizations from using our platform or otherwise harm our business, financial condition and results of operations.

Further, one or more state or other tax authorities could seek to impose additional sales, use, telecommunications tax or other tax collection and record-keeping obligations on us or may determine that such taxes should have, but have not been, paid by us. Liability for past taxes may also include substantial interest and penalty charges. Any successful action by state or other authorities to compel us to collect and remit sales tax, use tax, telecommunication tax or other taxes, either retroactively, prospectively or both, may harm our business, financial condition and results of operations.

Changes in tax laws and regulations and those which we are subject to in various tax jurisdictions could adversely affect our business, financial condition and results of operations.

We operate in multiple jurisdictions and are subject to tax laws and regulations of the U.S. federal, state and local and foreign governments. New income, sales, use, digital service or other tax laws, statutes, rules, regulations or ordinances could be enacted at any time. Those enactments could harm our domestic and international business operations and our business, financial condition and results of operations. Further, existing tax laws, statutes, rules, regulations or ordinances could be interpreted, changed, modified or applied adversely to us. For example, on July 4, 2025, the United States enacted new U.S. federal tax legislation commonly referred to as the One Big Beautiful Bill Act. We are currently evaluating the full impact of this legislation on us. The introduction of new, or changes to existing, tax laws could require us or our customers to pay additional tax amounts on a prospective or retroactive basis, as well as require us or our customers to pay fines and/or penalties and interest for past amounts deemed to be due. If we raise our prices to offset the costs of these changes, existing and prospective customers may elect not to purchase our offerings in the future. Additionally, new, changed, modified or newly interpreted or applied tax laws could increase our customers and our compliance, operating and other costs, as well as the costs of our offerings. Further, these events could decrease the capital we have available to operate our business. Any or all of these events may harm our business, financial condition and results of operations.

If we expand the scale of our international business activities, any changes in the U.S. or foreign taxation of such activities may increase our worldwide effective tax rate and harm our business, financial condition and results of operations. We may be subject to taxation in several jurisdictions around the world with increasingly complex tax laws, the application of which can be uncertain. The amount of taxes we pay in these jurisdictions could increase substantially as a result of changes in the applicable tax principles, including increased tax rates, new tax laws or revised interpretations of existing tax laws and precedents. An increase in our tax liabilities could harm our liquidity and results of operations. In addition, the authorities in these jurisdictions could review our tax returns and impose additional tax, interest and penalties, and the authorities could claim that various withholding requirements apply to us or assert that benefits of tax treaties are not available to us, any of which may harm us and our results of operations.

We are an emerging growth company and a smaller reporting company, and any decision on our part to comply only with certain reduced reporting and disclosure requirements applicable to emerging growth companies and smaller reporting companies could make our Class A common stock less attractive to investors.

We are an “emerging growth company,” as defined in the JOBS Act, and for as long as we continue to be an emerging growth company, we may choose to take advantage of exemptions from various reporting requirements applicable to other public companies but not to “emerging growth companies,” including:

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presentation of only two years of audited financial statements and related financial disclosure in this prospectus;
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exemption from the requirement to have our registered independent public accounting firm attest to management’s assessment of our internal control over financial reporting;
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exemption from compliance with the requirement of the PCAOB regarding the communication of critical audit matters in the auditor’s report on the financial statements;

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reduced disclosure about our executive compensation arrangements; and
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exemption from the requirement to hold non-binding advisory votes on executive compensation or golden parachute arrangements.

We could continue to be an emerging growth company for up to five years following the completion of this offering. Our status as an emerging growth company will end as soon as any of the following takes place:

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the last day of the fiscal year in which we have at least $1.235 billion in annual revenue;
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the date we qualify as a “large accelerated filer,” with at least $700.0 million of equity securities held by non-affiliates;
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the date on which we have issued, in any three-year period, more than $1.0 billion in non-convertible debt securities; or
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the last day of the fiscal year ending after the fifth anniversary of the completion of this offering.

In addition, the JOBS Act provides that an emerging growth company may take advantage of an extended transition period for complying with new or revised accounting standards, delaying the adoption of these accounting standards until they would apply to private companies unless it otherwise irrevocably elects not to avail itself of this exemption. We have elected to use this extended transition period until we are no longer an emerging growth company or until we affirmatively and irrevocably opt out of the extended transition period. As a result, our consolidated financial statements may not be comparable to the financial statements of companies that comply with new or revised accounting pronouncements as of public company effective dates.

We are also a “smaller reporting company” because our annual revenue was less than $100 million during the year ended January 31, 2025. We may continue to be a smaller reporting company after this offering in any given fiscal year if either (1) the market value of our common stock held by non-affiliates is less than $250 million as of the last business day of the second fiscal quarter of such fiscal year or (2) our annual revenue is less than $100 million during the most recently completed fiscal year and the market value of our common stock held by non-affiliates is less than $700 million as of the last business day of the second fiscal quarter of such fiscal year. If we are a smaller reporting company at the time we cease to be an emerging growth company, we may continue to rely on exemptions from certain disclosure requirements that are available to smaller reporting companies. Specifically, as a smaller reporting company we may choose to present only the two most recent fiscal years of audited financial statements in our Annual Report on Form 10-K and, similar to emerging growth companies, smaller reporting companies have reduced disclosure obligations regarding executive compensation.

We cannot predict if investors will find our Class A common stock less attractive if we choose to rely on any of the exemptions afforded emerging growth companies and smaller reporting companies. If some investors find our Class A common stock less attractive because we rely on any of these exemptions, there may be a less active trading market for our Class A common stock and the market price of our Class A common stock may be more volatile and may decline.

We will incur increased costs and demands upon management as a public company, which could adversely affect our business, financial condition and results of operations.

As a public company, we will incur substantial legal, accounting and other expenses that we did not incur as a private company, and these expenses may increase even more after we are no longer an “emerging growth company.” For example, we will be subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, the rules and regulations of the SEC and the listing standards of the Nasdaq Stock Market. Our management and other personnel will need to devote a substantial amount of time to compliance with these requirements and we expect these rules and regulations to substantially increase our legal and financial compliance costs. For example, we expect these rules and regulations to make it more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to maintain the same or similar coverage. As a result, it may be more difficult for us to attract and retain qualified individuals to serve on our board of directors, particularly to serve on our audit committee and compensation committee, or as our executive officers. In addition, we have expended, and anticipate that we will continue to expend, significant resources in order to maintain and improve the effectiveness of our disclosure controls and procedures and internal control over financial reporting. In that regard, we will need to hire additional accounting and financial staff with appropriate public company experience and technical accounting knowledge. In addition, as a public company, we may be subject to stockholder activism, which can lead to substantial costs, distract management and impact the manner in which we operate our business in ways we cannot currently anticipate. As a result of disclosure of information in this prospectus and in filings required of a public company, our business and financial condition will become more visible, which may result in threatened or actual litigation, including by competitors and other third parties. If such claims are successful, our business and results of operations could be adversely affected, and even if the claims do not result in litigation or are resolved in our favor, these claims, and the time and resources necessary to resolve them, could divert the resources of our management and adversely affect our business and results of operations. These increased costs and demands upon management could adversely affect our business, financial condition and results of operations.

We may face challenges in closing our books and preparing timely and accurate financial reports, which could adversely impact our business, investor confidence and our ability to meet SEC reporting obligations.

We have experienced significant growth in recent years through both organic expansion and a series of strategic acquisitions. As we continue to scale our operations, integrate multiple acquired businesses and expand our geographic and product footprint, we face increasing complexity in our financial reporting environment. Our recent acquisitions require integration of financial systems, controls, accounting policies and personnel. These rapid developments place significant demands on our finance, accounting and internal controls functions. Given the pace of our growth and acquisitions, there is a risk that we may not be able to timely or accurately close our books, integrate acquired entities or produce consolidated financial statements in accordance with U.S. GAAP or SEC requirements. This may result in delayed filings with the SEC, the restatement of previously issued financial statements or deficiencies in our internal control over financial reporting. Any of these outcomes could harm our reputation, trigger penalties or enforcement actions from the SEC, delay or impair our ability to access capital markets and reduce investor confidence in our company and financial reporting.

Risks Related to Ownership of Our Class A Common Stock and this Offering

As a result of the shutdown of the federal government, we intend to rely on Section 8(a) of the Securities Act to cause the registration statement of which this prospectus forms a part to become effective automatically. Our reliance on Section 8(a) could result in a number of adverse consequences, including the potential for a need for us to file a post-effective amendment and distribute an updated prospectus to investors, or a stop order being issued preventing use of the registration statement, and a corresponding substantial stock price decline, litigation, reputational harm and other negative results.

The registration statement of which this prospectus forms a part is expected to become automatically effective by operation of Section 8(a) of the Securities Act on the 20th calendar day after the most recent amendment of the registration statement filed with the SEC, in lieu of the SEC declaring the registration statement effective following the completion of its review. Although our reliance on Section 8(a) does not relieve us and other parties from the responsibility for the adequacy and accuracy of the disclosure set forth in the registration statement and for ensuring that the registration statement complies with applicable requirements, use of Section 8(a) poses a risk that, after the date of this prospectus, we may be required to file a post-effective amendment to the registration statement and distribute an updated prospectus to investors, or otherwise abandon this offering, if changes to the information in this prospectus are required, or if a stop order under Section 8(d) of the Securities Act prevents continued use of the registration statement. These or similar events could cause the trading price of our Class A common stock to decline substantially, result in securities class action or other litigation, and subject us to significant monetary damages, reputational harm and other negative results.

After this offering, you will own single-vote-per-share Class A common stock while our co-founder, president and chief executive officer, Mr. Beck, and his affiliates will own shares of our ten-votes-per-share Class B common stock. Accordingly, Mr. Beck will control a significant portion of the voting power of our outstanding capital stock and your ability to influence or direct the outcome of key corporate actions and transactions, including a change in control, will be limited.

Our Class A common stock sold in this offering entitles each holder to one vote per share. Our co-founder, president and chief executive officer, Mr. Beck, and his affiliates will hold shares of Class B common stock that are entitled to ten votes per share.

Immediately following this offering, the shares beneficially owned by Mr. Beck will represent 43.4 % of the aggregate voting power of our outstanding common stock. As a result, for the foreseeable future, Mr. Beck will be able to significantly influence all matters requiring approval by our stockholders, including the election of directors, amendments of our organizational documents and any merger, consolidation, sale of all or substantially all of our assets or other major transaction requiring stockholder approval. Mr. Beck may have interests that differ from yours and may vote in a way with which you disagree and which may be adverse to your interest. The concentration of influence will limit or preclude your ability to influence corporate matters for the foreseeable future and could have the effect of delaying, preventing or deterring a change in control of our company, could deprive you and other holders of Class A common stock of an opportunity to receive a premium for your Class A common stock as part of a sale of our company and could negatively affect the market price of our Class A common stock. In addition, this may prevent or discourage unsolicited acquisition proposals or offers for our capital stock that you may feel are in your best interest as one of our stockholders.

Additionally, future transfers by holders of our Class B common stock will generally result in those shares converting into our Class A common stock, subject to limited exceptions. The conversion of our Class B common stock to our Class A common stock will have the effect, over time, of increasing the relative voting power of those holders of our Class B common stock who retain their shares in the long term. As a result, it is possible that one or more holders of our Class B common stock, including Mr. Beck, could gain significant influence or majority control as other holders of our Class B common stock sell or otherwise convert their shares into our Class A common stock. In addition, the conversion of our Class B common stock into our Class A common stock will dilute holders of our Class A common stock, including holders of shares purchased in this offering, in terms of their voting power within our Class A common stock.

We do not know whether an active market will develop for our Class A common stock or what the market price of our Class A common stock will be, and, as a result, it may be difficult for you to sell your shares of our Class A common stock.

We have applied to list our Class A common stock on the Nasdaq Global Select Stock Market under the symbol “GLOO.” However, prior to this offering, there has been no prior public trading market for our Class A common stock. We cannot assure you that an active trading market for our Class A common stock will develop on that exchange or elsewhere or, if developed, that any market will be sustained. If an active trading market does not develop, or develops but is not maintained, you may have difficulty selling any of our Class A common stock due to the limited public float. We cannot predict the prices at which our Class A common stock will trade. It is possible that in one or more future periods our results of operations and financial condition may not meet the expectations of public market analysts and investors, and, as a result of these and other factors, the price of our Class A common stock may fall. Accordingly, we cannot assure you of the liquidity of any trading market, your ability to sell your shares of our Class A common stock when desired or the prices that you may obtain for your shares.

Our quarterly results might fluctuate and if we fail to meet the expectations of analysts or investors, our stock price and the value of your investment could decline substantially.

Our quarterly financial results might fluctuate as a result of a variety of factors, many of which are outside of our control. If our quarterly financial results fall below the expectations of investors or any securities analysts who might follow our stock, the price of our Class A common stock could decline substantially. Some of the important factors that might cause our revenue, operating results and cash flows to fluctuate from quarter to quarter include:

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our ability to attract new customers and retain and increase sales to existing customers;
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the timing and size of new customer subscriptions and other agreements, renewals or cancellations;
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changes in customer budgets or priorities, particularly within mission-driven organizations that may be subject to significant shifts in funding or leadership based on various factors outside of our control;
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the variability in demand from CFLs, which can influence our revenue directly or indirectly from NCPs;
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the timing and size of our acquisitions and investments;
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the number of new employees added;
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the amount and timing of our equity-based compensation expenses;
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the productivity of our sales force;
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the amount and timing of operating expenses and capital expenditures that we may incur to grow and expand our operations;
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the development and introduction of new offerings by us or our competitors;
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significant cybersecurity breaches, technical difficulties or interruptions in the availability of our platform;
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the timing of customer payments and payment defaults by customers;
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general economic conditions that might harm either our customers’ ability or willingness to expand their usage of our platform, delay a prospective customer’s purchasing decision or affect customer retention;
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impact of applicable tax laws, rules and regulations;
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the impact of new accounting pronouncements; and
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our ability to navigate reputational risks related to the faith-based nature of our business.

Many of these factors are outside of our control, and the occurrence of one or more of them might cause our revenue, operating results and cash flows to vary widely. As such, we believe that quarter-to-quarter comparisons of our revenue, operating results and cash flows might not be an indication of future performance. If our operating or financial results fall below the expectations of investors or analysts, the market price of our Class A common stock could decline, potentially significantly.

The market price of our Class A common stock might be volatile or might decline regardless of our operating performance, resulting in substantial losses for investors purchasing shares in this offering.

The initial public offering price of our Class A common stock will be determined through negotiation among us and the underwriters. This price does not necessarily reflect the price at which investors in the market will be willing to buy and sell shares of our Class A common stock following this offering. In addition, the market price of our Class A common stock following this offering is likely to be volatile and could be subject to fluctuations in response to various factors, some of which are beyond our control. These fluctuations could cause you to lose all or part of your investment in our Class A common stock since you might be unable to sell your shares at or above the price you paid in this offering. Factors that could cause fluctuations in the market price of our Class A common stock include the following:

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price and volume fluctuations in the overall stock market from time to time;
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sales of shares of our Class A common stock by us or our stockholders;
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the recruitment or departure of key personnel;
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the public’s reaction to our press releases, other public announcements and filings with the SEC;
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rumors and market speculation involving us or other companies in our industry;
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fluctuations in the trading volume of our shares or the size of our public float;
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actual or anticipated changes or fluctuations in our results of operations;
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actual or anticipated developments in our business, our competitors’ businesses or the competitive landscape generally;
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failure of securities analysts to maintain coverage of us, changes in actual or future expectations of investors or securities analysts or our failure to meet these estimates or the expectations of investors;
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litigation involving us, our industry or both;
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governmental or regulatory actions or audits;
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regulatory or legal developments in the United States and other countries;
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general economic conditions and trends;
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announcement or expectation of additional financing efforts;
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expiration of lock-up agreements; and
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changes in accounting standards, policies, guidelines, interpretations or principles.

The realization of any of the above risks or any of a broad range of other risks, including those described in this “Risk Factors” section, could have an adverse impact on the market price of our Class A common stock.

In addition to allocations made to retail investors by the underwriters and through our directed share program, we anticipate that a portion of our Class A common stock offered hereby will, at our request, be offered to retail investors through Fidelity Brokerage Services LLC (Fidelity Retail) and Robinhood Financial, LLC (Robinhood), via their respective online brokerage platforms. Fidelity Retail and Robinhood will act as selling group members for this offering. These platforms are not affiliated with us. There may be risks associated with the use of such platforms that we cannot foresee, including risks related to the technology and operation of such platforms, and the publicity and the use of social media by users of such platforms that we cannot control.

In addition, in the past, following periods of volatility in the overall market and the market price of a particular company’s securities, securities class action litigation has often been instituted against these companies. Such litigation, if instituted against us, could result in substantial costs and a diversion of our management’s attention and resources.

The dual-class structure of our common stock may adversely affect the trading market for our Class A common stock.

Certain stock index providers have excluded companies with multiple classes of shares of common stock from being added to certain stock indices. Accordingly, the dual-class structure of our common stock would make us ineligible for inclusion in indices with such restrictions and, as a result, mutual funds, exchange-traded funds and other investment vehicles that attempt to passively track those indices may not invest in our Class A common stock. In addition, several stockholder advisory firms and large institutional investors have been critical of the use of multi-class structures. Such stockholder advisory firms may publish negative commentary about our corporate governance practices or our capital structure, which may dissuade large institutional investors from purchasing shares of our Class A common stock. These actions could make our Class A common stock less attractive to other investors and may result in a less active trading market for our Class A common stock.

If securities or industry analysts either do not publish research about us or publish inaccurate or unfavorable research about us, our business or our market, or if they adversely change their recommendations regarding our Class A common stock, the market price or trading volume of our Class A common stock could decline.

The trading market for our Class A common stock will be influenced in part by the research and reports that securities or industry analysts may publish about us, our business, our market or our competitors. If one or more securities analysts initiate research with an unfavorable rating or downgrade our Class A common stock, provide a more favorable recommendation about our competitors or publish inaccurate or unfavorable research about our business, our Class A common stock price would likely decline. If few securities analysts commence coverage of us, or if one or more of these analysts cease coverage of us or fail to publish reports on us regularly, we could lose visibility in the financial markets and demand for our securities could decrease, which in turn could cause the price and trading volume of our Class A common stock to decline.

We have broad discretion in the use of the net proceeds from this offering and may not use them effectively.

Our management will have broad discretion in the application of the net proceeds from this offering, including for any of the purposes described in the section titled “Use of Proceeds,” and you will not have the opportunity as part of your investment decision to assess whether the net proceeds are being used appropriately. Because of the number and variability of factors that will determine our use of the net proceeds from this offering, their ultimate use may vary substantially from their currently intended use. The failure by our management to apply these proceeds effectively could adversely affect our business, financial condition and results of operations. Pending their use, we may invest our net proceeds in a manner that does not produce income or that loses value. Our investments may not yield a favorable return to our investors and may negatively impact the price of our common stock.

A significant portion of our total outstanding shares after this offering will be restricted from immediate resale but may be sold into the market in the near future, which could cause the market price of our Class A common stock to decline significantly, even if our business is doing well.

The market price of our Class A common stock could decline as a result of sales of a large number of shares of our Class A common stock in the market after this offering, including upon the conversion of a substantial number of shares of our Class B common stock, or the perception that these sales may occur.

Our directors and officers and certain holders of our equity securities have entered into or will enter into lock-up agreements with the underwriters under which they have agreed or will agree, subject to specific exceptions described in the section titled “Underwriting,” not to sell or dispose of any of our stock for 180 days following the date of this prospectus. We refer to such period as the lock-up period. We and the underwriters may release certain stockholders from the lock-up agreements prior to the end of the lock-up period. As a result of these lock-up agreements and subject to the provisions of Rule 144 or Rule 701 under the Securities Act of 1933, as amended (the Securities Act), the shares of our Class A common stock will be available for sale in the public market following the completion of this offering as follows:

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beginning on the date of this prospectus, all shares of our Class A common stock sold in this offering will be immediately available for sale in the public market; and
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beginning 181 days after the date of this prospectus, subject to the terms of the lock-up agreements described above, the remainder of the shares of our Class A common stock will be eligible for sale in the public market, subject in some cases to the volume and other restrictions of Rule 144.

Sales of our Class A common stock as restrictions end may make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate. These sales also could cause the market price of our Class A common stock to fall and make it more difficult for you to sell shares of our Class A common stock at a time and price that you deem appropriate.

Our issuance of additional capital stock in connection with financings, acquisitions, investments, our equity incentive plans or otherwise will dilute all other stockholders.

We expect to issue additional capital stock in the future that will result in dilution to all other stockholders. We expect to grant equity awards to employees, directors and consultants under our equity incentive plans. We may also raise capital through equity financings in the future. If we acquire or make investments in complementary companies, products or technologies, we may issue equity securities to pay for any such acquisition or investment. Any such issuances of additional capital stock may cause stockholders to experience significant dilution of their ownership interests and the per share value of our Class A common stock to decline.

We do not intend to pay dividends on our Class A common stock for the foreseeable future.

We currently intend to retain all available funds and any future earnings to fund the development and growth of our businesses. As a result, we do not anticipate declaring or paying any cash dividends on our Class A common stock in the foreseeable future. As a result, stockholders must rely on appreciation in the price of our Class A common stock for a return on their investment. Any decision to declare and pay dividends in the future will be made at the discretion of our board of directors and will depend on, among other things, our business prospects, results of operations, financial condition, cash requirements and availability, industry trends and other factors that our board of directors may deem relevant. Any such decision also will be subject to compliance with contractual restrictions and covenants in the agreements governing our current indebtedness. In addition, our ability to pay dividends may be restricted by the terms of any future incurrence of debt.

Delaware law and provisions in our certificate of incorporation and bylaws might delay, discourage or prevent a change in control of our company or changes in our management, thereby depressing the market price of our Class A common stock.

Our status as a Delaware corporation and the anti-takeover provisions of the Delaware General Corporation Law (DGCL), may discourage, delay or prevent a change in control by prohibiting us from engaging in a business combination with an interested stockholder for a period of three years after the date of the transaction in which the person became an interested stockholder, even if a change of control would be beneficial to our existing stockholders. In addition, our certificate of incorporation and bylaws that will be in effect upon the completion of this offering will contain provisions that may make the acquisition of our company more difficult or delay or prevent changes in control of our management. Among other things, these provisions will:

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provide for a dual class common stock structure, with differing voting rights;
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permit our board of directors to issue shares of preferred stock, with any powers, rights, preferences and privileges as they may designate;
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provide that the authorized number of directors may be changed only by resolution of the board of directors;
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provide that all vacancies and newly created directorships, may, except as otherwise required by law, our governing documents or resolution of our board of directors, and subject to the rights of holders of our preferred stock, only be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum, provided that vacancies occurring on our board of directors created by the removal of a director by the stockholders may also be filled by a vote of the stockholders if, at the time of such action to fill such vacancy, there is a holder of shares of Class B common stock that has voting control over at least a majority of the voting power of our outstanding shares of capital stock;
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divide our board of directors into three classes, each of which stands for election once every three years;
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for so long as our board of directors is classified, and subject to the rights of holders of our preferred stock, provide that a director may only be removed from the board of directors by the stockholders for cause;
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require that any action to be taken by our stockholders must be effected at a duly called annual or special meeting of stockholders and not be taken by written consent, provided that at any time that a holder of shares of Class B common stock has voting control over at least a majority of the voting power of our outstanding shares of capital stock, any action required or permitted to be taken by our stockholders may be taken by written consent in accordance with the DGCL as long as our board of directors has first recommended or approved such action or our board of directors and secretary have been provided with at least 30 days’ prior written notice of such action;
•
provide that stockholders seeking to present proposals before a meeting of stockholders or to nominate candidates for election as directors at a meeting of stockholders must provide notice in writing in a timely manner, and also meet specific requirements as to the form and content of a stockholder’s notice;
•
not provide for cumulative voting rights (therefore allowing the holders of a plurality of the shares of common stock entitled to vote in any election of directors to elect all of the directors standing for election, if they should so choose); and
•
provide that special meetings of our stockholders may be called only by our board of directors, the chairperson of our board of directors, our chief executive officer or president, or a holder of shares of Class B common stock that has voting control over at least a majority of the voting power of our outstanding shares of capital stock.

These provisions, alone or together, could delay, discourage or prevent a transaction involving a change in control of our company. These provisions could also discourage proxy contests and make it more difficult for stockholders to elect directors of their choosing and to cause us to take other corporate actions they desire, any of which, under certain circumstances, could limit the opportunity for our stockholders to receive a premium for their shares of our Class A common stock, and could also affect the price that some investors are willing to pay for our Class A common stock.

Our bylaws will designate a state or federal court located within the State of Delaware as the exclusive forum for substantially all disputes between us and our stockholders, and also provide that the federal district courts will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act, each of which could limit our stockholders’ ability to choose the judicial forum for disputes with us or our directors, officers, stockholders or employees.

Our bylaws that will be in effect upon the completion of this offering will provide that, unless we consent in writing to the selection of an alternative forum, the sole and exclusive forum for (1) any derivative action brought on our behalf, (2) any action asserting a claim of breach of a fiduciary duty owed by any of our current or former directors, stockholders, officers or other employees to us or our stockholders, (3) any action arising pursuant to any provision of the DGCL or our certificate of incorporation or bylaws or (4) any other action asserting a claim that is governed by the internal affairs doctrine shall be the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, another State court in Delaware or the federal district court for the District of Delaware), except for, as to each of (1) through (4) above, any claim as to which such court determines that there is an indispensable party not subject to the jurisdiction of such court (and the indispensable party does not consent to the personal jurisdiction of such court within ten days following such determination). This provision would not apply to any action brought to enforce a duty or liability created by the Exchange Act and the rules and regulations thereunder.

Section 22 of the Securities Act establishes concurrent jurisdiction for federal and state courts over Securities Act claims. Accordingly, both state and federal courts have jurisdiction to hear such claims. To prevent having to litigate claims in multiple jurisdictions and the threat of inconsistent or contrary rulings by different courts, among other considerations, our bylaws will also provide that, unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States will be the sole and exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act.

Any person or entity purchasing, holding or otherwise acquiring any interest in any of our securities shall be deemed to have notice of and consented to the foregoing bylaw provisions. Although we believe these exclusive forum provisions benefit us by providing increased consistency in the application of Delaware law and federal securities laws in the types of lawsuits to which each applies, the exclusive forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum of its choosing for disputes with us or our current or former directors, officers, stockholders or other employees, which may discourage such lawsuits against us and our current and former directors, officers, stockholders and other employees. Our stockholders will not be deemed to have waived our compliance with the federal securities laws and the rules and regulations thereunder as a result of our exclusive forum provisions.

Further, the enforceability of similar exclusive forum provisions in other companies’ organizational documents has been challenged in legal proceedings, and it is possible that a court of law could rule that these types of provisions are inapplicable or unenforceable if they are challenged in a proceeding or otherwise. If a court were to find either exclusive forum provision contained in our bylaws to be inapplicable or unenforceable in an action, we may incur significant additional costs associated with resolving such dispute, as well as resolving such action in other jurisdictions, all of which could harm our results of operations.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of the federal securities laws, which statements involve substantial risks and uncertainties. Forward-looking statements generally relate to future events or our future financial or operating performance. In some cases, you can identify forward-looking statements because they contain words such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “could,” “intend,” “target,” “project,” “contemplate,” “believe,” “estimate,” “predict,” “potential” or “continue” or the negative of these words or other similar terms or expressions that concern our expectations, strategy, plans or intentions. Forward-looking statements contained in this prospectus include statements about:

•
our future financial performance;
•
our ability to scale our platform, manage our growth and expand our operations;
•
anticipated trends in our business and the faith and flourishing ecosystem;
•
our future acquisitions and investments;
•
our ability to continue as a going concern;
•
our ability to remediate material weaknesses in our internal control over financial reporting;
•
our ability to raise additional capital;
•
our ability to retain and expand our customer base;
•
our ability to remain competitive;
•
our ability to develop new products and enhance our platform;
•
our ability to retain our senior management team and attract talented employees;
•
our expectations of the performance, capabilities and attractiveness to our customers of our AI offerings;
•
our ability to maintain and enhance our brand;
•
general economic conditions and their impact on customer demand and charitable donations;
•
our ability to defend against claims, lawsuits, investigations, litigation and other proceedings;
•
our ability to comply with laws and regulations that currently apply or become applicable to our business;
•
our expectations regarding our ability to obtain, maintain, enforce, defend and enhance our intellectual property rights; and
•
our anticipated use of the proceeds from this offering.

We caution you that the foregoing list may not contain all of the forward-looking statements made in this prospectus.

You should not rely upon forward-looking statements as predictions of future events. We have based the forward-looking statements contained in this prospectus primarily on our current expectations and projections about future events and trends that we believe may affect our business, results of operations, financial condition and prospects. The outcome of the events described in these forward-looking statements is subject to risks, uncertainties and other factors, including those described in the section titled “Risk Factors” and elsewhere in this prospectus. Moreover, we operate in a very competitive and rapidly changing environment. New risks and uncertainties emerge from time to time and it is not possible for us to predict all risks and uncertainties that could have an impact on the forward-looking statements contained in this prospectus. We cannot assure you that the results, events and circumstances reflected in the forward-looking statements will be achieved or occur, and actual results, events or circumstances could differ materially from those described in the forward-looking statements.

Neither we nor any other person assumes responsibility for the accuracy and completeness of any of these forward-looking statements. Moreover, the forward-looking statements made in this prospectus relate only to events as of the date on which the statements are made. We undertake no obligation to update any forward-looking statements made in this prospectus to reflect events or circumstances after the date of this prospectus or to reflect new information or the occurrence of unanticipated events, except as required by law. You should not place undue reliance on our forward-looking statements. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments we may make.

In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us as of the date of this prospectus, and while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain, and investors are cautioned not to unduly rely upon these statements.

MARKET, INDUSTRY AND OTHER DATA

This prospectus contains estimates and information concerning the faith and flourishing ecosystem that are based on various third‑party sources, industry publications and reports, none of which were commissioned by us, as well as our own internal information. This information involves a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates and information. The sources of certain statistical data, estimates and forecasts contained in this prospectus include the following industry publications and reports:

•
Association of Statisticians of American Religious Bodies, 2020 U.S. Religion Census.
•
Barna Group, “A New Chapter in Millennial Church Attendance,” August 2022.
•
Cause IQ Database (last accessed July 2025).
•
The Giving Institute, Giving by Generation: Examining the Shifts in Giving Among Donor Generations (last updated for 2024).
•
Grim, B.J. & Grim, M.E., The Socio-economic Contribution of Religion to American Society: An Empirical Analysis, Interdisciplinary Journal of Research on Religion (2016).
•
Grips E-Commerce Analysis Database (last accessed July 2025).
•
Kentley Insights, Market Research Report: Churches and Religious Organizations (2025).
•
Kim A.H. & Lu V.E., Harvard Researchers Launch $43M Global Human Flourishing Study, The Harvard Crimson (2021).
•
NGO Base Database (last accessed July 2025).
•
Smith G.A, Cooperman A., Alper B.A., Mohamed B., Rotolo C., Tevington P., Nortey J., Kallo A., Diamant J., & Fahmy D., Decline of Christianity in the U.S. Has Slowed, May Have Leveled Off: Findings from the 2023-24 Religious Landscape Study, Pew Research Center (2025).

•
Tang, L., Religious Organizations in the US, IBISWorld (2024).

USE OF PROCEEDS

We estimate that the net proceeds from this offering will be approximately $87.8 million, based on the assumed initial public offering price of $11.00 per share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us. If the underwriters exercise their option to purchase additional shares in full, we estimate that the net proceeds will be approximately $101.8 million, after deducting underwriting discounts and commissions and offering expenses payable by us.

Each $1.00 increase or decrease in the assumed initial public offering price of $11.00 per share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus, would increase or decrease, as applicable, the net proceeds to us from this offering by $8.5 million, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. We may also increase or decrease the number of shares we are offering. Each increase or decrease of 1.0 million shares in the number of shares offered by us would increase or decrease, as applicable, the net proceeds to us from this offering by $10.2 million, assuming that the assumed initial public offering price remains the same and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. We do not expect that a change in the initial public offering price or the number of shares by these amounts would have a material effect on our use of the proceeds from this offering, although it may accelerate the time when we need to seek additional capital.

The principal purposes of this offering are to increase our capitalization and financial flexibility, create a public market for our Class A common stock, facilitate future access to the public equity markets by us, our employees and our stockholders, and increase our visibility in the marketplace. We currently intend to use the net proceeds from this offering for general corporate purposes, including acquisitions and investments in businesses, products, services or technologies, working capital, operating expenses and capital expenditures. However, we do not have agreements or commitments for any such acquisitions or investments at this time.

The expected use of net proceeds from this offering represents our intentions based upon our present plans and business conditions. We cannot predict with certainty all of the particular uses for the proceeds of this offering or the amounts that we will actually spend on the uses set forth above. Because we expect to use the net proceeds from this offering for working capital and other general corporate purposes, our management will have broad discretion over the use of the net proceeds from this offering. The timing and amount of our actual expenditures will be based on many factors, including cash flow from operations and the anticipated growth of our business. As of the date of this prospectus, we intend to invest the net proceeds that are not used as described above in capital-preservation investments, including short-term interest-bearing debt instruments or bank deposits.

DIVIDEND POLICY

We have never declared or paid any cash dividends on our capital stock, and we do not currently intend to pay any cash dividends on our capital stock in the foreseeable future. We currently intend to retain all available funds and any future earnings to support operations and to finance the growth and development of our business. Any future determination to pay dividends will be made at the discretion of our board of directors subject to applicable laws and will depend upon, among other factors that our board of directors may deem relevant, our results of operations, financial condition, contractual restrictions and capital requirements. Our future ability to pay cash dividends on our capital stock may be limited by any existing or future debt instruments or preferred securities.

CORPORATE REORGANIZATION

We currently operate as a Delaware limited liability company under the name Gloo Holdings, LLC. The membership interests of Gloo Holdings, LLC currently consist of common units and Series A preferred units. Gloo Holdings, Inc., which will issue the shares of Class A common stock offered hereby, is currently a direct, wholly owned subsidiary of Gloo Holdings, LLC and was formed to complete the Corporate Reorganization and the offering being made hereby.

Immediately prior to the completion of this offering, we will complete the following transactions, which we refer to throughout this prospectus as the “Corporate Reorganization”:

•
Gloo Holdings, Inc. will form a Delaware limited liability company as a wholly owned subsidiary (Merger Sub).
•
Merger Sub will merge with and into Gloo Holdings, LLC, with Gloo Holdings, LLC surviving the merger as a wholly owned subsidiary of Gloo Holdings, Inc., which will become a holding company for all of our operations.
•
In the merger of Merger Sub with and into Gloo Holdings, LLC, members of Gloo Holdings, LLC will receive one share of Class B common stock of Gloo Holdings, Inc. for every three units that they hold in Gloo Holdings, LLC, and common unit options and Incentive Units (as defined below) will be exchanged according to the same ratio, taking into account the threshold price with respect to the Incentive Units (which we refer to as the Reverse Split).
o
Holders of Gloo Holdings, LLC’s outstanding Series A preferred units will receive shares of Gloo Holdings, Inc.’s Class B common stock.
o
Holders of Gloo Holdings, LLC’s outstanding common units will receive shares of Gloo Holdings, Inc.’s Class B common stock.
o
Holders of outstanding incentive unit awards issued by Gloo Incentives, LLC and Gloo Holdings, LLC (collectively, the Incentive Units) will receive shares of restricted Class B common stock. The shares of restricted Class B common stock will be subject to time-based vesting conditions consistent with the vesting conditions of the unvested Incentive Units.

We will take any other steps necessary to reorganize our corporate structure so that Gloo Holdings, Inc., the entity that is offering Class A common stock to the public in this offering, is the holding company for all of our operations, and so that our existing investors immediately prior to the completion of this offering will own shares of Gloo Holdings, Inc.’s Class B common stock rather than membership units in Gloo Holdings, LLC upon the consummation of this offering.

Except as otherwise noted herein, the consolidated financial statements included elsewhere in this prospectus are those of Gloo Holdings, LLC and its consolidated operations. We do not expect that the Corporate Reorganization will have a material effect on the results of our core operations.

CAPITALIZATION

The following table summarizes our cash and cash equivalents, as well as our capitalization, as of July 31, 2025:

•
on an actual basis;
•
on a pro forma basis to give effect to (1) the Corporate Reorganization (including the Reverse Split); (2) the Notes Conversion, as if effected on July 31, 2025, resulting in the issuance of 12,334,340 shares of Class B common stock and excluding additional principal and accrued interest (cash coupon and payment-in-kind) that would have accrued from the date of the most recent balance sheet through November 20, 2025 of $35.4 million, which, if reflected, would have converted into an additional 4,044,619 shares of Class B common stock; and (3) the filing and effectiveness of our amended and restated certificate of incorporation, each of which will occur prior to the closing of this offering; and
•
on a pro forma as adjusted basis to reflect (1) the pro forma adjustments set forth above, and (2) the issuance and sale by us of 9,100,000 shares of Class A common stock in this offering at the assumed initial public offering price of $11.00 per share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

The pro forma as adjusted information set forth in the table below is illustrative only and will be adjusted based on the actual initial public offering price and other terms of this offering determined at pricing. You should read this table together with our consolidated financial statements and the related notes included elsewhere in this prospectus and the sections titled “Corporate Reorganization,” “Unaudited Pro Forma Consolidated Financial Information,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Description of Capital Stock.”

	As of July 31, 2025
	Actual	Pro Forma	Pro Forma,
			As Adjusted
	(in thousands, except unit/share and per unit/share data)
Cash and cash equivalents	$22,589	$22,589	$111,987
Debt, current and non-current	130,499	29,015	29,015
Mezzanine equity:
Series A preferred units, no par value, 117,751,845 units authorized, 115,431,806 issued, and 115,368,634 outstanding, actual; and no units authorized, issued or outstanding, pro forma and pro forma as adjusted⁽¹⁾	360,063	—	—
Redeemable NCI	3,383	3,383	3,383
Members’/stockholders’ equity (deficit):
Preferred stock, par value $0.001 per share, no shares authorized, issued or outstanding, actual; and 100,000,000 shares authorized and no shares issued or outstanding, pro forma and pro forma as adjusted	—	—	—
Common stock, par value $0.001 per share, 1,000 shares authorized, 1 share issued and outstanding, actual; and no shares authorized and no shares issued or outstanding, pro forma and pro forma as adjusted	—	—	—
Class A common stock, par value $0.001 per share, no shares authorized, issued or outstanding, actual; 5,000,000,000 shares authorized and no shares issued or outstanding, pro forma; and 5,000,000,000 shares authorized, 9,100,000 shares issued and outstanding, pro forma as adjusted	—	—	9
Class B common stock, par value $0.001 per share, no shares authorized, issued or outstanding, actual; 100,000,000 and shares authorized, 59,638,380 shares issued, and 59,007,575 shares outstanding, pro forma and pro forma as adjusted⁽²⁾	—	59	59
Common member units, no par value, 39,667,849 units authorized, 24,651,074 issued and outstanding, actual; and no units authorized, issued, or outstanding, pro forma and pro forma as adjusted	—	—	—
Additional paid-in capital	36,134	535,673	623,485
Treasury stock	—	(380)	(380)
Accumulated deficit	(438,063)	(445,605)	(445,605)
Accumulated other comprehensive income	262	262	262
Equity (deficit) attributable to common members/stockholders	(401,667)	90,009	177,830
Equity attributable to noncontrolling interests	19,422	19,422	19,422
Total members’/stockholders’ equity (deficit)	(382,245)	109,431	197,252
Total capitalization	$111,700	$141,829	$229,650

(1)
The actual number of Series A preferred units issued and outstanding exclude 63,172 units held by consolidated subsidiaries of the Company as of July 31, 2025. These units are not considered outstanding in accordance with U.S. GAAP.
(2)
The pro forma and pro forma as adjusted shares of Class B common stock outstanding exclude (i) 21,057 shares issued to our consolidated subsidiaries in exchange for 63,172 Series A preferred units, which represent intra-entity holdings eliminated in consolidation, (ii) 609,749 shares of restricted Class B common stock issued to holders of unvested Incentive Units, and (iii) an additional 4,044,619 shares of Class B common stock that would have been issued to convert an additional $35.4 million of principal and accrued interest (cash coupon and payment-in-kind) that would have been recognized from the date of the most recent balance sheet through November 20, 2025. Shares of restricted Class B common stock will be subject to forfeiture and transfer restrictions until the original time-based vesting conditions of the unvested Incentive Units are satisfied. Accordingly, the aforementioned shares are not considered outstanding in accordance with U.S. GAAP and have been excluded.

Each $1.00 increase or decrease in the assumed initial public offering price of $11.00 per share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus, would increase or decrease, as applicable, the amount of our pro forma as adjusted cash and cash equivalents, additional paid-in capital, total stockholders’ equity and total capitalization by approximately $8.5 million, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. Similarly, each increase or decrease of 1.0 million in the number of shares offered by us would increase or decrease, as applicable, each of our cash and cash equivalents, additional paid-in capital, total stockholders’ equity and total capitalization by approximately $10.2 million, assuming that the assumed initial public offering price remains the same, and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us. The pro forma as adjusted information discussed above is illustrative only and will adjust based on the actual initial public offering price and other terms of this offering determined at pricing.

If the underwriters’ option to purchase additional shares is exercised in full, pro forma as adjusted cash and cash equivalents, additional paid-in capital, total stockholders’ equity and total capitalization and shares outstanding as of July 31, 2025 would be $126.0 million, $637.4 million, $211.2 million, $243.6 million, and 69,472,576 shares, respectively.

The pro forma and pro forma as adjusted columns in the table above are based on 9,100,000 shares of our Class A common stock and 63,682,999 shares of our Class B common stock outstanding as of July 31, 2025 (after giving effect to the Corporate Reorganization, including the Reverse Split, and the Notes Conversion), and exclude the following:

•
4,044,619 additional shares of Class B common stock that would have been issued to convert an additional $35.4 million of principal and accrued interest (cash coupon and payment-in-kind) of A&R Senior Secured Notes, which would have been recognized from the date of the most recent balance sheet through November 20, 2025;
•
21,057 shares of Class B common stock issued to our consolidated subsidiaries in exchange for 63,172 Series A preferred units held by those consolidated subsidiaries prior to the Corporate Reorganization that are not considered outstanding in accordance with U.S. GAAP;
•
609,748 shares of restricted Class B common stock issued to holders of unvested Incentive Units, which will be subject to forfeiture and transfer restrictions until the original time-based vesting conditions of the unvested Incentive Units are satisfied, that are not considered outstanding in accordance with U.S. GAAP;
•
4,756,392 shares of our Class B common stock issuable upon the exercise of outstanding options under the 2014 Plan, as of July 31, 2025, with a weighted-average exercise price of $13.83 per share, based on a three-for-one common unit-to-Class B common stock share exchange ratio as part of the Corporate Reorganization and which does not take into account the Option Repricing;

•
199,999 shares of Class B common stock issuable upon the exercise of warrants outstanding as of July 31, 2025, with a weighted-average exercise price of $18.00 per share, based on a three-for-one warrant-to-Class B common stock share exchange ratio as part of the Corporate Reorganization;
•
13,357,842 shares of Class A common stock reserved for future issuance under the 2025 Plan, which will become effective on the business day immediately prior to the date of effectiveness of the registration statement of which this prospectus forms a part;
o
the shares reserved for future issuance under the 2025 Plan include 6,671,297 shares of Class A common stock (based on an assumed initial public offering price of $11.00 per share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus) issuable upon the exercise of stock options which we intend to grant in connection with this offering, including to holders of Incentive Units as well as certain other employees and non-employee directors;
•
500,000 shares of Class A common stock reserved for future issuance under the ESPP, which will become effective on the business day immediately prior to the date of effectiveness of the registration statement of which this prospectus forms a part;

•
197,663 shares of Class B common stock issuable upon the exchange of 592,991 exchangeable shares of one of our wholly owned subsidiaries as of July 31, 2025, based on a three-for-one exchangeable share-to-Class B common stock share exchange ratio as part of the Corporate Reorganization; and
•
346,244 shares of Class A common stock that we expect to issue in connection with the closing of our pending acquisition of XRI Global.

The 2025 Plan and the ESPP each provide for annual automatic increases in the number of shares of our Class A common stock reserved thereunder, and the 2025 Plan also provides for increases to the number of shares of our Class A common stock that may be granted thereunder based on shares subject to options granted under the 2014 Plan that expire, are tendered to or withheld by us for payment of an exercise price or for satisfying tax withholding obligations, or are forfeited or are repurchased by us, as more fully described in the section titled “Executive Compensation—Employee Benefit and Stock Plans.”

DILUTION

If you invest in our Class A common stock in this offering, your ownership interest will be diluted to the extent of the difference between the initial public offering price per share of our Class A common stock and the pro forma as adjusted net tangible book value per share of our Class A common stock immediately after this offering. Net tangible book value dilution per share to investors participating in this offering represents the difference between the amount per share paid by purchasers of shares of our Class A common stock in this offering and the pro forma as adjusted net tangible book value per share of our common stock immediately after this offering.

Net tangible book value (deficit) per share is determined by dividing our total tangible assets less our total liabilities by the number of shares of our common stock outstanding. Our historical net tangible book value (deficit) as of July 31, 2025, after giving effect to the Reverse Split, was $(126.0) million, or $(15.34) per share. After giving effect to the Corporate Reorganization (including the Reverse Split) and the Notes Conversion, our pro forma net tangible book value as of July 31, 2025 was $5.6 million, or $0.09 per share, based on the total number of shares of our Class A common stock and Class B common stock outstanding as of July 31, 2025.

After giving effect to the sale by us of 9,100,000 shares of our Class A common stock in this offering at the assumed initial public offering price of $11.00 per share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us our pro forma as adjusted net tangible book value to give effect to this offering as of July 31, 2025 would have been $93.4 million, or $1.37 per share. This represents an immediate increase in pro forma net tangible book value of $1.28 per share to our existing stockholders and an immediate dilution in pro forma as adjusted net tangible book value of $9.63 per share to investors purchasing shares of our Class A common stock in this offering at the assumed initial public offering price. The following table illustrates this dilution:

Assumed initial public offering price per share		$11.00
Historical net tangible book value (deficit) per share as of July 31, 2025	$(15.34)
Pro forma increase in net tangible book value per share as of July 31, 2025	15.43
Pro forma net tangible book value per share as of July 31, 2025	0.09
Increase in pro forma net tangible book value per share attributable to investors purchasing shares of Class A common stock in this offering	1.28
Pro forma as adjusted net tangible book value per share immediately after this offering		1.37
Dilution in pro forma as adjusted net tangible book value per share to investors in this offering		$9.63

Each $1.00 increase or decrease in the assumed initial public offering price of $11.00 per share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus, would increase or decrease, as applicable, our pro forma as adjusted net tangible book value per share immediately after this offering by approximately $0.12, and would increase or decrease, as applicable, dilution per share to investors purchasing shares of Class A common stock in this offering by $0.88, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. Similarly, each increase or decrease of 1.0 million shares in the number of shares of our Class A common stock offered by us would increase or decrease, as applicable, our pro forma as adjusted net tangible book value immediately after this offering by approximately $0.13 per share and increase or decrease, as applicable, the dilution to investors purchasing shares of Class A common stock in this offering by $0.13 per share, assuming the assumed initial public offering price remains the same, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

If the underwriters exercise their option in full to purchase 1,365,000 additional shares of Class A common stock in this offering, the pro forma as adjusted net tangible book value per share after the offering would be $1.55 per share, the increase in the pro forma net tangible book value per share to existing stockholders would be $0.18 per share and the pro forma as adjusted dilution to investors purchasing Class A common stock in this offering would be $9.45 per share.

The following table presents as of July 31, 2025, on a pro forma as adjusted basis to give effect to this offering and the Notes Conversion, as if such conversion had occurred on July 31, 2025 (exclusive of an additional 4,044,619 shares of Class B common stock that would have been issued to convert an additional $35.4 million of principal and accrued interest recognized from the date of the most recent balance sheet through November 20, 2025), the differences between the existing stockholders and the investors purchasing shares of our Class A common stock in this offering with respect to the number of shares purchased from us, the total consideration paid or to be paid to us and the average price per share paid or to be paid to us at the assumed initial public offering price of $11.00 per share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus, before deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us:

	Shares Purchased		Total Consideration		Average
	Number	Percent	Amount	Percent	Price Per Share
Existing stockholders before this offering	59,007,575	87%	$431,854	81%	$7.32
Investors participating in this offering	9,100,000	13%	100,100	19%	11.00
Total	68,107,575	100%	$531,954	100%	$7.81

Each $1.00 increase or decrease in the assumed initial public offering price of $11.00 per share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus, would increase or decrease, as applicable, the total consideration paid by investors participating in this offering and the total consideration paid by all stockholders by approximately $9.1 million, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. Similarly, each increase or decrease of 1.0 million in the number of shares offered by us would increase or decrease, as applicable, total consideration paid by investors participating in this offering and total consideration paid by all stockholders, by approximately $10.2 million, assuming that the assumed initial public offering price remains the same, and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us.

The table above assumes no exercise of the underwriters’ option to purchase 1,365,000 additional shares in this offering. If the underwriters’ option to purchase additional shares is exercised in full, the total number of shares of our common stock held by existing stockholders would be reduced to 84.9% of the total number of shares of our common stock outstanding after this offering, and the total number of shares of common stock held by investors purchasing shares of Class A common stock in the offering would be increased to 15.1% of the total number of shares outstanding after this offering.

The pro forma and pro forma as adjusted columns in the table above are based on 9,100,000 shares of our Class A common stock and 63,682,999 shares of our Class B common stock outstanding as of July 31, 2025 (after giving effect to the Corporate Reorganization, including the Reverse Split, and the Notes Conversion), and exclude the following:

•
4,044,619 additional shares of Class B common stock that would have been issued to convert an additional $35.4 million of principal and accrued interest (cash coupon and payment-in-kind) of A&R Senior Secured Notes, which would have been recognized from the date of the most recent balance sheet through November 20, 2025;

•
21,057 shares of Class B common stock issued to our consolidated subsidiaries in exchange for 63,172 Series A preferred units held by those consolidated subsidiaries prior to the Corporate Reorganization that are not considered outstanding in accordance with U.S. GAAP;
•
609,749 shares of restricted Class B common stock issued to holders of unvested Incentive Units, which will be subject to forfeiture and transfer restrictions until the original time-based vesting conditions of the unvested Incentive Units are satisfied, that are not considered outstanding in accordance with U.S. GAAP;
•
4,756,392 shares of our Class B common stock issuable upon the exercise of outstanding options under the 2014 Plan as of July 31, 2025 with a weighted-average exercise price of $13.83 per share, based on a three-for-one common unit-to-Class B common stock share exchange ratio as part of the Corporate Reorganization and which does not take into account the Option Repricing;

•
199,999 shares of Class B common stock issuable upon the exercise of warrants outstanding as of July 31, 2025, with a weighted-average exercise price of $18.00 per share, based on a three-for-one warrant-to-Class B common stock share exchange ratio as part of the Corporate Reorganization;
•
13,357,842 shares of Class A common stock reserved for future issuance under the 2025 Plan, which will become effective on the business day immediately prior to the date of effectiveness of the registration statement of which this prospectus forms a part;
o
the shares reserved for future issuance under the 2025 Plan include 6,671,297 shares of Class A common stock (based on an assumed initial public offering price of $11.00 per share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus) issuable upon the exercise of stock options which we intend to grant in connection with this offering, including to holders of Incentive Units as well as certain other employees and non-employee directors;
•
500,000 shares of Class A common stock reserved for future issuance under the ESPP, which will become effective on the business day immediately prior to the date of effectiveness of the registration statement of which this prospectus forms a part;
•
197,663 shares of Class B common stock issuable upon the exchange of 592,991 exchangeable shares of one of our wholly owned subsidiaries as of July 31, 2025, based on a three-for-one exchangeable share-to-Class B common stock share exchange ratio as part of the Corporate Reorganization; and
•
346,244 shares of Class A common stock that we expect to issue in connection with the closing of our pending acquisition of XRI Global.

The 2025 Plan and the ESPP each provide for annual automatic increases in the number of shares of our Class A common stock reserved thereunder, and the 2025 Plan also provides for increases to the number of shares of our Class A common stock that may be granted thereunder based on shares subject to options granted under the 2014 Plan that expire, are tendered to or withheld by us for payment of an exercise price or for satisfying tax withholding obligations, or are forfeited or are repurchased by us, as more fully described in the section titled “Executive Compensation—Employee Benefit and Stock Plans.”

To the extent that any outstanding options to purchase our common stock are exercised or new awards are granted under our equity compensation plans, or additional shares of our common stock are issued, there will be further dilution to investors participating in this offering.

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

The following unaudited pro forma consolidated financial information presents the historical financial information of Gloo Holdings, LLC, which will become a wholly owned subsidiary of Gloo Holdings, Inc. (collectively, the Company) pursuant to the Corporate Reorganization, and the historical financial information of Midwestern Interactive, LLC (Midwestern), adjusted to give pro forma effect principally to the following events and transactions (collectively, the Transactions):

•
the acquisition of Midwestern by the Company on June 11, 2025 (the Midwestern Acquisition);
•
the Corporate Reorganization, including the Reverse Split (see the section titled “Corporate Reorganization”);
•
the Notes Conversion, which represents the automatic conversion of the Company’s A&R Senior Secured Notes (Senior Secured Convertible Notes) at a conversion price per share equal to the lesser of (1) 80.0% of the Company’s assumed initial public offering price of $11.00 per share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus, and (2) $30.00, as if effected on July 31, 2025, resulting in the issuance of 12,334,340 shares of Class B common stock and excluding additional principal and accrued interest (cash coupon and payment-in-kind) that would have been recognized from the date of the most recent balance sheet through November 20, 2025 of $35.4 million, which, if reflected, would have converted into an additional 4,044,619 shares of Class B common stock (see the sections titled “The Offering” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Sources and Uses of Funds”); and
•
the issuance and sale by the Company of 9,100,000 shares of Class A common stock in this offering at the assumed initial public offering price of $11.00 per share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by the Company (the Offering).

The unaudited pro forma condensed consolidated balance sheet as of July 31, 2025 presents the historical unaudited condensed consolidated balance sheet of the Company as of July 31, 2025, on a pro forma basis adjusted to give effect to the Corporate Reorganization, including the Reverse Split, Notes Conversion, and Offering as if these events had occurred on July 31, 2025. The unaudited pro forma condensed consolidated balance sheet as of July 31, 2025 does not give effect to the Midwestern Acquisition because this event is reflected in the historical unaudited condensed consolidated balance sheet of the Company as of July 31, 2025.

The unaudited pro forma condensed consolidated statement of operations for the six months ended July 31, 2025 combines the historical unaudited condensed consolidated statement of operations of the Company for the six months ended July 31, 2025 and the historical unaudited statement of operations of Midwestern for the period from February 1, 2025 through May 31, 2025, on a pro forma basis adjusted to give effect to the Transactions as if they had occurred on February 1, 2024, the first day of the Company’s most recently completed fiscal year.

The unaudited pro forma consolidated statement of operations for the year ended January 31, 2025 combines the historical audited consolidated statement of operations of the Company for the year ended January 31, 2025 and the historical audited statement of operations of Midwestern for the year ended December 31, 2024 on a pro forma basis adjusted to give effect to the Transactions as if they had occurred on February 1, 2024, the first day of the Company’s most recently completed fiscal year.

The pro forma adjustments are based upon available information and certain assumptions that management believes are reasonable in order to present the historical audited financial information of the Company and Midwestern adjusted to give pro forma effect to the Transactions. The unaudited pro forma consolidated financial information has been prepared pursuant to Article 11 of Regulation S-X. The pro forma adjustments and their underlying assumptions are described more fully in the notes hereto. The unaudited pro forma consolidated financial information is presented for informational purposes only and is not intended to represent or be indicative of the results of operations or financial position that would have occurred had the Transactions taken place on the dates indicated, or that may be expected to occur in the future. The actual results may differ materially from those presented herein due to a variety of factors, including the finalization of the estimated purchase price, preliminary purchase price allocation, market conditions and integration outcomes.

The unaudited pro forma consolidated financial information does not give effect to any cost savings, operating synergies, revenue enhancements or integration expenses that the combined company may achieve as a result of the Midwestern Acquisition, costs necessary to achieve such measures or costs to integrate the operations of the combined company.

See the sections titled “The Offering,” “Risk Factors,” “Corporate Reorganization,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations;” the historical consolidated financial statements and related notes of Gloo Holdings, LLC as of and for the year ended January 31, 2025; the historical unaudited consolidated financial statements and related notes of Gloo Holdings, LLC as of and for the six months ended July 31, 2025; and the historical consolidated financial statements and related notes of Midwestern as of and for the year ended December 31, 2024, included elsewhere in this prospectus.

Unaudited Pro Forma Condensed Consolidated Balance Sheet as of July 31, 2025

	Historical	Adjustments		Pro Forma	Adjustments		Pro Forma
(in thousands, except unit/stock data)	Gloo	Corporate Reorganization and Notes Conversion		Gloo, Prior to the Offering	Offering		Gloo, As Adjusted for the Transactions
ASSETS
Current assets:
Cash and cash equivalents	$22,589	$—		$22,589	$93,093	(h)	$111,987
					(901)	(h)
					(2,794)	(h)
Restricted cash	254	—		254	—		254
Accounts receivable, net of allowance for credit losses of $33	6,050	—		6,050	—		6,050
Inventory, net	1,248	—		1,248	—		1,248
Contract assets	3,098	—		3,098	—		3,098
Prepaid expenses and other current assets	6,582	—		6,582	(2,478)	(h)	4,104
Total current assets	39,821	—		39,821	86,920		126,741
Property and equipment, net	2,634	—		2,634	—		2,634
Capitalized software, net	26,717	—		26,717	—		26,717
ROU operating lease asset	6,834	—		6,834	—		6,834
Long-term investments	1,181	—		1,181	—		1,181
Other non-current assets	1,381	2,455	(a)	3,836	—		3,836
Intangible assets, net	26,951	—		26,951	—		26,951
Goodwill	80,278	—		80,278	—		80,278
Total assets	$185,797	$2,455		$188,252	$86,920		$275,172

LIABILITIES, MEZZANINE EQUITY, AND MEMBERS’/STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$8,279	$(28)	(a)	$8,251	$(901)	(h)	$7,350
Accrued compensation	6,181	—		6,181	—		6,181
Accrued liabilities	6,402	(960)	(g)	5,442	—		5,442
Acquisition-related liabilities, current	2,522	—		2,522	—		2,522
Deferred revenue	5,622	—		5,622	—		5,622
Debt, current	5,011	—		5,011	—		5,011
Lease liabilities, current	1,187	—		1,187	—		1,187
Total current liabilities	35,204	(988)		34,216	(901)		33,315
Acquisition-related liabilities, non-current	708	—		708	—		708
Debt, non-current	125,488	(101,484)	(g)	24,004	—		24,004
Lease liabilities, non-current	5,609	—		5,609	—		5,609
Derivative liability	23,410	9,823	(f)	—	—		—
		(33,233)	(g)
Deferred income taxes	2,675	(5)	(a)	2,670	—		2,670
Other non-current liabilities	11,502	(2,449)	(d)	8,231	—		8,231
		(822)	(d)
Total liabilities	204,596	(129,158)		75,438	(901)		74,537
Mezzanine Equity:
Series A preferred units, no par value	360,063	(360,063)	(b)	—	—		—
Redeemable NCI	3,383	—		3,383	—		3,383
Total mezzanine equity	363,446	(360,063)		3,383	—		3,383
Members’/stockholders’ equity (deficit):
Preferred stock, par value $0.001	—	—		—	—		—
Common stock, par value $0.001 per share	—	—		—	—		—
Class A common stock, par value $0.001 per share	—	—		—	9	(h)	9
Class B common stock, par value $0.001 per share	—	39	(b)	59	—		59
		8	(c)
		12	(g)
Common member units, par value $0.001 per share	—	—		—	—		—
Additional paid-in capital	36,134	360,404	(b)	535,673	93,084	(h)	623,485
		(8)	(c)		(5,272)	(h)
		2,449	(d)
		822	(d)
		207	(e)
		135,665	(g)
Treasury stock	—	(380)	(b)	(380)	—		(380)
Accumulated deficit	(438,063)	2,488	(a)	(445,605)	—		(445,605)
		(207)	(e)
		(9,823)	(f)
Accumulated other comprehensive income	262	—		262	—		262
Deficit attributable to common members/stockholders	(401,667)	491,676		90,009	87,821		177,830
Equity attributable to noncontrolling interests	19,422	—		19,422	—		19,422
Total members’/stockholders’ deficit	(382,245)	491,676		109,431	87,821		197,252
Total liabilities, mezzanine equity, and members’/stockholders’ equity (deficit)	$185,797	$2,455		$188,252	$86,920		$275,172

Unaudited Pro Forma Condensed Consolidated Statement of Operations for the Six Months Ended July 31, 2025

(in thousands, except unit/stock data)	Gloo	Midwestern, (Note 4)	Midwestern Acquisition		Corporate Reorganization and Notes Conversion		Offering		Gloo, As Adjusted for the Transactions
Revenue:
Platform revenue	$17,241	$—	$—		$—		$—		$17,241
Platform solutions revenue	11,234	5,755	(1,770)	(i)	—		—		15,219
Other revenue	—	—	—		—		—		—
Total revenue	28,475	5,755	(1,770)		—		—		32,460
Operating expenses:
Cost of revenue (exclusive of depreciation and amortization)	20,968	3,741	—		—		—		24,709
Product development	10,730	—	—		—		—		10,730
Sales and marketing	15,823	129	—		—		—		15,952
General and administrative	22,206	597	(1,115)	(i)	(1,189)	(e)	—		20,499
Depreciation and amortization	5,200	30	157	(j)	—		—		5,387
Total operating expenses	74,927	4,497	(958)		(1,189)		—		77,277
Operating loss	(46,452)	1,258	(812)		1,189		—		(44,817)
Other expense (income):
Interest expense	6,003	74	—		(4,875)	(g)	—		1,202
Other expense (income), net	(473)	2	—		—		—		(471)
Loss (gain) from change in fair value of financial instruments	11,436	—	(2,261)	(m)	330	(f)	—		9,505
Loss on extinguishment of debt	7,473	—	—		(7,473)	(g)	—		—
Total other expense (income), net	24,439	76	(2,261)		(12,018)		—		10,236
Net loss before income taxes	(70,891)	1,182	1,449		13,207		—		(55,053)
Income tax (expense) benefit	293	—	(553)		576	(a)	—		316
Income (loss) from equity method investments, net	(460)	—	281	(n)	—		—		(179)
Net loss	(71,058)	1,182	1,177		13,783		—		(54,916)
Less: net loss attributable to noncontrolling interests	(1,307)	—	472	(p)	—		—		(835)
Net loss attributable to common members/stockholders	$(69,751)	$1,182	$705		$13,783		$—		$(54,081)

Net loss per unit attributable to common members/stockholders, basic	$(3.47)								$(0.91)
Net loss per unit attributable to common members/stockholders, diluted	$(3.47)								$(0.91)
Weighted-average common units used to compute net loss per unit attributable to common members/stockholders, basic and diluted	24,650,701				59,205,114	(q)	9,100,000	(q)	59,205,114

Unaudited Pro Forma Consolidated Statement of Operations for the Year Ended January 31, 2025

	Historical	Historical	Adjustments		Adjustments		Adjustments		Pro Forma
(in thousands, except unit/stock data)	Gloo	Midwestern, (Note 3)	Midwestern Acquisition		Corporate Reorganization and Notes Conversion		Offering		Gloo, As Adjusted for the Transactions
Revenue:
Platform revenue	$22,873	$—	$—		$—		$—		$22,873
Platform solutions revenue	330	11,975	(1,981)	(i)	—		—		10,324
Other revenue	13	—	—		—		—		13
Total revenue	23,216	11,975	(1,981)		—		—		33,210
Operating expenses:
Cost of revenue (exclusive of depreciation and amortization)	19,749	8,106	—		—		—		27,855
Product development	13,551	—	—		—		—		13,551
Sales and marketing	22,619	424	—		—		—		23,043
General and administrative	15,098	2,317	(1,248)	(i)	1,395	(e)	—		17,631
			69	(k)	—
Depreciation and amortization	7,714	93	472	(j)	—		—		8,279
Impairment of goodwill	27,753	—	—		—		—		27,753
Total operating expenses	106,484	10,940	(707)		1,395		—		118,112
Operating loss	(83,268)	1,035	(1,274)		(1,395)		—		(84,902)
Other expense (income):
Interest expense	4,738	306	729	(l)	(3,034)	(g)	—		2,739
Other expense (income), net	(687)	41	—		—		—		(646)
Loss (gain) from change in fair value of financial instruments	(1,301)	—	2,261	(m)	9,493	(f)	—		10,453
Loss on extinguishment of debt	—	—	—		7,473	(g)	—		7,473
Total other expense (income), net	2,750	347	2,990		13,932		—		20,019
Net loss before income taxes	(86,018)	688	(4,264)		(15,327)		—		(104,921)
Income tax (expense) benefit	796	—	751		1,911	(a)	—		3,458
Income (loss) from equity method investments, net	(580)	—	—		—		—		(580)
Net loss	(85,802)	688	(3,513)		(13,416)		—		(102,043)
Less: net loss attributable to noncontrolling interests	(113)	—	(565)	(p)	—		—		(678)
Net loss attributable to common members	$(85,689)	$688	$(2,948)		$(13,416)		$—		$(101,365)

Net loss per unit attributable to common members/stockholders, basic and diluted	$(4.55)								$(1.74)
Weighted-average common units used to compute net loss per unit attributable to common members/stockholders, basic and diluted	23,293,429				58,752,690	(q)	9,100,000	(q)	58,752,690

1.
Basis of Presentation

This unaudited pro forma consolidated financial information has been prepared in accordance with the requirements of Article 11 of Regulation S-X, as amended by SEC Release No. 33-10786 (Amendments to Financial Disclosures about Acquired and Disposed Businesses) and, where applicable, reflects the application of the accounting required for the Transactions in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP).

2.
Corporate Reorganization

Immediately prior to the effectiveness of the registration statement, Gloo Holdings, Inc. will form a wholly owned Delaware limited liability company (Merger Sub), and merge Merger Sub with and into Gloo Holdings, LLC, with Gloo Holdings, LLC surviving as a wholly owned subsidiary of Gloo Holdings, Inc. (the Corporate Reorganization). In the merger, each three (3) Series A preferred or common units of Gloo Holdings, LLC will be exchanged for one (1) share of Gloo Holdings, Inc. Class B common stock (the Reverse Split).

Additionally, as part of the Corporate Reorganization, holders of vested and unvested profit units (Incentive Units) will be issued unrestricted and restricted Class B common stock, respectively, taking into account the mechanics of the conversion described herein and the Reverse Split. Restricted Class B common stock will have transfer restrictions and forfeiture provisions, subject to the original time-based vesting conditions of the original underlying Incentive Unit award. The number of shares of Class B common stock issuable for each Incentive Unit award is determined at the award level by first computing the award’s equity value as the excess, if any, of the assumed initial public offering price over the award’s stated hurdle (threshold) price per unit (as adjusted for the Reverse Split), multiplied by the number of Incentive Units issued as part of the award. That incremental equity value is then divided by the assumed initial public offering price to determine the number of Class B common shares issuable to the holder. If an award does not have any incremental equity value, the award is cancelled with no shares issued. For awards with incremental equity value, the vested portion is issued unrestricted Class B common stock and the unvested portion is issued restricted Class B common stock that remains subject to the original time-based vesting conditions. This determination is made separately for each award and is not netted across awards with different hurdles.

In the merger, holders of Gloo Holdings, LLC Series A preferred units will receive, in the aggregate, 38,477,268 shares of Class B common stock, of which 21,057 shares will be held by consolidated subsidiaries of the Company and excluded in consolidation from the number of Class B common stock issued and outstanding. Holders of Gloo Holdings, LLC common units will receive 8,217,024 Class B common stock. Additionally, at the assumed initial public offering price of $11.00 per share, the Company will issue 609,748 shares of Class B common stock in exchange for 6,470,000 Incentive Units, all of which are unvested as of July 31, 2025. The Company will cancel 1,020,000 Incentive Units, including 660,000 vested Incentive Units, that did not have incremental equity value. All shares of Class B common stock issued in exchange for the Incentive Units are restricted and, therefore, will be subject to transfer restrictions and forfeiture provisions that will remain subject to the original time-based vesting conditions of the underlying awards are satisfied.

The Corporate Reorganization will be accounted for as a common-control recapitalization under ASC 805-50, with no new basis of accounting or goodwill recognized. Pro forma adjustments are limited to (i) eliminating historical mezzanine and permanent equity associated with the Series A preferred units and common members equity, such as reclassifications from additional paid-in capital to Class B common stock (to reflect the par value of $0.001 per share); (ii) recognizing deferred tax liabilities for book–tax basis differences created by the change from an LLC disregarded for tax purposes to a taxable corporation; and (iii) reclassification of the carrying values of the Exchangeable Shares and Senior Secured Notes Warrants from liability to equity, reflecting the change in the underlying instrument to non-redeemable Class B common stock. Weighted-average common shares used to compute net loss per share attributable to common stockholders pro forma and pro forma as adjusted are presented as if the Class B common stock issued in the Corporate Reorganization and Notes Conversion, as described in Note 3 below, were outstanding for all periods presented and excludes any shares issued to consolidated subsidiaries and restricted shares subject to forfeiture provisions. Offering-related effects, including the issuance and sale of Class A common stock, are reflected in the pro forma as adjusted column of the unaudited pro forma consolidated statement of operations but are excluded from the pro forma and pro forma as adjusted calculation of net loss per share attributable to common stockholders, basic and diluted.

3.
Notes Conversion

On April 23, 2024, the Company entered into a promissory note purchase agreement (the Note Purchase Agreement) authorizing the issuance of up to an aggregate principal amount of $70.0 million in secured promissory notes (the Senior Secured Notes). As additional consideration to the Purchasers for providing the financing, the Company agreed to issue each Purchaser warrants to purchase Series A preferred units at an exercise price of $6.00 per unit (the Warrants). The number of Warrants issued to each Purchaser was equal to 30.0% of the principal amount of the Senior Secured Notes held by such Purchaser. The Warrants are exercisable at any time prior to their expiration of April 23, 2029.

In June 2025, the Company entered into an Amended and Restated Note Purchase Agreement (the A&R NPA) that provided existing holders of the Company’s Senior Secured Notes the option to exchange their notes for Senior Secured Convertible Notes, with additional issuances occurring in tranches through October 2025, accruing interest through a combination of coupon and paid-in-kind (PIK) interest. For more information on both the Senior Secured Notes and the Senior Secured Notes Warrants and Senior Secured Convertible Notes see Note 13, Debt, in the Company's consolidated financial statements as of and for the six months ended July 31, 2025.

Under the terms of the A&R NPA, immediately prior to the closing of an initial public offering, all outstanding principal and accrued but unpaid interest, including both PIK and unpaid coupon interest, will automatically convert into Class B common stock of Gloo Holdings, Inc. at the lesser of (a) 80.0% of the initial public offering price or (b) $30.00 per share (after giving effect to the Corporate Reorganization described above). As the assumed initial public offering price is $11.00 per share, the Senior Secured Convertible Notes are expected to convert at 80.0% of the IPO price. Upon conversion, holders will receive shares of Class B common stock equal to the value of their outstanding investment, and the notes will be extinguished (the Notes Conversion).

The Senior Secured Convertible Notes contain an embedded derivative feature associated with the variable share-settled redemption provision. In accordance with ASC Topic 815, Derivatives and Hedging (ASC 815), this feature was bifurcated from the host debt instrument and measured at fair value, with changes in fair value recognized through earnings. The embedded derivative reflects the 20.0% discount available to holders upon conversion in connection with an IPO when the offering price is below $30.00 per share.

Immediately prior to conversion, the bifurcated embedded derivative should be remeasured to fair value to reflect the impact of the variable share-settled redemption feature introduced under the A&R NPA. Based on the assumed initial public offering price, the Company estimates it would recognize a $9.8 million loss on the embedded derivative immediately prior to the conversion of the Senior Secured Convertible Notes. In addition, a prior $0.3 million mark-to-market gain recognized during the six months ended July 31, 2025 would have been reflected on February 1, 2024. For purposes of the pro forma financial information, both fair value remeasurements have been adjusted to reflect the assumption that the Senior Secured Convertible Notes were converted as of the beginning of the earliest period presented.

The pro forma adjustments include eliminating (i) the $135.7 million in carrying amount of the Senior Secured Convertible Notes. This carrying amount consists of $107.6 million of outstanding principal, $6.1 million of debt discount and issuance costs, $1.0 million of accrued PIK and unpaid cash interest, and $33.2 million of associated embedded derivative liability; (ii) reclassification of $6.1 million loss on extinguishment of debt associated with the Senior Secured Convertible Notes recognized in the historical consolidated financial statements of the Company for the six months ended July 31, 2025; and (iii) elimination of $3.0 million and $4.9 million of interest expense recognized in the historical consolidated financial statements of the Company for the year ended January 31, 2025 and six months ended July 31, 2025, respectively. This extinguishment reflects the Notes Conversion in exchange for 12,334,340 Class B common stock based on the conversion price, which is 80.0% of the IPO price.

4.
Midwestern Acquisition

On January 3, 2025, the Company acquired an 80.0% membership interest in Midwestern in exchange for approximately $31.7 million in purchase consideration. As part of this transaction, the Company entered into a call option agreement with the minority interest holder of Midwestern, granting them the right to repurchase at least 80.0% of the Midwestern units held by the Company at a fixed price (the MW Call Option). The MW Call Option becomes exercisable on the third anniversary of January 3, 2025, or upon a qualifying event, including an initial public offering, subject to certain conditions. Upon assessing its relationship with Midwestern, the Company determined that it could not consolidate Midwestern as of January 3, 2025, because the participating rights held by Midwestern’s minority interest holder limited the Company from unilaterally controlling Midwestern and it should instead account for Midwestern using the equity method of accounting.

As part of the January 2025 transaction, the Company entered into several financing arrangements, including promissory notes and an installment payment. The Company entered into Promissory Note 1 with a principal amount of $6.5 million and Promissory Note 2 with a principal amount of $2.4 million (collectively, the Promissory Notes). Promissory Note 1 provides for payments in equal monthly installments over approximately two hundred ten months. Promissory Note 2 provides for payments in monthly installments for the first fifty-three months, followed by a balloon payment of the remaining principal balance in month fifty-four. Additionally, the Company entered into an installment payment obligation with a principal amount of $3.2 million (the Installment Payment). The installment payment bears interest at a fixed rate of five percent and matures in January 2027. In conjunction with the issuance of the notes, the Company recognized debt discounts of 52.3%, 79.3% and 97.6% as of the measurement date for Promissory Note 1, Promissory Note 2 and the Installment Payment, respectively.

On June 11, 2025, Midwestern amended its governing documents without additional consideration transferred from the Company. Following these changes to the governance of Midwestern, the Company determined that it had obtained control and should consolidate Midwestern as of June 11, 2025, in accordance with ASC Topic 810, Consolidation (ASC 810). Additionally, the Company recognized a $2.8 million reduction of the MW Call Option’s value, reflecting the modification to the original agreement.

The historical financial information has been adjusted to present the Midwestern Acquisition on a pro forma basis, including adjustments to reflect the effect of accounting for Midwestern using the acquisition method of accounting in accordance with ASC Topic 805, Business Combinations (ASC 805). The Company completed the Midwestern Acquisition and has accounted for the transaction as a business combination in accordance with ASC 805, using the acquisition method of accounting, which results in acquired assets and assumed liabilities being measured at their estimated fair values as of the acquisition date, with Goodwill being measured as excess of the consideration transferred over the fair value of net assets acquired.

The total purchase price of the acquisition includes the following (in thousands):

Estimated Fair Value
(in thousands)
Cash consideration	$2,120
Equity consideration	8,479
Promissory notes to seller	12,045
Fair value of call option	8,792
Initial investment	31,436
Less: reduction in option due to June modification	(2,822)
Fair value of total consideration transferred	$28,614

The estimated purchase price is allocated to the tangible and identifiable intangible assets acquired and liabilities assumed of Midwestern based on their estimated fair values as of the acquisition date, with any excess estimated purchase price transferred allocated to goodwill (in thousands):

(in thousands)
Consideration:
Consideration transferred (June option modification)	$(2,822)
Identified assets and liabilities:
Cash and cash equivalents	1,182
Accounts receivable	241
Prepaid expense and other assets	343
Fixed assets	155
Right-of-use assets	1,475
Intangible assets	6,050
Other LT Assets	6
Accrued liabilities	(407)
Lease liabilities	(1,475)
Notes payable	(717)
Total identifiable net assets acquired	6,853
Noncontrolling interest	7,154
Total	14,007
Fair value of previously held equity interest	31,438
Goodwill	$28,917

The Company recorded finite-lived intangible assets related to customer relationships and trademarks of $4.6 million and $1.5 million, respectively. Fair value of the customer relationships was determined using the multi-period excess earnings method under the income approach and the fair value of the trademarks was determined using the relief from royalty rate method under the income approach. Acquired intangible assets are amortized over the estimated useful lives on a straight-line basis. The following table summarizes the estimated fair values (in thousands) and estimated useful lives for the identifiable intangible assets acquired as of the acquisition date:

	Estimated Useful Life	Estimated Fair Value
		(in thousands)
Customer relationships	16 years	$4,550
Trademarks	8 years	1,500
		$6,050

5.
Reclassification Adjustment

As part of the unaudited pro forma condensed consolidated financial information, certain reclassification adjustments were made to conform the presentation of Midwestern, as presented in its historical consolidated financial statements, to that of the Company. These adjustments had no impact on total assets, total liabilities, net equity or net income as historically reported by Midwestern, but were necessary to align financial statement line items with the Company’s accounting and financial reporting framework. The reclassifications were applied to both the unaudited pro forma consolidated statement of operations for the six months ended July 31, 2025 and for the year ended January 31, 2025.

On the unaudited pro forma consolidated statement of operations for the six months ended July 31, 2025, the following adjustments were made:

Gloo Presentation	Midwestern Presentation	Historical Midwestern, As Presented	Reclassification Adjustments		Notes	Historical Midwestern, As Reclassified
		(in thousands)
Revenue:	Revenue:
N/A	Revenue	$5,755		$(5,755)	(1)	$
Platform revenue	N/A
Platform solutions revenue	N/A			5,755	(1)		5,755
Other revenue	N/A
Total revenue	Total revenue	5,755					5,755
Cost of revenue (exclusive of depreciation and amortization)	Cost of revenue	3,741					3,741
Product development	N/A
Sales and marketing	Sales and marketing	129					129
General and administrative	General and administrative	597					597
Depreciation and amortization	Depreciation	30					30
Total operating expenses	Total operating expenses	4,497					4,497
Operating loss	Operating income	1,258					1,258
Other expense (income):	N/A
Interest expense	Interest expense	74					74
Other expense (income), net	Other expense, net	2					2
Loss (gain) from change in fair value of financial instruments	N/A
Loss on extinguishment of debt	N/A
Total other expense (income), net	N/A	76					76
Net loss before income taxes	N/A	1,182					1,182
Income tax (expense) benefit	N/A
Income (loss) from equity method investments, net	N/A
Net income (loss)	Net income	1,182					1,182
Less: net income (loss) attributable to noncontrolling interests	N/A
Net loss attributable to common members	N/A	$1,182	$				$1,182

(1)
Allocated $5,754,801 of revenue to ‘Platform revenue’ in accordance with our accounting classification for comparable revenue generated from similar services.

On the unaudited pro forma consolidated statement of operations for the year ended January 31, 2025, the following adjustments were made:

Gloo Presentation	Midwestern Presentation	Historical Midwestern, As Presented	Reclassification Adjustments		Notes	Historical Midwestern, As Reclassified
		(in thousands)
Revenue:	Revenue:
N/A	Revenue	$11,975		$(11,975)	(2)	$
Platform revenue	N/A
Platform solutions revenue	N/A			11,975	(2)		11,975
Other revenue	N/A
Total revenue	Total revenue	11,975					11,975
Cost of revenue (exclusive of depreciation and amortization)	Cost of revenue	8,106					8,106
Product development	N/A
Sales and marketing	Sales and marketing	424					424
General and administrative	General and administrative	2,317					2,317
Depreciation and amortization	Depreciation	93					93
Impairment of goodwill	N/A
Total operating expenses	Total operating expenses	10,940					10,940
Operating loss	Operating income	1,035					1,035
Other expense (income):	N/A
Interest expense (income), net	Interest expense	306					306
Other expense (income), net	Other expense, net	41					41
Loss (gain) from change in fair value of financial instruments	N/A
Total other expense (income), net	N/A	347					347
Net loss before income taxes	N/A	688					688
Income tax (expense) benefit	N/A
Income (loss) from equity method investments, net	N/A
Net income (loss)	Net income	688					688
Less: net income (loss) attributable to noncontrolling interests	N/A
Net loss attributable to common members	N/A	$688	$				$688
(2)
Allocated $11,975,344 of revenue to ‘Platform revenue’ in accordance with the Company’s accounting classification for comparable revenue generated from similar services.

These reclassification adjustments are presented solely to conform presentation formats and may not reflect all reclassifications necessary to conform Midwestern’s historical presentation to that of the Company due to limitations on the availability of information as of the date of this Prospectus.

6.
Unaudited Pro Forma Adjustments and Assumptions

The Company made the following adjustments and assumptions in the preparation of the unaudited pro forma information:

(a)
Reflects the recognition of deferred tax assets and liabilities of arising from temporary differences between the financial statement carrying amounts and the tax basis of the Company's assets and liabilities that are expected to be realized as a result of the Corporate Reorganization. Prior to the Corporate Reorganization undertaken for this offering, the Company was structured as a limited liability company (LLC), a partnership for U.S. federal income tax purposes, and therefore was not subject to entity-level federal income tax. The Company was subject to U.S. state income taxes in certain jurisdictions that impose entity-level income taxes on entities treated as partnerships for U.S. federal income tax purposes, which were not significant. Additionally, the foreign subsidiaries of the Company were generally subject to foreign income taxes based upon the laws of the country in which the foreign subsidiary conducts business. Following the Corporate Reorganization and this offering, the Company will be taxed as a corporation and will be subject to U.S. federal income taxes, in addition to state and local taxes. Because the Company incurred losses for the period ended July 31, 2025, and is in a cumulative loss for the three-year period ended July 31, 2025, the income tax benefit on pre-tax losses for U.S. federal and state taxes is predominantly offset by a valuation allowance on the pro forma statement of operations. A valuation allowance is provided for the amount of deferred tax assets that, based upon available evidence, are not expected to be realized. The related deferred tax effects are calculated using the Company's estimated statutory tax rates of 21.7% for the fiscal year ended January 31, 2025, and 24.4% for the six months ended July 31, 2025.

(b)
Reflects the exchange of 115,431,806 Series A preferred units of Gloo Holdings, LLC, including 63,172 units held by consolidated subsidiaries of the Company, for 38,477,268 million shares of Class B common stock of Gloo Holdings, Inc., including 21,057 shares that will be held by consolidated subsidiaries of the Company and will not be considered outstanding in accordance with U.S. GAAP. This exchange was effected based on a three-for-one exchange ratio (Series A preferred units for Class B common stock) as part of the Corporate Reorganization.
(c)
Reflects the exchange of 24,651,074 common units of Gloo Holdings, LLC for 8,217,024 million shares of Class B common stock of Gloo Holdings, Inc. This exchange was effected based on a three-for-one exchange ratio (common units for Class B common stock) as part of the Corporate Reorganization.
(d)
Reflects the reclassification associated with the Exchangeable Shares and Senior Secured Notes Warrants, of $2.4 million and $0.8 million respectively, from liability to equity using the three-for-one exchange ratio. This reclassification occurred as a result of the underlying instrument changing from Series A preferred units to Class B common stock as part of the Corporate Reorganization. These securities are redeemable at the option of the holder.
(e)
Reflects $1.4 million of incremental stock-based compensation expense associated with the cancellation of profits units with a hurdle rate of $11.25. This amount includes $0.2 million related to unvested profits units and $1.2 million related to vested profits units during the six months ended July 31, 2025. Both amounts have been reclassified to the year ended January 31, 2025, to align with the pro forma presentation during the year ended January 31, 2025. A total of 1,020,000 Profits Units were cancelled as part of the Corporate Reorganization. In exchange for the 6,470,000 unvested Profits Units that were not cancelled, the Company issued 609,748 restricted Class B common shares. These restricted shares are subject to transfer restrictions and forfeiture provisions consistent with the time-based vesting conditions of the unvested incentive units exchanged prior to the Corporate Reorganization.
(f)
Reflects a $9.8 million final mark-to-market adjustment to the derivative liability associated with the Senior Secured Convertible Notes and the reclassification of a $0.3 million gain from change in fair value of financial instruments associated with this embedded derivative recognized in the historical consolidated financial statements of the Company for the six months ended July 31, 2025. The derivative liability was established as a result of the variable conversion and share-settled redemption features introduced under the Amended and Restated Note Purchase Agreement that resulted in the Senior Secured Convertible Notes.
(g)
Reflects the (i) settlement of $135.7 million in Senior Secured Convertible Notes, consisting of $107.6 million of outstanding principal, $6.1 million of debt discount and issuance costs, $1.0 million of accrued payment-in-kind ("PIK") and unpaid cash interest, and $33.2 million of associated embedded derivative liability; (ii) reclassification of $6.1 million loss on extinguishment of debt associated with the Senior Secured Convertible Notes recognized in the historical consolidated financial statements of the Company for the six months ended July 31, 2025; and (iii) elimination of $3.0 million and $4.9 million of interest expense recognized in the historical consolidated financial statements of the Company for the year ended January 31, 2025 and six months ended July 31, 2025, respectively. This extinguishment reflects the Notes Conversion in exchange for 12,334,340 Class B common stock based on the conversion price, which is 80.0% of the IPO price.
(h)
Reflects the estimate net cash proceeds of $87.8 million from the issuance and sale of Gloo Holdings, Inc.’s Class A common stock to investors in this offering at an assumed public offering price of $11.00 per share, the midpoint of the price range set forth on the cover of this Prospectus, after deducting the estimated underwriting discounts and commissions of $7.0 million, offering-related liabilities payable as of July 31, 2025 of $0.9 million, and offering expenses payable by the Company of approximately $5.3 million, of which $2.8 million were incurred prior to and reflected as of July 31, 2025 in the Company’s historical consolidated balance sheet.

(i)
Reflects the elimination of $2.0 million of revenue and $1.2 million of general and administrative expenses for the year ended January 31, 2025, and $1.8 million of revenue and $1.1 million of general and administrative expenses for the six months ended July 31, 2025, that would have been treated as intercompany transactions and eliminated upon consolidation between the Company and Midwestern had the Midwestern Acquisition occurred on February 1, 2024.
(j)
Reflects additional amortization expense of $0.5 million for the year ended January 31, 2025, and $0.2 million for the six months ended July 31, 2025, related to finite-lived intangible assets that would have been recognized had the Midwestern Acquisition occurred on February 1, 2024. The adjustments have been calculated using the straight-line method over the respective estimated useful lives and are based on the step-up in fair value identified in the purchase price allocation (see Note 4):

			Pro Forma Amortization Expense
	Estimated Useful Life	Estimated Fair Value	For the Year Ended January 31, 2025	For the Six Months Ended July 31, 2025
Customer relationships	16 years	$4,550,000	$284,375	94,792
Trademarks	8 years	1,500,000	187,500	62,500
Total amortization expense			$471,875	$157,292

(k)
Reflects $0.1 million of non-recurring transaction costs, consisting of third-party consulting and legal fees, incurred by the Company in connection with the Midwestern Acquisition and recognized subsequent to July 31, 2025. As these expenses were incurred after the interim historical period, an adjustment has been made to include them in the pro forma results for the year ended January 31, 2025. The transaction costs are presented within general and administrative expenses in the pro forma statement of operations.

(l)
Reflects $0.7 million of incremental interest expense for the year ended January 31, 2025, related to the issuance of the Promissory Notes and installment payment obligation, consisting of $0.4 million of contractual interest and $0.3 million of accretion of debt discount. As the six months ended July 31, 2025 already include all related interest expense, no adjustment is required for that period. Both contractual interest and accretion of debt discount are presented within interest expense in the historical consolidated statement of operations. The following table presents the pro forma adjustments to interest expense:

For the Year Ended January 31, 2025
Contractual interest expense	$431,814
Accretion of debt discount	297,194

(m)
Reflects the reclassification of a $2.3 million loss from change in fair value of financial instruments related to changes in fair value associated with the MW Call Option recognized in the historical consolidated financial statements of the Company for the six months ended July 31, 2025.
(n)
Reflects the elimination of $0.3 million of equity method investments net losses associated with Midwestern recognized in the historical consolidated financial statements of the Company for the six months ended July 31, 2025, to align the timing of the transaction and reflect the application of consolidation accounting as if the Midwestern Acquisition had occurred on February 1, 2024.
(o)
Reflects the estimated income tax effect of the pro forma adjustments using the Company’s estimated tax rate of 21.7% and 24.4% for the year ended January 31, 2025 and the six months ended July 31, 2025, respectively. The actual tax rate of the combined group could be materially different based on future tax planning strategies, jurisdictional income mix and the activities of the combined group.
(p)
Reflects the effect of the other Midwestern Acquisition pro forma adjustments on net loss attributable to noncontrolling interest which includes $0.6 million and $0.5 million increase and decrease to net loss attributable to noncontrolling interests for the year ended January 31, 2025 and six months ended July 31, 2025, respectively.

(q)
The change in the weighted-average common shares used to compute pro forma net loss per share attributable to common stockholders, basic and diluted reflects (i) the Corporate Conversion, including the issuance of 38,477,268, which excludes 21,057 Class B common shares issued to consolidated subsidiaries of the Company, and 609,748 Class B common shares issued to consolidated subsidiaries of the Company and holders of unvested Incentive Units that are subject to time-based vesting conditions, respectively, and (ii) the Notes Conversion, resulting in the issuance of 12,334,340 Class B common shares. The Class A common shares associated with the Offering are not included in the weighted-average common shares used to compute pro forma net loss per share attributable to common stockholders, basic and diluted. See Note 7 below.

7.
Unaudited Pro Forma Net Loss Per Share

Pro forma net loss per share, basic and diluted, is computed by dividing pro forma net loss attributable to common stockholders by the weighted-average number of common shares that would have been outstanding during the period, adjusted to give effect to the Transactions, as if they had occurred on February 1, 2024. The pro forma net loss per share calculation does not give effect to the Class A common shares associated with the Offering and potential dilutive securities where the impact would be anti-dilutive.

The following table sets forth the computation of pro forma net loss per share, basic and diluted, attributable to common stockholders:

(in thousands, except for unit/share data)	For the Year Ended January 31, 2025	For the Six Months Ended July 31, 2025
Numerator:
Pro forma net loss attributable to common stockholders	$(101,365)	$(54,081)
Less: Deemed dividend for conversion of Member Advance	700	—
Pro forma net loss attributable to common stockholders, basic and diluted	(102,065)	(54,081)
Denominator:
Weighted-average common shares, basic, as adjusted for reverse split	7,764,476	8,216,900
Pro forma adjustment to reflect the issuance of common stock upon completion of the Corporate Reorganization and Notes Conversion:
Series A Preferred Units, net	38,456,211	38,456,211
Senior Secured Convertible Notes	12,334,340	12,334,340
Exchangeable Shares (Equity-classified penny warrants)	197,663	197,663
Total pro forma weighted-average common shares and equivalents, basic and diluted	58,752,690	59,205,114
Pro forma net loss per share, basic and diluted	$(1.74)	$(0.91)

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read together with our consolidated financial statements and the related notes, and other financial information, included elsewhere in this prospectus. Some of the information contained in this discussion and analysis or set forth elsewhere in this prospectus, including information with respect to our plans and strategy for our business, includes forward-looking statements that involve risks and uncertainties. You should review the sections titled “Risk Factors” and “Special Note Regarding Forward-Looking Statements” for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis. The last day of our fiscal year is January 31 and our fiscal quarters end on April 30, July 31, October 31, and January 31. Our fiscal years ended January 31, 2024 and 2025 are referred to herein as “fiscal 2023” and “fiscal 2024”, respectively.

Overview

Gloo’s mission is to build the leading technology platform for the faith and flourishing ecosystem. Our purpose is to shape technology as a force for good, so people can flourish and communities can thrive. This is grounded in our belief that relationships catalyze growth, and when technology is used to serve relationships, it transforms lives. There are two primary stakeholders at the core of the faith and flourishing ecosystem, network capability providers (NCPs) and the churches and frontline organizations (CFLs) they serve.

NCPs play an enabling role in the faith and flourishing vertical by equipping CFLs with products and services so CFLs can focus on their mission. These products and services include technology solutions, content, marketing services and donor services. CFLs serve as the heart of the faith and flourishing ecosystem, and include churches, ministries, nonprofits and service organizations, providing worship, educational programs, community outreach efforts and other social services support.

We have established a platform that connects NCPs and CFLs and facilitates sales of products and services between the two groups. Through our platform, CFLs gain access to curated resources and NCPs benefit from targeted distribution of their products and services to members of the ecosystem. The Gloo platform includes a suite of technology, marketplace, advertising and service solutions offered directly by us and by our wholly owned or consolidated subsidiaries, which we refer to as Gloo Capital Partners.

We generate revenue from NCPs through sales of enterprise subscriptions to outsourced technology, artificial intelligence (AI) capabilities and advertising (all of which we account for as platform revenue), as well as platform solutions. We generate platform revenue from CFLs through sales of subscriptions to communication tools, content libraries, data insights and AI capabilities, as well as through transactions on our and Gloo Capital Partners’ e-commerce marketplaces, including Outreach, Inc., our largest online marketplace.

We generate four types of revenue (the first three of which we account for as platform revenue): (1) subscriptions, which are primarily recurring revenue streams, (2) marketplace, which consists primarily of one-time revenue streams, (3) advertising, which are primarily re-occurring revenue streams, and (4) platform solutions, which includes both recurring and re-occurring revenue streams. For the six months ended July 31, 2025, approximately 70% of our revenue was recurring and re-occurring. Recurring revenue is derived from monthly or annual subscriptions and ongoing contracts, and accounted for approximately 44% of our total revenue for the six months ended July 31, 2025. Re-occurring revenue is derived from repeat customer purchases, most often of digital and physical products from Outreach, and accounted for more than 20% of our total revenue for the six months ended July 31, 2025.

Factors Affecting Our Performance

The following are key factors that affect our performance:

Completing and Integrating Acquisitions and Investments to Expand our Reach

We intend to continue to pursue strategic acquisitions and investments to enhance our capabilities, expand distribution and increase the value of our platform. Our acquisition and investment strategy is focused on mission-aligned companies with strong recurring and re-occurring revenue, high engagement among faith and flourishing organizations and differentiated products or solutions. We believe future acquisitions and investments are important to our ability to grow revenue because they allow us to enhance product offerings, deepen the faith and flourishing ecosystem engagement and drive scalable change for NCPs and CFLs. Our ability to efficiently and effectively identify, complete and integrate acquisitions and investments will impact whether and how quickly our expected operational and financial benefits are achieved.

In connection with our acquisition of Visitor Reach and investment in Midwestern, we granted the counterparties contractual rights to repurchase a portion of the business interests that we acquired, subject to certain conditions and over specified periods. If any such repurchase rights are exercised, we may be required to unwind part or all of a completed acquisition or divest all or a portion of a completed investment, on terms that may not be favorable to us, which could result in the loss of strategic or core assets or future revenue streams. The exercise of these repurchase rights may also require us to deconsolidate such entities from our consolidated financial statements, which would adversely affect our financial condition, results of operations and prospects. For example, if all repurchase rights outstanding as of January 31, 2025 were exercisable as of such date and were exercised on such date, we would be required to deconsolidate $0.2 million, or 0.8%, of our fiscal 2024 revenue and $0.1 million, or an immaterial percent, of our fiscal 2024 net loss. If all repurchase rights outstanding as of July 31, 2025 were exercisable as of such date and were exercised on such date, we would be required to deconsolidate $3.6 million, or 12.7%, of our revenue and $0.9 million, or 1.2%, of our net loss for the six months ended July 31, 2025.

The exercise of repurchase rights may also lead to other financial and operational disruption and require us to restructure our operations or write down previously recognized goodwill or intangible assets. Moreover, the existence of repurchase rights may affect our ability to integrate acquired businesses and reduce the certainty of long-term ownership, which could adversely affect our ability to realize the benefits of these acquisitions and investments. Such repurchase rights increase the consideration paid for acquisitions, which then may also increase the likelihood that we take impairment charges subsequent to the closing of acquisitions or investments, for example, as occurred subsequent to our acquisition of Outreach. Although we may enter into similar repurchase right arrangements in connection with future acquisitions and investments, we have historically maintained strong commercial relationships with the counterparties holding such rights, which we believe mitigates the associated risks.

Expanding AI Capabilities for the Faith and Flourishing Ecosystem

We are developing Gloo AI, a vertical-specific faith- and flourishing-based AI. Our AI infrastructure and how we embed our AI capabilities into our products and the products of Gloo Capital Partners are designed to enable new applications for engagement, data insights and content creation to serve NCPs, publishers, content creators, denominations, donor platforms and developers. Several of our existing products are AI-native tools that incorporate AI from the beginning of their lifecycle, while many of our Gloo Capital Partners are still early in their AI adoption with AI powering a small but growing number of their current products and services. Our ability to realize returns on our investment in Gloo AI will depend on a number of factors, including our ability to successfully develop and market our AI capabilities, the effectiveness and pricing of these capabilities and our ability to differentiate these capabilities from competitive offerings.

Cross-Selling and Upselling of Brands

We are focused on cross selling and upselling the brands of Gloo Capital Partners to our customer base. At times, different Gloo Capital Partners serve the same customers and we believe that providing bundled offerings that include our core Gloo products and the products of Gloo Capital Partners has the potential to increase our revenue. Our ability to accurately identify, market and sell value-enhancing bundles for our customers will impact the extent to which we are able to realize the potential financial benefits of cross-sell and upsell opportunities.

Retain and Expand Our Existing Customer Relationships

Our business model integrates both enterprise NCP sales and digital-led growth to drive platform adoption, expansion and sustainable revenue. NCPs play a pivotal role by delivering their offerings to CFLs through our platform, while also purchasing our technology, advertising services and solutions to power their own operations. Through direct engagement with NCPs, we enable access to our platform, fueling the onboarding of new offerings and driving sustained customer growth. In parallel, our self-service onboarding model empowers CFLs to independently access both free and premium tools through Gloo Workspace, which has contributed to organic growth across our platform. Gloo provides a robust distribution channel for NCPs, driving engagement, reach and recurring revenue. Our ability to successfully anticipate the demands of our customers will impact our ability to create new products and provide new services that are adopted by our customers.

Continued Technology Innovation and Expansion of Our Platform

In addition to our investments in Gloo AI, we plan to continue to invest in technology innovation and product development to enhance the capabilities of our platform, including the product development of Gloo Capital Partners. We are actively investing in our advertising offerings to enhance the Gloo Media Network, which provides advertising technology and marketing technology to NCPs. We expect that additional features and products will enable customers and collaborators to manage new workflows on our platform and allow us to attract a broader set of customers. We intend to continue to invest in building additional products, features and functionality that expand our capabilities and facilitate the extension of our platform. Our future success is dependent on our ability to successfully develop or acquire, market and sell existing and new products to both new and existing customers.

Components of Results of Operations

Revenue

We generate four types of revenue: (1) subscriptions, which are primarily recurring revenue streams, (2) marketplace, which consists primarily of one-time revenue streams, (3) advertising, which are primarily re-occurring revenue streams, and (4) platform solutions, which includes both recurring and re-occurring revenue streams. Our recurring revenue generally consists of monthly and annual subscriptions. Our re-occurring revenue generally consists of products and services with customers that continue to use our services to further their missions in the faith and flourishing vertical.

•
Subscription revenue, which is a component of platform revenue, includes access to a free and premium portfolio of subscription-based software and access to solutions through our platform. This represents the foundational layer of the Gloo platform, enabling CFLs and NCPs to communicate, organize and operate more effectively. These offerings generate revenue primarily through monthly and annual subscriptions with NCPs.
•
Marketplace revenue, which is a component of platform revenue, represents sales through e-commerce marketplaces where CFLs discover and purchase products, such as books, banners and other physical and digital goods that are consumed through CFL related activities such as research, curriculum, assessments, campaign support and technology services. Our largest marketplace is Outreach, a Gloo Capital Partner. Major faith holidays can result in seasonality within this revenue stream, such as increased revenue in our first and fourth fiscal quarters related to Easter and Christmas purchase volume and decreased revenue in our second fiscal quarter.

•
Advertising revenue, which is a component of platform revenue, represents fees earned for the placement of advertisements on our and Gloo Capital Partners’ websites from third-parties that are looking to offer their products and services to mission-oriented consumers. Beginning in the second quarter of fiscal 2025, we also began providing campaign management services such as strategy and creative consulting, direct mail, email and SMS campaigns, and data and analytics, through Masterworks.
•
Platform solutions revenue for the years ended January 31, 2024 and January 31, 2025 represented technology and product development for the He Gets Us national media campaign (HGU). Beginning in the first quarter of fiscal 2024, we began providing technology development solutions through Gloo Capital Partners, primarily Midwestern and Servant.

Our revenue recognition policies are discussed in more detail in the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies and Estimates.”

Operating Expenses

Cost of Revenue (exclusive of depreciation and amortization)

Cost of revenue (exclusive of depreciation and amortization) related to our platform consists primarily of software and hosting tools, salaries and wages related to employees that support the customer product, as well as customer success teams. Cost of revenue (exclusive of depreciation and amortization) related to marketplace is comprised of raw materials, finished goods, salaries and wages related to employees in the production department, as well as rent expense and overhead. Cost of revenue (exclusive of depreciation and amortization) related to advertising consists primarily of salaries and wages related to employees that support our advertising customers as well as costs related to advertising insertion technology tools. Cost of revenue (exclusive of depreciation and amortization) related to platform solutions primarily consists of salaries and wages for our professional services teams.

We expect that cost of revenue (exclusive of depreciation and amortization) as a percentage of revenue will fluctuate from period to period based on a variety of factors, including the mix of revenue between subscription, marketplace, advertising and platform solutions, variations in labor costs, third-party expenses and acquisitions. For example, marketplace generally has a higher cost of revenue as a percentage of revenue compared to subscription revenue.

Product Development

Product development expense consists primarily of employee costs for our product development organization, including salaries, benefits, bonuses and equity-based compensation. Product development expense also includes third-party outsourced technology costs incurred in developing our platforms, and computer equipment, software, and subscription services dedicated for use by our product development organization. We expect our product development expense to increase for the foreseeable future as we continue to dedicate substantial resources to develop, improve and expand the functionality of our offerings, particularly with our expansion of our AI capabilities.

Sales and Marketing

Sales and marketing expense consists primarily of employee costs for our sales and marketing personnel, including salaries, benefits, bonuses, equity-based compensation and sales commissions. Sales and marketing expense also includes advertising costs, travel-related expenses and costs to market and promote our offerings, direct customer acquisition costs and costs related to conferences and events. Software and subscription services dedicated for use by our sales and marketing organization and outside services for sales and marketing purposes are also included in sales and marketing expense. Sales commissions that are incremental to obtaining a customer contract are deferred and amortized ratably over the estimated period of our relationship with that customer. We expect our sales and marketing expense will increase on an absolute dollar basis for the foreseeable future as we continue to increase investments to support our growth and expand our reach. We also anticipate that sales and marketing expense will increase in the near and medium-term as we focus our efforts to expand our brand name and presence in the marketplace.

General and Administrative

General and administrative expense consists of employee costs for our executive leadership, accounting, finance, legal, human resources and other administrative personnel, including salaries, benefits, bonuses, and equity-based compensation. General and administrative expense also includes external legal, accounting and other professional service fees, rent, software and subscription services dedicated for use by our general and administrative employees, and other general corporate expenses. Acquisition-related expenses are also a component of general and administrative expense. We expect general and administrative expense to increase on an absolute dollar basis for the foreseeable future as we continue to increase investments to support our growth and because of increased costs due to becoming a publicly-traded company. As we are able to further scale our operations in the future, we expect that general and administrative expense will decrease as a percentage of revenue.

Depreciation and Amortization

Depreciation and amortization relate to intangible assets, property and equipment, and capitalized software. Depreciation and amortization will increase on an absolute dollar basis as we continue to acquire Gloo Capital Partners, resulting in additional intangible assets.

Interest Expense

Interest expense consists of coupon rate interest expense on our long-term debt, as well as amortization of deferred financing costs and discounts. Discounts typically relate to the value bifurcated from the debt host for embedded warrants and derivatives.

Income Tax (Expense) Benefit

We account for income taxes in accordance with ASC Topic 740, Income Taxes (ASC 740). ASC 740 requires deferred tax assets and liabilities to be recognized for temporary differences between the tax basis and financial reporting basis of assets and liabilities, computed at the expected tax rates for the periods in which the assets or liabilities will be realized, as well as for the expected tax benefit of net operating loss and tax credit carryforwards. Income taxes are recognized for the amount of taxes payable by the company’s corporate subsidiaries for the current year and for the impact of deferred tax assets and liabilities, which represent future tax consequences of events that have been recognized differently in the financial statements than for tax purposes.

Results of Operations

The following tables summarize key components of our results of operations for the periods presented. The period-to-period comparisons of our historical results are not necessarily indicative of the results that may be expected in the future. We operate as a single reportable segment to reflect the way our chief operating decision maker reviews and assesses the performance of our business. The accounting policies are described in Note 2, Summary of Significant Accounting Policies, in our consolidated financial statements included elsewhere in this prospectus.

Impact of Acquisitions

The comparability of our operating results is impacted by our business combinations and acquisitions. In our discussion of changes in our results of operations for the year ended January 31, 2024 compared to the year ended January 31, 2025 and in our results of operations for the six months ended July 31, 2024 compared to the six months ended July 31, 2025, we may discuss the impact of the growth in certain of our revenue and expenses where such discussions would be meaningful.

	Year Ended January 31,		Six Months Ended July 31,
	2024	2025	2024	2025
	(in thousands)
Revenue:
Platform revenue	$2,176	$22,873	$10,463	$17,241
Platform solutions revenue	13,325	330	121	11,234
Other revenue	5,788	13	13	—
Total revenue	21,289	23,216	10,597	28,475
Operating expenses:
Cost of revenue (exclusive of depreciation and amortization) (1)	6,471	19,749	9,394	20,968
Product development (1)	17,780	13,551	6,105	10,730
Sales and marketing (1)	23,560	22,619	10,824	15,823
General and administrative (1)	13,300	15,098	7,535	22,206
Depreciation and amortization	4,685	7,714	3,611	5,200
Impairment of goodwill	—	27,753	—	—
Total operating expenses	65,796	106,484	37,469	74,927
Operating loss	(44,507)	(83,268)	(26,872)	(46,452)
Other expense (income):
Interest expense	3,796	4,738	1,075	6,003
Other expense (income), net	(45)	(687)	(194)	(473)
Loss (gain) from change in fair value of financial instruments	—	(1,301)	(220)	11,436
Loss on extinguishment of debt	—	—	—	7,473
Total other expense (income), net	3,751	2,750	661	24,439
Net loss before income taxes	(48,258)	(86,018)	(27,533)	(70,891)
Income tax (expense) benefit	106	796	412	293
Income (loss) from equity method investments, net	(161)	(580)	(273)	(460)
Net loss	(48,313)	(85,802)	(27,394)	(71,058)
Less: net loss attributable to noncontrolling interests	—	(113)	—	(1,307)
Net loss attributable to common members	$(48,313)	$(85,689)	$(27,394)	$(69,751)

(1)
Equity-based compensation expense was allocated in cost of revenue and operating expenses as follows:

	Year Ended January 31,		Six Months Ended July 31,
	2024	2025	2024	2025
	(in thousands)
Cost of revenue (exclusive of depreciation and amortization)	$3	$23	$8	$18
Product development	328	1,056	198	1,080
Sales and marketing	66	551	260	394
General and administrative	1,471	2,157	2,381	1,783
Total equity-based compensation	$1,868	$3,787	$2,847	$3,275

Comparison of the Six Months Ended July 31, 2024 and 2025

Revenue

	Six Months Ended July 31,		Change
	2024	2025	$	%
	(in thousands)
Revenue:
Platform revenue	$10,463	$17,241	$6,778	64.8%
Platform solutions revenue	121	11,234	11,113	N/M
Other revenue	13	—	(13)	N/M
Total revenue	$10,597	$28,475	$17,878	168.7%

* N/M = not meaningful

Total revenue increased $17.9 million, or 168.7%, for the six months ended July 31, 2025, compared to the six months ended July 31, 2024. This increase was comprised of an increase in platform solutions revenue of $11.1 million and an increase in platform revenue of $6.8 million.

The increase in platform solutions revenue was primarily due to an increase in infrastructure and technology development services, provided through Gloo Capital Partners acquired during the six months ended July 31, 2025, contributing $8.3 million, primarily from Servant, Masterworks and Barna, compared to the six months ended July 31, 2024, prior to the acquisition of these entities. Our platform solutions revenue increased $2.6 million primarily due to an increase in sales from our Gloo360 offering, which provides technology, data and consulting services, for the six months ended July 31, 2025, compared to the six months ended July 31, 2024.

The increase in platform revenue was primarily due to an increase in subscription revenue of $3.4 million and advertising revenue of $3.3 million for the six months ended July 31, 2025, compared to the six months ended July 31, 2024. Subscription revenue increased primarily as a result of broadening our geographic and product footprint through strategic acquisitions, including Church Law & Tax, ChurchSalary and Visitor Reach. Advertising revenue increased primarily as a result of the acquisition of Masterworks, contributing $2.8 million for the six months ended July 31, 2025, compared to the six months ended July 31, 2024.

Operating Expenses

Cost of Revenue (Exclusive of Depreciation and Amortization)

	Six Months Ended
	July 31,		Change
	2024	2025	$	%
	(in thousands)
Cost of revenue (exclusive of depreciation and amortization)	$9,394	$20,968	$11,574	123.2%
Percentage of revenue	88.6%	73.6%

Cost of revenue (exclusive of depreciation and amortization) increased $11.6 million, or 123.2%, for the six months ended July 31, 2025, compared to the six months ended July 31, 2024. The increase in cost of revenue is primary related to an increase in sales commissions and infrastructure service usage charges directly associated with the increase in platform revenue, as well as an overall increase in revenue. Cost of revenue (exclusive of depreciation and amortization) decreased as a percent of revenue primarily due to the change in revenue mix earned during the comparative periods, in particular the increases in subscription revenue and platform solutions revenue, which have higher gross margins than advertising revenue and marketplace revenue.

Product Development

	Six Months Ended
	July 31,		Change
	2024	2025	$	%
	(in thousands)
Product development	$6,105	$10,730	$4,625	75.8%
Percentage of revenue	57.6%	37.7%

Product development expense increased $4.6 million, or 75.8%, for the six months ended July 31, 2025, compared to the six months ended July 31, 2024. We incurred an increase of $4.6 million, primarily related to wages and benefits, inclusive of equity compensation, related to our commitment to increase our full-time internal staffing to support the development of Gloo AI and the acquisitions of Midwestern and Servant.

Sales and Marketing

	Six Months Ended
	July 31,		Change
	2024	2025	$	%
	(in thousands)
Sales and marketing	$10,824	$15,823	$4,999	46.2%
Percentage of revenue	102.1%	55.6%

Sales and marketing expenses increased $5.0 million, or 46.2%, for the six months ended July 31, 2025, compared to the six months ended July 31, 2024. We incurred an increase in compensation expense of $2.2 million as we continue to invest in expanding our internal marketing team, an increase in agency fees of $1.4 million related to our rebranding initiatives and an increase of $0.7 million on travel, entertainment and promotional events.

General and Administrative

	Six Months Ended
	July 31,		Change
	2024	2025	$	%
	(in thousands)
General and administrative	$7,535	$22,206	$14,671	194.7%
Percentage of revenue	71.1%	78.0%

General and administrative expenses increased $14.7 million, or 194.7%, for the six months ended July 31, 2025, compared to the six months ended July 31, 2024. Personnel expenses increased $7.4 million primarily associated with the acquisitions of Servant, Midwestern and Masterworks. We also incurred acquisition transaction fees of $2.6 million, professional service fees of $2.6 million related to incremental financial reporting activities and other activities meant to streamline our corporate functions in advance of operating as a public company and $0.8 million related to licenses, subscriptions and equipment to support our growing business.

Depreciation and Amortization

	Six Months Ended
	July 31,		Change
	2024	2025	$	%
	(in thousands)
Depreciation and amortization	$3,611	$5,200	$1,589	44.0%
Percentage of revenue	34.1%	18.3%

Depreciation and amortization expense increased $1.6 million, or 44.0%, for the six months ended July 31, 2025, compared to the six months ended July 31, 2024. This increase is primarily due to an increase of $1.6 million due to an increase in intangible assets acquired through business combinations that were consummated subsequent to July 31, 2024.

Other Expense (Income)

Interest Expense

	Six Months Ended
	July 31,		Change
	2024	2025	$	%
	(in thousands)
Interest expense	$1,075	$6,003	$4,928	N/M

Interest expense increased $4.9 million, for the six months ended July 31, 2025, compared to the six months ended July 31, 2024, primarily due to an increase of $73.0 million in our outstanding debt balances as of July 31, 2025 as compared to July 31, 2024, and an increase in of $1.4 million of amortization of debt discounts and issuance costs during the six months ended July 31, 2025, compared to the six months ended July 31, 2024.

Loss (Gain) from Change in Fair Value of Financial Instruments

	Six Months Ended
	July 31,		Change
	2024	2025	$	%
	(in thousands)
Loss (gain) from change in fair value of financial instruments	$(220)	$11,436	$11,656	N/M

The change in fair value of financial instruments resulted in a loss of $11.7 million during the six months ended July 31, 2025, compared to the six months ended July 31, 2024, primarily as a result of the exchange of certain of our Original Senior Secured Notes (as defined herein) to Exchanged Senior Secured Convertible Notes (as defined herein).

Loss on Extinguishment of Debt

	Six Months Ended
	July 31,		Change
	2024	2025	$	%
	(in thousands)
Loss on extinguishment of debt	$—	$7,473	$7,473	N/M

We incurred a loss on extinguishment of debt of $7.5 million, during the six months ended July 31, 2025, as a result of the exchange of certain of our Original Senior Secured Notes to Exchanged Senior Secured Convertible Notes. No such transaction occurred during the six months ended July 31, 2024.

Comparison of the Years Ended January 31, 2024 and 2025

Revenue

	Year Ended January 31,		Change
	2024	2025	Amount	%
	(in thousands)
Revenue:
Platform revenue	$2,176	$22,873	$20,697	951.1%
Platform solutions revenue	13,325	330	(12,995)	(97.5)%
Other revenue	5,788	13	(5,775)	(99.8)%
Total revenue	$21,289	$23,216	$1,927	9.1%

Revenue increased $1.9 million, or 9.1%, for the year ended January 31, 2025, compared to the year ended January 31, 2024. This increase was primarily driven by an increase in platform revenue of $20.7 million, partially offset by a decline in platform solutions revenue of $13.0 million and a decline in other revenue of $5.8 million.

The increase in platform revenue was primarily due to an increase in marketplace revenue of $13.5 million for the year ended January 31, 2025, compared to the year ended January 31, 2024, and relates to our acquisition of Outreach in January 2024, providing one month of revenue for the year ended January 31, 2024, compared to 12 months of revenue in the year ended January 31, 2025. Additionally, within platform revenue, subscription revenue increased $5.6 million for the year ended January 31, 2025, compared to the year ended January 31, 2024. This resulted from 12 months of Outreach subscription revenue of $4.7 million being included in fiscal 2024 results compared to one month of Outreach subscription revenue of $0.4 million being included in fiscal 2023 results. Additionally, other subscription products resulted in an increase of $1.2 million resulting from increased adoption and engagement across our platform.

The decline in platform solutions revenue of $13.0 million from fiscal 2023 to fiscal 2024 is related to the completion of our services for the HGU campaign. The decline in other revenue of $5.8 million relates to the termination of revenue from sponsorships provided to CFLs that were used to purchase Gloo subscriptions, which was recognized as it was earned from contributions received under a non-reciprocal funding arrangement. In the year ended January 31, 2024, we focused our efforts on expanding sales directly to new CFLs and NCPs, without using the aforementioned sponsorship construct.

Operating Expenses

Cost of Revenue (Exclusive of Depreciation and Amortization)

	Year Ended January 31,		Change
	2024	2025	Amount	%
	(in thousands)
Cost of revenue (exclusive of depreciation and amortization)	$6,471	$19,749	$13,278	205.2%
Percentage of revenue	30.4%	85.1%

Cost of revenue (exclusive of depreciation and amortization) increased $13.3 million, or 205.2%, for the year ended January 31, 2025 compared to the year ended January 31, 2024. Cost of revenue (exclusive of depreciation and amortization) increased as a percent of revenue primarily due to the mix of revenue earned during fiscal 2024 compared to fiscal 2023 as we expanded our marketplace revenue offerings through the acquisition of Outreach. The addition of a full year of Outreach operations in our income statement resulted in an additional $12.9 million for the year ended January 31, 2025, particularly due to the increase in marketplace revenue generated from Outreach. Marketplace revenue has a relatively low gross margin compared to other of our revenue streams.

Product Development

	Year Ended January 31,		Change
	2024	2025	Amount	%
	(in thousands)
Product development	$17,780	$13,551	$(4,229)	(23.8)%
Percentage of revenue	83.5%	58.4%

Product development expense decreased by $4.2 million, or 23.8%, for the year ended January 31, 2025, compared to the year ended January 31, 2024. Although our product development expense decreased on an absolute dollar basis and a percent of revenue basis, the mix of expense shifted from fiscal 2023 to fiscal 2024 as a result of our commitment to increase our full-time staffing to support our AI and technology development. During the year ended January 31, 2025, we began investment in Gloo AI by increasing our employee base. Expenses related to Gloo AI represent those costs ineligible for capitalization. Additionally, our acquisition of Outreach resulted in a greater employee base to support our technology offerings, allowing us to reduce our reliance on outsourced engineering. We incurred an increase in compensation related expense due to expanding our workforce, which included a $1.4 million increase in salaries and bonuses, as well as a $0.7 million increase in equity-based compensation for employees that support our product development efforts. This was offset by a reduction in outsourced engineering of $5.6 million.

Sales and Marketing

	Year Ended January 31,		Change
	2024	2025	Amount	%
	(in thousands)
Sales and marketing	$23,560	$22,619	$(941)	(4.0)%
Percentage of revenue	110.7%	97.4%

Sales and marketing expenses decreased by $0.9 million, or 4.0%, for the year ended January 31, 2025, compared to the year ended January 31, 2024. Our reliance on external professional services decreased by $1.5 million as we invested in our own employee base, which resulted in an increase of $0.6 million of compensation related expense to support our future plans to expand our brand in the marketplace.

General and Administrative

	Year Ended January 31,		Change
	2024	2025	Amount	%
	(in thousands)
General and administrative	$13,300	$15,098	$1,798	13.5%
Percentage of revenue	62.5%	65.0%

General and administrative expenses increased $1.8 million, or 13.5%, for the year ended January 31, 2025, compared to the year ended January 31, 2024. The primary driver of the increase relates to an additional $1.8 million of personnel related expenses, including $0.8 million of equity-based compensation expense incurred in the year ended January 31, 2025 to support our expanding operations, incremental financial reporting activities and other activities meant to streamline our corporate functions in advance of operating as a public company.

Depreciation and Amortization

	Year Ended January 31,		Change
	2024	2025	Amount	%
	(in thousands)
Depreciation and amortization	$4,685	$7,714	$3,029	64.7%
Percentage of revenue	22.0%	33.2%

Depreciation and amortization expense increased $3.0 million, or 64.7%, for the year ended January 31, 2025, compared to the year ended January 31, 2024. This increase is primarily related to $2.0 million in increased amortization expense in fiscal 2024 as compared to fiscal 2023 for intangible assets recently acquired in acquisitions. Amortization of capitalized software increased by $0.7 million for fiscal 2024 compared to fiscal 2023.

Impairment of Goodwill

	Year Ended January 31,		Change
	2024	2025	Amount	%
	(in thousands)
Impairment of goodwill	$—	$27,753	$27,753	N/M
Percentage of revenue	0.0%	119.5%

Impairment of goodwill expense increased $27.8 million for the year ended January 31, 2025, compared to the year ended January 31, 2024, due to the impairment charge we recorded with respect to the goodwill acquired in the Outreach Acquisition. There were no goodwill impairment charges recorded during the year ended January 31, 2024.

Other Expense (Income)

Interest Expense

	Year Ended January 31,		Change
	2024	2025	Amount	%
	(in thousands)
Interest expense	$3,796	$4,738	$942	24.8%

Interest expense increased $0.9 million, or 24.8%, for the year ended January 31, 2025, compared to the year ended January 31, 2024. This increase is due primarily to a higher stated coupon interest rate on the Senior Secured Notes that were outstanding during the year ended January 31, 2025, which was the higher of the 1-Month SOFR or 1%, plus 8%, as compared to the 5% stated coupon interest rate we incurred on the Convertible Notes that were outstanding during the year ended January 31, 2024. Additionally, the Senior Secured Notes included derivatives and warrants that were bifurcated at issuance, resulting in a debt discount on the Senior Secured Notes that has been accreted through interest expense.

Loss (Gain) from Change in Fair Value of Financial Instruments

	Year Ended January 31,		Change
	2024	2025	Amount	%
	(in thousands)
Loss (gain) from change in fair value of financial instruments	$—	$(1,301)	$(1,301)	N/M

The change in fair value of financial instruments resulted in a gain of $1.3 million for the year ended January 31, 2025. The financial instruments arose from the issuance of our Senior Secured Notes during the year ended January 31, 2025. No such instruments existed during the year ended January 31, 2024.

Income Tax (Expense) Benefit

	Year Ended January 31,		Change
	2024	2025	Amount	%
	(in thousands)
Income tax (expense) benefit	$106	$796	$690	650.0%

Income tax benefit increased $0.7 million due to the inclusion of a full year of Outreach activity included in the year ended January 31, 2025, as compared to one month for the year ended January 31, 2024.

Quarterly Results of Operations

The following table sets forth selected unaudited quarterly consolidated statements of operations data for each of the quarterly periods for the year ended January 31, 2025 and the six months ended July 31, 2025. The information for each of these six quarters has been prepared on the same basis as the audited annual and interim consolidated financial statements included elsewhere in this prospectus and, in the opinion of management, includes all adjustments, which consist only of normal recurring adjustments, necessary for the fair presentation of the results of operations for these periods in accordance with GAAP. This data should be read in conjunction with our consolidated financial statements and related notes included elsewhere in this prospectus. These quarterly operating results are not necessarily indicative of our operating results for a full year or any future period.

	Three Months Ended
	April 30, 2024	July 31, 2024	October 31, 2024	January 31, 2025	April 30, 2025	July 31, 2025
	(in thousands)
Revenue:
Platform revenue	$6,507	$3,956	$6,087	$6,323	$8,495	$8,746
Platform solutions revenue	25	96	36	173	3,807	7,427
Other revenue	13	—	—	—	—	—
Total revenue	6,545	4,052	6,123	6,496	12,302	16,173
Operating expenses:
Cost of revenue (exclusive of depreciation and amortization) (1)	5,486	3,908	4,938	5,417	8,874	12,094
Product development (1)	3,010	3,095	3,852	3,594	5,712	5,018
Sales and marketing (1)	5,534	5,290	5,317	6,478	7,324	8,499
General and administrative (1)	4,760	2,775	2,779	4,784	9,942	12,264
Depreciation & amortization	1,796	1,815	1,949	2,154	2,527	2,673
Impairment of goodwill	—	—	—	27,753	—	—
Total operating expenses	20,586	16,883	18,835	50,180	34,379	40,548
Operating loss	(14,041)	(12,831)	(12,712)	(43,684)	(22,077)	(24,375)
Other expense (income):
Interest expense	76	999	1,779	1,884	2,752	3,251
Other (income) expense, net	(56)	(138)	(343)	(150)	(421)	(52)
Loss (gain) from change in fair value of financial instruments	—	(220)	(538)	(543)	3,190	8,246
Loss on extinguishment of debt	—	—	—	—	—	7,473
Total other expense (income), net	20	641	898	1,191	5,521	18,918
Net loss before income taxes	(14,061)	(13,472)	(13,610)	(44,875)	(27,598)	(43,293)
Income tax benefit (expense)	10	402	148	236	(33)	326
Income (loss) from equity method investments, net	(145)	(128)	(164)	(143)	674	(1,134)
Net loss	(14,196)	(13,198)	(13,626)	(44,782)	(26,957)	(44,101)
Less: net loss attributable to noncontrolling interests	—	—	—	(113)	(556)	(751)
Net loss attributable to common members	$(14,196)	$(13,198)	$(13,626)	$(44,669)	$(26,401)	$(43,350)

(1)
Equity-based compensation expense was allocated in cost of revenue and operating expenses as follows:

	Three Months Ended
	April 30, 2024	July 31, 2024	October 31, 2024	January 31, 2024	April 30, 2025	July 31, 2025
	(in thousands)

Cost of revenue (exclusive of depreciation and amortization)	$1	$7	$8	$7	$9	$9
Product development	106	92	331	527	530	550
Sales and marketing	204	56	114	177	192	202
General and administrative	2,415	(34)	148	(372)	1,337	446
Total equity-based compensation	$2,726	$121	$601	$339	$2,068	$1,207

Quarterly Trends

Revenue

Our total revenue generally increased over the periods presented, primarily reflecting contributions from acquisitions.

Platform revenue remained steady through the earlier quarters and increased during the first two quarters of fiscal 2025, driven by higher subscription and advertising revenue, primarily from the acquisitions of Visitor Reach and Masterworks, respectively.

Platform solutions revenue increased during the first two quarters of fiscal 2025, primarily due to infrastructure and technology development services provided through Gloo Capital Partners, including Servant, Masterworks and Barna. Platform solutions revenue also benefited from higher sales of our Gloo360 offering, which provides technology, data and consulting services.

Operating Expenses

Cost of Revenue (exclusive of depreciation and amortization) generally fluctuates depending on the revenue mix and gross margin. It increased in the first two quarters of fiscal 2025 primarily due to higher costs associated with the increase in platform revenue, as well as an overall increase in revenue.

Product development expense remained relatively stable and increased in the first two quarters of fiscal 2025, primarily due to wages and benefits associated with supporting Gloo AI and acquisitions.

Sales and marketing expenses gradually increased due to an investment in our internal marketing team and an increase in agency fees.

General and administrative expenses can fluctuate quarter to quarter. These expenses increased in the first two quarters of fiscal 2025, primarily due to acquisition-related fees and costs incurred in preparation for operating as a public company.

Non-GAAP Financial Measure

In addition to our results and measures of performance determined in accordance with U.S. GAAP, we also evaluate our operating performance based on our Adjusted EBITDA, a non-GAAP financial measure. In conjunction with our U.S. GAAP financial results, we use Adjusted EBITDA to evaluate our core operating performance, support planning and forecasting, and assess strategic opportunities. In addition, we may use Adjusted EBITDA in the incentive compensation programs applicable to some of our employees. Accordingly, we believe that Adjusted EBITDA may provide useful information to investors about our business and financial performance, enhance their overall understanding of our past performance and future prospects, and allow for greater transparency with respect to this measure used by our management in their financial and operational decision making.

Adjusted EBITDA has inherent limitations because it reflects the exercise of judgment by our management about which expense items to include or exclude. Accordingly, Adjusted EBITDA may not be directly comparable to similarly titled metrics used by other companies. The non-GAAP financial information is presented for supplemental informational purposes only and should not be considered a substitute for financial information presented in accordance with U.S. GAAP. Investors are encouraged to review the related U.S. GAAP financial measure and the reconciliation provided below, as well as our consolidated financial statements and related notes included elsewhere in this prospectus.

We define Adjusted EBITDA as net loss attributable to common members adjusted to exclude (1) interest expense, (2) income tax expense (benefit), (3) depreciation and amortization, (4) equity-based compensation, (5) financing and restructuring costs, (6) impairment of goodwill, (7) loss (gain) from change in fair value of financial instruments, (8) loss on extinguishment of debt, (9) income (loss) from equity method investments, net, (10) interest income and (11) other non-cash or non-routine items that are not reflective of our core operating results. The following table presents a reconciliation of net loss attributable to common members, the most directly comparable financial measure calculated in accordance with U.S. GAAP, to Adjusted EBITDA.

	Year Ended January 31,		Six Months Ended July 31,
	2024	2025	2024	2025
	(in thousands)
Net loss attributable to common members	$(48,313)	$(85,689)	$(27,394)	$(69,751)
Net loss attributable to noncontrolling interests	—	(113)	—	(1,307)
Net loss	(48,313)	(85,802)	(27,394)	(71,058)
Adjusted to exclude:
Interest expense	3,796	4,738	1,075	6,003
Income tax expense (benefit)	(106)	(796)	(412)	(293)
Depreciation and amortization	4,685	7,714	3,611	5,200
Equity-based compensation	1,868	3,787	2,846	3,275
Financing and restructuring costs	1,522	687	4	1,370
Impairment of goodwill	—	27,753	—	—
Loss (gain) from change in fair value of financial instruments	—	(1,301)	(220)	11,436
Loss on extinguishment of debt	—	—	—	7,473
(Income) loss from equity method investments, net	161	580	273	460
Interest income	(12)	(665)	(182)	(133)
Other(1)	112	(70)	4	18
Adjusted EBITDA	$(36,287)	$(43,375)	$(20,395)	$(36,249)

(1)
Includes adjustments related to system implementation costs and expenses incurred in connection with preparing for an initial public offering.

Liquidity and Capital Resources

Sources and Uses of Funds

To date, our primary sources of liquidity have been net proceeds from the issuance of preferred equity, as well as long-term debt financings. Our principal uses of cash have included business acquisitions, investments in equity method investees and funding operating losses.

During the year ended January 31, 2024, we completed one business acquisition and made one equity method investment, using a combined $19.7 million in cash. Net cash used in operating activities during the same period totaled $41.4 million. For the year ended January 31, 2025, we completed two acquisitions and made one equity method investment, with a total cash outlay of $4.3 million. Net cash used in operating activities during the same period totaled $46.1 million.

During the six months ended July 31, 2024, we completed one business acquisition using $1.4 million in cash. Net cash used in operating activities during the six months ended July 31, 2024 totaled $23.5 million. For the six months ended July 31, 2025, we completed five acquisitions using $3.8 million in cash. Net cash used in operating activities during the six months ended July 31, 2025 totaled $44.2 million.

During the year ended January 31, 2025, we issued $60.7 million in aggregate principal amount of senior secured promissory notes that bear interest at a variable rate equal to the higher of the 1-Month SOFR or 1%, plus 8.0% per annum, mature on April 23, 2027 and are prepayable at any time by us without penalty (the Original Senior Secured Notes). The interest rate was 12.5% and 12.3% as of January 31, 2025 and July 31, 2025, respectively. In June 2025, we amended the terms of our outstanding debt, offering existing holders the option to exchange their Original Senior Secured Notes for senior secured convertible notes (the Exchanged Senior Secured Convertible Notes) that are convertible into shares of our common stock at the lower of (1) a 20% discount to the offering price or (2) $30.00 per share, with all other material terms remaining consistent with the Original Senior

Secured Notes. As a result of the exchange, $50.6 million of the Original Senior Secured Notes were exchanged for Exchanged Senior Secured Convertible Notes, while $12.7 million remained outstanding with holders who declined to participate. Following the amendment, we have issued an additional $87.9 million of senior secured convertible notes under the same terms (together with the Exchanged Senior Secured Convertible Notes, the A&R Senior Secured Notes). The interest rate and maturity date of the A&R Senior Secured Notes, which are prepayable at any time by us without penalty, remain the same as the Original Senior Secured Notes.

Since our inception, we have raised equity and debt financing from a broad-based group of investors, including significant funding from our co-founder, president and chief executive officer, Mr. Beck, and his affiliates. Mr. Beck, together with his affiliates, is our largest equity holder and has continued to be a material capital contributor throughout our existence. To date, Mr. Beck and his affiliates have contributed an aggregate of $162.0 million to us through purchases of our common units, Series A preferred units and A&R Senior Secured Notes, representing more than 30% of our total capital raised. For the years ended January 31, 2024 and 2025, Mr. Beck and his affiliates contributed an aggregate of $18.0 million and $45.0 million, respectively, to us through purchases of our Series A preferred units and A&R Senior Secured Notes. For the six months ended July 31, 2024 and 2025, Mr. Beck and his affiliates contributed an aggregate of $30.0 million and $48.0 million, respectively, to us through the A&R Senior Secured Notes.

In addition, Mr. Beck and his affiliates entered into put agreements with several other purchasers of our Series A preferred units pursuant to which Mr. Beck and his affiliates agreed to purchase all of the shares purchased by such other purchasers for a total of $40.5 million upon such purchasers’ demand during a specified period. In connection with these put agreements, Mr. Beck and his affiliates also entered into guaranty agreements with certain of the purchasers to personally guarantee the payment of $26.9 million of the obligations under these put agreements.

Further, Mr. Beck and his affiliates have entered into guaranty agreements with holders of the Original Senior Secured Notes and the A&R Senior Secured Notes pursuant to which Mr. Beck and his affiliates have guaranteed payment of the outstanding balances of these notes totaling $50.8 million upon the occurrence of certain events of default. Mr. Beck has also entered into put agreements with certain holders of A&R Senior Secured Notes pursuant to which he has agreed to purchase such notes, or the equity securities issuable upon conversion thereof, for a total of $2.0 million during a specified period.

In connection with certain of our acquisitions, Mr. Beck and his affiliates entered into put agreements with the sellers pursuant to which Mr. Beck and his affiliates agreed to purchase upon such sellers’ demand the equity consideration they received, totaling $44.0 million, during a specified period. In connection with one of these acquisitions, Mr. Beck and his affiliates also entered into a guaranty agreement with the sellers to personally guarantee the payment of $30.0 million of the obligations under these put agreements. The aggregate amount of the consideration attributed to the equity consideration in those acquisitions was $15.9 million.

As of January 31, 2025, we held cash and cash equivalents of $13.6 million and had an accumulated deficit of $368.3 million. We incurred a net loss of $85.8 million and $48.3 million during fiscal 2024 and fiscal 2023, respectively. As of July 31, 2025, we held cash and cash equivalents of $22.6 million and had an accumulated deficit of $438.1 million. We incurred a net loss of $71.1 million and $27.4 million during the six months ended July 31, 2025 and July 31, 2024, respectively.

Looking ahead, management’s assessment of our ability to continue as a going concern involved evaluating its forecasted liquidity needs and overall financial condition over a period of at least 12 months from the date the financial statements are available to be issued. As part of this assessment, management considered our current financial condition, which is characterized by recurring operating losses, negative cash flows, limited liquid resources and dependence on external financing, as well as the funds required to execute our business plan over the evaluation period. Based on these factors, we have concluded that there is substantial doubt about our ability to continue as a going concern for at least 12 months from the date the financial statements are available to be issued.

The consolidated financial statements have been prepared on a basis that assumes we will continue as a going concern and do not include any adjustments to reflect the possible future effects of the recoverability and classification of assets or the amounts and classification of liabilities that may result should we be unable to continue as a going concern.

Historical Cash Flows

The following table summarizes our consolidated cash flows for the periods indicated:

	Year Ended January 31,		Six Months Ended July 31,
	2024	2025	2024	2025
	(in thousands)
Net cash provided by (used in):
Operating activities	$(41,382)	$(46,134)	$(23,493)	$(44,226)
Investing activities	(24,482)	(14,926)	(4,176)	(10,732)
Financing activities	77,673	61,177	44,142	64,217
Effect of exchange rate changes on cash and cash equivalents	—	—	—	(260)
Net increase in cash and cash equivalents	$11,809	$117	$16,473	$8,999

Operating Activities

Net cash used in operating activities was $46.1 million for the year ended January 31, 2025, as compared to $41.4 million for the year ended January 31, 2024. The increase in cash used was primarily driven by a decrease of net cash flows from changes in operating assets and liabilities of $6.3 million, primarily attributable to the timing of payments for accrued expenses and other non-current liabilities. The increase in net loss of $37.5 million was offset by $39.0 million of net non-cash charges, including an impairment of goodwill of $27.8 million, an increase in depreciation and amortization of $3.0 million, and an increase in equity-based compensation of $1.9 million.

Net cash used in operating activities was $44.2 million for the six months ended July 31, 2025, as compared to $23.5 million for the six months ended July 31, 2024. The increase in cash used was primarily driven by an increase in net loss of $43.7 million, partially offset by $22.0 million of net non-cash charges, including an increase in the loss from change in fair value of financial instruments of $11.2 million, a loss on extinguishment of debt of $7.5 million, an increase in depreciation and amortization of $1.6 million and an increase in equity-based compensation of $0.4 million.

Investing Activities

Net cash used in investing activities was $14.9 million for the year ended January 31, 2025, as compared to $24.5 million for the year ended January 31, 2024. The decrease was primarily driven by a $17.3 million reduction in cash used for acquisitions, partially offset by an increase in investments in capitalized software of $5.8 million and an increase in cash paid for equity method investments of $2.0 million primarily related to the Midwestern investment.

Net cash used in investing activities was $10.7 million for the six months ended July 31, 2025, as compared to $4.2 million for the six months ended July 31, 2024. The increase was primarily driven by an increase of $3.9 million in investments related to capitalized software and an increase in cash paid of $2.4 million for our five acquisitions.

Financing Activities

Net cash provided by financing activities was $61.2 million for the year ended January 31, 2025, as compared to $77.7 million for the year ended January 31, 2024. The decrease was primarily driven by a decrease in proceeds received from preferred unit issuances of $44.9 million, and a decrease in member advances received of $14.8 million. The decrease was partially offset by an increase in proceeds from non-current debt of $42.5 million related to the issuance of the senior secured promissory notes.

Net cash provided by financing activities was $64.2 million for the six months ended July 31, 2025, as compared to $44.1 million for the six months ended July 31, 2024. The increase was primarily driven by an increase in proceeds received from the issuance of senior secured convertible notes of $13.0 million and an increase in member advances received of $6.7 million.

Emerging Growth Company Status

As an “emerging growth company,” Section 107 of the JOBS Act allows us to delay adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are made applicable to private companies. We have elected to use this extended transition period under the JOBS Act for the implementation of new or revised accounting standards and as a result of this election, our consolidated financial statements may not be comparable to the financial statements of issuers who are required to comply with the effective dates for new or revised accounting standards that are applicable to public companies, which may make our Class A common stock less attractive to investors. We will remain an emerging growth company until the earliest to occur of: (1) the last day of the fiscal year in which we have at least $1.235 billion in annual revenue; (2) the date we qualify as a “large accelerated filer,” with at least $700.0 million of equity securities held by non-affiliates as of the last business day of our most recently completed second fiscal quarter; (3) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the prior three-year period; and (4) the last day of the fiscal year ending after the fifth anniversary of the completion of this offering.

Off-Balance Sheet Arrangements

We do not have nor do we enter into off-balance sheet arrangements that had, or which are reasonably likely to have, a material effect on our financial condition, revenue or expenses, results of operations, liquidity, capital expenditures or capital resources.

Critical Accounting Policies and Estimates

Our discussion and analysis of our financial condition and results of operations are based upon our financial statements, which have been prepared in accordance with U.S. generally accepted accounting principles, or U.S. GAAP. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets and liabilities and related disclosure of contingent assets and liabilities, revenue and expenses at the date of the financial statements. Generally, we base our estimates on historical experience and other assumptions in accordance with U.S. GAAP that we believe are reasonable under the circumstances, and we evaluate these estimates on an ongoing basis. Actual results may differ from these estimates.

Critical accounting policies and estimates are those that we consider the most important to the portrayal of our financial condition and results of operations because they require our most difficult, subjective or complex judgments, often as a result of the need to make estimates about the effect of matters that are inherently uncertain. Our critical accounting policies and estimates are discussed below:

Revenue Recognition

We recognize revenue in accordance with Accounting Standards Codification (ASC) Topic 606, Revenue from Contracts with Customers (ASC 606), and, for certain funding arrangements, ASC 958-605. Under ASC 606, revenue is recognized when control of the promised goods or services is transferred to customers in an amount that reflects the consideration we expect to receive. Our revenue consists primarily of subscription revenue, marketplace revenue and advertising revenue, the three of which comprise platform revenue, as well as platform solutions revenue and other revenue. We determine revenue recognition in accordance with ASC 606 through the following five steps:

1. Identification of the contract, or contracts, with the customer.

2. Identification of the performance obligations in the contract.

3. Determination of the transaction price.

4. Allocation of the transaction price to the performance obligations in the contract.

5. Recognition of revenue when, or as, a performance obligation is satisfied.

For contracts involving multiple performance obligations, the total transaction price is allocated based on the relative stand-alone selling price (SSP) of each distinct obligation. SSP is determined using observable prices charged to similar customers whenever available. In instances where observable SSPs are not available, we estimate SSPs based on market conditions, historical pricing practices and internal pricing guidelines. SSP ranges are periodically reassessed, and allocations are updated prospectively for new contracts.

Our contracts may include variable consideration such as estimated refunds, coupons, incentives and adjustments, accounted for as reductions of revenue to the extent it is probable that a significant reversal in the amount of cumulative revenue recognized will not occur when the uncertainty associated with the variable consideration is subsequently resolved. Judgment is exercised in determining SSP and estimating variable consideration. We continually assess these estimates based on historical experience and market conditions.

Subscription revenue consists primarily of software-as-a-service (SaaS) offerings. Customers typically receive continuous access to our SaaS offerings, which includes ongoing updates and support. Revenue from these subscriptions is recognized ratably over the contractual period, beginning on the date the service is made available to the customer. Subscription contracts can be billed annually in advance, quarterly in advance or monthly, and payments are due within standard commercial terms. Our contracts do not typically contain significant financing components.

Marketplace revenue includes sales of physical and digital products such as books, publications, curriculum materials, marketing materials and church supplies through our online marketplace and online stores of consolidated Gloo Capital Partners. Revenue from marketplace sales is recognized at a point in time upon shipment for physical goods or when made available to the customer for download for digital goods, which is when control of the product transfers to the customer.

We generally assume the role of supplier and act as the principal in these transactions and therefore recognize revenue on a gross basis. At the time of entering into an agreement with the customer, we maintain control of the inventory originally purchased from vendors or suppliers and are viewed as the primary obligor to the customer. We have discretion in establishing pricing for the products, which is established at the time of signing the agreement, and bears certain risks associated with the products, including inventory risk. In these instances, the customer purchases directly from us and looks to us as responsible for fulfillment and resolution of any product-related issues.

Advertising revenue consists of digital advertising services provided through our websites and those of our consolidated Gloo Capital Partners, as well as campaign management services. We offer advertising under fixed-fee campaigns, recognizing revenue ratably over the campaign period, and performance-based arrangements priced on a cost-per-click basis, recognizing revenue as clicks occur. We apply the invoice practical expedient to performance-based advertising, as billings correspond directly to services provided.

We also offer campaign management services which includes strategy and creative consulting services, mail campaigns, digital media campaigns, data and analytics, email campaigns and SMS campaigns. Revenue from these services is recognized over time using an input method based on actual costs incurred relative to budgeted costs. In providing advertising and campaign services, we generally engage third-party vendors for printing, postage, data acquisition and media placement. We act as the principal in these arrangements because it controls the specified services before they are transferred to the customer, we have discretion in selecting and directing vendors, and we are responsible for fulfilling the services. Accordingly, advertising revenues are reported on a gross basis and related third-party costs are recorded in cost of revenue.

Platform solutions revenue includes services such as strategic consulting, marketing execution, technology enablement and call center operations. We recognize revenue from these services over time as customers simultaneously receive and consume the benefits provided. Certain platform solutions contracts include fees that are subject to a high degree of variability, dependent upon the successful fundraising efforts of our customers. Due to this variability, we constrain revenue to amounts for which it is probable that there will not be a significant reversal of cumulative revenue recognized.

Other revenue recognized arises from contributions received through non-reciprocal funding arrangements. Contributions from nonprofit organizations provide third-party beneficiaries access to our subscription services. Revenue under these arrangements is recognized ratably over the period of time we provide beneficiaries access to the platform, corresponding with the lapse of the donor-imposed conditions.

Consolidation

We consolidate all entities that we control through a majority voting interest or as the primary beneficiary of a variable interest entity (VIE). We use, and expect to continue to use, a combination of our equity ownership, governance rights and other contractual arrangements to control operations of these entities. However, these arrangements may not be as effective in providing us with control over these operations as would wholly owning these entities.

Under the VIE model, we are required to perform an analysis as to whether we have a variable interest in an entity and whether the entity is a VIE. If we have a variable interest in an entity, we further assess whether the entity is a VIE and, if so, whether we are the primary beneficiary. Entities that do not qualify as VIEs are assessed for consolidation under the voting interest model. The assessment of whether an entity is a VIE requires an evaluation of qualitative factors and, where applicable, quantitative factors. These judgments include: (a) determining whether the entity has sufficient equity at risk; (b) evaluating whether the equity holders, as a group, lack the ability to make decisions that significantly affect the economic performance of the entity; and (c) determining whether the entity is structured with disproportionate voting rights in relation to their equity interests.

For entities that are determined to be VIEs, we are required to consolidate those entities where we have concluded that we are the primary beneficiary. The primary beneficiary is defined as the variable interest holder with (a) the power to direct the activities of a VIE that most significantly affect the entity’s economic performance and (b) the obligation to absorb losses of the entity or the right to receive benefits from the entity that could potentially be significant to the VIE. In evaluating whether we are the primary beneficiary, we evaluate our economic interests in the entity held either directly or indirectly by us. At each reporting date, we determine whether any reconsideration events have occurred that require us to revisit the primary beneficiary analysis, and we will consolidate or deconsolidate accordingly.

We eliminate from our financial results all significant intercompany transactions, including the intercompany transactions with consolidated VIEs.

Equity Method Investments

We account for investments in entities over which we have the ability to exercise significant influence, but do not control, under the equity method of accounting in accordance with ASC Topic 323, Investments – Equity Method and Joint Ventures. These investments are initially recorded at cost and subsequently adjusted to reflect our proportionate share of the investee’s net income or loss and any dividends received.

Our share of income or loss is generally determined based on our ownership percentage. However, if contractual agreements specify alternative allocation ratios for profits, losses or distributions, we apply those ratios when deemed substantive.

Equity method investments are reviewed for impairment whenever significant events or changes in circumstances indicate that the carrying amount of the investment might not be recoverable. When such events or changes occur, we evaluate the fair value compared to our cost basis in the investment. Our investments in non-publicly traded companies require management’s assessment of fair value and is based on various valuation methodologies, including discounted cash flows, estimates of sales proceeds and appraisals, as appropriate. We consider the assumptions that we believe a market participant would use in evaluating estimated future cash flows when employing the discounted cash flow or estimates of sales proceeds valuation methodologies. The ability to accurately predict future cash flows may impact the determination of fair value. In the event the fair value of an investment declines below our cost basis, management is required to determine if the decline in fair value is other than temporary. If management determines the decline is other than temporary, an impairment charge is recorded. Management’s assessment as to the nature of a decline in fair value is based on, among other things, the length of time and the extent to which the market value has been less than our cost basis; the financial condition and near-term prospects of the issuer; and our intent and ability to retain the investment for a period of time sufficient to allow for any anticipated recovery in market value.

Business Combinations

Business combinations are accounted for under the acquisition method of accounting. This method requires, among other things, allocation of the fair value of purchase consideration to the tangible and intangible assets acquired and liabilities assumed, as well as any noncontrolling interests, at their estimated fair values on the acquisition date. The excess of the fair value of purchase consideration over the values of these identifiable assets, liabilities and any noncontrolling interests is recorded as goodwill. When determining the fair value of assets acquired, liabilities assumed and any noncontrolling interests, management makes significant estimates and assumptions, especially with respect to intangible assets. Management’s estimates of fair value are based upon assumptions believed to be reasonable but which are inherently uncertain and unpredictable, and as a result, actual results may differ from estimates. The amounts and estimated useful lives assigned to intangible assets acquired in business combinations impact the amount and timing of future amortization expense. During the measurement period, not to exceed one year from the date of acquisition, we may record adjustments to the assets acquired and liabilities assumed, with a corresponding offset to goodwill, if new information is obtained related to facts and circumstances that existed as of the acquisition date. After the measurement period, any subsequent adjustments are reflected in the consolidated statements of operations. Acquisition costs, consisting primarily of third-party legal and consulting costs, are expensed as incurred.

Capitalized Software

We capitalize qualifying costs associated with internal-use software when incurred during the application development stage. Capitalization begins once the preliminary project stage has been completed, conceptual design and performance requirements have been finalized, and it is probable that the software will be completed and used as intended. Capitalization ceases when the software is substantially complete and ready for its intended use, which includes completion of all significant testing.

We capitalize costs related to major enhancements and upgrades of internal-use software when such improvements result in additional functionality. Costs for maintenance, minor enhancements and routine repairs are expensed as incurred. Additionally, costs incurred during the preliminary project stage and post-implementation operating activities are charged to expense as incurred.

We also capitalize costs incurred to acquire software for internal use upon acquisition.

Capitalized internal-use software costs are amortized on a straight-line basis over the estimated useful life of three years once the software is ready for its intended use. Management applies judgment in determining when projects transition between stages, evaluating the ongoing value of capitalized software, and establishing estimated useful lives for amortization.

Equity-Based Compensation

We measure and recognize compensation expense for all equity-based awards, including common unit options and profits interests units, granted to employees, directors, and non-employees, based on the estimated fair value of the awards on the date of grant. Generally, equity-based compensation expense is recognized on a straight-line basis over the requisite service period. Forfeitures are accounted for in the period in which they occur.

The fair value of each common unit option and profits interest unit granted is estimated using the hybrid method, which includes the Probability-Weighted Expected Return Method (PWERM) and the Black-Scholes option-pricing model. The determination of the grant date fair value of issued awards is affected by a number of variables, including the fair value of our underlying common units, our expected common unit price volatility over the term of the award, the expected term of the award, risk-free interest rates and the expected dividend yield of our common units.

Common Unit and Profits Interest Unit Valuation

Historically, for all periods prior to this offering, the fair value of the shares of common units underlying our share-based awards, and our profits interests units, were estimated on each grant date by our board of directors with input from management and contemporaneous third-party valuations. We believe that our board of directors has the relevant experience and expertise to determine the fair value of our common units. Given the absence of a public trading market for our common units and profits interests units, our board of directors exercised reasonable judgment and considered a number of objective and subjective factors to determine the best estimate of the fair value of our common units and profits interests units, including:

•
Our actual operating results and financial performance;
•
Conditions in the industry and economy in general;
•
The rights, preferences and privileges of our Series A preferred units related to those of our common units;
•
The likelihood of achieving a liquidity event for the holders of our common units, such as an initial public offering or a course of staying privately held, given prevailing market conditions;
•
Equity market conditions affecting comparable public companies and the market performance of comparable publicly traded companies;
•
The U.S. and global capital market conditions; and,
•
The lack of marketability of our common units and profits interests units and the results of independent third-party valuations. Valuations of our common units were prepared by an unrelated third-party valuation firm in accordance with the guidance provided by the FASB in ASC 718, ASC 820, as well as the AICPA in its Accounting and Valuation Guide, Valuation of Privately-Held-Company Equity Securities Issued as Compensation.

In valuing our common units, the fair value of our business was determined using various valuation methods, including combinations of income and market approaches, with input from management. The income approach estimates value based on the expectation of future cash flows that we may generate. These future cash flows are discounted to their present values using a discount rate derived from an analysis of the cost of capital of comparable publicly traded companies in our industry or similar business operations as of each valuation date, adjusted to reflect the inherent risks in our cash flows. The market approach estimates value based on a comparison to comparable public companies in a similar line of business and may also include backsolves, which infers our value from recent financing rounds or tender offers. From these comparable companies, a representative market value multiple is determined and then applied to our financial forecasts to estimate its value.

For each valuation, the enterprise value determined by the income and/or market approaches was then allocated to the common stock using the option pricing method, or OPM, or a hybrid of the PWERM and OPM, which estimates the probability weighted value across multiple scenarios but uses OPM to estimate the allocation of value within one or more of those scenarios.

The OPM method allows for the allocation of a company’s equity value among the various equity capital owners. The OPM uses the preferred unitholders’ liquidation preferences, participation rights, dividend policy and conversion rights to determine how proceeds from a liquidity event shall be distributed among the various ownership classes at a future date. The PWERM method involves the estimation of future potential outcomes for the company, as well as values and probabilities associated with each respective potential outcome. This method is particularly useful when discrete future outcomes can be predicted at a relatively high confidence level with a probability distribution. Discrete future outcomes considered under the PWERM include a liquidity event, as well as non-liquidity event market-based outcomes. Determining the fair value of the enterprise using the PWERM requires the development of assumptions and estimates for both the probability of a liquidity event and stay private outcomes, as well as the values those outcomes could yield.

The application of these approaches and methodologies involves the use of highly complex and subjective estimates, judgments and assumptions, such as those regarding our expected future revenue, expenses and cash flows; discount rates; market multiples; the selection of comparable public companies; and the probability and timing of possible future events. Changes in any or all of these estimates and assumptions, or the relationships between those assumptions, impact our valuations as of each valuation date and may have a significant impact on the valuation of our common units.

For valuations after the completion of this offering, the board of directors will determine the fair value of each share of underlying common stock based on the closing price of our common stock as reported on the date of grant. Future expense amounts for any particular period could be affected by changes in our assumptions or market conditions.

Derivative Liabilities

We account for our warrants and other derivative financial instruments as either equity or liabilities based upon the characteristics and provisions of each instrument, in accordance with ASC 815. Warrants classified as equity are recorded at fair value as of the date of issuance on our consolidated balance sheets and no further adjustments to their valuation are made. Warrants classified as derivative liabilities and other derivative financial instruments that require separate accounting as liabilities are recorded on our consolidated balance sheets at their fair value on the date of issuance and will be revalued on each subsequent balance sheet date until such instruments are exercised or expire, with any changes in the fair value between reporting periods recorded as other income or expense. Management estimates the fair value of these liabilities using option pricing models and assumptions that are based on the individual characteristics of the warrants or instruments on the valuation date, as well as assumptions for future financings, expected volatility, expected life, yield, and risk-free interest rate.

Complex Financial Instruments

We do not use derivative instruments to hedge exposures to cash flow, market or foreign currency risks. We evaluate our financial instruments, including options, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives. We value derivatives using the Black-Scholes option-pricing model or other acceptable valuation models. Derivative instruments are valued at inception, upon events such as an exercise of the underlying financial instrument and at subsequent reporting periods. The classification of derivative instruments, including whether such instruments should be recorded as liabilities, is re-assessed at the end of each reporting period.

We review the terms of debt instruments, equity instruments and other financing arrangements to determine whether there are embedded derivative features, including embedded conversion options that are required to be bifurcated and accounted for separately as a derivative financial instrument.

Accounting for Impairment for Goodwill

Goodwill and indefinite-lived intangible assets are not amortized, but instead are evaluated for impairment annually or more often if indicators of a potential impairment are present. Our annual impairment tests are conducted during the fourth quarter. When we believe it is appropriate, we may elect to first perform the optional qualitative assessment for certain of our reporting units. Factors considered in this assessment include economic, industry and company-specific factors in assessing the fair value of the related reporting unit. If we determine that it is more likely than not that the fair value of the reporting unit is less than its carrying value, a quantitative test is then performed. Otherwise, no further testing is required. For those reporting units tested using a quantitative approach, we compare the fair value of each reporting unit with the carrying amount of the reporting unit, including goodwill. If the estimated fair value of the reporting unit is less than the carrying amount of the reporting unit, impairment is indicated, requiring recognition of a goodwill impairment charge for the differential (up to the carrying value of goodwill).

We determine the fair value of our reporting units using a combination of the income and market approaches. Under this hybrid approach, we calculate the fair value of our reporting unit based on the present value of future cash flows equally weighted with valuations based on trading multiples derived from publicly traded companies that are most similar to our reporting unit. Considerable management judgment is necessary to evaluate the impact of operating and macroeconomic changes and to estimate the future cash flows used to measure fair value and to identify comparably public company multiples. Our estimates of future cash flows consider past performance, internal projections and operating plans which incorporate estimates for sales growth and profitability, and cash flows associated with taxes and capital spending. We believe such assumptions also reflect current and anticipated market conditions and are consistent with those that would be used by other marketplace participants for similar valuation purposes. Such assumptions are subject to change due to changing economic and competitive conditions.

Recent Accounting Pronouncements

See Note 2, Summary of Significant Accounting Policies to our consolidated financial statements included elsewhere in this prospectus for recently adopted accounting pronouncements and recently issued accounting pronouncements not yet adopted as of the date of this prospectus.

Material Weakness in Internal Control over Financial Reporting

A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis. Management identified three material weaknesses in our internal control over financial reporting relating to:

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an ineffective information technology general control (ITGC) environment due to improper logical access, change management and computer operations controls within (1) certain enterprise resource planning systems (ERPs), (2) other third-party financial systems integrated to these ERPs and utilized for financial reporting purposes and (3) internally developed systems used for financial reporting purposes;
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improper segregation of duties within (1) certain enterprise resource planning systems (ERPs), (2) other third-party financial systems integrated to these ERPs and utilized for financial reporting purposes, (3) internally developed systems used for financial reporting purposes and (4) various business processes impacting financial reporting; and
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a lack of financial close and reporting controls that are sufficiently precise, performed consistently, timely, and documented.

We are in the process of implementing remediation plans to address these material weaknesses. However, we cannot guarantee that these remediation efforts will be successful or that additional material weaknesses will not be identified in the future. See the section titled “Risk Factors—Risks Related to Regulation and Taxation—We identified material weaknesses in our internal control over financial reporting in connection with the preparation and audit of our financial statements for the fiscal years ended January 31, 2024 and 2025, and we may identify additional material weaknesses in the future that may cause us to fail to meet our reporting obligations or result in material misstatements of our financial statements. If we fail to remediate existing material weaknesses, identify additional material weaknesses or fail to establish and maintain effective internal control over financial reporting, our ability to accurately and timely report our financial results could be adversely affected.”

Quantitative and Qualitative Disclosures About Market Risk

As a “smaller reporting company,” as defined in Rule 12b-2 of the Exchange Act, we are not required to provide the information required by Item 305 of Regulation S-K.

BUSINESS

Our Mission and Purpose

Gloo’s mission is to build the leading vertical technology platform for the faith and flourishing ecosystem, which we believe is one of the largest, oldest and least-digitized ecosystems in the world. Our purpose is to shape technology as a force for good, so people can flourish and communities can thrive. This is grounded in our belief that relationships catalyze growth, and when technology is used to serve relationships, it transforms lives.

The faith and flourishing ecosystem is vast and, we believe, a technologically underserved vertical that includes traditional Christian (primarily Protestant and Catholic) churches and a diverse network of ministries, nonprofits and service providers. According to a 2016 analysis conducted by the Interdisciplinary Journal of Research on Religion, the faith sector, including all religions of which Christianity is the largest in America, contributes approximately $1.2 trillion to the United States economy each year. According to IBISWorld, Christian organizations, which comprise our primary customer focus, accounted for 88% of the aggregate revenue of religious organizations in the United States in 2024. Although we have not undertaken an independent analysis to estimate the total addressable market for all of our current offerings or determined with precision the portion of this market that we may serve, we are confident that Gloo has substantial opportunities for continued growth. In the United States alone, the faith and flourishing ecosystem is estimated to include over 415,000 Christian organizations, comprised of over 315,000 Christian congregations according to the 2020 U.S. Religion Census by the Association of Statisticians of American Religious Bodies, as well as over 100,000 Christian nonprofit organizations according to the Cause IQ directory of nonprofits as of July 2025.

Overview

Since our founding in 2013, we have offered a breadth of products, services and solutions to the two primary stakeholders at the core of the faith and flourishing ecosystem, network capability providers (NCPs) and the churches and frontline organizations (CFLs) they serve.

NCPs play an enabling role in the faith and flourishing vertical by equipping CFLs with products and services so CFLs can focus on their mission. These products and services include technology solutions, content, marketing services and donor services. CFLs serve as the heart of the faith and flourishing ecosystem, and include churches, ministries, nonprofits and service organizations, providing worship, educational programs, community outreach efforts and other social services support.

We have established a platform that connects NCPs and CFLs and facilitates sales of products and services between the two groups. Through our platform, CFLs gain access to curated resources and NCPs benefit from targeted distribution of their products and services to members of the ecosystem. The Gloo platform includes a suite of technology, marketplace, advertising and service solutions offered directly by us and by our wholly owned or consolidated subsidiaries, which we refer to as Gloo Capital Partners.

We generate revenue from NCPs through sales of enterprise subscriptions to outsourced technology, artificial intelligence (AI) capabilities and advertising (all of which we account for as platform revenue), as well as platform solutions. We generate platform revenue from CFLs through sales of subscriptions to communication tools, content libraries, data insights and AI capabilities, as well as through transactions on our and Gloo Capital Partners’
e-commerce marketplaces, including Outreach, Inc., our largest online marketplace.

We launched our company by offering free tools and services to CFLs, such as messaging and texting services, curated content and access to resources, with the goal of addressing widespread communication and engagement challenges between CFLs and their constituents. This strategy allowed us to accumulate a large and diverse user base of CFLs, while also continuing to develop more products and solutions. From the outset, our focus has been to create infrastructure for the faith and flourishing ecosystem that enables greater coordination among its participants and unlocks value for both NCPs and CFLs. We believe there is significant market fragmentation in the ecosystem and, to our knowledge, no other company has aggregated a comparable breadth and diversity of churches and faith-based organizations. We believe this scale and scope positions Gloo as a unifying force in the ecosystem and creates a meaningful and durable competitive advantage.

The strength of our platform today is the result of a deliberate sequence of strategic initiatives. These are described below and include catalyzing large-scale engagement through national media campaigns, such as State of the Church, He Gets Us and Churches Care, and expanding our platform through acquisitions and investments.

In fiscal 2023, Gloo was chosen to provide technology infrastructure for He Gets Us, a large national faith-aligned media campaign. This campaign created engagement between campaign audiences and thousands of participating churches. The campaign drove significant platform adoption by churches and accounted for the majority of our fiscal 2023 revenue, helping to establish Gloo as a central connector in the faith and flourishing ecosystem.

To expand on this momentum, we acquired Outreach in fiscal 2024. According to Grips, an e-commerce research and comparison tool, Outreach is a leading business-to-business provider of church-focused products and services. The acquisition provided us with one of the largest faith-based e-commerce marketplaces in the world, added thousands of CFLs to our platform and accounted for 87.8% of total revenue in fiscal 2024.

Together, the He Gets Us campaign and our Outreach acquisition significantly increased the scale and reach of our platform, bringing tens of thousands of new CFLs to the platform. Beginning in the first quarter of fiscal 2025, we further diversified our revenue by adding new offerings to our platform, including advertising and enterprise-level solutions, now driven by Gloo360, our technology, data and consulting services offered to larger faith and flourishing organizations through enterprise subscriptions. For the six months ended July 31, 2024, we generated the majority of our revenue from sales of products and services through Outreach, and for the six months ended July 31, 2025, one third of our revenue was generated from Outreach.

We have scaled our platform through a combination of product innovation, customer growth and product suite penetration, as well as targeted acquisitions and investments in several NCPs with complementary technologies, products and customer relationships. These efforts have expanded our capabilities and diversified our growth across multiple growth drivers:

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acquisition-led growth through targeted acquisitions of NCPs;
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enterprise-led growth through high-touch, relationship-based sales to NCPs;
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digital-led growth through search engine optimization, marketing and paid advertising to CFLs to invite users to experience our platform’s value through free trials, freemium models and self-service onboarding; and
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AI-transformation growth through developing and selling AI capabilities to CFLs and NCPs designed to streamline operations, enhance content creation and improve community engagement.

Looking ahead, we are focused on growing our platform across subscriptions, advertising, marketplace transactions and NCP platform solutions. We are actively investing in and growing the Gloo Media Network, which provides marketing and advertising services to and through NCPs. In parallel, we are developing Gloo AI, our proprietary AI infrastructure designed to enable new applications for engagement, data insights and content creation to serve NCPs, publishers, content creators, denominations, donor platforms and developers. We also expect to continue to pursue strategic acquisitions and investments that expand platform capabilities, deepen integration across ecosystem participants and solidify our position as a trusted, unifying platform for the faith and flourishing ecosystem.

The Faith and Flourishing Ecosystem

The faith and flourishing ecosystem constitutes a large and expanding cornerstone of our country. It encompasses all religions and is estimated to contribute over $1.2 trillion annually to the U.S. economy in 2016 and to include over 450,000 organizations in the United States. According to research conducted by IBISWorld, in the United States, the religious organizations sector employed approximately 1.7 million people in 2024 and is forecasted to increase to approximately two million by 2029. The ecosystem is not limited to churches; it also includes ministries, service organizations, educational institutions, health providers, nonprofits and other values-aligned organizations.

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According to two separate studies conducted by Barna Group, a Gloo Capital Partner, and Pew Research Center across 2023 and 2024, more than 60% of Americans identify as Christian.
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Christian congregations range in size and structure, from large megachurches to small community gatherings, often affiliated with denominations and networks. According to the 2020 U.S. Religion Census, more than 315,000 Christian congregations operate across the country.
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Religious participation remains a cornerstone of American life, bolstered by a culture of charitable giving. According to Pew Research Center, 33% of Americans attend a religious service monthly, making worship one of the most regular and widespread social gatherings in the country.
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According to 2025 Kentley Insights, from 2019 through 2023, religious organization revenue for all religions combined grew at a compound annual growth rate of 8.6% per year in the United States. This growth rate outpaced the 6.2% average for service industries in the same time period and ranked religious organizations in the top 20% of all service industries.
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The growth rate is estimated to be 6.6% in 2024 and forecasted at 4.9% in 2025. According to 2025 Kentley Insights, faith-based organizations of all religions generated over $245 billion in revenue in 2024.

The importance of faith in American life extends across generations:

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Younger generations are increasingly stepping into philanthropic roles. According to a Giving USA Special Report from 2024, Millennials and Gen Z, often presumed to be less religiously affiliated, are showing renewed engagement.
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According to the same report, Gen Z donors more than doubled their giving to faith-based organizations between 2021 and 2024, while Millennials reported a 57% increase in donations to places of worship in the same time period.
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According to Barna, weekly church attendance is the strongest among Millennials, with nearly 40% reporting regular worship attendance as of 2022, suggesting a generational renewal in the faith landscape.

Religious organizations also play a pivotal role in broader philanthropic and social service landscapes. Faith-based entities operate a substantial portion of the nation’s hospitals and educational institutions and have historically been major recipients of federal grants for social services.

Human Flourishing

The faith and flourishing ecosystem is far broader than churches alone. It includes a diverse set of for-profit and nonprofit organizations that help humans flourish across seven essential areas of life: spirituality, relationships, purpose, finances, health, character and contentment.

We define human flourishing as holistic well-being in these seven dimensions, a definition rooted in scripture, philosophy and psychological research. We believe that the rapid evolution of AI and other new technologies has the potential to either accelerate or undermine human flourishing. Gloo exists to help ensure that technology is shaped as a force for good. Our product development is informed by the ongoing Global Flourishing Study, a collaboration between Harvard, Baylor and Gallup, based on data from over 200,000 people across 22 countries.

Our platform serves organizations that specialize across the seven dimensions of the Global Flourishing Study framework, which are:

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Spirituality: churches, ministries, Christian universities, seminaries
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Relationships: counseling centers, parenting and marriage resources, community outreach organizations
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Purpose: vocational training, community development, philanthropic networks
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Finances: nonprofit lending, values-aligned insurance, human resources and retirement plans
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Health: addiction recovery, mental health, wellness services, anti-trafficking organizations
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Character: values-aligned content including faith-based films and digital media
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Contentment: assessment tools, values-aligned publishers, wellness apps

Our platform connects and equips thousands of human flourishing organizations representing these dimensions, empowering them to serve millions of people within what we believe is one of the most resilient and purpose-driven verticals in the modern economy.

The Gloo Platform

Our platform is built on four revenue streams: subscriptions, advertising and marketing, marketplace offerings and platform solutions. Gloo AI is increasingly integrated with our solutions, which we are designing to work seamlessly together to enable data exchange, machine learning, large language models, content licensing, content delivery and services to flow across the faith and flourishing ecosystem. Several of our existing products are AI-native tools and agents that incorporate AI from the beginning of their lifecycle, however, some of our Gloo Capital Partners are still early in their AI adoption with AI powering a small but growing number of their current products and services.

Subscriptions

We offer free, premium and enterprise subscription-based software and solutions to NCPs and CFLs. These offerings represent the foundational layer of the Gloo platform, enabling NCPs and CFLs to communicate, organize and operate more effectively. Our subscription offerings generate revenue through monthly and annual subscription agreements. For the six months ended July 31, 2025, approximately 70% of our revenue was recurring and re-occurring. Recurring revenue is derived from monthly or annual subscriptions and ongoing contracts, and accounted for approximately 44% of our total revenue for the six months ended July 31, 2025. Re-occurring revenue is derived from repeat customer purchases, most often of digital and physical products from Outreach, and accounted for more than 20% of our total revenue for the six months ended July 31, 2025.

Gloo Workspace

Gloo Workspace is a single, online entry point for resources designed to help a pastor or ministry leader lead, grow and operate his or her church or ministry, including content and insights, communications, tools, data insights and an e-commerce marketplace. Gloo Workspace offers proprietary AI-powered products for CFLs to understand and engage with the people they serve and their communities. Through Gloo Workspace, registered users can access our free communications product, which enables automated SMS text and email outreach. Paying users can subscribe to Gloo+, a premium subscription that includes tools that we and Gloo Capital Partners have developed for enhanced engagement, sermon preparation, generative AI content creation and audience analytics. Gloo+ is designed to provide a comprehensive view of community needs, presenting patterns and trends benchmarked against peer organizations. Gloo+ also provides discounted subscriptions to our full suite of software products. Registered users can also subscribe to these products individually through Gloo Workspace or through the websites of our Gloo Capital Partners.

The suite of software products and licenses that we offer to CFLs include:

Gloo360

Gloo360 launched in the first quarter of fiscal 2025 and provides NCPs with subscription-based enterprise technology, data and consulting to support growth and operations. Through annual subscriptions, Gloo360 provides a comprehensive suite of solutions that includes cloud services and managed information technology (IT), cybersecurity and data protection, business intelligence and strategic consulting, custom software and digital solutions, helpdesk support, project management and e-commerce infrastructure.

Our IT systems and customer-facing services are delivered through a combination of in-house and third-party infrastructure. More specifically, Gloo360 maintains proprietary software and workflow tools that are hosted on third-party cloud service providers, including Amazon Web Services. These third-party providers furnish the underlying compute, storage and networking resources, while Gloo360 configures, manages and integrates these environments to deliver secure, scalable solutions to our customers. In addition, we deliver technology development and infrastructure services through our Gloo Capital Partners, Servant.io and Midwestern Interactive (Midwestern).

As part of Gloo360, we also provide ongoing management and administration of customer IT systems that are themselves third-party products, such as Salesforce, Microsoft Office 365 and other enterprise applications. In these cases, Gloo360 acts as the managed service provider, configuring, customizing, securing and supporting such systems on behalf of its customers, while the underlying software and infrastructure remain licensed from and operated by the third-party vendors.

Advertising and Marketing

Gloo Media Network

Gloo Media Network is our suite of advertising technologies, marketing technologies and services. In fiscal 2024, we generated advertising revenue by selling advertising placements across Gloo-owned and -managed media properties. We are expanding this effort by further developing these offerings to help our customers engage donors. Gloo Media Network enables advertisers to reach and engage values-aligned audiences through targeted, data-informed advertising on Gloo-owned and -managed media properties. We believe Gloo Media Network will position us to become a leading media network for the faith and flourishing ecosystem.

Advertising placements on our platform, Outreach and other Gloo Capital Partner websites are offered through both audience-based and cost-per-click models. In addition, we expect Gloo Media Network will deliver full-service marketing capabilities, including creative services, campaign strategy and audience targeting.

We acquired Masterworks, Inc., a full-service marketing technology and donor engagement agency dedicated to values-aligned nonprofits and ministries, in the second quarter of fiscal 2025. We believe Masterworks will be a foundational part of the Gloo Media Network because Masterworks brings a deep technology stack and expertise in donor engagement, creative development and digital and physical marketing capabilities to our platform. Masterworks’ offerings are supported by its robust analytics and predictive modeling, which we believe will enhance campaign performance, expand distribution across the Gloo Media Network and drive both advertising revenue and marketing services growth.

Outreach

The Outreach portfolio of online brands also produces and curates ministry-specific content and resources that drive traffic by CFL leaders and generate advertising revenue. These brands include the following:

Marketplace

We operate e-commerce marketplaces that enable CFLs to discover and purchase a combination of free and paid, physical and digital products, including curriculums, marketing collateral and church supplies from a select group of NCPs that serve the needs of the faith and flourishing ecosystem. Customers can access the marketplaces through Outreach and directly from Gloo Workspace.

Outreach brings many longstanding customer relationships allowing for targeted go-to-market CFL products, services and campaigns that increase product visibility and accelerate adoption. By leveraging this well-established brand, we are able to drive revenue. Sales through Outreach accounted for 98.3% and 96.4% of our marketplace revenue in fiscal 2024 and for the six months ended July 31, 2025, respectively. Revenue is generated through recurring, re-occurring and one-time marketplace purchases of physical and digital products.

Platform Solutions

We deliver enterprise-level infrastructure and technology development services to NCPs, enabling their digital transformation. Our current and paying customers, to whom we provide full-service technology development, include some of the faith and flourishing ecosystem’s most well-known brands, including YouVersion (a Bible app) and Come and See Foundation (The Chosen TV series). Our current infrastructure and technology development services are delivered primarily through two Gloo Capital Partners, Servant.io and Midwestern, which also provide technology development for Gloo’s internal engineering teams. Platform solutions generate revenue through monthly and annual contracts with NCPs seeking scalable infrastructure, operational leverage and long-term strategic alignment.

Servant.io and Midwestern are digital and technology consultancies that offer specialized expertise in the faith and flourishing ecosystem, providing growth strategy, workflow automation and product development by leveraging the Gloo platform. Our teams bring deep experience in working with ministries and nonprofits, delivering services such as web and application design, product design and embedded talent solutions. These capabilities help customers scale digital experiences, maintain and modernize technology infrastructure and accelerate delivery.

Our Growth Drivers

Our platform is built to capitalize on powerful network flywheel effects created through the addition of more NCPs, CFLs and their offerings to our platform, as illustrated below.

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More NCPs Join the Platform: Gloo attracts mission-aligned NCPs onto our platform.
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Creates More Subscription and Marketplace Offerings: More NCPs joining the platform leads to more technology and marketplace offerings on our platform.
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Activates More CFLs and Platform Frequency: As offerings grow, more CFLs engage with the platform, increasing adoption, daily usage and purchasing.
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More Data and Content: With increased scale of CFLs, Gloo advances proprietary AI capabilities.

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Provides More Value to NCPs and CFLs and Generates Diversified Revenue Streams: The entire ecosystem drives subscription, advertising, marketplace and platform solutions revenue.

This flywheel is accelerated by our four core growth drivers:

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Acquisitions and Investments: We expect acquisitions and investments to be the primary driver of our revenue growth. We focus on strategic acquisitions of, and investments in, NCPs to further expand the capabilities and users on our platform. However, we do not currently intend to use the proceeds from this offering for any specific acquisition or investment.
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Enterprise Sales: Our enterprise sales team focuses on sales of Gloo360, sales of advertising and platform solutions to NCPs and adding NCP offerings to our platform.
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Digital Growth: Our digital growth team focuses on adding CFLs to our platform through digital-led marketing and lead generation, accelerating flywheel effects.

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AI Transformation: We are developing easy-to-deploy AI capabilities for CFLs and NCPs that are designed to streamline operations, enhance content creation and improve community engagement.

Acquisitions and Investments

Gloo Capital Partners refers to the portfolio of organizations that we have acquired or in which we hold a consolidating interest to expand the breadth, depth and value of our platform. These mission-aligned businesses represent core strategic assets that expand our capabilities across media, content, software and services. By integrating these businesses into our platform and go-to-market infrastructure, we seek to enhance product offerings, deepen network engagement and drive scalable impact across the faith and flourishing ecosystem.

Through July 31, 2025, we have acquired a full or consolidating interest in more than 15 mission-aligned Gloo Capital Partners that develop and sell products through online marketplaces or provide software and solutions to the faith and flourishing ecosystem, through transactions that qualified as either business combinations or asset acquisitions. Revenue generated by Gloo Capital Partners accounted for a substantial percentage of our revenue in fiscal 2024 and for the six months ended July 31, 2025, which we believe is indicative of the critical role of Gloo Capital Partners in our platform expansion and value creation.

We pursue a focused two-tiered investment strategy:

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Full Acquisitions – Companies can be fully integrated into Gloo’s core infrastructure and tech stack, expanding the platform’s capabilities and broadening its native offerings.
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Consolidated Businesses – Companies operate under their own brand while leveraging Gloo’s technology and ecosystem relationships to drive adoption, accelerate integration and contribute to the platform flywheel.

Our initial acquisitions and investments were in smaller scale companies with $1-2 million in annual revenue and with products and services that were consolidated into our platform. More recently, the scale of our acquisitions and investments have grown to larger companies with $5-40 million in annual revenue, and a subset of those larger companies maintain their standalone brands and substantial control over their day-to-day operations. Moving forward, we expect to continue to pursue strategic acquisitions and investments that expand our platform capabilities, deepen integration across ecosystem participants and solidify our position as a trusted, connected platform for the faith and flourishing ecosystem.

We evaluate acquisition opportunities against four strategic criteria:

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Customer and revenue alignment with ecosystem participants and growth objectives
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Core technologies that advance our AI capabilities
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Content alignment that strengthens our role as an aggregator of faith and flourishing content
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EBITDA fundamentals that contribute to profitability

This approach is designed to scale intentionally while increasing platform utility, strategic reach and long-term value that is competitive and defensible.

At the heart of our acquisition and investment model is a guiding principle: we serve those who serve. We believe that we grow stronger when our Gloo Capital Partners grow stronger. We offer value to Gloo Capital Partners by providing them with a shared service layer that includes:

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Marketing and communications solutions
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Sales funnel development and management

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Brand architecture, positioning and messaging
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Financial reporting and accounting capabilities
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Accountability and business operating systems

Enterprise Sales

NCPs are an integral part of our business, delivering their offerings to CFLs through our platform while also purchasing platform capabilities and services to power their own operations. Through our enterprise NCP sales model, we engage directly with NCPs to provide access to our technology and advertising services, Gloo360 technology services and platform solutions. Our approach is designed to fuel platform expansion by onboarding new offerings and driving sustained customer growth.

Additionally, we intend to offer Gloo Impact, which is a product in beta that we are designing to enhance philanthropic outreach and charitable contributions by visualizing real time impact through AI generated data dashboards, escrow-like fund management and capital deployment based on verified milestones of ministry outcome. This potential growth driver holds money in escrow within a donor impact fund, distributes that money to qualified NCPs or CFLs based on verifying milestone achievement and visualizes the outcomes with a real-time impact dashboard.

Digital Growth

Our self-service onboarding gives users access to Gloo Workspace and is designed to empower churches to independently access both free and premium tools, driving scalable, organic adoption across the platform. With platform adoption growing to over 140,000 churches and ministry leaders as of July 31, 2025, up from 74,000 as of January 31, 2024, we offer a ready-made distribution channel for NCPs and a powerful engine for potential reach, engagement and recurring revenue.

AI Transformation

We are developing vertical-specific, values-aligned AI designed to serve the unique needs of the faith and flourishing ecosystem. Our AI approach is primarily developed by us but accelerated through third-party, open-source foundation models. For example, our data engine, ingestion, enrichment and other business logic and domain-specific fine-tuning are all internally developed and proprietary, while many of our conversational and generative AI features and APIs are underpinned by third-party and open-source base models.

Strategic Areas of AI Development

Our strategy is to lead AI deployments in three important areas:

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Values-Aligned AI – AI designed to help humans flourish in all areas of life based on flourishing principles, rather than optimizing for engagement metrics that may harm mental health.
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Language and Voice AI – World-class translation and voice technology that serves a large number of languages and prioritizes underserved populations where AI is not yet available in their language. We expect this to be further enhanced after our pending acquisition of XRI Global, a leading provider of AI-driven language and translation technologies for the faith and flourishing ecosystem.
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AI Licensing – Facilitating the exchange that gives AI companies and developers ethical access to high-quality content with fair compensation models for publishers and creators.

AI Product Maturity Framework

In our suite of products and services, we distinguish between three stages of AI maturity: AI-native, AI-enhanced or early AI-adoption and non-AI enhanced. This framework helps illustrate where AI is embedded from inception and where it is being incrementally integrated.

AI-Native Products and Services

These are architected with AI at their core, leveraging our proprietary multi-agent orchestration, data engine and licensing infrastructure:

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Gloo AI Chat – Our flagship conversational AI tool, providing multimodal values-aligned experiences grounded in spiritual wisdom, ethical guidance and practical life support. Architected with retrieval-augmented generation (RAG) pipelines, profile- and memory-aware inference and rights-aware sourcing, Gloo AI Chat serves business-to-business teams, enterprises and white-label deployments. It is currently in beta and is expected to launch this fall.
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Gloo AI Data Engine – A proprietary enrichment and retrieval service that transforms raw content, including books, sermons, transcripts and media, into structured, AI-optimized knowledge bases. Through ingestion, tagging, indexing and enrichment pipelines, it produces transcripts, metadata, embeddings and derivative assets optimized for semantic retrieval and integration into AI tools.
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Gloo AI APIs – Developer-facing services for enrichment, retrieval, inference and orchestration. These include:
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Data Engine Service API – enabling ingestion and enrichment of content.
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Search API – hybrid semantic and symbolic search across theological, scriptural and flourishing categories.
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Completions API – orchestrated inference routed through expert models and tool agents.
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Chat API – retrieval-augmented conversational output with citations and values alignment.
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Gloo AI Licensing Platform – A transparent digital rights management and licensing infrastructure that enables ethical access to content for AI training and inference. It embeds enforceable licensing terms, attribution and automated royalty distribution, giving publishers and creators control and revenue while allowing developers to safely integrate licensed content.
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Church.Tech – Soon to be integrated into Gloo Workspace, an AI-native platform for ministry operations that acts as a content studio for churches. Designed from inception as an AI-first product, it enables pastors and ministry leaders to generate, adapt and distribute content using values-aligned generative AI.

AI-Enhanced or Early AI-Adoption

These are established products where AI features are being introduced to augment existing workflows:

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Gloo Workspace – A comprehensive platform for pastors and ministry leaders that incorporates AI to support communications, sermon preparation, community engagement insights, generative content and outcome measurement. It also offers Gloo+, a subscription tier with enhanced engagement and analytics tools.
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Gloo360 – Enterprise services that leverage AI for managed operations, advanced analytics, agentic workflows, recommendation systems and custom enterprise builds for faith-based organizations.

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Visitor Reach – A product embedding AI to optimize outreach strategies and improve church visitor engagement.
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Carey Nieuwhof Platform – Experimenting with AI-powered content generation, personalization and recommendation features for ministry and leadership resources.
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Igniter Media – Integrating AI into its creative content platform to enhance media discovery, automate tagging and recommendations, and provide churches with generative tools for producing and customizing visual and video assets.

For these products, AI is not yet the foundational architecture, as is the case for the majority of software products today, but rather a growing set of enhancements layered onto proven products. Over time, many of these offerings are expected to evolve toward AI-native states.

Proprietary, Open Source, Licensed and Frontier AI

All of our AI products rely on a hybrid approach:

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Proprietary AI – Gloo-developed orchestration, domain-specific fine-tuning, RAG pipelines, alignment and safety layers, licensing enforcement and data enrichment systems. These represent the core of our proprietary AI.
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Open Source AI – We are model-agnostic and accelerate development through widely adopted open-source large language models, such as LLaMA, Qwen and DeepSeek, which we fine-tune and RAG-enhance using our proprietary methods.
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Licensed AI – Where beneficial, we incorporate licensed AI frameworks, such as LangChain, Open Meter and Weaviate, or specialized APIs to complement our proprietary AI.
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Frontier AI –We use major frontier AI technologies from providers such as OpenAI, Anthropic and Google to provide values-aligned AI capabilities to the faith and flourishing ecosystem, but we are not substantially dependent on any single frontier LLM provider. We are selectively modest on the use of these technologies.

Our hybrid approach to AI allows us to benefit from global advances in open-source and frontier AI while maintaining differentiation through our proprietary orchestration, datasets and alignment layers.

Datasets and Training Sources

Our AI products are differentiated by one of the largest vertically aligned datasets for faith and flourishing, covering books, sermons, media and academic content. Our models and applications are trained and grounded on a combination of:

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Internal Datasets – Gloo and Gloo Capital Partner-owned content ingested and enriched by the Gloo AI data engine.
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Licensed Datasets – Subset of faith-based publishers, ministries and creators who have licensed their content managed by the Gloo AI licensing platform.
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Public Datasets – Responsibly sourced open content that complements proprietary and licensed corpora.
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Synthetic Datasets – AI-generated content and datasets produced through proprietary approaches.

All datasets are peer-reviewed by theological and domain experts to ensure accuracy, alignment and trustworthiness.

Ecosystem and Partnerships

Beyond our internal products, Gloo AI is integrated into Gloo Capital Partner offerings. We are also seeing strong traction with developers, publishers and next-generation content providers. We are in active discussions with several leading faith-based technology platforms to power new audio, language and conversational capabilities through Gloo AI. We believe these potential partnerships will accelerate adoption of Gloo AI across the global faith ecosystem.

Our Customers

Our customer base spans a diverse range of NCPs and CFLs within the faith and flourishing ecosystem and we served more than 57,000 paying customers as of July 31, 2025. Our platform is tailored to this vertical and is designed for NCPs and CFLs that seek modern, scalable solutions for engagement, communication and resource management. We offer customers essential foundational features for free to lower adoption barriers. Premium features, available through Gloo+ and Gloo Capital Partners, cater to mid-size and large organizations with more complex needs that include advanced analytics, custom content and expanded outreach capabilities. We prioritize accessibility and drive to monetization through conversion as organizations grow and require additional services.

Gloo customers include some of the most influential NCPs and CFLs in the faith and flourishing ecosystem. We believe the following current and paying customers are indicative of our diverse customer base:

Churches and Frontline Organizations	Network Capability Providers

CFLs of various sizes and influence pay Gloo for subscriptions, e-commerce marketplace products, services and platform solutions. For example:

•
Giga Churches (>10,000 congregants): Seacoast Church (SC) and North Coast Church (CA)

•
Mega Churches (>2,000 congregants): The Park Church (NC) and NorthPointe Community Church (CA)

•
Small-Mid Sized Churches and Ministries: over 2,000 throughout the United States

•
Flourishing-Based Frontline Organizations

NCPs offer a range of services and programs to the faith and flourishing ecosystem and primarily pay Gloo for Gloo Media Network and/or Gloo360. For example:

•
Humanitarian Aid: Compassion International

•
Content and Media: Right Now Media, MomCo and Come and See Foundation (The Chosen TV series)

•
Operational Services: Wesleyan Investment Foundation (financial loans), Westfall Gold (donor services) and Vanderbloemen (executive search)

•
Education: Indiana Wesleyan University

Our Competitive Strengths

Connecting what we believe to be one of the largest ecosystems in humanity requires a diverse set of skills and strengths. We believe our competitive strengths include:

•
Connecting a Large, Diverse and Fragmented Faith and Flourishing Ecosystem – With over 140,000 churches and ministry leaders and over 3,000 active NCPs on our platform as of July 31, 2025, we believe we have built a trusted digital environment at scale in the faith and flourishing ecosystem. To our knowledge, no other company has aggregated a comparable breadth and diversity of ecosystem participants.
•
Differentiated Access to Ecosystem Relationships – We believe our ability to convene the ecosystem is a core differentiator. This is rooted in our extensive relational capital, cultivated through over ten years of trust-building and delivering value to the ecosystem. We facilitate dialogues that lead to actionable solutions and strengthened partnerships, contributing to current and future customers, as well as Gloo Capital Partner acquisitions and investments.
•
Developing AI for the Faith and Flourishing Ecosystem – As a pioneer in leveraging AI specifically for the faith and flourishing ecosystem, we believe Gloo is positioned to unite stakeholders (including publishers, developers and consumers) around the transformative potential of AI and to further expand our revenue models. We are uniting AI experts, theologians and ministry leaders in co-creating solutions that are designed to be ethical, effective and aligned with the values of human flourishing.
•
Demonstrated Strategic Vision and Execution – As of July 31, 2025, we have executed more than 15 strategic investments and acquisitions across key segments of the faith and flourishing ecosystem, integrating high-value NCPs with proprietary products, strong customer relationships and established market presence.
•
Experienced Board and Management Team – We are led by what we believe is a world-class board and executive team with deep expertise in both technology and the markets in which we operate. The team brings a proven track record in building scalable platforms, driving digital transformation, and forging high-impact partnerships. Scott Beck, our co-founder, president and chief executive officer, is a veteran entrepreneur with over 40 years of experience in scaling businesses such as Blockbuster and Home Advisor. Pat Gelsinger, our executive chair and head of technology, brings more than 45 years of technology leadership, including his most recent role as chief executive officer of Intel. They are joined by seasoned leaders with experience from Meta, YouVersion, McKinsey, Christianity Today and Hobby Lobby, forming a strongly qualified team to execute our growth strategy and scale Gloo’s impact across the faith and flourishing ecosystem.

Our Competition

Our platform operates across a broad and highly fragmented market. We believe our competition primarily falls into five categories:

•
Faith-tech and general market point solutions, including providers of church management systems, communications tools and engagement platforms such as Subsplash, Ministry Brands, Planning Center and Mailchimp that compete with the Gloo Workspace communications and insights products.
•
Proprietary and custom systems, including larger ministries that build internal technology stacks that compete with our Gloo360 solutions.
•
Traditional advertising networks, including large media and marketing platforms that offer reach and audience access such as Meta and Google that compete with the Gloo Media Network.

•
Technology development solutions, including providers that compete with the platform solutions offered by our Gloo Capital Partners, Midwestern and Servant.io.
•
Specialized and general e-commerce marketplaces, including providers of physical and digital products sold to CFLs for their operations, such as Amazon and Concordia Supply that compete with Outreach and our other e-commerce marketplaces.

Although we face competition across these categories, we believe we are well-suited to continue to grow our platform and we do not believe our competitors match the breadth, contextual relevance or ability of our platform to unify diverse business models.

Our Employees

As of July 31, 2025, we had approximately 550 employees across the United States. We benefit from an engaged and driven employee base motivated to join Gloo by our work to support organizations and individuals driving impact. This differentiator not only builds strong employee engagement, but also helps us provide a higher level of service to our customers. With many employees volunteering with nonprofits annually and several serving on a nonprofit board or committee, our direct experience enables our teams to better serve our customer base. Additionally, we believe that by acquiring and investing in Gloo Capital Partners we gain access to differentiated talent that will drive advancements on our platform.

We believe that attracting, developing and retaining exceptional talent is essential to achieving our long-term goals. To support this, we offer competitive compensation and benefits, opportunities for professional growth and a flexible and inclusive work environment. To our knowledge, none of our employees are represented by a labor union, and we consider our relations with our employees to be strong.

As we grow, we expect to continue expanding our team to support strategic initiatives, including product innovation, NCP engagement and potential acquisitions and investments.

Sales and Marketing

Our go-to-market strategy includes a scalable digital acquisition strategy and high-touch enterprise sales. This strategy is designed to expand the ecosystem of CFLs and NCPs on our platform.

Our solutions and services are distributed through a hybrid direct and indirect sales approach, combining both assisted and unassisted sales motions to maximize reach and efficiency. Our direct sales efforts are driven by a team of dedicated sales development representatives who focus on lead generation and qualification, ensuring a consistent pipeline of high-quality prospects. These efforts are bolstered by our customer success organization, which actively contributes employee-generated sales leads, fostering collaboration between sales and customer success teams to drive revenue growth. In addition to direct sales efforts, we leverage our extensive network of relationships within the faith and flourishing ecosystem to amplify its reach through indirect sales channels. Strategic marketing and referral programs with these third parties allow us to engage new customers efficiently while deepening our relationships within the community. These sales and customer success professionals are primarily located throughout the United States.

Our omnichannel marketing program further supports lead generation by employing a wide range of strategies, including paid and unpaid digital advertising, event marketing, account-based marketing and content marketing. These initiatives are designed to capture inbound leads and cultivate interest among prospective customers. Additionally, our ecosystem of NCPs enhances these efforts, providing an additional layer of marketing exposure and reach.

We host and participate in a range of impactful events that drive our sales and marketing efforts by deepening engagement within the faith and flourishing ecosystem and showcasing our solutions. Signature events like State of the Church, in collaboration with Barna, and Outreach’s Back to Church Sunday, the AI & The Church Hackathon and others generate significant visibility, attract new users, promote our offerings, position ourselves as the faith and flourishing leader in technology and highlight offerings from Gloo Capital Partners. We also target publication of our thought leadership content and position our subject matter experts in webinars, podcasts, industry journals and publications. We have a large base of loyal customers that provide references and recommendations often featured in our advertising and promotional activities.

Research and Development

Research and development is core to our strategy of providing modern technology to the faith and flourishing ecosystem. Our development teams design and build the core infrastructure, tools and experiences that power our platform. Their work spans full-stack development, cloud infrastructure, mobile experiences and AI-driven capabilities. We are committed to ethical technology development. Our research and development practices are guided by principles of data stewardship, user trust and mission alignment. We collaborate with thought leaders in faith, flourishing, technology and social impact to ensure our innovations reflect the values and needs of the communities we serve. We intend to continue to invest in our research and development capabilities to add and integrate additional platform offerings and develop AI powered tools, content and resources to amplify missional impact.

Intellectual Property

We rely on a combination of trademarks and trade secrets, as well as contractual provisions and restrictions, to protect our intellectual property. As of July 31, 2025, we owned nine U.S. trademark registrations for the mark GLOO and related marks. We also own numerous domain names, including www.gloo.com.

We also rely on trade secrets and know-how, and we seek to protect these rights through confidentiality and nondisclosure agreements with employees, contractors and other parties. Although we take measures to protect our intellectual property, there can be no assurance that these measures will be successful, or that others will not independently develop similar technologies or otherwise gain access to our proprietary information. In addition, our intellectual property rights may be challenged or infringed upon by third parties.

Legal Proceedings

We are and, from time to time, may become involved in legal proceedings or be subject to claims arising in the ordinary course of our business. We are not presently a party to any legal proceedings that, in the opinion of our management, if determined adversely to us, would individually or taken together have a material adverse effect on our business, operating results, financial condition, or cash flows. We may become involved in legal proceedings in the future, and the outcome of any such matters is inherently uncertain. If an unfavorable outcome were to occur, it could have a material impact on our business or financial results.

Facilities

Our corporate headquarters are located in Boulder, Colorado, where we currently lease approximately 13,800 square feet. We also lease facilities in Sewickley, Pennsylvania, Orlando, Florida and Palo Alto, California. We believe our current facilities are adequate to meet our existing needs. However, as we continue to pursue our growth strategy, including through potential acquisitions, we may require additional facilities. We intend to secure such additional facilities as needed to support our ongoing operations and integration of acquired businesses.

MANAGEMENT

Executive Officers and Directors

The following table identifies our executive officers and directors who will be serving upon the effectiveness of the registration statement of which this prospectus forms a part, and their ages as of July 31, 2025:

Name	Age	Position(s)
Executive Officers
Scott Beck	67	President, Chief Executive Officer and Director
Patrick Gelsinger	64	Executive Chair and Head of Technology
Paul Seamon	50	Chief Financial Officer
Matthew Gotschall	38	Chief Accounting Officer and Treasurer
Non-Employee Directors
Bishop Claude Richard Alexander, Jr.(2)(3)	61	Director
John (Jack) Furst(1)(2)	66	Director
Derek Green(1)	38	Director
Elizabeth Grennan(1)(3)	51	Director
Robert Gruenewald	49	Director
Nona Jones(2)(3)	43	Director

(1)
Member of the audit committee
(2)
Member of the compensation committee
(3)
Member of the nominating and corporate governance committee

Executive Officers

Scott Beck has served as our president and chief executive officer since inception. Mr. Beck has also served as the chief executive officer and founder of Tango since 1997 and as partner and vice chairman of Pacific Dental Services since 2005. He previously served as vice chairman and chief operating officer of Blockbuster Entertainment from 1986 to 1993, chairman and chief executive officer of Boston Market from 1992 to 1997 and founder and chairman of Einstein Bros Bagels from 1994 to 1997. Mr. Beck graduated from Southern Methodist University with a Bachelor of Science in Finance, Accounting and Business. We believe Mr. Beck is qualified to serve on our board of directors given his perspective, experience and institutional knowledge as our co-founder and chief executive officer.

Patrick Gelsinger has served as our executive chair and head of technology since March 2025 and as a member of our board of directors since August 2016. In his role as head of technology, Mr. Gelsinger is responsible for the direct oversight of all product, engineering and go-to-market strategies for Gloo AI, Gloo Workspace, Gloo Media Network and Gloo360. Mr. Gelsinger also provides strategic and technical leadership to Gloo Capital Partners. Mr. Gelsinger has served as a general partner of Playground Global, LLC, an early-stage venture capital fund, since March 2025. Mr. Gelsinger began his career in 1979 at Intel Corporation, a computer and semiconductor company, holding a variety of roles, including chief technology officer, and overseeing the creation of key industry technologies like USB and Wi-Fi, before leaving to explore different opportunities and eventually returning to serve as chief executive officer from February 2021 until December 2024. Mr. Gelsinger also served on Intel’s board of directors from February 2021 to December 2024. While not at Intel, Mr. Gelsinger served as chief executive officer of VMware, Inc., from September 2012 to February 2021. Mr. Gelsinger helped to transform VMware into a recognized leader in cloud infrastructure, enterprise mobility and cybersecurity and was a member of VMware’s board of directors from September 2012 until February 2021. Mr. Gelsinger also served as a member of the board of directors of Mobileye Global Inc., an autonomous driving company listed on Nasdaq, from September 2022 to December 2024. Mr. Gelsinger graduated from Stanford University with a Master of Electrical Engineering and from Santa Clara University with a Bachelor of Science in Electrical Engineering. We believe Mr. Gelsinger is qualified to serve as the chairman of our board of directors because of his extensive experience as a public company executive and as a member of public company boards of directors.

Paul Seamon has served as our chief financial officer since October 2025. Mr. Seamon previously served as chief financial officer of Viventium, a human capital management software company, from February 2024 to September 2025. He also served as interim chief financial officer at Paymentus, an online payment services company listed on NYSE, from August 2022 to March 2023 and vice president of finance and strategy from August 2020 to July 2022. Prior to that, Mr. Seamon served as executive vice president of finance at Alight Solutions, a human capital management company, from August 2018 to May 2020. Mr. Seamon graduated from Kellogg School of Management with a Master of Business Administration and from Purdue University with a Bachelor of Science in Accounting.

Matthew Edward Gotschall has served as our chief accounting officer since January 2025. Mr. Gotschall previously served as our head of operations – finance and corporate systems from April 2022 to January 2025, as our controller from March 2019 to April 2022 and as our accounting manager from June 2017 to February 2019. Mr. Gotschall is a Certified Public Accountant and graduated from the University of Colorado at Boulder with a Master of Business Administration in Financial Accounting and a Bachelor of Science in Business Administration with a dual emphasis in Finance and Accounting and a minor in Mandarin Chinese.

Non-Employee Directors

Bishop Claude Richard Alexander, Jr. has served on our board of directors since December 2022. Bishop Alexander has served as senior pastor of The Park Church in Charlotte, North Carolina since August 1990, as chief executive officer of The Park Expo and Conference Center since November 2006, and as vice presiding bishop of the Kingdom Association of Covenant Pastors since 2008. He also provided business development consulting services to Crowe LLP, a public accounting firm, from January 2023 to March 2024. Bishop Alexander serves on several boards of directors and has authored numerous devotional books. Bishop Alexander graduated from Gordon-Conwell Theological Seminary with a Doctorate of Ministry, from Pittsburgh Theological Seminary with a Master in Divinity and from Morehouse College with a Bachelor of Art in Philosophy. We believe Bishop Alexander is qualified to serve on our board of directors because of his extensive senior management experience in Christian organizations.

John Douglas Furst has served on our board of directors since July 2019. Mr. Furst has more than 35 years of experience in leveraged acquisitions and private investments. Mr. Furst is the founder of Oak Stream Investors, a private investment firm founded in 2008. He manages his own capital making investments in real estate, oil and gas, fixed income securities and public and private equities. Mr. Furst has served on the board of directors of Capital Southwest Corporation, a credit provider to small and medium sized business listed on Nasdaq, since 2014. Mr. Furst has also served on the board of directors for Drilling Tools International, a provider of tools for land and offshore drilling listed on Nasdaq, since 2012. Prior to founding Oak Stream Investors, Mr. Furst worked in a variety of roles at investment banks and private equity firms, including as a partner with Hicks Muse Tate & Furst. Mr. Furst is also an adjunct professor at the University of North Texas and the University of Texas at Dallas, where he teaches finance and investments. Mr. Furst graduated from the Graduate School of Business at the University of Texas at Austin with a Master of Business Administration and from Arizona State University with a Bachelor of Science in Finance & Accounting. We believe Mr. Furst is qualified to serve on our board of directors because of his experience on other public company boards of directors and his extensive financial experience.

Derek Todd Green has served on our board of directors since April 2021. Mr. Green has served as the vice president of investments at HL American Investments LLC, the investment office of Hobby Lobby Stores, Inc. and the Green family, since May 2013. Before his current role, Mr. Green founded and sold a document services company and held multiple roles at Hobby Lobby. We believe Mr. Green is qualified to serve on our board of directors because of his business and entrepreneurial experience.

Elizabeth Grennan has served on our board of directors since April 2025. Ms. Grennan has served as the chief client officer at Simpson Thacher & Bartlett LLP, a global law firm, since April 2025. Prior to that, Ms. Grennan was a partner at McKinsey & Company from May 2016 to March 2025. Earlier in her career, Ms. Grennan served as general counsel to emerging technology companies. Ms. Grennan graduated from the University of Virginia School of Law with a Juris Doctorate, from the London School of Economics with a Master of Science in Public Policy & Public Administration and from the University of California, Los Angeles with a Bachelor of Arts in Political Science. We believe Ms. Grennan is qualified to serve on our board of directors because of her experience advising multi-faceted companies on legal and technology matters.

Robert Gruenewald has served on our board of directors since January 2025. Mr. Gruenewald is the founder and chief executive officer of YouVersion, a consumer faith platform founded in 2008. Mr. Gruenewald has also served as pastor, director and innovation leader at Life.Church since 2001. Before his current roles, Mr. Gruenewald founded and sold two technology companies and held multiple roles at venture capital firms. Mr. Gruenewald graduated from Southern Nazarene University with a Bachelor of Science in Finance. We believe Mr. Gruenewald is qualified to serve on our board of directors because of his long-standing experience running a faith-based technology company.

Nona Jones has served on our board of directors since March 2023. Ms. Jones has served as the chief executive officer of Inside Out Leadership, a leadership coaching provider, since October 2024. Ms. Jones previously served as the chief content and partnerships officer and global ambassador at YouVersion from February 2023 to January of 2025 and as the head of global faith partnerships at Meta Platforms, Inc. from August 2017 to January 2023. Ms. Jones graduated from the University of Florida with a Master of Business Administration and a Bachelor of Arts in Communications. We believe Ms. Jones is qualified to serve on our board of directors because of her experience in executive management positions and as the head of a faith-based team of a public company.

Family Relationships

There are no family relationships among any of our executive officers or directors.

Code of Business Conduct and Ethics

Our board of directors intends to adopt a code of business conduct and ethics that applies to all of our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions, as well as our contractors, consultants and agents. Following this offering, the full text of our code of business conduct and ethics will be posted on the investor relations page on our website at www.gloo.com. We intend to disclose any amendments to our code of business conduct and ethics, or waivers of its requirements, applicable to our principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions, on our website identified above or in filings under the Exchange Act. Information contained on our website or linked therein or otherwise connected thereto does not constitute part of nor is it incorporated by reference into this prospectus or the registration statement of which this prospectus forms a part.

Board of Directors

Our business and affairs are managed under the direction of our board of directors. Our certificate of incorporation and bylaws to be in effect prior to the closing of this offering will provide that the number of directors will be fixed by our board of directors, subject to the terms of our certificate of incorporation and bylaws. Each of our directors will continue to serve as a director until the election and qualification of his or her successor, or until his or her earlier death, resignation or removal.

Classified Board

Our certificate of incorporation to be in effect prior to the closing of this offering will provide that our board of directors will be divided into three classes with staggered three-year terms. Only one class of directors will be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms. Our directors will be divided among the three classes as follows:

•
the Class I directors will be Mr. Furst, Mr. Green and Bishop Alexander, and their terms will expire at the annual meeting of stockholders to be held in 2026;
•
the Class II directors will be Mr. Gruenewald and Ms. Jones, and their terms will expire at the annual meeting of stockholders to be held in 2027; and
•
the Class III directors will be Mr. Beck, Mr. Gelsinger and Ms. Grennan, and their terms will expire at the annual meeting of stockholders to be held in 2028.

Any increase or decrease in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. The classification of our board of directors with staggered three-year terms may have the effect of delaying or preventing changes in control of our company. See the section titled “Description of Capital Stock—Anti-Takeover Effects of Certain Provisions of Delaware Law, Our Certificate of Incorporation and Our Bylaws.”

Director Independence

Our board of directors has undertaken a review of the independence of each director. Based on information provided by each director concerning his or her background, employment and affiliations, our board of directors has determined that Mr. Furst, Mr. Green, Ms. Grennan, Bishop Alexander and Ms. Jones, representing five of our eight directors, do not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is an “independent director” as defined under the listing standards of the Nasdaq Stock Market. In making these determinations, our board of directors considered the current and prior relationships that each non-employee director has with our company and all other facts and circumstances that our board of directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director, and the transactions involving them described in the section titled “Certain Relationships and Related Party Transactions.”

Board Committees

Our board of directors has established an audit committee, a compensation committee and a nominating and corporate governance committee. The composition and responsibilities of each of the committees of our board of directors is described below. Members will serve on these committees until the earlier of their resignation or removal by our board of directors in its discretion.

Audit Committee

Upon the effectiveness of the registration statement of which this prospectus forms a part, the members of our audit committee will be Mr. Furst, Mr. Green and Ms. Grennan, with Mr. Furst serving as chairperson, each of whom meets the requirements for independence under the rules and regulations of the SEC and the listing standards of the Nasdaq Stock Market applicable to audit committee members. Each member of our audit committee also meets the financial literacy requirements of the listing standards of the Nasdaq Stock Market. In addition, our board of directors has determined that Mr. Furst is an audit committee financial expert within the meaning of Item 407(d) of Regulation S-K under the Securities Act. Following completion of this offering, our audit committee will, among other things:

•
select, retain, compensate, evaluate, oversee and, where appropriate, terminate our independent registered public accounting firm;
•
review and approve the scope and plans for the audits and the audit fees and approve all non-audit and tax services to be performed by the independent auditor;
•
evaluate the independence and qualifications of our independent registered public accounting firm;
•
review our financial statements, and discuss with management and our independent registered public accounting firm the results of the annual audit and the quarterly reviews;
•
review and discuss with management and our independent registered public accounting firm the quality and adequacy of our internal controls and our disclosure controls and procedures;
•
discuss with management our procedures regarding the presentation of our financial information, and review earnings press releases and guidance;

•
oversee the design, implementation and performance of our internal audit function, if any;
•
set hiring policies with regard to the hiring of employees and former employees of our independent auditor and oversee compliance with such policies;
•
review, approve and monitor related party transactions;
•
adopt and oversee procedures to address complaints regarding accounting, internal accounting controls and auditing matters, including confidential, anonymous submissions by our employees of concerns regarding questionable accounting or auditing matters;
•
review and monitor compliance with our code of business conduct and ethics and consider questions of actual or possible conflicts of interest of Board members and corporate officers;
•
review and discuss with management and our independent auditor the adequacy and effectiveness of our legal, regulatory and ethical compliance programs; and
•
review and discuss with management and our independent auditor our guidelines and policies to identify, monitor and address enterprise risks.

Our audit committee will operate under a written charter, to be effective upon the effectiveness of the registration statement of which this prospectus forms a part, that satisfies the applicable rules and regulations of the SEC and the listing standards of the Nasdaq Stock Market.

Compensation Committee

Upon the effectiveness of the registration statement of which this prospectus forms a part, the members of our compensation committee will be Mr. Furst, Ms. Jones and Bishop Alexander, with Mr. Furst serving as chairperson, each of whom meets the requirements for independence under the rules and regulations of the SEC and the listing standards of the Nasdaq Stock Market applicable to compensation committee members. Each member of our compensation committee is also a non-employee director, as defined pursuant to Rule 16b-3 promulgated under the Exchange Act. Following completion of this offering, our compensation committee will, among other things:

•
review, approve or make recommendations to our board of directors regarding the compensation for our executive officers, including our chief executive officer;
•
review, approve and administer our employee benefit and equity incentive plans and overall compensation philosophy;
•
establish and review the compensation plans and programs of our employees, and ensure that they are consistent with our general compensation strategy;
•
determine non-employee director compensation;
•
advise the board on management proposals to stockholders on executive compensation matters;
•
review and discuss compensation risk;
•
prepare the report of the compensation committee required by the rules and regulations of the SEC; and
•
approve or make recommendations to our board of directors regarding the creation or revision of any clawback policy.

Our compensation committee will operate under a written charter, to be effective upon the effectiveness of the registration statement of which this prospectus forms a part, that satisfies the applicable rules and regulations of the SEC and the listing standards of the Nasdaq Stock Market.

Nominating and Corporate Governance Committee

Upon the effectiveness of the registration statement of which this prospectus forms a part, the members of our nominating and corporate governance committee will be Ms. Grennan, Bishop Alexander and Ms. Jones, with Ms. Grennan serving as chairperson, each of whom meets the requirements for independence under the listing standards of the Nasdaq Stock Market. Following completion of this offering, our nominating and corporate governance committee will, among other things:

•
review, assess and make recommendations to our board of directors regarding desired qualifications, expertise and characteristics sought of board members;
•
identify, evaluate, select or make recommendations to our board of directors regarding nominees for election to our board of directors;
•
develop policies and procedures for considering stockholder nominees for election to our board of directors;
•
review our succession planning process for our chief executive officer and any other members of our executive management team;
•
review and make recommendations to our board of directors regarding the composition, organization and governance of our board of directors and its committees;
•
determine non-employee director compensation;
•
review and make recommendations to our board of directors regarding our corporate governance guidelines and corporate governance framework;
•
oversee director orientation for new directors and continuing education for our directors;
•
oversee the evaluation of the performance of our board of directors and its committees;
•
review and discuss with management disclosure of our corporate governance practices;
•
review and monitor compliance with our code of business conduct and ethics, and review conflicts of interest of our board members and officers other than related party transactions reviewed by our audit committee; and
•
administer policies and procedures for communications with the non-management members of our board of directors.

Our nominating and corporate governance committee will operate under a written charter, to be effective upon the effectiveness of the registration statement of which this prospectus forms a part, that satisfies the applicable listing standards of the Nasdaq Stock Market.

Compensation Committee Interlocks and Insider Participation

The members of our compensation committee are Mr. Furst, Ms. Jones and Bishop Alexander. None of the members of our compensation committee is or has been an officer or employee of our company. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of any entity that has one or more executive officers serving on our board of directors or compensation committee.

Director Compensation

Directors who are also our employees receive no additional compensation for their service as directors. The compensation received by Mr. Beck as an employee is set forth in the section titled “Executive Compensation.” The following table sets forth information regarding the total compensation awarded to, earned by or paid to our directors other than Mr. Beck for the year ended January 31, 2025, for their service on our board of directors.

Name	Fees Paid or Earned in Cash ($)		Option Awards ($) (1)	Total ($)
Bishop Claude Richard Alexander, Jr.			21,882	21,882
John (Jack) Furst			21,882	21,882
Patrick Gelsinger			21,882	21,882
Derek Green			21,882	21,882
Elizabeth Grennan
Robert Gruenewald			21,882	21,882
Nona Jones	70,000	(2)	21,882	91,882

(1)
The amounts in the “Option Awards” column reflect the aggregate grant-date fair value of the options calculated in accordance with FASB ASC Topic 718, rather than the amounts paid or realized by the non-employee director. The assumptions used to calculate the value of our option awards are the same as those provided in Note 17 to our consolidated financial statements with respect to the value of the options.
(2)
Represents fees paid to Ms. Jones for consulting services provided to us in the year ended January 31, 2025.

The following table lists all outstanding equity awards held by our directors other than Mr. Beck as of January 31, 2025 (after giving effect to the Reverse Split):

Name	Number of Shares Underlying Outstanding Options
Bishop Claude Richard Alexander, Jr.	5,555
John (Jack) Furst	5,555
Patrick Gelsinger	133,760
Derek Green	5,555
Elizabeth Grennan	—
Robert Gruenewald	5,555
Nona Jones	5,555

Prior to this offering, we did not have a formal policy with respect to compensation payable to our non‑employee directors for service as directors. We have adopted a formal compensation policy for our non-employee directors, which will govern their cash and equity compensation following the completion of this offering.

Outside Director Compensation Policy

In connection with this offering we have adopted a compensation policy for our outside directors (the Director Compensation Policy), which governs their cash and equity compensation following the completion of this offering.

Under the Director Compensation Policy each eligible non-employee director will receive cash and equity compensation for board services described below. We also will continue to reimburse our eligible non-employee directors for reasonable, customary and documented travel expenses to board and committee meetings.

The Director Compensation Policy includes a maximum annual limit of $750,000 of aggregate cash compensation and equity compensation awards that may be paid, issued or granted to a non-employee director in any fiscal year, increased to $1,000,000 in the initial fiscal year of service as a non-employee director. For purposes of this limitation, the value of equity awards will be based on the grant date fair value (determined in accordance with U.S. GAAP). Any cash compensation paid or equity compensation awards granted to a person for his or her services as an employee, for their services as a consultant (other than as a non-employee director), or prior to the effective date of the IPO will not count for purposes of the limitation. The maximum limit does not reflect the intended size of any potential compensation or equity awards to our non-employee directors.

Cash Compensation

Under the Director Compensation Policy eligible non-employee directors are entitled to receive the following cash compensation for their services:

•
$100,000 per year for service as a board member;
•
$40,000 per year for service as non-executive chair of the board of directors;
•
$25,000 per year for service as chair of the audit committee;
•
$10,000 per year for service as a member of the audit committee;
•
$25,000 per year for service as chair of the compensation committee;
•
$10,000 per year for service as a member of the compensation committee;
•
$25,000 per year for service as chair of the nominating and corporate governance committee; and
•
$10,000 per year for service as a member of the nominating and corporate governance committee.

Each eligible non-employee director who serves as the chair of a committee will receive only the additional annual fee as the chair of the committee and not the additional annual fee as a member of the committee. All cash payments to non-employee directors are paid quarterly in arrears on a prorated basis.

Equity Compensation

IPO Award

We anticipate that each person who is serving as an eligible non-employee director upon the completion of this offering will receive an award of RSUs (the IPO Award), covering a number of shares of our Class A common stock, with such award having a grant-date fair value equal to $200,000, rounded to the nearest whole share. The IPO Award will vest, as to one-half of the underlying RSUs, on the day of the first annual stockholder meeting following the completion of this offering, or, if earlier, the one-year anniversary of the grant date and, as to one-half of the underlying RSUs, on the second annual stockholder meeting following the completion of this offering, or, if earlier, the two-year anniversary of the grant date, subject to the eligible non-employee director continuing to provide services to us through the applicable vesting date.

Initial Award

We anticipate that each person who first becomes an eligible non-employee director following the completion of this offering will receive an initial award of RSUs (the Initial Award), covering a number of shares of our Class A common stock, with such award having a grant date fair value equal to $200,000, rounded to the nearest whole share. The Initial Award will vest as to one-half of the underlying RSUs on each of the first and second anniversaries of the date on which the person first became an eligible non-employee director, subject to the eligible non-employee director continuing to provide services to us through the applicable vesting date. If the person was a member of the board of directors and also an employee, becoming an eligible non-employee director due to termination of employment will not entitle the eligible non-employee director to an Initial Award.

Annual Award

We anticipate that each eligible non-employee director automatically will receive, on the date of each annual meeting of stockholders starting in 2027, an annual award of RSUs (the Annual Award), covering a number of shares of our Class A common stock, with such award having a grant date fair value of $100,000, rounded to the nearest whole share. We anticipate that the Annual Award will vest on the one-year anniversary of the grant date of the Annual Award or, if earlier, the day before our annual meeting of stockholders that follows the grant date of the Annual Award, subject to the eligible non-employee director continuing to provide services to us through the applicable vesting date.

We anticipate that, in the event of a “change in control” (as defined in the 2025 Plan), each non-employee director will fully vest in his or her outstanding equity awards, including any IPO Award, Initial Award or Annual Award, provided that the eligible non-employee director continues to be a non-employee director through such date.

Limitation of Liability and Indemnification of Officers and Directors

We expect to adopt an amended and restated certificate of incorporation, which will be in effect upon the closing of this offering, and which will contain provisions that limit the liability of our directors and certain of our officers for monetary damages to the fullest extent permitted by the DGCL. In addition, if the DGCL is amended to provide for further limitations on the personal liability of directors or officers of corporations, then the personal liability of our directors and officers will be further limited to the greatest extent permitted by the DGCL.

In addition, we expect to adopt amended and restated bylaws, which will become effective as of the closing of this offering, and which will provide that we will indemnify our directors and officers, and may indemnify our employees, agents and any other persons, to the fullest extent permitted by the DGCL. Our bylaws will also provide that we must advance expenses incurred by or on behalf of a director or officer in advance of the final disposition of any action or proceeding, subject to limited exceptions.

Further, we have entered into or will enter into indemnification agreements with each of our directors and executive officers that may be broader than the specific indemnification provisions contained in the DGCL. These indemnification agreements require us to, among other things, indemnify our directors and executive officers against liabilities that may arise by reason of their status or service. These indemnification agreements also generally require us to advance all expenses reasonably and actually incurred by our directors and executive officers in investigating or defending any such action, suit or proceeding. We believe that these agreements are necessary to attract and retain qualified individuals to serve as directors and executive officers.

We also expect to obtain and maintain insurance policies under which our directors and officers are insured, within the limits and subject to the limitations of those policies, against certain expenses in connection with the defense of, and certain liabilities which might be imposed as a result of, actions, suits or proceedings to which they are parties by reason of being or having been our directors or officers. The coverage provided by these policies may apply whether or not we would have the power to indemnify such person against such liability under the provisions of the DGCL. At present, we are not aware of any pending litigation or proceeding involving any person who is or was one of our directors or officers, or is or was one of our directors or officers serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, for which indemnification is sought, and we are not aware of any threatened litigation that may result in claims for indemnification.

EXECUTIVE COMPENSATION

Our named executive officers for the year ended January 31, 2025 were:

•
Scott Beck, our co-founder, president and chief executive officer; and
•
Matthew Gotschall, our chief accounting officer and treasurer.

Summary Compensation Table for Fiscal 2024

The following table sets forth information regarding the compensation awarded to, earned by or paid to our named executive officers for fiscal 2024:

Name and Principal Position	Year	Salary ($)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	Total ($)
Scott Beck
President and Chief Executive Officer	Fiscal 2024	260,000	21,882	117,000	398,882
Matthew Gotschall
Chief Accounting Officer and Treasurer	Fiscal 2024	205,000	147,277	40,984	393,261

(1)
The amount in the “Option Awards” column reflects the aggregate grant-date fair value of the options calculated in accordance with FASB ASC Topic 718, rather than the amounts paid or realized by the named executive officer. The assumptions used to calculate the value of our option awards are the same as those provided in Note 2 to our consolidated financial statements with respect to the value of the options.
(2)
The amounts in the “Non-Equity Incentive Plan Compensation” column reflect amounts earned under the individualized incentive plan in which the named executive officer participated, as described in the section titled “Executive Compensation—Non-Equity Incentive Plan Compensation.”

Non-Equity Incentive Plan Compensation

Both of our named executive officers are eligible to receive performance-based cash bonuses, which are designed to provide appropriate incentives to our executives to achieve defined performance goals and to reward our executives for individual achievement towards these goals. The performance-based bonus each named executive officer is eligible to receive is generally based on the extent to which we achieve pre-established corporate goals.

For fiscal 2024, each of our named executive officers were eligible to earn an annual bonus up to a percentage of his annual base salary, which was 50.0% with respect to Mr. Beck and 20.0% with respect to Mr. Gotschall. Bonuses to our named executive officers in fiscal 2024 were based on quarterly and annual operating unit objectives. We approved payments under our fiscal 2024 bonus plan to our named executive officers. Based on the achievements under the fiscal 2024 plan and the relative weighting, the named executive officers received total performance-based cash bonuses for fiscal 2024 in the amounts set forth in the “Non-Equity Incentive Plan Compensation” of the “Summary Compensation Table” above.

October 2025 Option Repricing

In October 2025, our board of directors approved the repricing of certain stock options previously granted under the 2014 Plan to current executive officers, employees and directors which, in connection with this offering and the Corporate Reorganization will be assumed and converted into options to purchase shares of our Class B common stock on a three-for-one basis as part of the Corporate Reorganization (the Assumed Options), with corresponding adjustments to (i) the number of shares of Class B common stock underlying such Assumed Options, (ii) the per share exercise price of each such Assumed Option, and (iii) other adjustments as required under Section 409A of the Code. All Assumed Options with per-share exercise prices above the initial price per share to the public in this offering, including Assumed Options held by Mr. Beck and Mr. Gotschall, which were “underwater”, meaning that the exercise price per share of these Assumed Options was greater than the current fair market value of our Class B common stock, will be repriced effective on the date of the pricing of this offering (the Option Repricing) to reduce the exercise price per share of such underwater Assumed Options to the initial price per share to the public in this offering, the fair market value of our common stock on the date of the Option Repricing. We believe that the Option Repricing is in our best interest and in the best interests of our stockholders, in order to motivate the optionholders to continue to provide services to us and to work towards our success.

Outstanding Equity Awards at Fiscal 2024 Year-End

The following table sets forth information regarding outstanding equity awards held by our named executive officers as of January 31, 2025 (after giving effect to the Reverse Split).

				Option Awards				Stock Awards
Name	Grant Date		Vesting Commencement Date	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Option exercise price ($)(1)	Option expiration date	Number of unvested Incentive Units underlying award (#)	Threshold price per Incentive Unit ($)
Scott Beck	10/31/2020		10/1/2020	5,866		11.25	10/30/2030
	12/31/2020		12/31/2020	5,866		11.25	12/30/2030
	3/13/2021		3/1/2021	6,044		11.25	3/12/2031
	1/21/2025	(2)	1/21/2025		5,555	18.00	1/20/2035
Matthew Gotschall	8/26/2017		6/5/2017	2,222		4.50	8/25/2027
	7/9/2018		3/1/2018	1,666		5.70	7/8/2028
	3/23/2019		1/1/2019	9,444		7.95	3/22/2029
	6/20/2020	(3)	6/20/2020	5,333	1,333	11.25	6/19/2030
	10/31/2020		10/1/2020	1,642		11.25	10/30/2030
	12/31/2020		12/31/2020	1,642		11.25	12/30/2030
	3/13/2021	(3)	3/1/2021	8,000	5,333	11.25	3/12/2031
	3/13/2021		3/1/2021	1,692		11.25	3/12/2031
	4/28/2023	(4)	2/28/2024					60,000	11.25
	12/23/2024	(3)	9/1/2024		33,333	18.00	12/22/2034

(1)
The exercise prices do not reflect the Option Repricing. If the initial price to the public in this offering is less than the per share exercise price of these options, then upon the execution of the underwriting agreement related to this offering, the exercise price per share of these options will be automatically repriced to an exercise price per share equal to the initial price per share to the public in this offering.
(2)
The common units underlying this common unit option are scheduled to fully vest on the first anniversary of the Vesting Commencement Date subject to Mr. Beck’s continued service with us.
(3)
The Incentive Units underlying each of these awards vested as to 2/5ths of the total Incentive Units on the second anniversary of the Vesting Commencement Date with 1/5th of the total Incentive Units vesting annually thereafter subject to Mr. Gotschall’s continued service with us.
(4)
The Incentive Units underlying each of these awards vested as to 2/5ths of the total Incentive Units on the Vesting Commencement Date with 1/5th of the total Incentive Units vesting annually thereafter subject to Mr. Gotschall’s continued service with us.

Description of Option Awards

All options are options to purchase common membership units of Gloo Holdings, LLC. Upon the completion of the Corporate Reorganization, outstanding options to purchase common membership units of Gloo Holdings, LLC will be exchanged for options to purchase shares of Class B common stock of Gloo Holdings, Inc. on the same basis as outstanding common membership units are so converted, with exercise prices appropriately adjusted. Unless otherwise described in the notes to the Outstanding Equity Awards at Fiscal 2024 Year-End table above, each option vests over as to 2/5ths of the total units on the second anniversary of the Vesting Commencement Date with 1/60th of the total units vesting monthly thereafter subject to the respective named executive officer’s continued service with us.

Executive Officer Employment Arrangements

We have entered into confirmatory employment agreements with our executive officers, providing for the terms set forth below.

Scott Beck

Mr. Beck’s confirmatory employment agreement will not have a specific term and will provide that Mr. Beck is an at-will employee. The agreement will supersede all existing agreements and understandings that Mr. Beck may have concerning his employment relationship with us. We expect that Mr. Beck’s confirmatory employment agreement will provide that he will continue to receive his current annual base salary of $260,000, and be eligible for a target annual bonus at 50% of his annual base salary.

Patrick Gelsinger

Mr. Gelsinger’s confirmatory employment agreement will not have a specific term and will provide that Mr. Gelsinger is an at-will employee. The agreement will supersede all existing agreements and understandings that Mr. Gelsinger may have concerning his employment relationship with us. We expect that Mr. Gelsinger’s confirmatory employment agreement will provide that his annual base salary will be increased from $130,000 to $260,000, effective as of the effective date of the registration statement of which this prospectus forms a part, and be eligible for a target annual bonus at 50% of his annual base salary.

Matthew Gotschall

Mr. Gotschall’s confirmatory employment agreement will not have a specific term and will provide that Mr. Gotschall is an at-will employee. The agreement will supersede all existing agreements and understandings that Mr. Gotschall may have concerning his employment relationship with us. We expect that Mr. Gotschall’s confirmatory employment agreement will provide that he will continue to receive his current annual base salary of $250,000, and be eligible for a target annual bonus at 40% of his annual base salary.

Paul Seamon

Mr. Seamon’s confirmatory employment agreement will not have a specific term and will provide that Mr. Seamon is an at-will employee. The agreement will supersede all existing agreements and understandings that Mr. Seamon may have concerning his employment relationship with us. We expect that Mr. Seamon’s confirmatory employment agreement will provide that he will continue to receive his current annual base salary of $300,000, and be eligible for a target annual bonus at 75% of his annual base salary.

Gotschall Fiscal 2025 Award

In connection with this offering, we expect to issue Mr. Gotschall (i) a stock option to purchase 166,667 shares of our Class A common stock under the 2025 Plan at an exercise price per share equal to the initial price per share to the public in this offering, which is expected to vest 40% on November, 1, 2027 and in three equal installments thereafter, subject to his continued service, and (ii) a stock option to purchase 100,000 shares of our Class A common stock under the 2025 Plan at an exercise price per share equal to the initial price per share to the public in this offering, which is expected to vest 40% on January 31, 2026 and in three equal installments thereafter, subject to his continued service.

We do not intend to have a policy or practice to time equity grants based on the release of material non-public information.

Potential Payments upon Termination or Change in Control

We have adopted our Executive Change in Control Severance Plan (the Severance Plan) to provide severance and change in control benefits to our executive officers and certain other key employees. The severance payments and benefits under the Severance Plan generally are expected to be in lieu of any other severance payments and benefits to which a participant was entitled before signing his or her participation agreement under the Severance Plan, except as specifically provided under the participation agreement.

In the event of a “termination” of the employment of an executive officer by us for a reason other than “cause” or the executive officer’s death or “disability” (as such terms are defined in our Severance Plan), that occurs outside the change in control period (as described below), the executive officer will be entitled to the following payments and benefits:

•
a lump sum payment equal to 50% of the executive officer’s annual base salary;

•
a pro-rated portion of the executive officer’s target annual bonus for the year of termination, with the proration calculated based on the number of months in which the executive officer was employed with us during that year; and

•
reimbursement, or taxable lump sum payment in lieu of reimbursement, equal to the premium cost of continued health coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (COBRA), for a period of 6 months.

In the event of a termination of the employment (i) by us for a reason other than “cause” or the executive officer’s death or “disability” or (ii) by the executive officer for “good reason” (as such terms are defined in our Severance Plan), in either case, occurring within a period beginning 3 months prior to and ending 12 months following a “change in control” (as defined in our Severance Plan, and such period the “change in control period”), the executive officer will be entitled to the following payments and benefits:

•
a lump sum payment equal to 100% of the executive officer’s annual base salary;

•
a pro-rated portion of the executive officer’s target annual bonus for the year of termination, with the proration calculated based on the number of months in which the executive officer was employed with us during that year;

•
reimbursement, or taxable lump sum payment in lieu of reimbursement, equal to the premium cost of continued health coverage under COBRA for a period of 12 months; and

•
100% accelerated vesting of all outstanding equity awards, and, with respect to equity awards with performance-based vesting, all performance goals or other vesting criteria will be deemed achieved at 100% of target levels for the relevant performance period(s), unless otherwise determined by the applicable agreement governing the equity award with performance-based vesting.

The receipt of the payments and benefits provided for under the Severance Plan described above is conditioned on the executive officer signing and not revoking a separation and release of claims agreement and such release becoming effective and irrevocable no later than the sixtieth day following the executive officer’s involuntary termination of employment, as well as continued compliance with any confidentiality, proprietary information and inventions agreement applicable to the executive officer.

In addition, if any of the payments or benefits provided for under our Severance Plan or otherwise payable to the executive officer would constitute “parachute payments” within the meaning of Section 280G of the Code and could be subject to the related excise tax, the executive officer will receive either full payment of such payments and benefits or such lesser amount that would result in no portion of the payments and benefits being subject to the excise tax, whichever results in the greater amount of after-tax benefits to them. Our Severance Plan does not require us to provide any tax gross-up payments to the executive officers.

Employee Benefit and Stock Plans

2025 Equity Incentive Plan

Our board of directors has adopted, and our stockholders have approved, our 2025 Plan. We expect that our 2025 Plan will be effective on the business day immediately prior to the effective date of the registration statement of which this prospectus forms a part. Our 2025 Plan will provide for the grant of incentive stock options, within the meaning of Section 422 of the Code, to our employees and any parent and subsidiary corporations’ employees, and for the grant of nonstatutory stock options, restricted stock, RSUs, stock appreciation rights, performance units, and performance shares to our employees, directors and consultants, and our parent and subsidiary corporations’ employees and consultants. We expect that our 2014 Plan will terminate immediately prior to effectiveness of the 2025 Plan with respect to the grant of future awards.

Authorized Shares

A total of 13,357,842 shares of our Class A common stock will be reserved for issuance pursuant to our 2025 Plan. In addition, the shares reserved for issuance under our 2025 Plan also will include a number of shares of Class A common stock equal to the shares of Class B common stock subject to stock options or similar awards granted under our 2014 Plan, that, after the effective date of our 2025 Plan, expire or otherwise terminate without having been exercised in full, are tendered to or withheld by us for payment of an exercise price or for satisfying tax withholding obligations, or are forfeited to or repurchased by us due to failure to vest (provided that the maximum number of shares that may be added to our 2025 Plan from the 2014 Plan is 4,356,272 shares). The number of shares available for issuance under our 2025 Plan will also include an annual increase on the first day of each fiscal year beginning on February 1, 2026, equal to the least of:

•
10,800,000 shares;
•
five percent (5%) of the outstanding shares of all classes of our common stock as of the last day of the immediately preceding fiscal year; or
•
such other amount as our board of directors may determine.

If an award granted under the 2025 Plan expires or becomes unexercisable without having been exercised in full, is surrendered pursuant to an exchange program or, with respect to restricted stock, RSUs, performance units or performance shares, is forfeited or repurchased due to failure to vest, then the unpurchased shares (or for awards other than stock options or stock appreciation rights, the forfeited or repurchased shares) will become available for future grant or sale under the 2025 Plan. With respect to stock appreciation rights, only the net shares actually issued will cease to be available under the 2025 Plan and all remaining shares under stock appreciation rights will remain available for future grant or sale under the 2025 Plan. Shares that have actually been issued under the 2025 Plan under any award will not be returned to the 2025 Plan; provided, however, that if shares issued pursuant to awards of restricted stock, RSUs, performance shares or performance units are repurchased or forfeited, such shares will become available for future grant under the 2025 Plan. Shares used to pay the exercise price of an award or to satisfy the tax withholding obligations related to an award will become available for future grant or sale under the 2025 Plan. To the extent an award is paid out in cash rather than shares, such cash payment will not result in a reduction in the number of shares available for issuance under the 2025 Plan.

Plan Administration

Our board of directors or one or more committees appointed by our board of directors will administer our 2025 Plan. The compensation committee is expected to administer our 2025 Plan. In addition, if we determine it is desirable to qualify transactions under our 2025 Plan as exempt under Rule 16b-3 of the Exchange Act, such transactions will be structured with the intent that they satisfy the requirements for exemption under Rule 16b-3. Subject to the provisions of our 2025 Plan, the administrator has the power to administer our 2025 Plan and make all determinations deemed necessary or advisable for administering the 2025 Plan, including, but not limited to, the power to determine the fair market value of our Class A common stock, select the service providers to whom awards may be granted, determine the number of shares covered by each award, approve forms of award agreements for use under the 2025 Plan, determine the terms and conditions of awards (including, but not limited to, the exercise price, the time or times at which the awards may be exercised, any vesting acceleration or waiver or forfeiture restrictions, and any restriction or limitation regarding any award or the shares relating thereto), construe and interpret the terms of our 2025 Plan and awards granted under it, prescribe, amend, and rescind rules relating to our 2025 Plan, including creating sub-plans, and modify or amend each award, including, but not limited to, the discretionary authority to extend the post-termination exercisability period of awards (provided that no option or stock appreciation right will be extended past its original maximum term), and to allow a participant to defer the receipt of payment of cash or the delivery of shares that would otherwise be due to such participant under an award. The administrator also has the authority to allow participants the opportunity to transfer outstanding awards to a financial institution or other person or entity selected by the administrator and to institute an exchange program by which outstanding awards may be surrendered or cancelled in exchange for awards of the same type which may have a higher or lower exercise price and/or different terms, awards of a different type and/or cash, or by which the exercise price of an outstanding award is increased or reduced. The administrator’s decisions, interpretations and other actions are final and binding on all participants.

Stock Options

Stock options may be granted under our 2025 Plan. The exercise price of options granted under our 2025 Plan must at least be equal to the fair market value of our Class A common stock on the date of grant. The term of an option may not exceed ten years. With respect to any participant who owns more than 10% of the voting power of all classes of our outstanding stock, the term of an incentive stock option granted to such participant must not exceed five years and the exercise price must equal at least 110% of the fair market value on the grant date. The administrator will determine the methods of payment of the exercise price of an option, which may include cash, shares or other property acceptable to the administrator, as well as other types of consideration permitted by applicable law. After the termination of service of an employee, director, or consultant, he or she may exercise his or her option for the period of time stated in his or her option agreement. In the absence of a specified time in an award agreement, if termination is due to death or disability, the option will remain exercisable for twelve months. In all other cases, in the absence of a specified time in an award agreement, the option will remain exercisable for three months following the termination of service. An option may not be exercised later than the expiration of its term. Subject to the provisions of our 2025 Plan, the administrator determines the other terms of options.

Stock Appreciation Rights

Stock appreciation rights may be granted under our 2025 Plan. Stock appreciation rights allow the recipient to receive the appreciation in the fair market value of our Class A common stock between the exercise date and the date of grant. Stock appreciation rights may not have a term exceeding ten years. After the termination of service of an employee, director or consultant, he or she may exercise his or her stock appreciation right for the period of time stated in his or her stock appreciation rights agreement. In the absence of a specified time in an award agreement, if termination is due to death or disability, the stock appreciation rights will remain exercisable for twelve months. In all other cases, in the absence of a specified time in an award agreement, the stock appreciation rights will remain exercisable for three months following the termination of service. However, in no event may a stock appreciation right be exercised later than the expiration of its term. Subject to the provisions of our 2025 Plan, the administrator determines the other terms of stock appreciation rights, including when such rights become exercisable and whether to pay any increased appreciation in cash or with shares of our Class A common stock, or a combination thereof, except that the per share exercise price for the shares to be issued pursuant to the exercise of a stock appreciation right will be no less than 100% of the fair market value per share on the date of grant.

Restricted Stock

Restricted stock may be granted under our 2025 Plan. Restricted stock awards are grants of shares of our Class A common stock that vest in accordance with terms and conditions established by the administrator. The administrator will determine the number of shares of restricted stock granted to any employee, director or consultant and, subject to the provisions of our 2025 Plan, will determine the terms and conditions of such awards. The administrator may impose whatever conditions to vesting it determines to be appropriate (for example, the administrator may set restrictions based on the achievement of specific performance goals or continued service to us); provided, however, that the administrator, in its sole discretion, may accelerate the time at which any restrictions will lapse or be removed. Recipients of restricted stock awards generally will have voting and dividend rights with respect to such shares upon grant without regard to vesting, unless the administrator provides otherwise. Shares of restricted stock that do not vest are subject to our right of repurchase or forfeiture.

Restricted Stock Units

RSUs may be granted under our 2025 Plan. RSUs are bookkeeping entries representing an amount equal to the fair market value of one share of our Class A common stock. Subject to the provisions of our 2025 Plan, the administrator determines the terms and conditions of RSUs, including the vesting criteria and the form and timing of payment. The administrator may set vesting criteria based upon the achievement of company-wide, divisional, business unit or individual goals (including, but not limited to, continued employment or service), applicable federal or state securities laws or any other basis determined by the administrator in its discretion. The administrator, in its sole discretion, may pay earned RSUs in the form of cash, in shares or in some combination thereof. Notwithstanding the foregoing, the administrator, in its sole discretion, may accelerate the time at which any vesting requirements will be deemed satisfied.

Performance Units and Performance Shares

Performance units and performance shares may be granted under our 2025 Plan. Performance units and performance shares are awards that will result in a payment to a participant only if performance goals established by the administrator are achieved or the awards otherwise vest. The administrator will establish performance objectives or other vesting criteria in its discretion, which, depending on the extent to which they are met, will determine the number and/or the value of performance units and performance shares to be paid out to participants. The administrator may set performance objectives based on the achievement of company-wide, divisional, business unit, or individual goals (including, but not limited to, continued employment or service), applicable federal or state securities laws, or any other basis determined by the administrator in its discretion. After the grant of a performance unit or performance share, the administrator, in its sole discretion, may reduce or waive any performance criteria or other vesting provisions for such performance units or performance shares. Performance units shall have an initial dollar value established by the administrator on or prior to the grant date. Performance shares shall have an initial value equal to the fair market value of our Class A common stock on the grant date. The administrator, in its sole discretion, may pay earned performance units or performance shares in the form of cash, in shares or in some combination thereof.

Non-Employee Directors

Our 2025 Plan provides that all non-employee directors will be eligible to receive all types of awards (except for incentive stock options) under our 2025 Plan. In connection with this offering, we have adopted a formal policy pursuant to which our non-employee directors will be eligible to receive equity awards under our 2025 Plan. In order to provide a maximum limit on the awards that can be made to our non-employee directors, our 2025 Plan provides that in any given fiscal year, a non-employee director will not be paid cash retainers or granted awards having a grant-date fair value greater than $750,000, but this limit is increased to $1,000,000 in connection with his or her initially joining the board of directors (in each case, excluding awards granted to him or her as a consultant or employee or granted on or prior to the effective date of the registration statement of which this prospectus forms a part). The grant-date fair values will be determined according to U.S. GAAP. The maximum limits do not reflect the intended size of any potential grants or a commitment to make grants to our non-employee directors under our 2025 Plan in the future.

Non-Transferability of Awards

Unless the administrator provides otherwise, our 2025 Plan generally does not allow for the transfer of awards and only the recipient of an award may exercise an award during his or her lifetime. If the administrator makes an award transferable, such award will contain such additional terms and conditions as the administrator deems appropriate.

Certain Adjustments

In the event of certain changes in our capitalization, to prevent diminution or enlargement of the benefits or potential benefits available under our 2025 Plan, the administrator will adjust the number and class of shares that may be delivered under our 2025 Plan and/or the number, class and price of shares covered by each outstanding award, and the numerical share limits set forth in our 2025 Plan.

Dissolution or Liquidation

In the event of our proposed liquidation or dissolution, the administrator will notify participants as soon as practicable and all awards will terminate immediately prior to the consummation of such proposed transaction.

Merger or Change in Control

Our 2025 Plan will provide that, in the event of our merger with or into another corporation or entity or a change in control (as defined in our 2025 Plan), each outstanding award will be treated as the administrator determines, including, without limitation, that (1) awards will be assumed, or substantially equivalent awards will be substituted, by the acquiring or succeeding corporation (or an affiliate thereof) with appropriate adjustments as to the number and kind of shares and prices; (2) upon written notice to a participant, that the participant’s awards will terminate upon or immediately prior to the consummation of such merger or change in control; (3) outstanding awards will vest and become exercisable, realizable or payable, or restrictions applicable to an award will lapse, in whole or in part prior to or upon consummation of such merger or change in control, and, to the extent the administrator determines, terminate upon or immediately prior to the effectiveness of such merger or change in control; (4) (A) the termination of an award in exchange for an amount of cash and/or property, if any, equal to the amount that would have been attained upon the exercise of such award or realization of the participant’s rights as of the date of the occurrence of the transaction (and, for the avoidance of doubt, if as of the date of the occurrence of the transaction the administrator determines in good faith that no amount would have been attained upon the exercise of such award or realization of the participant’s rights, then such award may be terminated by us without payment), or (B) the replacement of such award with other rights or property selected by the administrator in its sole discretion; (5) with respect only to an award (or portion thereof) that is unvested as of immediately prior to the effective time of the merger or change in control, the termination of the award immediately prior to the effective time of the merger or change in control with such payment to the participant (including no payment) as the administrator determines in its discretion; or (6) any combination of the foregoing. The administrator will not be obligated to treat all awards, all awards a participant holds, or all awards of the same type, similarly.

In the event an option or stock appreciation right is not assumed or substituted in the event of a merger or change in control, the administrator will notify each participant in writing or electronically that the option or stock appreciation right, as applicable, will be exercisable for a period of time determined by the administrator in its sole discretion, and the option or stock appreciation right, as applicable, will terminate upon the expiration of such period.

Awards granted to our outside directors will vest fully and become immediately exercisable, all restrictions on his or her restricted stock and RSUs will lapse and all performance goals or other vesting requirements for his or her performance shares and units will be deemed achieved at 100% of target levels and all other terms and conditions met.

Clawback

Awards will be subject to any clawback policy that we are required to adopt pursuant to the listing standards of any national securities exchange or association on which our stock is listed or as otherwise required by applicable laws, and the administrator also may specify in an award agreement that the participant’s rights, payments and/or benefits with respect to an award will be subject to reduction, cancellation, forfeiture and/or recoupment upon the occurrence of certain specified events. Our board of directors may require a participant to forfeit, return or reimburse us all or a portion of the award and/or shares issued under the award, any amounts paid under the award, and any payments or proceeds paid or provided upon disposition of the shares issued under the award in order to comply with such clawback policy or applicable laws.

Amendment and Termination

The administrator has the authority to amend, suspend or terminate our 2025 Plan provided such action does not impair the existing rights of any participant. Our 2025 Plan automatically will terminate in 2035, unless we terminate it sooner.

2025 Employee Stock Purchase Plan

Our board of directors has adopted, and our stockholders have approved, our ESPP. Our ESPP will be effective on the business day immediately prior to the effective date of the registration statement of which this prospectus forms a part. However, no offering period or purchase period will begin unless and until otherwise determined by our board of directors, and we expect offering periods under the ESPP will commence at a later date.

Authorized Shares

A total of 500,000 shares of our Class A common stock will be available for sale under our ESPP. The number of shares of our Class A common stock that will be available for sale under our ESPP also includes an annual increase on the first day of each fiscal year beginning with the fiscal year following the fiscal year in which the first enrollment date (if any) occurs, equal to the least of:

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4,400,000 shares;
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three percent (3%) of the outstanding shares of all classes of our common stock as of the last day of the immediately preceding fiscal year; or
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such other amount as our board of directors may determine.

Plan Administration

Our board of directors, or a committee appointed by our board of directors, will administer our ESPP, and have full but non-exclusive authority to interpret the terms of our ESPP and determine eligibility to participate, subject to the conditions of our ESPP, as described below. We expect our compensation committee to administer our ESPP. The administrator will have full and exclusive discretionary authority to construe, interpret and apply the terms of the ESPP, to delegate ministerial duties to any of our employees, to designate separate offerings under the ESPP, to designate our subsidiaries and affiliates as participating in the ESPP, to determine eligibility, to adjudicate all disputed claims filed under the ESPP and to establish procedures that it deems necessary or advisable for the administration of the ESPP, including, but not limited to, adopting such procedures, sub-plans and appendices to the ESPP enrollment agreement as are necessary or appropriate to permit participation in the ESPP by employees who are foreign nationals or employed outside the United States. The administrator’s findings, decisions and determinations are final and binding on all participants to the full extent permitted by law.

Eligibility

Generally, all of our employees will be eligible to participate if they are customarily employed by us, or any participating subsidiary, for at least 20 hours per week and more than five months in any calendar year. The administrator, in its discretion, may, prior to an enrollment date for all options granted on such enrollment date in an offering, determine that an employee who (1) has not completed at least two years of service (or a lesser period of time determined by the administrator) since his or her last hire date, (2) customarily works not more than 20 hours per week (or a lesser period of time determined by the administrator), (3) customarily works not more than five months per calendar year (or a lesser period of time determined by the administrator), (4) is a highly compensated employee within the meaning of Section 414(q) of the Code, or (5) is a highly compensated employee within the meaning of Section 414(q) of the Code with compensation above a certain level or is an officer or subject to disclosure requirements under Section 16(a) of the Exchange Act, is or is not eligible to participate in such offering period.

However, an employee may not be granted rights to purchase shares of our Class A common stock under our ESPP if such employee:

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immediately after the grant would own capital stock possessing 5% or more of the total combined voting power or value of all classes of our capital stock; or
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hold rights to purchase shares of our Class A common stock under all of our employee stock purchase plans that accrue at a rate that exceeds $25,000 worth of shares of our Class A common stock for each calendar year.

Offering Periods

Our ESPP will include a component that allows us to make offerings intended to qualify under Section 423 of the Code and a component that allows us to make offerings not intended to qualify under Section 423 of the Code to designated companies, as described in our ESPP. Offering periods will begin and end on such dates as may be determined by the administrator in its discretion, in each case on a uniform and nondiscriminatory basis, and may contain one or more purchase periods. The administrator may change the duration of offering periods (including commencement dates) with respect to future offerings so long as such change is announced prior to the scheduled beginning of the first offering period affected. No offering period may last more than 27 months.

Contributions

Our ESPP will permit participants to purchase shares of our Class A common stock through contributions (in the form of payroll deductions or otherwise to the extent permitted by the administrator) of up to 15% of their eligible compensation. During any offering period or purchase period, as applicable, a participant may purchase a maximum number of shares of our Class A common stock to be determined by the administrator.

Exercise of Purchase Right

Amounts contributed and accumulated by the participant will be used to purchase shares of our common stock at the end of each six-month purchase period. The purchase price of the shares will be 85% of the lower of the fair market value of our Class A common stock on the first trading day of the offering period or on the exercise date. If the fair market value of our Class A common stock on the exercise date is less than the fair market value on the first trading day of the offering period, participants will be automatically withdrawn from such offering period immediately following their purchase of shares of our Class A common stock on the exercise date and will be automatically re-enrolled in the next offering period. Participants may end their participation at any time during an offering period and will be paid their accrued contributions that have not yet been used to purchase shares of our Class A common stock. Participation ends automatically upon termination of employment with us.

Non-Transferability

A participant may not transfer rights granted under our ESPP (other than by will, the laws of descent and distribution or as otherwise provided under our ESPP).

Merger or Change in Control

Our ESPP provides that in the event of a merger or change in control, as defined under our ESPP, a successor corporation may assume or substitute each outstanding purchase right. If the successor corporation refuses to assume or substitute for the outstanding purchase right, the offering period then in progress will be shortened, and a new exercise date will be set that will be before the date of the proposed merger or change in control. The administrator will notify each participant that the exercise date has been changed and that the participant’s option will be exercised automatically on the new exercise date unless prior to such date the participant has withdrawn from the offering period.

Amendment; Termination

The administrator will have the authority to amend, suspend or terminate our ESPP, except that, subject to certain exceptions described in our ESPP, no such action may adversely affect any outstanding rights to purchase shares of our Class A common stock under our ESPP. Our ESPP automatically will terminate in 2045, unless we terminate it sooner.

2014 Gloo Holdings, LLC Membership Unit Option Plan

The 2014 Plan was originally adopted by the Gloo Holdings, LLC board of managers and approved by the Gloo Holdings, LLC members in 2014.

The 2014 Plan allows Gloo Holdings, LLC to provide unit options (each, an option and the recipient of such option, an optionee) to eligible owners, officers, employees, managers and consultants of Gloo Holdings, LLC, any affiliate of Gloo Holdings, LLC, or any entity that provides services to Gloo Holdings, LLC or any affiliate of Gloo Holdings, LLC. It is expected that as of one business day prior to the effective date of the registration statement of which this prospectus forms a part, the 2014 Plan will be terminated and we will not grant any additional options under the 2014 Plan thereafter. However, the 2014 Plan will continue to govern the terms and conditions of the outstanding options previously granted under the 2014 Plan.

As of July 31, 2025, the following options were outstanding under the 2014 Plan: 14,269,176 unit options to acquire 14,269,176 common membership units of Gloo Holdings, LLC. All outstanding common unit options under the 2014 Plan are expected to be exchanged for options to purchase shares of Gloo Holdings, Inc. Class B common stock on a three-for-one basis when Gloo Holdings, Inc. assumes the 2014 Plan in connection with this offering.

Plan Administration

The 2014 Plan is currently administered by the Gloo Holdings, LLC board of managers or one or more committees appointed by the Gloo Holdings, LLC board of managers, and will be administered by the Gloo Holdings, Inc. board of directors or one or more committees appointed by the Gloo Holdings, Inc. board of directors when Gloo Holdings, Inc. assumes the 2014 Plan in connection with this offering. The administrator has the power to make determinations pursuant to the provisions of the 2014 Plan in its sole discretion. All decisions made by the administrator are final and binding. The administrator has the authority to adopt, alter and repeal administrative rules, guidelines and practices governing the 2014 Plan, to interpret the terms and provisions of the 2014 Plan and an award issued under the 2014 Plan, and any forms relating to the 2014 Plan, and to otherwise supervise the administration of the 2014 Plan. The administrator’s policies and procedures may differ with respect to awards granted at different times or to different participants.

The administrator’s powers include the power to determine under what circumstances an option may be settled in cash or common units. The administrator also has the power to adopt, amend and rescind rules and regulations that, in its opinion, may be advisable in the administration of the 2014 Plan and to determine whether an award is to be adjusted, modified or purchased, or is to become fully exercisable, under the 2014 Plan.

Eligibility

Owners, officers, employees, managers and consultants of Gloo Holdings, LLC, any affiliate of Gloo Holdings, LLC, or any entity that provides services to Gloo Holdings, LLC or any affiliate of Gloo Holdings, LLC who, in the opinion of the 2014 Plan administrator, will be in a position to make contributions to the growth and success of Gloo Holdings, LLC or any affiliate of Gloo Holdings, LLC are eligible to receive options.

Unit Options

Options have been granted under the 2014 Plan. Subject to the provisions of the 2014 Plan, the administrator determines the terms and conditions of an option, including, but not limited to, the number of common units subject to an option, the option price, the option period, any exercise restriction or limitation and any exercise acceleration, forfeiture or waiver regarding any option, any common units relating thereto, any performance criteria and the satisfaction of such criteria.

The term of an option is set by the administrator, but the term of an option may not exceed ten years from the grant date. The administrator determines the option price per unit of the common units purchasable under an option, which equals the fair market value of the underlying common units on the grant date.

Under the 2014 Plan, options generally vest as to 40% on the second anniversary of the applicable vesting commencement date and 20% vest annually thereafter for a period of three (3) years; provided, however, that the administrator may, at its sole discretion, determine to apply a different vesting schedule.

The optionee may pay the exercise price of an option in accordance with the methods set forth in the 2014 Plan. Upon a “Termination of Employment” (as defined in the 2014 Plan) of the optionee, that optionee may exercise the vested portion of his or her option following the termination date for 30 days (or 1 year in the event of death or disability). In no event will an option remain exercisable beyond its original term. If an optionee does not exercise his or her option within the time specified, the option will terminate. The administrator has the discretion to determine exercisability periods for an option.

Non-transferability of Options

Except as otherwise set forth in the 2014 Plan, the operating agreement of Gloo Holdings, LLC or other organizational documents of Gloo Holdings, LLC, no award under the 2014 Plan is transferable by the participant other than by will or by the laws of descent and distribution. An award may be exercised during the lifetime of the holder of an award only by such holder.

Change in Capitalization

The administrator will adjust or substitute the number of common units covered by outstanding awards, the number of common units available for issuance under the 2014 Plan, the exercise price per unit covered by outstanding awards, performance conditions and any other characteristics or terms of the awards as the administrator deems necessary or appropriate to reflect equitably the effects of any unit distribution, unit split, combination or exchange of common units, recapitalization or other change in the capital structure of Gloo Holdings, LLC, separation or division of Gloo Holdings, LLC (including, but not limited to, a split-up, spin-off, split-off or distribution to unitholders other than a normal cash distribution), sale by Gloo Holdings, LLC of all or a substantial portion of its assets (measured on either a stand-alone or consolidated basis), reorganization, rights offering, a partial or complete liquidation, or any other similar transaction, unit offering or event involving Gloo Holdings, LLC and having an effect similar to any of the foregoing. No common units will include preemption or antidilution rights of any kind unless such rights are specifically set forth in the operating agreement of Gloo Holdings, LLC.

Change in Control

In the event of a change in control (which also includes a liquidation or dissolution of Gloo Holdings, LLC), unless otherwise provided in the instrument evidencing the unit option or any other written agreement between the Gloo Holdings, LLC or any affiliate of Gloo Holdings, LLC and the participant or unless otherwise expressly provided by the administrator at the time of grant of any option, the administrator may take one or more of the following actions with respect to options:

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arrange for the surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company) to assume or continue the option or to substitute a similar award for the option (including, but not limited to, an award to acquire the same consideration paid to the unitholders of Gloo Holdings, LLC pursuant to the change in control);
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arrange for the assignment of any reacquisition or repurchase rights held by Gloo Holdings, LLC in respect of common units issued pursuant to the option to the surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company);
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accelerate the vesting, in whole or in part, of the option (and, if applicable, the time at which the option may be exercised) to a date prior to the effective time of such change in control as the administrator determines (or, if the administrator does not determine such a date, to the date that is five days prior to the effective date of the change in control), with such option terminating if not exercised (if applicable) at or prior to the effective time of the change in control; provided, however, that the administrator may require option holders to complete and deliver to Gloo Holdings, LLC a notice of exercise before the effective date of a change in control, which exercise is contingent upon the effectiveness of such change in control;
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arrange for the lapse, in whole or in part, of any reacquisition or repurchase rights held by Gloo Holdings, LLC with respect to the option;
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cancel or arrange for the cancellation of the option, to the extent not vested or not exercised prior to the effective time of the change in control, in exchange for such cash consideration, if any, as the administrator, in its sole discretion, may consider appropriate; and
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make a payment, in such form as may be determined by the administrator equal to the excess, if any, of (A) the value of the property the optionee would have received upon the exercise of the option immediately prior to the effective time of the change in control, over (B) any exercise price payable by such holder in connection with such exercise. For clarity, this payment may be $0 if the value of the property is equal to or less than the exercise price. Payments under this provision may be delayed to the same extent that payment of consideration to the holders in Gloo Holdings, LLC in connection with the change in control is delayed as a result of escrows, earn outs, holdbacks or any other contingencies.

The administrator need not take the same action or actions with respect to all options or portions thereof or with respect to all optionees. The administrator may take different actions with respect to the vested and unvested portions of an option.

Amendment and Termination

The administrator may amend the 2014 Plan at any time subject to certain limitations as set forth in the 2014 Plan. In addition, no such amendment will be made without the approval of the unitholders of Gloo Holdings, LLC to the extent such approval is required by law or by agreement among all the unitholders.

Gloo Holdings, LLC and Gloo Incentives, LLC Profits Interests Units

We have granted our employees and directors awards of Incentive Units, which are intended to qualify as profits interests units for United States federal tax purposes and pursuant to which the holder may receive certain distributions with respect to any such Incentive Units that have vested once such distributions payable to holders of Incentive Units in Gloo Holdings, LLC or Gloo Incentives, LLC, in each case which exceed the specified participation threshold for the specific award of Incentive Units.

The Incentive Units vest according to the approved vesting schedule. In general, the Incentive Units vest as to 40% on the first vesting date (which, unless otherwise specified under the terms of the applicable award, generally occurs on the second anniversary of the grant date) and as to the remaining 60% in equal annual installments over a period of three years thereafter, subject to the holder’s continued employment or service through each vesting date.

In connection with this offering, unvested Incentive Units will be exchanged for shares of restricted Class B common stock of Gloo Holdings, Inc., subject to the same vesting conditions that apply to the unvested Incentive Units, and vested Incentive Units will be exchanged for shares of Class B common stock of Gloo Holdings, Inc.

Executive Incentive Compensation Plan

Our board of directors has adopted our Executive Incentive Compensation Plan (the Incentive Compensation Plan). Our Incentive Compensation Plan allows us to provide cash incentive awards to employees selected by our board of directors or the compensation committee (the administrator), including our named executive officers, based upon performance goals established by the administrator. Pursuant to the Incentive Compensation Plan, the administrator, in its sole discretion, will establish a target award for each participant and a bonus pool, with actual awards payable from such bonus pool, with respect to the applicable performance period.

Under our Incentive Compensation Plan, the administrator will determine the performance goals applicable to any award, which goals may include, without limitation, goals related to: attainment of research and development milestones; sales bookings; business divestitures and acquisitions; capital raising; cash flow; cash position; contract awards or backlog; corporate transactions; customer renewals; customer retention rates from an acquired company, subsidiary, business unit or division; earnings (which may include any calculation of earnings, including but not limited to earnings before interest and taxes, earnings before taxes, earnings before interest, taxes, depreciation and amortization and net taxes); earnings per share; expenses; financial milestones; gross margin; growth in stockholder value relative to the moving average of the S&P 500 Index or another index; internal rate of return; leadership development or succession planning; license or research collaboration arrangements; market share; net income; net profit; net sales; new product or business development; new product invention or innovation; number of customers; operating cash flow; operating expenses; operating income; operating margin; overhead or other expense reduction; patents; procurement; product defect measures; product release timelines; productivity; profit; regulatory milestones or regulatory-related goals; retained earnings; return on assets; return on capital; return on equity; return on investment; return on sales; revenue; revenue growth; sales results; sales growth; savings; stock price; time to market; total stockholder return; working capital; unadjusted or adjusted actual contract value; unadjusted or adjusted total contract value; and individual objectives such as peer reviews or other subjective or objective criteria. The performance goals may differ from participant to participant and from award to award.

The administrator of our Incentive Compensation Plan may, in its sole discretion and at any time, increase, reduce or eliminate a participant’s actual award, and/or increase, reduce or eliminate the amount allocated to the bonus pool for a particular performance period. The actual award may be below, at, or above a participant’s target award, in the discretion of the administrator. The administrator may determine the amount of any increase, reduction or elimination on the basis of such factors as it deems relevant, and it is not required to establish any allocation or weighting with respect to the factors it considers.

Actual awards will be paid in cash (or its equivalent) in a single lump sum only after they are earned, which usually requires continued employment through the date the actual award is paid. The administrator reserves the right to settle an actual award with a grant of an equity award under our then-current equity compensation plan, which equity award may have such terms and conditions, as the administrator determines. Payment of awards occurs as soon as administratively practicable after they are earned, but no later than the dates set forth in our Incentive Compensation Plan.

Our board of directors and our compensation committee have the authority to amend, alter, suspend or terminate our Incentive Compensation Plan, provided such action does not impair the existing rights of any participant with respect to any earned awards.

Clawback Policy

We have adopted an executive compensation recovery policy that will become effective as of the effective date of the registration statement of which this prospectus forms a part (the Clawback Policy), applicable to our current and future former executive officers in compliance with the requirements under the Dodd-Frank Wall Street Reform and Consumer Protection Act as implemented by SEC rules and regulations and Nasdaq listing standards. The Clawback Policy provides for the non-discretionary recovery of excess incentive-based compensation from current and former executive officers in the event of an accounting restatement, whether or not the executive officer was at fault for the restatement. As described in more detail in the Clawback Policy, excess compensation generally is incentive-based compensation that exceeds the amount a covered executive otherwise would have received had the compensation been determined based on the restated amounts. Excess compensation is generally covered by the Clawback Policy if received by an individual following the effective date of the policy and during the three completed fiscal years immediately prior to the date it is determined that an accounting restatement is required, such amounts were received after the individual became an executive officer and such individual was an executive officer at any time during the applicable performance period.

401(k) Plan

We maintain a 401(k) retirement savings plan for the benefit of our employees, including our named executive officers, who satisfy certain eligibility requirements. Our 401(k) plan provides eligible employees with an opportunity to save for retirement on a tax-advantaged basis. Under our 401(k) plan, eligible employees may elect to defer a portion of their compensation, within the limits prescribed by the Code and the applicable limits under the 401(k) plan, on a pre-tax or after-tax (Roth) basis, through contributions to the 401(k) plan. The 401(k) plan permits us to make certain matching contributions. All of a participant’s contributions into the 401(k) plan are 100% vested when contributed. The 401(k) plan is intended to qualify under Sections 401(a) and 501(a) of the Code. As a tax-qualified retirement plan, pre-tax contributions to the 401(k) plan and earnings on those pre-tax contributions are not taxable to the employees until distributed from the 401(k) plan, and earnings on Roth contributions are not taxable when distributed from the 401(k) plan.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

In addition to the compensation arrangements, including employment, termination of employment and change in control arrangements, discussed in the sections titled “Management” and “Executive Compensation,” the following is a description of each transaction since January 31, 2023, and each currently proposed transaction, in which:

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we have been or are to be a participant;
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the amount involved exceeded or exceeds $120,000; and
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any of our directors, executive officers or beneficial holders of more than 5% of any class of our capital stock, or any immediate family member of, or person sharing the household with, any of these individuals or entities, had or will have a direct or indirect material interest.

Policies and Procedures for Related Person Transactions

We have adopted a formal, written policy regarding related person transactions, which will become effective upon the effectiveness of the registration statement of which this prospectus forms a part. This written policy regarding related person transactions provides that a related person transaction is a transaction, arrangement or relationship or any series of similar transactions, arrangements or relationships, in which we are a participant and in which a related person has, had or will have a direct or indirect material interest and in which the aggregate amount involved exceeds $120,000. Our policy also provides that a related person means any of our executive officers and directors (including director nominees), in each case at any time since the beginning of our last fiscal year, or holders of more than 5% of any class of our voting securities and any member of the immediate family of, or person sharing the household with, any of the foregoing persons. Our audit committee has the primary responsibility for reviewing and approving or disapproving related person transactions. In addition to our policy, our audit committee charter that will be in effect upon the effectiveness of the registration statement of which this prospectus forms a part will provide that our audit committee shall review and approve or disapprove any related person transactions.

All related person transactions described in this section occurred prior to adoption of the formal, written policy described above, and therefore these transactions were not subject to the approval and review procedures set forth in the policy.

Corporate Reorganization

We currently operate as Gloo Holdings, LLC, a Delaware limited liability company. For purposes of this offering, we formed Gloo Holdings, Inc., a Delaware corporation, which is the registrant in this offering. Immediately prior to the completion of this offering, we will complete a series of internal reorganization transactions pursuant to which, among other things, a Delaware limited liability company and wholly owned subsidiary of Gloo Holdings, Inc., will merge with and into Gloo Holdings, LLC, with Gloo Holdings, LLC as the surviving entity. As a result, Gloo Holdings, LLC will become a wholly owned subsidiary of Gloo Holdings, Inc., and the members of Gloo Holdings, LLC immediately prior to the consummation of the merger, including our directors, officers and persons that beneficially own more than 5% of any class of our common stock, will become holders of shares of Class B common stock of Gloo Holdings, Inc. The Gloo Holdings, LLC Agreement (the LLC Agreement) will also be amended and restated in connection with the Corporate Reorganization. For more information, see the section titled “Corporate Reorganization.”

Series A Preferred Unit Issuances

On December 8, 2023, we entered into a unit purchase agreement with Pearl Street Trust pursuant to which we issued 3,000,000 Series A preferred units of Gloo Holdings, LLC to Pearl Street Trust for a purchase price of $18,000,000. Mr. Beck, our chief executive officer and a member of our board of directors, is a trustee for Pearl Street Trust.

On December 8, 2023, we entered into a unit purchase agreement with JAJO Partners, LP pursuant to which we issued 166,667 Series A preferred units of Gloo Holdings, LLC to JAJO Partners, LP for a purchase price of $1,000,002. Jack Furst, a member of our board of directors, is the chief executive officer, president and treasurer of JAJO LLC which is the general partner of JAJO Partners, LP.

On December 8, 2023, we entered into a unit purchase agreement with Patrick P. Gelsinger Revocable Trust UAD 11/7/2000 pursuant to which we issued 41,667 Series A preferred units of Gloo Holdings, LLC to Patrick P. Gelsinger Revocable Trust UAD 11/7/2000 for a purchase price of $250,002. Patrick Gelsinger, our head of technology and a member of our board of directors, is the trustee of Patrick P. Gelsinger Revocable Trust UAD 11/7/2000.

On December 8, 2023, we entered into a unit purchase agreement with HL American Investments LLC pursuant to which we issued 166,667 Series A preferred units of Gloo Holdings, LLC to HL American Investments LLC for a purchase price of $1,000,002. Derek Green, a member of our board of directors, is the vice president of investments of HL American Investments LLC.

On December 8, 2023, we entered into a series of unit purchase agreements with several purchasers pursuant to which we issued a total of 9,126,116 Series A preferred units of Gloo Holdings, LLC for an aggregate purchase price of $54,756,693 (the 2023 Financing). In connection with the 2023 Financing, Mr. Beck, his spouse and Pearl Street Trust entered into put agreements with certain purchasers in the 2023 Financing, none of which are related parties for purposes of this disclosure, and us (the 2023 Put Agreements), pursuant to which Mr. Beck, his spouse and Pearl Street Trust jointly and severally agreed to purchase all of the units purchased by those purchasers for $6.00 per unit, or $40,458,342 in the aggregate, upon such purchaser’s demand during the period beginning on the first anniversary of the effective date of each put agreement and ending on the fourth anniversary of the effective date of each put agreement. We are party to the 2023 Put Agreements solely to represent and warrant that each such agreement was approved pursuant to the terms of the then-effective LLC Agreement. In connection with the 2023 Financing, Mr. Beck and his spouse also entered into guaranty agreements with certain of the purchasers, none of which are related parties for purposes of this disclosure, pursuant to which Mr. Beck and his spouse personally guaranteed the payment of the obligations under the respective 2023 Put Agreements, totaling $26,858,340, within ten business days of a demand made by any of those purchasers. Mr. Beck’s and his spouse’s obligations under one purchaser’s 2023 Put Agreement is secured by a mortgage on certain real property owned by Pearl Street Trust.

Secured Promissory Notes and Warrant Issuances

On April 23, 2024, we entered into a note purchase agreement with Pearl Street Trust and several other purchasers (the Original NPA) pursuant to which we issued a series of secured promissory notes with an aggregate principal amount of $45,000,000 to Pearl Street Trust on April 23, 2024, July 23, 2024 and January 29, 2025, each with a maturity date of April 23, 2027 (the Maturity Date). These secured promissory notes have a per annum interest rate of 8% plus the greater of (1) 1% or (2) the forward-looking term rate for a one-month term based on the secured overnight financing rate on the first business day of each calendar quarter, that has been selected or recommended by the Federal Reserve Board or the Federal Reserve Bank of New York. In connection with these secured promissory notes, we issued warrants to Pearl Street Trust, and to the other purchasers, on the same dates their notes were purchased, to purchase an aggregate of 2,250,000 Gloo Holdings, LLC common units at an exercise price of $6.00 per unit. In addition, we entered into a security agreement with Pearl Street Trust and the other parties to the Original NPA pursuant to which we granted a security interest in certain collateral defined in such agreement as collateral security for the full payment and performance of the secured promissory notes issued pursuant to the Original NPA (the Security Agreement). Mr. Furst acted as collateral agent under the Security Agreement.

We entered into an amended and restated note purchase agreement on June 23, 2025 with Pearl Street Trust and certain of the other purchasers who were parties to the Original NPA (the A&R NPA), pursuant to which the secured promissory notes held by Pearl Street Trust, and the other parties to the A&R NPA, were amended and restated to, among other things, confirm a new aggregate principal amount for Pearl Street Trust of $46,768,121 and to add provisions which will automatically convert the principal amount into shares of our Class B common stock upon the effectiveness of this registration statement at a conversion price of the lesser of (1) 80% of the public offering price of our Class A common stock and (2) $30.00. In connection with the amendment and restatement of the secured promissory notes, the warrants issued to Pearl Street Trust, and to certain other parties to the A&R NPA, were terminated. In addition, in connection with the A&R NPA, we entered into an amended and restated security agreement with Pearl Street Trust and the other parties to the A&R NPA pursuant to which we granted a security interest in certain collateral defined in such agreement as collateral security for the full payment and performance of the secured promissory notes issued pursuant to the A&R NPA (the A&R Security Agreement).

In connection with the A&R NPA, on June 23, 2025 Pearl Street Trust, Mr. Beck and his spouse entered into a guaranty agreement with the other parties to the A&R NPA, holding notes with an aggregate principal amount of $40,788,624, pursuant to which Pearl Street Trust, Mr. Beck and his spouse, jointly and severally, guaranteed to pay the outstanding balances of these notes on demand if any of the following events of default occurs and is outstanding when such demand is made: (1) we liquidate or wind up our business; (2) we file for bankruptcy; (3) an involuntary petition is filed against us under any bankruptcy statute and is in effect for 90 days; (4) we fail to pay any accrued interest or unpaid principal on the Maturity Date; or (5) we materially breach any warranty, agreement, covenant or representation in the A&R Security Agreement, the A&R NPA or the related form of note.

Also in connection with the A&R NPA, on July 3, 2025, Mr. Beck entered into put agreements with certain holders of notes with an aggregate principal amount of $2,000,000, pursuant to which Mr. Beck agreed to purchase the notes or the equity securities issuable upon conversion of the notes for a purchase price equal to the principal amount of the notes during a two-month period beginning on February 1, 2026.

On April 24, 2024, pursuant to the Original NPA, we issued a secured promissory note with a principal amount of $10,000,000 to FMAB Partners, LP with a maturity date of April 23, 2027, which was subsequently amended on September 9, 2025 (the FMAB Note). This secured promissory note has a per annum interest rate of 8% plus the greater of (1) 1% or (2) the forward-looking term rate for a one-month term based on the secured overnight financing rate on the first business day of each calendar quarter, that has been selected or recommended by the Federal Reserve Board or the Federal Reserve Bank of New York. In connection with this secured promissory note, we issued a warrant to FMAB Partners on April 24, 2024 to purchase 500,000 Gloo Holdings, LLC common units at an exercise price of $6.00 per unit. FMAB Partners did not exchange the FMAB Note pursuant to the A&R NPA and as such this secured promissory note is not convertible into shares of our Class B common stock and the warrants issued to FMAB Partners remain outstanding. Mr. Furst is the chief executive officer, president and treasurer of JAJO LLC which is the general partner of FMAB Partners. In connection with the issuance of the FMAB Note, Pearl Street Trust, Mr. Beck and his spouse entered into a guaranty agreement with FMAB Partners pursuant to which Pearl Street Trust, Mr. Beck and his spouse jointly and severally guaranteed to pay the outstanding balance of the FMAB Note on demand if any of the following events of default occurs and is outstanding for at least 90 days: (1) we liquidate, dissolve or wind up our business; (2) we file for bankruptcy; (3) an involuntary petition is filed against us under any bankruptcy statute; (4) we fail to pay any interest or to repay principal as required by the FMAB Note; or (5) we materially breach any warranty, agreement, covenant or representation in the Original NPA, the Security Agreement or the FMAB Note.

On July 1, 2025, July 24, 2025, July 31, 2025, October 29, 2025 and October 30, 2025, we issued additional secured convertible promissory notes on the same terms as the other secured convertible notes issued pursuant to the A&R NPA with aggregate principal amount of $51,000,000 to Pearl Street Trust.

On August 19, 2025, pursuant to the A&R NPA, we issued a secured convertible promissory note on the same terms as the other secured convertible notes issued pursuant to the A&R NPA with a principal amount of $1,000,000 to Patrick & Linda Gelsinger Trust UAD 07/29/2017. Mr. Gelsinger is a trustee of the Patrick & Linda Gelsinger Trust UAD 07/29/2017.

Shares Issued in Connection with Acquisitions and Related Transactions

On April 29, 2024, we entered into an asset purchase agreement pursuant to which we purchased certain assets of Christianity Today International for a contractual purchase price of $5,500,000 consisting of $1,500,000 in cash and 666,667 of Series A preferred units of Gloo Holdings, LLC (the Christianity Today Acquisition). Nona Jones and Bishop Claude Alexander, each members of our board of directors, serve on the board of directors of Christianity Today and received no compensation from the transaction.

In connection with the Christianity Today Acquisition, we purchased advertising and marketing services pursuant to several services agreements from Christianity Today for a total of $141,000 for fiscal 2024. We have ongoing commitments with Christianity Today for additional advertising and marketing services and we expect to pay Christianity Today $326,000 in fiscal 2025 for such services.

On August 1, 2024, our wholly owned subsidiary, Gloo Technologies, LLC, entered into an asset purchase agreement pursuant to which it purchased the Church Metrics platform from Life Covenant Church, Inc. for a contractual purchase price of $2,500,002 consisting entirely of 416,667 Series A preferred units of Gloo Holdings, LLC (the Church Metrics Acquisition). Robert Gruenewald, a member of our board of directors, is a board member and vice president of Life Covenant Church.

On March 12, 2025, we entered into a membership interest purchase agreement pursuant to which we purchased a majority interest of Servus Consulting Partners, LLC from its members for a contractual purchase price of $5,562,300 consisting of $1,425,000 in cash and 689,550 of Series A preferred units of Gloo Holdings, LLC (the Servant Acquisition). Mr. Beck and Mr. Gruenewald are members of Servus Consulting Partners’ board of directors and received no compensation from the transaction.

On September 27, 2024, we entered into an asset contribution agreement pursuant to which we purchased substantially all of the assets of InspireHub, Inc. for a contractual purchase price of $3,616,250 consisting entirely of 1,375,000 Gloo Holdings, LLC common units. Mr. Furst is a director of InspireHub.

On January 2, 2024, we entered into a securities purchase agreement pursuant to which we purchased 100% of the outstanding equity of Outreach Media, Inc. from Evans Revocable Living Trust and Evans Family Charitable Trust for an aggregate upfront contractual purchase price of $40,000,000, consisting of $20,000,000 in cash and 3,333,334 Series A preferred units of Gloo Holdings, LLC, with the possibility of additional earn out consideration (the Outreach Acquisition).

On February 18, 2025, we entered into a securities purchase agreement pursuant to which we purchased a minority interest of Barna Holdings, LLC from Issachar Holdings, LLC for an aggregate contractual purchase price of $4,900,000, consisting of $1,500,000 in cash and 566,667 Series A preferred units of Gloo Holdings, LLC (the Barna Acquisition).

In connection with each of the Christianity Today Acquisition, the Church Metrics Acquisition, the Servant Acquisition, the Outreach Acquisition and the Barna Acquisition, Mr. Beck, his spouse and Pearl Street Trust entered into a put option agreement with the sellers, pursuant to which Pearl Street Trust, Mr. Beck and his spouse jointly and severally agreed to purchase on demand from the sellers their Gloo Holdings, LLC Series A preferred units at a price ranging from $6.00 to $9.00 per unit during specified periods. In connection with the closing of the Outreach Acquisition, Mr. Beck, his spouse and Pearl Street Trust also entered into a guaranty agreement with the sellers pursuant to which Mr. Beck, his spouse and Pearl Street Trust jointly and severally guaranteed to pay the put under the related put option agreement within a specified time period.

Other Transactions

On February 1, 2025, we entered into a services agreement with Generous Life, LLC pursuant to which Generous Life provides strategic consulting and advisory services for us in exchange for an option to purchase 333,333 Gloo Holdings, LLC common units at an exercise price of $6.00 per unit. The units subject to the option vest in equal monthly installments over the course of four years subject to Generous Life continuing to provide services to us. Mr. Gruenewald is the sole member of Generous Life.

On February 1, 2025, we entered into a services agreement with YouVersion, Inc. pursuant to which YouVersion provides strategic consulting and advisory services for us in exchange for an option to purchase 333,333 Gloo Holdings, LLC common units at an exercise price of $6.00 per unit. The units subject to the option vest in equal monthly installments over the course of four years subject to YouVersion continuing to provide services to us. Mr. Gruenewald is a director and officer of YouVersion.

We leased a total of 7,804 square feet of office space from Tango 815, LLC and Tango 819, LLC from January 1, 2023 through December 31, 2025 for aggregate rent of $702,360. Mr. Beck is a manager of both Tango 815 and Tango 819.

On February 1, 2023 and April 1, 2024, we entered into vendor services agreements with Singularity Interactive, LLC pursuant to which Singularity provides strategy and executive consulting services to us in exchange for an aggregate payment of $875,000. Mr. Beck is a member of Singularity Interactive’s board of managers.

We have an arrangement with Entertainment Technology Investments, Inc. pursuant to which it reimburses us for 100% of the salary we pay to Susan Elam, one of our employees. This amounted to a reimbursement of $122,000 for fiscal 2023, $147,000 for fiscal 2024 and we expect to be reimbursed $122,000 for fiscal 2025. Mr. Beck is the President of Entertainment Technology Investments.

PRINCIPAL STOCKHOLDERS

The following table sets forth information regarding the beneficial ownership of our capital stock as of September 30, 2025, and as adjusted to reflect the sale of our capital stock included in the shares offered by this prospectus, and assuming no purchase of shares in this offering, by:

•
each person, or group of affiliated persons, known by us to beneficially own more than 5% of any class of our common stock;
•
each of our named executive officers;
•
each of our directors; and
•
all of our executive officers and directors as a group.

We have determined beneficial ownership in accordance with the rules and regulations of the SEC, and thus it represents sole or shared voting or investment power with respect to our securities. Unless otherwise indicated, the persons or entities identified in the table have sole voting power and sole investment power with respect to all shares shown as beneficially owned by them, subject to community property laws where applicable. The information does not necessarily indicate beneficial ownership for any other purpose, including for purposes of Section 13(d) and 13(g) of the Exchange Act.

The percentage of beneficial ownership prior to the offering shown in the table is based upon no shares of Class A common stock and 64,554,202 shares of Class B common stock outstanding as of September 30, 2025, after giving effect to the Corporate Reorganization (including the Reverse Split) and the Notes Conversion, based on an assumed initial public offering price of $11.00 per share, which is the midpoint of the range set forth on the cover page of the prospectus. The percentage of beneficial ownership after the offering shown in the table is based on 9,100,000 shares of Class A common stock and 64,554,202 shares of Class B common stock outstanding after the closing of this offering, assuming no exercise of the underwriters’ option to purchase additional shares.

We have deemed shares of our Class B common stock subject to stock options and warrants that are currently exercisable or exercisable within 60 days of September 30, 2025, to be outstanding and to be beneficially owned by the person holding the stock option for the purpose of computing the percentage ownership of that person. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

The table below does not reflect any shares of Class A common stock that may be purchased in this offering by the persons included therein, including through our directed share program described in the section titled “Underwriting.”

Unless otherwise indicated, the address for each person or entity listed in the table is c/o Gloo Holdings, Inc., 831 Pearl Street, Boulder, Colorado 80302.

	Shares Beneficially Owned Prior to the Offering				Percent of Total	Shares Beneficially Owned After the Offering				Percent of Total
	Class A Common Stock		Class B Common Stock		Voting Power	Class A Common Stock		Class B Common Stock		Voting Power
Name of Beneficial Owner	Number of Shares	%	Number of Shares	%	Prior to the Offering(1)	Number of Shares	%	Number of Shares	%	After the Offering(1)
Greater than 5% stockholders:
Pearl Street Trust(2)	—	—	24,400,451	37.8%	37.8%	—	—	24,400,451	37.8%	37.3%
Thrivent Financial for Lutherans(3)	—	—	4,786,477	7.4%	7.4%	—	—	4,786,477	7.4%	7.3%
The Stephen and Pamela Thorne 2020 Nevada Irrevocable Trust(4)	—	—	3,410,107	5.3%	5.3%	—	—	3,410,107	5.3%	5.2%
Named Executive Officers and Directors:
Scott Beck(5)	—	—	28,391,730	44.0%	44.0%	—	—	28,391,730	44.0%	43.4%
Matthew Gotschall(6)	—	—	35,640	*	*	—	—	35,640	*	*
Bishop Claude Alexander	—	—	—	—	—	—	—	—	—	—
Jack Furst(7)	—	—	1,985,344	3.1%	3.1%	—	—	1,985,344	3.1%	3.0%
Patrick Gelsinger(8)	—	—	1,083,483	1.7%	1.7%	—	—	1,083,483	1.7%	1.6%
Derek Green(9)	—	—	55,555	*	*	—	—	55,555	*	*
Elizabeth Grennan	—	—	—	—	—	—	—	—	—	—
Robert Gruenewald(10)	—	—	41,666	*	*	—	—	41,666	*	*
Nona Jones	—	—	—	—	—	—	—	—	—	—
All directors and executive officers as a group (10 persons)	—	—	31,426,752	48.3%	48.3%	—	—	31,426,752	48.3%	47.6%

* Represents beneficial ownership of less than 1%.

(1)
Percentage total voting power represents voting power with respect to all shares of our Class A common stock and Class B common stock, as a single class. Each holder of Class B common stock shall be entitled to ten votes per share of Class B common stock and each holder of Class A common stock shall be entitled to one vote per share of Class A common stock on all matters submitted to our stockholders for a vote. The Class A common stock and Class B common stock vote together as a single class on all matters submitted to a vote of our stockholders, except as may otherwise be required by law.
(2)
Consists of 24,400,451 shares of Class B common stock held of record by Pearl Street Trust. Scott Beck and his spouse are trustees of Pearl Street Trust and may be deemed to have beneficial ownership of the shares held by Pearl Street Trust.
(3)
Consists of 4,786,477 shares of Class B common stock held of record by Thrivent Financial for Lutherans. No natural person or persons has sole or shared voting or investment power with respect to any shares held by Thrivent Financial for Lutherans. The address for this beneficial owner is 4321 North Ballard Road Appleton, Wisconsin 54919.
(4)
Consists of 3,410,107 shares of Class B common stock held of record by Excellence Worldwide, LLC (Excellence Worldwide). The Stephen and Pamela Thorne 2020 Nevada Irrevocable Trust (Thorne Trust) is the sole member and manager of Excellence Worldwide. Stephen and Pamela Thorne serve as management trustees of the Thorne Trust and may be deemed to hold voting power with respect to the shares held of record by Excellence Worldwide. Dr. Carolyn Ghazal serves as the distribution trustee of the Thorne Trust and may be deemed to hold dispositive power with respect to the shares held of record by Excellence Worldwide. The address for this beneficial owner is 3521 Volunteer Boulevard, Henderson, Nevada 89044.
(5)
Consists of (a) 1,166,666 shares of Class B common stock and 17,776 shares underlying options to purchase shares of Class B common stock exercisable within 60 days of September 30, 2025, and (b) 24,400,451 shares of Class B common stock held of record by Pearl Street Trust, 1,833,333 shares of Class B common stock held of record by The Theresa Beck 2020 Irrevocable Trust dated May 30, 2020, 500,000 shares of Class B common stock held of record by The Scott A. Beck 2025 Irrevocable Trust, 88,889 shares of Class B common stock held of record by Bowanabee Foundation and 384,615 shares of Class B common stock held of record by Gloo Enterprises, LLC. Mr. Beck is (a) the trustee of The Theresa Beck 2020 Irrevocable Trust dated May 30, 2020, (b) the trustee of The Scott A. Beck 2025 Irrevocable Trust, (c) a director of Bowanabee Foundation and (d) a manager of Gloo Enterprises, LLC. By virtue of his relationships, Mr. Beck may be deemed to have beneficial ownership of the shares held of record by each of Pearl Street Trust, The Theresa Beck 2020 Irrevocable Trust dated May 30, 2020, The Scott A. Beck 2025 Irrevocable Trust, Bowanabee Foundation and Gloo Enterprises, LLC.
(6)
Consists of 35,640 shares underlying options to purchase shares of Class B common stock that are exercisable within 60 days of September 30, 2025.
(7)
Consists of 544,444 shares of Class B common stock held of record by JAJO Partners, LP, 166,666 shares underlying warrants exercisable for shares of Class B common stock held of record by FMAB Partners LP, 732,856 shares of Class B common stock held of record by Oak Stream Investors III, Ltd., 83,045 shares of Class B common stock held of record by DLF Family Trust and 458,333 shares of Class B common stock held of record by InspireHub, Inc. Mr. Furst is (a) the president of JAJO LLC which is the general partner of JAJO Partners LP, and FMAB Partners, LP (b) the chairman of the board of Oak Stream Ranch which is the general partner of Oak Stream Investors III, Ltd, (c) the trustee of DLF Family Trust and (d) a director of InspireHub, Inc. By virtue of his relationships, Mr. Furst may be deemed to have beneficial ownership of the shares held by each of JAJO Partners, LP, FMAB Partners, LP, Oak Stream Investors III, Ltd, DLF Family Trust and InspireHub, Inc.

(8)
Consists of (a) 128,205 shares of Class B common stock held of record and 259,259 shares underlying options to purchase shares of Class B common stock that are exercisable within 60 days of September 30, 2025, and (b) 483,761 shares of Class B common stock held by Patrick Gelsinger 2020 Trust G Dated October 26, 2020, 96,080 shares of Class B common stock held by Patrick P. Gelsinger Revocable Trust (UAD 11/7/2000), and 116,178 shares of Class B common stock held by Patrick & Linda Gelsinger Trust UAD 07/29/2017. Mr. Gelsinger is the trustee of Patrick Gelsinger 2020 Trust G Dated October 26, 2020, Patrick P. Gelsinger Revocable Trust (UAD 11/7/2000) and Patrick & Linda Gelsinger Trust UAD 07/29/2017. By virtue of his relationships, Mr. Gelsinger may be deemed to have beneficial ownership of the shares held by each of Patrick Gelsinger 2020 Trust G Dated October 26, 2020, Patrick P. Gelsinger Revocable Trust (UAD 11/7/2000) and Patrick & Linda Gelsinger Trust UAD 07/29/2017.
(9)
Consists of 55,555 shares of Class B common stock held of record by HL American Investments LLC. Mr. Green is the assistant vice president of investments of HL American Investments LLC and may be deemed to have beneficial ownership of the shares held of record by HL American Investments LLC.
(10)
Consists of 20,833 shares underlying options to purchase shares of Class B common stock that are exercisable within 60 days of September 30, 2025 held of record by Generous Life, LLC and 20,833 shares underlying options to purchase shares of Class B common stock that are exercisable within 60 days of September 30, 2025 held of record by YouVersion, Inc. Mr. Gruenewald is the sole member and manager of Generous Life LLC and may be deemed to have beneficial ownership of the shares underlying the options held of record by Generous Life, LLC. Mr. Gruenewald is the president, chief executive officer and a board member of YouVersion, Inc. and may be deemed to have beneficial ownership of the shares underlying the options held of record by YouVersion, Inc.

DESCRIPTION OF CAPITAL STOCK

The following description summarizes certain important terms of our capital stock, as they are expected to be in effect upon the closing of this offering. We will adopt an amended and restated certificate of incorporation and amended and restated bylaws that will be in effect upon the closing of this offering, and this description summarizes the material terms of our capital stock as set out more particularly in such documents. Because it is only a summary, it does not contain all the information that may be important to you. For a complete description of the matters set forth in this section titled “Description of Capital Stock,” you should refer to our certificate of incorporation and bylaws, which are included as exhibits to the registration statement of which this prospectus forms a part, and to the applicable provisions of Delaware law.

General

Upon the closing of this offering, our authorized capital stock will consist of 5,200,000,000 shares of capital stock, $0.001 par value per share, of which:

•
5,000,000,000 shares are designated as Class A common stock;
•
100,000,000 shares are designated as Class B common stock; and
•
100,000,000 shares are designated as preferred stock.

As of July 31, 2025, after giving effect to the filing of our amended and restated certificate of incorporation, the Corporate Reorganization and the Notes Conversion, there were no shares of our Class A common stock outstanding, 63,682,999 shares of our Class B common stock outstanding held by 214 stockholders of record and no shares of our preferred stock outstanding.

Common Stock

Our authorized shares of common stock are designated as Class A common stock and Class B common stock. The rights of the holders of our Class A common stock and Class B common stock are identical, except with respect to voting and conversion.

Dividend Rights

Subject to preferences that may apply to any shares of preferred stock outstanding at the time, the holders of our common stock are entitled to receive dividends out of funds legally available if our board of directors, in its discretion, determines to issue dividends and then only at the times and in the amounts that our board of directors may determine. See the section titled “Dividend Policy” for more information.

No Preemptive or Similar Rights

Our common stock is not entitled to preemptive rights, and is not subject to redemption or sinking fund provisions. Our Class A common stock is not subject to conversion provisions.

Voting Rights

Holders of our Class A common stock are entitled to one vote per share held as of the applicable record date on all matters submitted to a vote of the holders of our Class A common stock, and holders of our Class B common stock are entitled to ten votes per share held as of the applicable record date on all matters submitted to a vote of the holders of our Class B common stock. The holders of our Class A common stock and Class B common stock will generally vote together as a single class on all matters submitted to a vote of our stockholders, unless otherwise required by Delaware law or our certificate of incorporation. Delaware law could require either holders of our Class A common stock or Class B common stock to vote separately as a single class if we were to seek to amend our certificate of incorporation in a manner that alters or changes the powers, preferences or special rights of such class of common stock in a manner that affected such shares adversely but does not so affect the shares of the other class of common stock.

Our stockholders do not have the ability to cumulate votes for the election of directors. As a result, the holders of a plurality of the voting power of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors can elect all of the directors standing for election, if they should so choose. With respect to matters other than the election of directors, at any meeting of the stockholders at which a quorum is present or represented, the affirmative vote of a majority of the voting power of the shares present in person or represented by proxy at such meeting and entitled to vote on the subject matter shall be the act of the stockholders, except as otherwise provided by law, our governing documents or the rules of the stock exchange on which our securities are listed. The holders of a majority of the voting power of the capital stock issued and outstanding and entitled to vote as of the applicable record date, present in person or represented by proxy, shall constitute a quorum for the transaction of business at all meetings of the stockholders.

Our certificate of incorporation and bylaws will provide for a classified board of directors consisting of three classes of approximately equal size, each serving staggered three‑year terms. Only the directors in one class will be elected at each annual meeting of our stockholders, with the directors in the other classes continuing for the remainder of their respective three‑year terms.

Liquidation Rights

If we become subject to a liquidation, dissolution or winding-up, the assets legally available for distribution to our stockholders would be distributable ratably among the holders of our common stock and any participating preferred stock outstanding at that time, subject to prior satisfaction of all outstanding debt and liabilities and the preferential rights of and the payment of liquidation preferences, if any, on any outstanding shares of preferred stock.

Fully Paid and Nonassessable

In connection with this offering, our legal counsel will opine that the shares of our Class A common stock to be issued in this offering will be fully paid and non-assessable.

Conversion

The outstanding shares of Class B common stock are convertible at any time as follows: (1) at the option of the holder, a share of Class B common stock may be converted at any time into one share of Class A common stock; and (2) upon the election of the holders of two-thirds of the then outstanding shares of Class B common stock, all outstanding shares of Class B common stock may be converted into shares of Class A common stock. In addition, each share of Class B common stock will convert automatically into one share of Class A common stock upon any transfer, whether or not for value, except for certain transfers described in our amended and restated certificate of incorporation, including transfers to (1) family members, trusts and estate planning vehicles for the benefit of the stockholder or their family members, (2) partnerships, corporations and other entities controlled by the stockholder, their family members or such stockholder’s permitted transferees, (3) if the stockholder is an entity, to any natural person with voting control over the shares held by such entity as of the later of 11:59 p.m. eastern time on the date of the closing of this offering or at such time as we first issue the shares to such entity or, if such natural person is also a holder of Class B common stock as of such time, to such natural person’s permitted transferees, and (4) charitable organizations that are exempt from taxation under section 501(c)(3) of the Code (or any successor provision thereto), provided that such transfer does not involve any payment of cash, securities, property or other consideration. Once converted or transferred and converted into Class A common stock, the Class B common stock will not be reissued.

Preferred Stock

Our board of directors will have the authority, subject to limitations prescribed by Delaware law, to issue shares of authorized but unissued preferred stock in one or more series, and to fix the designations, powers, preferences and rights, and the qualifications, limitations or restrictions thereof, in each case without further vote or action by our stockholders. These powers, rights, preferences and privileges could include dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), redemption price(s) and liquidation preferences, and the number of shares constituting any series or the designation of such series, any or all of which may be greater than the rights of the common stock. The issuance of preferred stock could adversely affect the voting power of holders of common stock and the likelihood that such holders will receive dividend payments and payments upon liquidation. In addition, the issuance of preferred stock could have the effect of delaying, deferring or preventing a change in our control or other corporate action. As of the closing of this offering, no shares of preferred stock will be outstanding.

Options

As of July 31, 2025, and after giving effect to the Corporate Reorganization, we had outstanding options to purchase an aggregate of 4,756,392 shares of our Class B common stock, with a weighted-average exercise price of $13.83 per share, which does not take into account the Option Repricing, under the 2014 Plan.

Warrants

As of July 31, 2025, and after giving effect to the Corporate Reorganization, we had outstanding warrants to purchase an aggregate of 199,999 shares of our Class B common stock, with a weighted-average exercise price of $18.00 per share.

Anti-Takeover Effects of Certain Provisions of Delaware Law, Our Certificate of Incorporation and Our Bylaws

Certain provisions of Delaware law, our certificate of incorporation and our bylaws, which are summarized below, may have the effect of delaying, deferring or discouraging another person from acquiring control of us. They are also designed, in part, to encourage persons seeking to acquire control of us to negotiate first with our board of directors. We believe that the benefits of increased protection of our potential ability to negotiate with an unfriendly or unsolicited acquirer outweigh the disadvantages of discouraging a proposal to acquire us because negotiation of these proposals could result in an improvement of their terms.

Delaware Law

We will be governed by the provisions of Section 203 of the DGCL. Section 203 generally prohibits a publicly held Delaware corporation from engaging in a “business combination” with any “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

•
the business combination or transaction which resulted in the stockholder becoming an interested stockholder was approved by the board of directors prior to the time that the stockholder became an interested stockholder;
•
upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding (1) shares owned by persons who are directors and also officers and (2) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•
on or subsequent to the date of the transaction, the business combination is approved by the board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

Section 203 defines a business combination to include:

•
mergers or consolidations involving the corporation, or any direct or indirect majority-owned subsidiary of the corporation, and the interested stockholder or any other entity if the merger or consolidation is caused by the interested stockholder;
•
any sale, transfer, pledge or other disposition involving the interested stockholder of 10% or more of the assets of the corporation or any direct or indirect majority-owned subsidiary of the corporation;
•
subject to exceptions, any transaction that results in the issuance or transfer by the corporation, or any direct or indirect majority-owned subsidiary of the corporation, of any stock of the corporation or such subsidiary to the interested stockholder;
•
any transaction involving the corporation, or any direct or indirect majority-owned subsidiary of the corporation, that has the effect of increasing the proportionate share of the stock or any class or series of the corporation or such subsidiary beneficially owned by the interested stockholder; and
•
the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

These provisions may have the effect of delaying, deferring or preventing changes in control of our company.

Certificate of Incorporation and Bylaws Provisions

Our certificate of incorporation and bylaws will include a number of provisions that could deter hostile takeovers or delay or prevent changes in control of our board of directors or management. Among other things, our certificate of incorporation and bylaws will:

•
provide for a dual class common stock structure, with differing voting rights;
•
permit our board of directors to issue shares of preferred stock, with any powers, rights, preferences and privileges as they may designate;
•
provide that the authorized number of directors may be changed only by resolution of the board of directors;
•
provide that all vacancies and newly created directorships, may, except as otherwise required by law, our governing documents or resolution of our board of directors, and subject to the rights of holders of our preferred stock, only be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum, provided that vacancies occurring on our board of directors created by the removal of a director by the stockholders may also be filled by a vote of the stockholders if, at the time of such action to fill such vacancy, there is a holder of shares of Class B common stock that has voting control over at least a majority of the voting power of our outstanding shares of capital stock;
•
divide our board of directors into three classes, each of which stands for election once every three years;
•
for so long as our board of directors is classified, and subject to the rights of holders of our preferred stock, provide that a director may only be removed from the board of directors by the stockholders for cause;

•
require that any action to be taken by our stockholders must be effected at a duly called annual or special meeting of stockholders and not be taken by written consent, provided that at any time that a holder of shares of Class B common stock has voting control over at least a majority of the voting power of our outstanding shares of capital stock, any action required or permitted to be taken by our stockholders may be taken by written consent in accordance with the DGCL as long as our board of directors has first recommended or approved such action or our board of directors and secretary have been provided with at least 30 days’ prior written notice of such action;
•
provide that stockholders seeking to present proposals before a meeting of stockholders or to nominate candidates for election as directors at a meeting of stockholders must provide notice in writing in a timely manner, and also meet specific requirements as to the form and content of a stockholder’s notice;
•
not provide for cumulative voting rights (therefore allowing the holders of a plurality of the shares of common stock entitled to vote in any election of directors to elect all of the directors standing for election, if they should so choose); and
•
provide that special meetings of our stockholders may be called only by our board of directors, the chairperson of our board of directors, our chief executive officer or president, or a holder of shares of Class B common stock that has voting control over at least a majority of the voting power of our outstanding shares of capital stock.

Exclusive Forum

Our bylaws will provide that, unless we consent in writing to the selection of an alternative forum, the sole and exclusive forum for (1) any derivative action or proceeding brought on our behalf, (2) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, stockholders, officers or other employees to us or our stockholders, (3) any action arising pursuant to any provision of the DGCL or our certificate of incorporation or bylaws or (4) any action asserting a claim that is governed by the internal affairs doctrine shall be the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, another State court in Delaware or the federal district court for the District of Delaware), except for, as to each of (1) through (4) above, any claim as to which such court determines that there is an indispensable party not subject to the jurisdiction of such court (and the indispensable party does not consent to the personal jurisdiction of such court within ten days following such determination). This provision would not apply to any action brought to enforce a duty or liability created by the Exchange Act and the rules and regulations thereunder. Our bylaws will also provide that, unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States will be the sole and exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act. Any person or entity purchasing, holding or otherwise acquiring any interest in any of our securities shall be deemed to have notice of and consented to the foregoing bylaw provisions. Our stockholders will not be deemed to have waived our compliance with the federal securities laws and the rules and regulations thereunder as a result of our exclusive forum provisions.

Transfer Agent and Registrar

Upon the completion of this offering, the transfer agent and registrar for our common stock will be Fidelity Stock Transfer Solutions LLC. The transfer agent and registrar’s address is 245 Summer Street, Boston, MA 02210.

Listing

We have applied to list our Class A common stock on the Nasdaq Global Select Market under the symbol “GLOO.”

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there has been no public market for our Class A common stock, and we cannot predict the effect, if any, that market sales of shares of our Class A common stock or the availability of shares of our Class A common stock for sale will have on the market price of our Class A common stock prevailing from time to time. Future sales of shares of our Class A common stock in the public market, or the availability of such shares for sale in the public market, could adversely affect market prices of our Class A common stock prevailing from time to time. As described below, only a limited number of shares of our Class A common stock will be available for sale shortly after this offering due to contractual and legal restrictions on resale. Nevertheless, sales of our Class A common stock in the public market after such restrictions lapse, or the perception that those sales may occur, could adversely affect the prevailing market price at such time and our ability to raise equity capital in the future.

Upon the completion of this offering, based on our shares of our capital stock outstanding as of July 31, 2025 and after giving effect to the Corporate Reorganization and the Notes Conversion, we will have a total of 9,100,000 shares of our Class A common stock outstanding and 63,682,999 shares of our Class B common stock outstanding. Of these outstanding shares, all shares of our Class A common stock sold in this offering will be freely tradable, except for shares purchased in the directed share program, and except that any shares purchased in this offering by our “affiliates,” as that term is defined in Rule 144 under the Securities Act, would only be able to be sold in compliance with the Rule 144 limitations described below.

The remaining outstanding shares of our Class A common stock (including shares issuable upon conversion of our Class B common stock) will be, and shares subject to stock options will be upon issuance, deemed “restricted securities” as that term is defined under Rule 144. Restricted securities may be sold in the public market only if their offer and sale is registered under the Securities Act or if the offer and sale of those securities qualify for an exemption from registration, including exemptions provided by Rules 144 and 701 under the Securities Act, which are summarized below. As a result of the lock‑up agreements described below and subject to the provisions of Rules 144 or 701, shares of our Class A common stock will be available for sale in the public market as follows:

•
beginning on the date of this prospectus, all shares of our Class A common stock sold in this offering, except the shares sold pursuant to the directed share program, will be immediately available for sale in the public market; and
•
beginning 181 days after the date of this prospectus, subject to the terms of the lock‑up agreements described below, all remaining shares will become eligible for sale in the public market, of which 29,968,789 shares will be held by affiliates and subject to the volume and other restrictions of Rule 144, as described below.

Lock-Up Agreements

We, our directors and executive officers and certain holders of our equity securities have agreed or will agree, subject to certain exceptions, not to, directly or indirectly, sell, offer to sell, contract to sell, or grant any option for the sale (including any short sale), grant any security interest in, pledge, hypothecate, hedge, establish an open “put equivalent position” (within the meaning of Rule 16a-1(h) under the Exchange Act), or otherwise dispose of, or enter into any transaction which is designed to or could be expected to result in the disposition of, any shares of our Class A common stock or securities convertible into or exchangeable for shares of our Class A common stock, or publicly announce any intention to do any of the foregoing, any shares of our common stock or securities convertible into or exchangeable or exercisable for our common stock for 180 days after the date of this prospectus without first obtaining the written consent of Roth Capital Partners, as representative of the several underwriters of this offering. Roth Capital Partners may, in its sole discretion, and subject to FINRA Rule 5131, release any of the securities subject to the lock-up agreements with the underwriters at any time. These agreements are described below under the section of this prospectus titled “Underwriting.”

Rule 144

In general, under Rule 144 as currently in effect, once we have been subject to the public company reporting requirements of Section 13 or Section 15(d) of the Exchange Act for at least 90 days, a person who is not deemed to have been one of our affiliates for purposes of the Securities Act at any time during the 90 days preceding a sale and who has beneficially owned the shares of our Class A common stock proposed to be sold for at least six months is entitled to sell those shares without complying with the manner of sale, volume limitation or notice provisions of Rule 144, subject to compliance with the public information requirements of Rule 144. If such a person has beneficially owned the shares proposed to be sold for at least one year, including the holding period of any prior owner other than our affiliates, then that person would be entitled to sell those shares without complying with any of the requirements of Rule 144.

In general, under Rule 144, as currently in effect, our affiliates or persons selling shares of our Class A common stock on behalf of our affiliates are entitled to sell upon expiration of the lock-up agreements described above, within any three‑month period, a number of shares that does not exceed the greater of:

•
1% of the number of shares of our Class A common stock then outstanding, which will equal approximately 91,000 shares immediately after this offering; and
•
the average weekly trading volume of our Class A common stock during the four calendar weeks preceding the date of filing of a notice on Form 144 with respect to the sale.

Sales under Rule 144 by our affiliates or persons selling shares of our Class A common stock on behalf of our affiliates are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us.

Rule 701

In general, under Rule 701 a person who purchased shares of our capital stock pursuant to a written compensatory plan or contract and who is not deemed to have been one of our affiliates during the immediately preceding 90 days may sell these shares in reliance upon Rule 144, but without being required to comply with the notice, manner of sale or public information requirements or volume limitation provisions of Rule 144. Rule 701 also permits affiliates to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144. All holders of Rule 701 shares, however, are required to wait until 90 days after the effective date of this prospectus before selling such shares pursuant to Rule 701.

Registration Statement on Form S‑8

We intend to file a registration statement on Form S‑8 under the Securities Act promptly after the completion of this offering to register shares of our common stock subject to options outstanding, as well as reserved for future issuance, under our equity compensation plans. The registration statement on Form S‑8 is expected to become effective immediately upon filing, and shares covered by the registration statement will then become eligible for sale in the public market, subject to the Rule 144 limitations applicable to affiliates, vesting restrictions and any applicable lock‑up agreements. See the section titled “Executive Compensation—Employee Benefit and Stock Plans” for a description of our equity compensation plans.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS FOR

NON‑U.S. HOLDERS OF OUR CLASS A COMMON STOCK

The following is a summary of material U.S. federal income tax considerations of the ownership and disposition of our Class A common stock acquired in this offering by a “non-U.S. holder” (as defined below) but does not purport to be a complete analysis of all the potential tax considerations relating thereto. This summary is based on the provisions of the Code, Treasury Regulations promulgated thereunder and administrative rulings and judicial decisions, all as of the date hereof. These authorities may be changed, possibly retroactively, so as to result in U.S. federal income tax considerations different from those set forth below. We have not sought, and do not intend to seek, any ruling from the Internal Revenue Service, or the IRS, with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS or a court will agree with such statements and conclusions.

This summary also does not address the tax considerations arising under the laws of any U.S. state or local or non-U.S. jurisdiction or under U.S. federal gift and estate tax rules, or the effect, if any, of the Medicare contribution tax on net investment income. In addition, this discussion does not address tax considerations applicable to an investor’s particular circumstances or to investors that may be subject to special tax rules, including, without limitation:

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banks, insurance companies, regulated investment companies, real estate investment trusts or other financial institutions;
•
persons subject to the alternative minimum tax;
•
tax-exempt organizations;
•
pension plans and tax-qualified retirement plans;
•
controlled foreign corporations, passive foreign investment companies and corporations that accumulate earnings to avoid U.S. federal income tax;
•
entities or arrangements classified as partnerships for U.S. federal income tax purposes or other pass through entities (or investors in such entities or arrangements);
•
brokers or dealers in securities or currencies;
•
traders in securities that elect to use a mark-to-market method of tax accounting for their securities holdings;
•
persons who own, or are deemed to own, more than five percent of our capital stock (except to the extent specifically set forth below);
•
certain former citizens or long-term residents of the United States;
•
persons who hold our Class A common stock as a position in a hedging transaction, “straddle,” “conversion transaction,” or other risk reduction transaction;
•
persons who hold or receive our Class A common stock pursuant to the exercise of any option;
•
persons who do not hold our Class A common stock as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment);

•
persons deemed to sell our Class A common stock under the constructive sale provisions of the Code; or
•
persons subject to special tax accounting rules as a result of any item of gross income with respect to our Class A common stock being taken into account in an “applicable financial statement” as defined in Section 451(b) of the Code.

In addition, if a partnership (or other entity or arrangement classified as a partnership for U.S. federal income tax purposes) holds our Class A common stock, the tax treatment of a partner in the partnership generally will depend on the status of the partner and upon the activities of the partnership. A partner in a partnership that will hold our Class A common stock should consult his, her or its own tax advisor regarding the tax considerations of the purchase, ownership and disposition of our Class A common stock through a partnership.

You are urged to consult your tax advisor with respect to the application of the U.S. federal income tax laws to your particular situation, as well as any tax considerations of the purchase, ownership and disposition of our Class A common stock arising under the U.S. federal gift or estate tax rules or under the laws of any U.S. state or local, non-U.S. or other taxing jurisdiction or under any applicable tax treaty.

Non‑U.S. Holder Defined

For purposes of this discussion, you are a “non-U.S. holder” if you are a beneficial owner of our Class A common stock that, for U.S. federal income tax purposes, is neither a partnership nor:

•
an individual who is a citizen or resident of the United States;
•
a corporation or other entity taxable as a corporation created or organized in or under the laws of the United States, any state thereof or the District of Columbia;
•
an estate whose income is subject to U.S. federal income tax regardless of its source; or
•
a trust (x) whose administration is subject to the primary supervision of a U.S. court and that has one or more U.S. persons who have the authority to control all substantial decisions of the trust or (y) that has made a valid election under applicable Treasury Regulations to be treated as a U.S. person.

Distributions

As described in the section titled “Dividend Policy,” we have never declared or paid cash dividends on our capital stock, and we do not anticipate paying any dividends on our Class A common stock following the completion of this offering. However, if we do make distributions on our Class A common stock, those payments will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent those distributions exceed both our current and our accumulated earnings and profits, the excess will constitute a return of capital and will first reduce your basis in our Class A common stock, but not below zero, and then will be treated as gain from the sale of stock as described below under “—Gain on Disposition of Class A Common Stock.”

Subject to the discussions below regarding effectively connected income, backup withholding and Foreign Account Tax Compliance Act, or FATCA, withholding, any dividend paid to you generally will be subject to U.S. federal withholding tax either at a rate of 30% of the gross amount of the dividend or such lower rate as may be specified by an applicable income tax treaty between the United States and your country of residence. In order to receive a reduced treaty rate, you must provide us or the applicable paying agent with an IRS Form W-8BEN or W-8BEN-E or other appropriate version of IRS Form W-8 certifying qualification for the reduced rate. Under applicable Treasury Regulations, we may withhold up to 30% of the gross amount of the entire distribution even if the amount constituting a dividend, as described above, is less than the gross amount.

You may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the IRS. If you hold our Class A common stock through a financial institution or other agent acting on your behalf, you will be required to provide appropriate documentation to the agent, which then will be required to provide certification to us or our paying agent, either directly or through other intermediaries.

Dividends received by you that are treated as effectively connected with your conduct of a U.S. trade or business (and, if required by an applicable income tax treaty, that are attributable to a permanent establishment or fixed base maintained by you in the United States) are generally exempt from the 30% U.S. federal withholding tax, subject to the discussions below regarding backup withholding and FATCA withholding. In order to obtain this exemption, you must provide us with a properly executed IRS Form W‑8ECI or other applicable IRS Form W‑8 properly certifying such exemption. Such effectively connected dividends, although not subject to U.S. federal withholding tax, generally are taxed at the U.S. federal income tax rates applicable to U.S. persons, net of certain deductions and credits. In addition, if you are a corporate non‑U.S. holder, dividends you receive that are effectively connected with your conduct of a U.S. trade or business may also be subject to a branch profits tax at a rate of 30% or such lower rate as may be specified by an applicable income tax treaty between the United States and your country of residence. You should consult your tax advisor regarding the tax consequences of the ownership and disposition of our Class A common stock, including the application of any applicable tax treaties that may provide for different rules.

Gain on Disposition of Class A Common Stock

Subject to the discussions below regarding backup withholding and FATCA withholding, you generally will not be required to pay U.S. federal income tax on any gain realized upon the sale or other disposition of our Class A common stock unless:

•
the gain is effectively connected with your conduct of a U.S. trade or business (and, if an applicable income tax treaty so provides, the gain is attributable to a permanent establishment or fixed base maintained by you in the United States);
•
you are an individual who is present in the United States for a period or periods aggregating 183 days or more during the calendar year in which the sale or disposition occurs and certain other conditions are met; or
•
our Class A common stock constitutes a United States real property interest by reason of our status as a “United States real property holding corporation,” or a USRPHC, for U.S. federal income tax purposes at any time within the shorter of the five-year period preceding your disposition of, or your holding period for, our Class A common stock.

We believe that we are not currently and will not become a USRPHC for U.S. federal income tax purposes, and the remainder of this discussion so assumes. However, because the determination of whether we are a USRPHC depends on the fair market value of our U.S. real property interests relative to the fair market value of our U.S. and worldwide real property interests plus our other assets used or held for use in a trade or business, there can be no assurance that we will not become a USRPHC in the future. Even if we become a USRPHC, however, as long as our Class A common stock is regularly traded on an established securities market, your Class A common stock will be treated as U.S. real property interests only if you actually (directly or indirectly) or constructively hold more than five percent of our regularly traded common stock at any time during the shorter of the five-year period preceding your disposition of, or your holding period for, our Class A common stock.

If you are a non-U.S. holder described in the first bullet above, you generally will be required to pay tax on the gain derived from the sale (net of certain deductions and credits) under U.S. federal income tax rates applicable to U.S. persons, and a corporate non-U.S. holder described in the first bullet above also may be subject to the branch profits tax at a 30% rate, or such lower rate as may be specified by an applicable income tax treaty. If you are an individual non‑U.S. holder described in the second bullet above, you will be subject to tax at 30% (or such lower rate specified by an applicable income tax treaty) on the gain derived from the sale, which gain may be offset by U.S. source capital losses for the year, provided you have timely filed U.S. federal income tax returns with respect to such losses. You should consult your tax advisor regarding any applicable income tax or other treaties that may provide for different rules.

Backup Withholding and Information Reporting

Generally, we must report annually to the IRS the amount of dividends paid to you, your name and address and the amount of tax withheld, if any. A similar report will be sent to you. Pursuant to applicable income tax treaties or other agreements, the IRS may make these reports available to tax authorities in your country of residence.

Payments of dividends on or of proceeds from the disposition of our Class A common stock made to you may be subject to backup withholding at the applicable statutory rate unless you establish an exemption, for example, by properly certifying your non‑U.S. status on a properly completed IRS Form W‑8BEN or W‑8BEN‑E or another appropriate version of IRS Form W‑8. Notwithstanding the foregoing, backup withholding and information reporting may apply if either we or our paying agent has actual knowledge, or reason to know, that you are a U.S. person.

Backup withholding is not an additional tax; rather, the U.S. federal income tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund or credit may generally be obtained from the IRS, provided that the required information is furnished to the IRS in a timely manner.

Additional Withholding Requirements under the Foreign Account Tax Compliance Act

FATCA, including sections 1471 through 1474 of the Code and the Treasury Regulations and other official IRS guidance issued thereunder, generally imposes a U.S. federal withholding tax of 30% on dividends on, and the gross proceeds from a sale or other disposition of, our Class A common stock, paid to a “foreign financial institution” (as specially defined under these rules), unless such institution enters into an agreement with the U.S. government to, among other things, withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding the U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are non-U.S. entities with U.S. owners) or otherwise establishes an exemption. FATCA also generally imposes a U.S. federal withholding tax of 30% on dividends on, and the gross proceeds from a sale or other disposition of, our Class A common stock paid to a “non-financial foreign entity” (as specially defined under these rules) unless such entity provides the withholding agent with a certification identifying the substantial direct and indirect U.S. owners of the entity, certifies that it does not have any substantial U.S. owners, or otherwise establishes an exemption.

The withholding obligations under FATCA generally apply to dividends on our Class A common stock and to the payment of gross proceeds of a sale or other disposition of our Class A common stock. However, the U.S. Treasury Department has issued proposed regulations that, if finalized in their present form, would eliminate FATCA withholding on gross proceeds of the sale or other disposition of our Class A common stock (but not on payments of dividends). The preamble of such proposed regulations states that they may be relied upon by taxpayers until final regulations are issued or until such proposed regulations are rescinded. The withholding tax will apply regardless of whether the payment otherwise would be exempt from withholding tax, including under the exemptions described above. Under certain circumstances, you might be eligible for refunds or credits of such taxes. An intergovernmental agreement between the United States and your country of residence may modify the requirements described in this section. You should consult with your own tax advisors regarding the application of FATCA withholding to your investment in, and ownership and disposition of, our Class A common stock.

The preceding discussion of U.S. federal income tax considerations is for general information only. It is not tax advice to investors in their particular circumstances. You should consult your own tax advisor regarding the particular U.S. federal, state and local and non‑U.S. tax considerations of purchasing, owning and disposing of our Class A common stock, including the consequences of any proposed change in applicable laws.

UNDERWRITING

We have entered into an underwriting agreement with the several underwriters listed in the table below, with Roth Capital Partners, LLC acting as the “representative”. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriters, and the underwriters have agreed to purchase from us, shares of our Class A common stock. Our Class A common stock will trade on the Nasdaq Global Select Market under the symbol “GLOO.”

Pursuant to the terms and subject to the conditions contained in the underwriting agreement, we have agreed to sell to the underwriters named below, and each underwriter severally has agreed to purchase from us, the respective number of shares of Class A common stock set forth opposite its name below:

Underwriter	Number of Shares
Roth Capital Partners, LLC
The Benchmark Company, LLC
Craig-Hallum Capital Group, LLC
Lake Street Capital Markets, LLC
Loop Capital Markets LLC
TCBI Securities, Inc., doing business as Texas Capital Securities
Total	9,100,000	(1)

(1)
Does not include an additional 2,093,000 shares of our Class A common stock that we have registered with the SEC, which may be issued and sold if the number of shares included in this offering is increased, including a corresponding increase in the underwriters’ option to purchase additional shares.

The underwriting agreement provides that the obligation of the underwriters to purchase the shares of Class A common stock offered by this prospectus is subject to certain conditions. The underwriters are obligated to purchase all of the shares of Class A common stock offered hereby if any of the shares are purchased.

We have granted the underwriters an option to purchase up to an additional 1,365,000 shares of Class A common stock from us at the public offering price, less the underwriting discounts and commissions, to cover over-allotments, if any. The underwriters may exercise this option at any time, in whole or in part, during the 30-day period after the date of this prospectus; however, the underwriters may only exercise the option once.

Discounts, Commissions and Expenses

The underwriters propose to offer the shares of Class A common stock purchased pursuant to the underwriting agreement to the public at the public offering price set forth on the cover page of this prospectus and to certain dealers at that price less a concession not in excess of per share. After this offering, the public offering price and concession may be changed by the underwriters. No such change shall change the amount of proceeds to be received by us as set forth on the cover page of this prospectus.

In connection with the sale of the Class A common stock to be purchased by the underwriters, the underwriters will be deemed to have received compensation in the form of underwriting commissions and discounts. The underwriters’ commissions and discounts will be % of the gross proceeds of this offering, or $ per share of the Class A common stock, based on the public offering price per share set forth on the cover page of this prospectus.

We have also agreed to reimburse Roth Capital Partners for certain out-of-pocket expenses up to $100,000, for legal expenses incurred in connection with blue sky filings and registration and review of the offering by FINRA up to $25,000, and for legal expenses incurred by it in connection with the offering up to a maximum of $400,000.

The following table shows the underwriting discounts and commissions payable to the underwriters by us in connection with this offering (assuming both the exercise and non-exercise of the over-allotment option to purchase additional shares of Class A common stock we have granted to the underwriters):

	Per Share		Total
	Without Over- allotment	With Over- allotment	Without Over- allotment	With Over- allotment
Public offering price
Underwriting discounts and commissions paid by us

Indemnification

Pursuant to the underwriting agreement, we have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments that the underwriters or such other indemnified parties may be required to make in respect of those liabilities.

Lock-Up Agreements

We have agreed not to (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any shares of our capital stock (2) publicly file any registration statement with the SEC relating to the offering of any shares of our capital stock or any securities convertible into or exercisable or exchangeable for shares of our capital stock, except for registration statements on Form S-8, (3) complete any offering of our debt securities, other than entering into a line of credit with a traditional bank or (4) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of our capital stock, without the prior written consent of Roth Capital Partners, LLC for a period of 180 days following the date of this prospectus (the Lock-up Period). This consent may be given at any time without public notice. These restrictions on future issuances are subject to certain exceptions, including for (1) the issuance of shares of our Class A common stock sold in this offering or the issuance, transfer, cancellation or exchange of our securities or the securities of any of our subsidiaries in connection with the Corporate Reorganization, (2) the issuance of shares of our Class A common stock upon the exercise of outstanding options or warrants, the vesting of restricted stock awards or units and the conversion of outstanding convertible securities (including the Senior Secured Convertible Notes and Class B common stock), (3) the issuance of shares of our Class A common stock (whether upon the exercise of stock options or otherwise) to our employees, officers, directors, advisors or consultants pursuant to our equity incentive plans, and (4) the issuance of equity securities in connection with bona fide mergers, acquisitions of securities, businesses, property or other assets, products or technologies, joint ventures, commercial relationships or other strategic transactions, provided that the aggregate number of shares of Class A common stock or convertible securities that we may sell or issue in connection therewith may not exceed 10% of the total number of shares of Class A common stock and Class B common stock together issued and outstanding, determined on a fully-diluted basis, immediately following this offering, and provided further that any recipients sign a lock-up agreement on the same terms as our directors, officers and stockholders.

In addition, our directors and executive officers and certain holders of our equity securities have agreed or will agree to enter into a lock-up agreement with the underwriters. Under the lock-up agreements, the directors, executive officers, and certain holders of our equity securities may not, subject to certain exceptions, directly or indirectly, sell, offer to sell, contract to sell, or grant any option for the sale (including any short sale), grant any security interest in, pledge, hypothecate, hedge, establish an open “put equivalent position” (within the meaning of Rule 16a-1(h) under the Exchange Act), or otherwise dispose of, or enter into any transaction which is designed to or could be expected to result in the disposition of, any shares of our Class A common stock or securities convertible into or exchangeable for shares of our Class A common stock, or publicly announce any intention to do any of the foregoing, without the prior written consent of Roth Capital Partners, LLC, for a period of 180 days from the closing date of this offering. This consent may be given at any time without public notice.

Directed Share Program

At our request, the underwriters have reserved up to 5% of the shares of Class A common stock offered by this prospectus for sale at the initial public offering price through a directed share program available to our directors, officers, employees and their friends and family members and other persons and parties who do business with us. The sales will be administered by Fidelity. We do not know if these parties will choose to purchase all or any portion of these reserved shares, but any purchases they do make will reduce the number of shares available to the general public. Any reserved shares that are not so purchased will be offered by the underwriters to the general public on the same terms as the other shares of Class A common stock offered by this prospectus. Other than the underwriting discount described on the front cover of this prospectus, the underwriters will not be entitled to any commission with respect to shares of Class A common stock sold pursuant to the directed share program.

Sales to Retail Investors

In addition to allocations made to retail investors by the underwriters and through our directed share program discussed above, we anticipate that a portion of our Class A common stock offered hereby will, at our request, be offered to retail investors through Fidelity Retail and Robinhood, via their respective online brokerage platforms. Fidelity Retail and Robinhood will act as selling group members for this offering. These platforms are not affiliated with us. Purchases through these platforms will be subject to the terms, conditions, and requirements set by such platforms. Any purchase of shares of Class A common stock in this offering through these platforms will initially be offered at the offering price listed on the cover page of this prospectus. Information contained on, or that can be accessed through, such brokerage platforms does not constitute part of this prospectus.

Electronic Distribution

This prospectus may be made available in electronic format on websites or through other online services maintained by the underwriters or by their affiliates. In those cases, prospective investors may view offering terms online and prospective investors may be allowed to place orders online. Other than this prospectus in electronic format, the information on the underwriters’ websites or our website and any information contained in any other websites maintained by the underwriters or by us is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or the underwriter in its capacity as underwriter, and should not be relied upon by investors.

Price Stabilization, Short Positions and Penalty Bids

In connection with the offering the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act:

•
Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.
•
Over-allotment involves sales by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriters may close out any covered short position by either exercising their over-allotment option and/or purchasing shares in the open market.

•
Syndicate covering transactions involve purchases of the Class A common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. A naked short position occurs if the underwriters sell more shares than could be covered by the over-allotment option. This position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.
•
Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the Class A common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our Class A common stock or preventing or retarding a decline in the market price of the Class A common stock. As a result, the price of our Class A common stock may be higher than the price that might otherwise exist in the open market. These transactions may be discontinued at any time

Neither we nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our shares of Class A common stock. In addition, neither we nor the underwriters make any representation that the underwriter will engage in these transactions or that any transaction, if commenced, will not be discontinued without notice.

Offer Restrictions Outside the United States

Other than in the United States, no action has been taken by us or the underwriter that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to this offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

Australia

This prospectus is not a disclosure document under Chapter 6D of the Australian Corporations Act, has not been lodged with the Australian Securities and Investments Commission and does not purport to include the information required of a disclosure document under Chapter 6D of the Australian Corporations Act. Accordingly, (1) the offer of the securities under this prospectus is only made to persons to whom it is lawful to offer the securities without disclosure under Chapter 6D of the Australian Corporations Act under one or more exemptions set out in section 708 of the Australian Corporations Act, (2) this prospectus is made available in Australia only to those persons as set forth in clause (1) above, and (3) the offeree must be sent a notice stating in substance that by accepting this offer, the offeree represents that the offeree is such a person as set forth in clause (1) above, and, unless permitted under the Australian Corporations Act, agrees not to sell or offer for sale within Australia any of the securities sold to the offeree within 12 months after its transfer to the offeree under this prospectus.

Canada

The securities may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the securities must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws. Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor. Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriter is not required to comply with the disclosure requirements of NI33-105 regarding underwriter conflicts of interest in connection with this offering.

China

The information in this document does not constitute a public offer of the securities, whether by way of sale or subscription, in the People’s Republic of China (excluding, for purposes of this paragraph, Hong Kong Special Administrative Region, Macau Special Administrative Region and Taiwan). The securities may not be offered or sold directly or indirectly in the PRC to legal or natural persons other than directly to “qualified domestic institutional investors.”

European Economic Area — Belgium, Germany, Luxembourg and Netherlands

The information in this document has been prepared on the basis that all offers of securities will be made pursuant to an exemption under the Directive 2003/71/EC, or Prospectus Directive, as implemented in Member States of the European Economic Area, each a Relevant Member State, from the requirement to produce a prospectus for offers of securities.

An offer to the public of securities has not been made, and may not be made, in a Relevant Member State except pursuant to one of the following exemptions under the Prospectus Directive as implemented in that Relevant Member State:

•
to legal entities that are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;
•
to any legal entity that has two or more of (1) an average of at least 250 employees during its last fiscal year; (2) a total balance sheet of more than €43,000,000 (as shown on its last annual unconsolidated or consolidated financial statements); and (3) an annual net turnover of more than €50,000,000 (as shown on its last annual unconsolidated or consolidated financial statements);
•
to fewer than 100 natural or legal persons (other than qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive) subject to obtaining our prior consent or any underwriter for any such offer; or
•
in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of securities shall require us to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

France

This document is not being distributed in the context of a public offering of financial securities (offre au public de titres financiers) in France within the meaning of Article L.411-1 of the French Monetary and Financial Code (Code monétaire et financier) and Articles 211-1 et seq. of the General Regulation of the French Autorité des marchés financiers, or AMF. The securities have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France.

This document and any other offering material relating to the securities have not been, and will not be, submitted to the AMF for approval in France and, accordingly, may not be distributed or caused to distributed, directly or indirectly, to the public in France.

Such offers, sales and distributions have been and shall only be made in France to (1) qualified investors (investisseurs qualifiés) acting for their own account, as defined in and in accordance with Articles L.411-2-II-2 and D.411-1 to D.411-3, D. 744-1, D.754-1 and D.764-1 of the French Monetary and Financial Code and any implementing regulation and/or (2) a restricted number of non-qualified investors (cercle restreint d’investisseurs) acting for their own account, as defined in and in accordance with Articles L.411-2-II-2° and D.411-4, D.744-1, D.754-1 and D.764-1 of the French Monetary and Financial Code and any implementing regulation.

Pursuant to Article 211-3 of the General Regulation of the AMF, investors in France are informed that the securities cannot be distributed (directly or indirectly) to the public by the investors otherwise than in accordance with Articles L.411-1, L.411-2, L.412-1 and L.621-8 to L.621-8-3 of the French Monetary and Financial Code.

Ireland

The information in this document does not constitute a prospectus under any Irish laws or regulations and this document has not been filed with or approved by any Irish regulatory authority as the information has not been prepared in the context of a public offering of securities in Ireland within the meaning of the Irish Prospectus (Directive 2003/71/EC) Regulations 2005 (the Prospectus Regulations). The securities have not been offered or sold, and will not be offered, sold or delivered directly or indirectly in Ireland by way of a public offering, except to (1) qualified investors as defined in Regulation 2(l) of the Prospectus Regulations and (2) fewer than 100 natural or legal persons who are not qualified investors.

Israel

The securities offered by this prospectus have not been approved or disapproved by the Israeli Securities Authority (the ISA), or ISA, nor have such securities been registered for sale in Israel. The shares may not be offered or sold, directly or indirectly, to the public in Israel, absent the publication of a prospectus. The ISA has not issued permits, approvals or licenses in connection with this offering or publishing the prospectus; nor has it authenticated the details included herein, confirmed their reliability or completeness, or rendered an opinion as to the quality of the securities being offered. Any resale in Israel, directly or indirectly, to the public of the securities offered by this prospectus is subject to restrictions on transferability and must be effected only in compliance with the Israeli securities laws and regulations.

Italy

The offering of the securities in the Republic of Italy has not been authorized by the Italian Securities and Exchange Commission (Commissione Nazionale per le Società e la Borsa, “CONSOB” pursuant to the Italian securities legislation and, accordingly, no offering material relating to the securities may be distributed in Italy and such securities may not be offered or sold in Italy in a public offer within the meaning of Article 1.1(t) of Legislative Decree No. 58 of 24 February 1998, or Decree No. 58, other than:

•
to Italian qualified investors, as defined in Article 100 of Decree no. 58 by reference to Article 34-ter of CONSOB Regulation no. 11971 of 14 May 1999, or Regulation no. 1197l as amended, or Qualified Investors; and
•
in other circumstances that are exempt from the rules on public offer pursuant to Article 100 of Decree No. 58 and Article 34-ter of Regulation No. 11971 as amended.

Any offer, sale or delivery of the securities or distribution of any offer document relating to the securities in Italy (excluding placements where a Qualified Investor solicits an offer from the issuer) under the paragraphs above must be:

•
made by investment firms, banks or financial intermediaries permitted to conduct such activities in Italy in accordance with Legislative Decree No. 385 of 1 September 1993 (as amended), Decree No. 58, CONSOB Regulation No. 16190 of 29 October 2007 and any other applicable laws; and
•
in compliance with all relevant Italian securities, tax and exchange controls and any other applicable laws.

Any subsequent distribution of the securities in Italy must be made in compliance with the public offer and prospectus requirement rules provided under Decree No. 58 and the Regulation No. 11971 as amended, unless an exception from those rules applies. Failure to comply with such rules may result in the sale of such securities being declared null and void and in the liability of the entity transferring the securities for any damages suffered by the investors.

Japan

The securities have not been and will not be registered under Article 4, paragraph 1 of the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948), as amended (the FIEL) pursuant to an exemption from the registration requirements applicable to a private placement of securities to Qualified Institutional Investors (as defined in and in accordance with Article 2, paragraph 3 of the FIEL and the regulations promulgated thereunder). Accordingly, the securities may not be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan other than Qualified Institutional Investors. Any Qualified Institutional Investor who acquires securities may not resell them to any person in Japan that is not a Qualified Institutional Investor, and acquisition by any such person of securities is conditional upon the execution of an agreement to that effect.

New Zealand

The shares of Class A common stock offered hereby have not been offered or sold, and will not be offered or sold, directly or indirectly in New Zealand and no offering materials or advertisements have been or will be distributed in relation to any offer of shares in New Zealand, in each case other than:

•
to persons whose principal business is the investment of money or who, in the course of and for the purposes of their business, habitually invest money;
•
to persons who in all the circumstances can properly be regarded as having been selected otherwise than as members of the public;

•
to persons who are each required to pay a minimum subscription price of at least NZ$500,000 for the shares before the allotment of those shares (disregarding any amounts payable, or paid, out of money lent by the issuer or any associated person of the issuer); or
•
in other circumstances where there is no contravention of the Securities Act 1978 of New Zealand (or any statutory modification or reenactment of, or statutory substitution for, the Securities Act 1978 of New Zealand).

Portugal

This document is not being distributed in the context of a public offer of financial securities (oferta pública de valores mobiliários) in Portugal, within the meaning of Article 109 of the Portuguese Securities Code (Código dos Valores Mobiliários). The securities have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in Portugal. This document and any other offering material relating to the securities have not been, and will not be, submitted to the Portuguese Securities Market Commission (Comissăo do Mercado de Valores Mobiliários) for approval in Portugal and, accordingly, may not be distributed or caused to distributed, directly or indirectly, to the public in Portugal, other than under circumstances that are deemed not to qualify as a public offer under the Portuguese Securities Code. Such offers, sales and distributions of securities in Portugal are limited to persons who are “qualified investors” (as defined in the Portuguese Securities Code). Only such investors may receive this document and they may not distribute it or the information contained in it to any other person.

Sweden

This document has not been, and will not be, registered with or approved by Finansinspektionen (the Swedish Financial Supervisory Authority). Accordingly, this document may not be made available, nor may the securities be offered for sale in Sweden, other than under circumstances that are deemed not to require a prospectus under the Swedish Financial Instruments Trading Act (1991:980) (Sw. lag (1991:980) om handel med finansiella instrument). Any offering of securities in Sweden is limited to persons who are “qualified investors” (as defined in the Financial Instruments Trading Act). Only such investors may receive this document and they may not distribute it or the information contained in it to any other person.

Switzerland

The securities may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange, or SIX, or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering material relating to the securities may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering material relating to the securities have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of securities will not be supervised by, the Swiss Financial Market Supervisory Authority (FINMA).

This document is personal to the recipient only and not for general circulation in Switzerland.

United Arab Emirates

Neither this document nor the securities have been approved, disapproved or passed on in any way by the Central Bank of the United Arab Emirates or any other governmental authority in the United Arab Emirates, nor have we received authorization or licensing from the Central Bank of the United Arab Emirates or any other governmental authority in the United Arab Emirates to market or sell the securities within the United Arab Emirates. This document does not constitute and may not be used for the purpose of an offer or invitation. We may not render services relating to the securities within the United Arab Emirates, including the receipt of applications and/or the allotment or redemption of such shares.

No offer or invitation to subscribe for securities is valid or permitted in the Dubai International Financial Centre.

United Kingdom

Neither the information in this document nor any other document relating to the offer has been delivered for approval to the Financial Services Authority in the United Kingdom and no prospectus (within the meaning of section 85 of the Financial Services and Markets Act 2000, as amended, or FSMA) has been published or is intended to be published in respect of the securities. This document is issued on a confidential basis to “qualified investors” (within the meaning of section 86(7) of FSMA) in the United Kingdom, and the securities may not be offered or sold in the United Kingdom by means of this document, any accompanying letter or any other document, except in circumstances which do not require the publication of a prospectus pursuant to section 86(1) FSMA. This document should not be distributed, published or reproduced, in whole or in part, nor may its contents be disclosed by recipients to any other person in the United Kingdom.

Any invitation or inducement to engage in investment activity (within the meaning of section 21 of FSMA) received in connection with the issue or sale of the securities has only been communicated or caused to be communicated and will only be communicated or caused to be communicated in the United Kingdom in circumstances in which section 21(1) of FSMA does not apply us.

In the United Kingdom, this document is being distributed only to, and is directed at, persons (1) who have professional experience in matters relating to investments falling within Article 19(5) (investment professionals) of the Financial Services and Markets Act 2000 (Financial Promotions) Order 2005, or FPO, (2) who fall within the categories of persons referred to in Article 49(2)(a) to (d) (high net worth companies, unincorporated associations, etc.) of the FPO or (3) to whom it may otherwise be lawfully communicated (together, relevant persons). The investments to which this document relates are available only to, and any invitation, offer or agreement to purchase will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

LEGAL MATTERS

Wilson Sonsini Goodrich & Rosati, Professional Corporation, Boulder, Colorado, which has acted as our counsel in connection with this offering, will pass upon the validity of the shares of our Class A common stock being offered by this prospectus. Reed Smith LLP, Houston, Texas, is acting as counsel for the underwriters.

EXPERTS

The consolidated financial statements of Gloo Holdings, LLC as of January 31, 2025 and 2024, and for the years then ended included in this prospectus have been so incorporated in reliance on the report of Crowe LLP, independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of Midwestern Interactive, LLC as of December 31, 2024 and for the year then ended included in this prospectus have been so incorporated in reliance on the report of Crowe LLP, independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

CHANGES IN INDEPENDENT PUBLIC ACCOUNTING FIRM

On October 1, 2024, we dismissed Plante & Moran, PLLC as our independent auditors. The decision to change our independent auditors was approved by the board of managers of Gloo Holdings, LLC.

The audit report of Plante & Moran, PLLC on our financial statements as of and for the fiscal years ended January 31, 2024 and 2023, respectively, conducted in accordance with the auditing standards generally accepted in the United States of America, did not contain an adverse opinion or a disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope or accounting principle, except that there was an explanatory paragraph describing conditions that raised substantial doubt about our ability to continue as a going concern in Plante & Moran, PLLC’s audit opinion dated September 30, 2024. Plante & Moran, PLLC did not audit our consolidated financial statements for any period subsequent to January 31, 2024.

During the two most recent fiscal years ended January 31, 2024 and 2023 and the subsequent interim period through November 21, 2024, we had no disagreements with Plante & Moran, PLLC on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to its satisfaction, would have caused Plante & Moran, PLLC to make reference in connection with its report to the subject matter of the disagreement during the audit preceding its dismissal. A material weakness in internal controls was identified as follows: controls around revenue recognition were not appropriately in place to identify a material misstatement in revenue, specifically as it relates to evaluating a contract with a customer for the transaction price and constraint on variable consideration.

We have provided Plante & Moran, PLLC with a copy of the foregoing disclosures and requested that Plante & Moran, PLLC furnish us with a letter addressed to the SEC stating whether Plante & Moran, PLLC agrees with the above statements and, if not, stating the respects in which it does not agree. A copy of that letter is filed as Exhibit 16.1 to the registration statement of which this prospectus forms a part.

On November 22, 2024, we engaged Crowe LLP as our independent registered public accounting firm to re-audit the financial statements as of and for the fiscal years ended January 31, 2024 and 2023.

During the two most recent fiscal years ended January 31, 2024 and 2023 and the subsequent interim period through November 21, 2024, neither we, nor anyone acting on our behalf, consulted with Crowe LLP on matters that involved the application of accounting principles to a specified transaction, either completed or proposed, the type of audit opinion that might be rendered on our financial statements or any of the matters described in Item 304(a)(2)(i) or (ii) of Regulation S-K.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S‑1 under the Securities Act with respect to the shares of our Class A common stock offered by this prospectus. This prospectus constitutes only a part of the registration statement. Some items are contained in exhibits to the registration statement as permitted by the rules and regulations of the SEC. For further information with respect to us and our Class A common stock, we refer you to the registration statement, including the exhibits and schedules filed as a part of the registration statement. Statements contained in this prospectus concerning the contents of any contract or document referred to are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, please see the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit. The SEC also maintains an Internet website at www.sec.gov that contains reports, proxy and information statements and other information about issuers, like us, that file electronically with the SEC.

Immediately upon the effectiveness of the registration statement of which this prospectus forms a part, we will become subject to the information and reporting requirements of the Exchange Act and, in accordance with this law, will file periodic reports, proxy statements and other information with the SEC. We also maintain a website at www.gloo.com. Upon the effectiveness of the registration statement of which this prospectus forms a part, you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. Information contained on our website is not a part of or incorporated by reference into this prospectus and the inclusion of our website address in this prospectus is an inactive textual reference only.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Gloo Holdings, LLC

Audited Consolidated Financial Statements as of and for the Years Ended January 31, 2024, and 2025

Consolidated Financial Statements as of and for the Six Months Ended July 31, 2024 and 2025

Midwestern Interactive, LLC

Consolidated Financial Statements for the Year Ended December 31, 2024

Consolidated Financial Statements for the Three Months Ended March 31, 2025

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Members and the Board of Managers of Gloo Holdings, LLC

Boulder, Colorado

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Gloo Holdings, LLC (the “Company”) as of January 31, 2025 and 2024, the related consolidated statements of operations, mezzanine equity and members’ deficit, and cash flows for each of the two years in the period ended January 31, 2025, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of January 31, 2025 and 2024, and the results of its operations and its cash flows for each of the two years in the period ended January 31, 2025, in conformity with accounting principles generally accepted in the United States of America.

Explanatory Paragraph – Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered recurring operating losses, negative cash flows, has limited liquid resources, and is dependent on external financing, which raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Crowe LLP

We have served as the Company’s auditor since 2024.

Los Angeles, California

July 23, 2025

Gloo Holdings, LLC

Consolidated Balance Sheets

	As of January 31,
	2024	2025
	(in thousands)
ASSETS
Current assets:
Cash and cash equivalents	$13,477	$13,592
Restricted cash	250	252
Accounts receivable, net of allowance for credit losses of $75 and $68, respectively (1)	441	623
Inventory, net	1,500	1,460
Prepaid expenses and other current assets	1,402	2,388
Total current assets	17,070	18,315
Property and equipment, net	2,385	2,303
Capitalized software, net	7,814	23,578
ROU operating lease asset (2)	4,612	3,835
Long-term investments	2,114	33,252
Other non-current assets	157	209
Intangible assets, net	11,230	11,431
Goodwill	42,705	27,901
Total assets	$88,087	$120,824

LIABILITIES, MEZZANINE EQUITY, AND MEMBERS' DEFICIT
Current liabilities:
Accounts payable (3)	$2,937	$3,613
Accrued compensation	4,391	4,538
Accrued liabilities	2,121	3,521
Acquisition-related liabilities, current	2,440	1,350
Deferred revenue	2,154	3,725
Debt, current	1,195	3,177
Lease liabilities, current (4)	530	685
Total current liabilities	15,768	20,609
Acquisition-related liabilities, non-current	465	100
Debt, non-current (5)	143	66,959
Lease liabilities, non-current (6)	3,734	3,095
Deferred income taxes	2,707	1,911
Other non-current liabilities	—	14,258
Total liabilities	$22,817	$106,932

Commitment and Contingencies (See Note 14)

Mezzanine Equity:
Series A Preferred Units (no par value; 108,459,120 and 117,751,845 units authorized as of January 31, 2024, and 2025, respectively; 108,459,120 and 112,596,622 units issued and outstanding as of January 31, 2024, and 2025, respectively; and aggregate liquidation preference of $382,579,930 and $432,669,108 as of January 31, 2024, and 2025, respectively)	332,944	351,887

Members’ Deficit:
Common member units (no par value; 37,739,574 and 39,651,074 units authorized as of January 31, 2024, and 2025, respectively; and 22,739,574 and 24,603,574 units issued and outstanding as of January 31, 2024, and 2025, respectively)	—	—
Additional paid-in capital	14,949	23,591
Accumulated deficit	(282,623)	(368,312)
Deficit attributable to common members	(267,674)	(344,721)
Equity attributable to noncontrolling interests	—	6,726
Total members’ deficit	(267,674)	(337,995)
Total liabilities, mezzanine equity, and members’ deficit	$88,087	$120,824

(1)
Includes related party accounts receivable of $17 thousand and $178 thousand as of January 31, 2024 and 2025, respectively.
(2)
Includes related party leases of $405 thousand and $205 thousand as of January 31, 2024 and 2025, respectively.
(3)
Includes related party accounts payable of $1,230 thousand and $561 thousand as of January 31, 2024 and 2025, respectively.
(4)
Includes related party leases of $201 thousand and $205 thousand as of January 31, 2024 and 2025, respectively.
(5)
Includes non-current debt from related parties of $— and $56,204 thousand as of January 31, 2024 and 2025, respectively.
(6)
Includes related party leases of $205 thousand and $— as of January 31, 2024 and 2025, respectively.

The accompanying notes are an integral part of these consolidated financial statements.

Gloo Holdings, LLC

Consolidated Statements of Operations

	Year Ended January 31,
	2024	2025
	(in thousands, except unit and per unit data)
Revenue (8):
Platform revenue	$2,176	$22,873
Platform solutions revenue	13,325	330
Other revenue	5,788	13
Total revenue	21,289	23,216
Operating expenses:
Cost of revenue (exclusive of depreciation and amortization)	6,471	19,749
Product development	17,780	13,551
Sales and marketing	23,560	22,619
General and administrative	13,300	15,098
Depreciation and amortization	4,685	7,714
Impairment of goodwill	—	27,753
Total operating expenses	65,796	106,484
Operating loss	(44,507)	(83,268)
Other expense (income):
Interest expense	3,796	4,738
Other expense (income), net	(45)	(687)
Loss (gain) from change in fair value of financial instruments	—	(1,301)
Total other expense (income), net	3,751	2,750
Net loss before income taxes	(48,258)	(86,018)
Income tax (expense) benefit	106	796
Income (loss) from equity method investments, net	(161)	(580)
Net loss	(48,313)	(85,802)
Less: net income (loss) attributable to noncontrolling interests	—	(113)
Net loss attributable to common members	$(48,313)	$(85,689)

Net loss per unit attributable to common members, basic and diluted	$(3.37)	$(4.55)
Weighted-average common units used to compute net loss per unit attributable to common members, basic and diluted	22,739,574	23,293,429

(8)
Includes revenues from related parties of $— and $258 thousand for the years ended January 31, 2024 and 2025, respectively.

The accompanying notes are an integral part of these consolidated financial statements.

Gloo Holdings, LLC

Consolidated Statements of Mezzanine Equity and Members’ Deficit

	Series A Preferred Units		Common Units				Total deficit
	Units	Amount	Units	Amount	Additional Paid-in Capital	Accumulated Deficit	attributable to common members’	Noncontrolling Interests	Total Members’ Deficit
	(in thousands, except unit data)
Balance as of February 1, 2023	74,547,473	$160,066	22,739,574	$—	$5,335	$(234,310)	$(228,975)	$—	$(228,975)
Issuance of Series A Preferred Units (net of $535,691 issuance costs)	7,540,949	44,710	—	—	—	—	—	—	—
Member Advances received, net	—	—	—	—	14,800	—	14,800	—	14,800
Conversion of Member Advances to Series A Preferred Units	3,000,000	18,000	—	—	(18,000)	—	(18,000)	—	(18,000)
Conversion of convertible debt to Series A Preferred Units, inclusive of accrued interest	20,037,364	90,168	—	—	—	—	—	—	—
Issuance of Series A Preferred Units and put option in connection with an acquisition	3,333,334	20,000	—	—	11,900	—	11,900	—	11,900
Equity-based compensation	—	—	—	—	914	—	914	—	914
Net loss attributable to common members	—	—	—	—	—	(48,313)	(48,313)	—	(48,313)
Balance as of January 31, 2024	108,459,120	$332,944	22,739,574	$—	$14,949	$(282,623)	$(267,674)	$—	$(267,674)
Issuance of Series A Preferred Units in connection with acquisitions and investments	4,083,334	18,618	—	—	1,540	—	1,540	6,839	8,379
Issuance of common units issued in connection with acquisitions	—	—	1,375,000	—	3,616	—	3,616	—	3,616
Issuance of Series A Preferred Units	54,168	325	—	—	—	—	—	—	—
Exercise of common unit options	—	—	489,000	—	489	—	489	—	489
Net income (loss) attributable to noncontrolling interests	—	—	—	—	—	—	—	(113)	(113)
Equity-based compensation	—	—	—	—	2,997	—	2,997	—	2,997
Net loss attributable to common members	—	—	—	—	—	(85,689)	(85,689)	—	(85,689)
Balance as of January 31, 2025	112,596,622	$351,887	24,603,574	$—	$23,591	$(368,312)	$(344,721)	$6,726	$(337,995)

The accompanying notes are an integral part of these consolidated financial statements.

Gloo Holdings, LLC

Consolidated Statements of Cash Flows

	Year Ended January 31,
	2024	2025
	(in thousands)
Operating activities:
Net loss	$(48,313)	$(85,802)
Adjustments to reconcile net loss attributable to common members to net cash used in operating activities:
Equity-based compensation expense	1,868	3,787
Depreciation and amortization	4,685	7,714
Amortization of deferred financing costs	162	692
Provision for expected credit losses	5	64
Provision for inventory write-offs	—	274
Lease expense	689	1,179
Deferred income taxes	(106)	(796)
Loss (gain) from change in fair value of financial instruments	—	(1,301)
(Income) loss from equity method investments, net	161	580
Loss on extinguishment of debt	193	—
Debt assumed through PIK interest	—	1,381
Forgiveness of forgivable notes	(5,376)	—
Impairment of goodwill	—	27,753
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	286	(236)
Prepaid expenses and other current assets	(578)	(1,173)
Other non-current assets	(55)	(50)
Accounts payable	874	(63)
Accrued expenses and other current liabilities	2,544	(904)
Deferred revenue	(513)	1,571
Other non-current liabilities	2,092	(804)
Net cash used in operating activities	(41,382)	(46,134)
Investing activities:
Purchases of property and equipment	(450)	(425)
Capitalized internal-use software costs	(4,367)	(10,169)
Purchases of equity method investments	(444)	(2,401)
Acquisitions, net of cash acquired	(19,221)	(1,931)
Net cash used in investing activities	(24,482)	(14,926)
Financing activities:
Payments on debt	(17)	(230)
Proceeds from debt	18,180	60,680
Payment of deferred financing costs	—	(87)
Proceeds from exercise of common unit options	—	489
Proceeds from Member Advances received, net	14,800	—
Proceeds from Series A Preferred Units issuance	45,246	325
Payment of equity issuance costs	(536)	—
Net cash provided by financing activities	77,673	61,177
Net increase in cash, cash equivalents, and restricted cash	11,809	117
Cash, cash equivalents, and restricted cash:
Beginning of period	1,918	13,727
End of period	$13,727	$13,844
Supplemental disclosures of cash flow information:
Cash paid for interest	$3,796	$3,442
Cash paid for taxes	—	—
Supplemental disclosure of non-cash investing and financing activity:
Conversion of convertible debt to Series A Preferred Units, inclusive of accrued interest	$90,168	$—
Issuance of Series A Preferred Units in connection with acquisitions	31,900	4,850
Acquisition of equity method investment included in accrued liabilities	1,556	—
ROU assets obtained in acquisitions	3,496	—
ROU assets obtained in exchange for new lease liabilities	505	—
Derivatives and warrants bifurcated from debt	—	6,685
Acquisition of equity method investment included in debt and equity	—	20,526
Warrant liability issued in connection with equity method investment	—	8,792
Equity-based compensation capitalized as part of internal-use software	—	10,545

The accompanying notes are an integral part of these consolidated financial statements.

Notes to the Consolidated Financial Statements

1.
Nature of Business

Gloo Holdings, LLC’s (“Gloo” or the “Company”) mission is to build the leading technology platform for the faith and flourishing ecosystem, which is one of the largest, oldest, and least-digitized ecosystems in the world. Since the Company’s founding in 2013, Gloo has provided a breadth of products, services, and solutions to the two primary stakeholders at the core of the faith and flourishing ecosystem: (1) network capability providers (“NCPs”) and (2) the churches and frontline organizations (“CFLs”) they serve.

The Gloo platform serves as a digital infrastructure between NCPs and CFLs. By facilitating efficient exchange between the two, Gloo enables both sides to succeed; CFLs gain access to better resources and NCPs benefit from efficient distribution and targeted reach. This creates a virtuous cycle, strengthening the platform with each interaction. The Gloo platform includes a suite of technology, marketplace, and service solutions offered directly from Gloo or from Gloo’s consolidated subsidiaries and equity method investments (“Gloo Capital Partners”).

Going Concern

Since inception, the Company has incurred cumulative losses from operations. The Company has funded its operations and capital needs primarily through net proceeds received from the sale of preferred and common units and proceeds from long-term debt. The Company held cash and cash equivalents of $13.6 million and had an accumulated deficit of $368.3 million as of January 31, 2025. Additionally, the Company incurred net losses of $85.8 million and used $46.1 million of cash in operating activities for the year ended January 31, 2025. The Company’s plans include generating revenue through subscriptions of its expanding technology and AI offerings, increased marketplace offerings and growing advertising services, as well as seeking external sources of liquidity. If adequate funds are not available, the Company will need to raise additional funds to meet its long-term strategic plans. Management believes it will be able to obtain additional capital to fund its operations, however, there are no assurances that the Company will be able to raise additional capital on terms acceptable to the Company or at all. If the plans are not implemented on a timely basis, management may delay or modify our business plans, potentially including the timing of planned capital expenditures, development and other planned activities, all of which, individually or in the aggregate, could have material negative consequences to the Company and its results of operations and business relationships.

In connection with the preparation of these financial statements, management evaluated conditions and events known and reasonably knowable that could adversely affect the Company’s ability to meet its obligations through one year from the date the financial statements are available to be issued. Management’s assessment considered the Company’s current financial condition, characterized by recurring operating losses, negative cash flows, limited liquid resources, and dependence on external financing, as well as the funds required to execute its business plan over the evaluation period. Based on these factors, the Company has concluded there is substantial doubt about its ability to continue as a going concern for at least twelve months from the date the financial statements are available to be issued.

The consolidated financial statements have been prepared on a basis that assumes the Company will continue as a going concern and do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classifications of liabilities that may result should the Company be unable to continue as a going concern.

2.
Summary of Significant Accounting Policies

Basis of Presentation and Principles of Consolidation

The accompanying consolidated financial statements include the accounts of Gloo Holdings, LLC, its wholly-owned subsidiaries, less-than-wholly-owned subsidiaries in which the Company holds a controlling financial interest, and variable interest entities (“VIEs”) for which the Company has determined it is the primary beneficiary. The Company has prepared the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”), as detailed in the Financial Accounting Standards Board (the “FASB”) Accounting Standards Codification (“ASC”), and pursuant to the disclosure rules and regulations of the Securities and Exchange Commission (the “SEC”). The interests of the minority owners in less-than-wholly-owned subsidiaries are accounted for as non-controlling interests. All material intercompany transactions have been eliminated upon consolidation.

Ownership interests in unconsolidated entities for which the Company has significant influence are accounted for using the equity method of accounting.

Segment Information

The Company’s Chief Executive Officer (“CEO”) is its Chief Operating Decision Maker (“CODM”). The Company’s CODM reviews the financial information presented on a consolidated basis for purposes of allocating resources and evaluating financial performance. Accordingly, the Company has determined that it operates in a single reportable segment.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. These judgments, estimates, and assumptions are used for, but not limited to, revenue recognition, including the stand-alone selling prices (“SSP”) for each distinct performance obligation; internal-use software development costs; the useful lives of long-lived assets; the net realizable value of inventory; the reserve for expected credit losses; income taxes; equity-based compensation; the valuation of the Company’s common units, equity awards and financial instruments; the fair value of assets and noncontrolling interest acquired and liabilities assumed in business combinations; valuation of consideration transferred in business combinations; the fair value of the call option associated with the Midwestern Interactive, LLC (“Midwestern”) acquisition; the incremental borrowing rate used to determine operating lease right-of-use assets and lease liabilities, the fair value of derivative and warrant liabilities, and legal and other loss contingencies.

Estimates are based on historical and anticipated results and trends, and on various other assumptions the Company believes are reasonable under the circumstances, including assumptions as to future events. Management evaluates these estimates, judgments and assumptions on an ongoing basis. Changes in estimates are recorded in the period in which they become known. Actual results could differ from those estimates, and any such differences may be material to the Company’s consolidated financial statements.

Business Combinations

If an acquired set of assets and activities meets the definition of a business, the Company accounts for the transaction using the acquisition method of business combinations from the date of the acquisition in accordance with ASC Topic 805, Business Combinations (“ASC 805”). Amounts paid for an acquisition are allocated to the assets acquired and liabilities assumed based on their estimated fair values at the date of acquisition. Several valuation methods may be used to determine the fair value of assets acquired and liabilities assumed. The Company uses its best estimates and assumptions to assign fair value to the tangible and identifiable intangible assets acquired, liabilities assumed, and any noncontrolling interests at the acquisition date. The Company’s estimates are inherently uncertain and subject to refinement. The purchase price, which may include cash, equity consideration, and contingent consideration, is allocated based on these fair values. The excess of the consideration transferred over the fair value of the identifiable net assets acquired is recorded as goodwill. During the measurement period, which may be up to one year from the acquisition date, the Company may record adjustments to the fair value of assets acquired and liabilities assumed, with the corresponding offset to goodwill. Upon the conclusion of the measurement period or final determination of the fair value of assets acquired or liabilities assumed, whichever comes first, any subsequent adjustments are recorded to the Company’s consolidated statements of operations.

If the acquired set of assets and activities does not meet the definition of a business, the Company accounts for the transaction as an asset acquisition in accordance with ASC Subtopic 805-50, Acquisition of Assets Rather than a Business.

Noncontrolling Interests

The Company accounts for an equity interest in a less-than-wholly owned consolidated subsidiary that is not attributable, either directly or indirectly, to the Company as noncontrolling interest in accordance with ASC Topic 810, Consolidation (“ASC 810”).

Noncontrolling interest is recognized as equity in our consolidated balance sheets and presented separately from the equity attributable to common members. Any change in ownership of a less-than-wholly-owned consolidated subsidiary while the controlling financial interest is retained is accounted for as an equity transaction between the controlling and noncontrolling interests. The amounts of consolidated net loss attributable to common members and its noncontrolling interest are separately presented in the consolidated statements of operations. The Company’s net loss per unit attributable to common members excludes net losses attributable to noncontrolling interests.

Cash and Cash Equivalents and Restricted Cash

The Company considers all highly liquid investments with an original maturity of three months or less when acquired to be cash equivalents. The Company maintains cash and cash equivalent balances in financial institutions that may at times exceed federally-insured limits. The Company has not experienced any losses in such accounts.

Restricted cash consists of funds that are contractually restricted as to usage or withdrawal. The Company defines restricted cash as cash that cannot be withdrawn or used for general operating activities. Restricted cash includes amounts held to collateralize outstanding credit card borrowing facilities and is classified as current or noncurrent assets based on the nature and duration of the restriction. As of January 31, 2024 and 2025, the Company had no non-current restricted cash balances. All restricted cash amounts are expected to be utilized within one year and are therefore classified as current assets.

The following table provides a reconciliation of cash, cash equivalents, and restricted cash as presented in the consolidated balance sheets to the total amount shown in the consolidated statements of cash flows:

	Year Ended January 31,
	2024	2025
	(in thousands)
Cash and cash equivalents	$13,477	$13,592
Restricted cash	250	252
Total cash, cash equivalents, and restricted cash	$13,727	$13,844

Prepaid Expenses and Other Current Assets

Prepaid expenses and other current assets consist primarily of prepaid license fees, sponsorships, escrow, and other expenses paid in advance of being incurred.

Accounts Receivable, Net of Allowance for Credit Losses

Accounts receivable are recorded at the invoiced amounts, net of allowance. The beginning balance of accounts receivable as of February 1, 2023 was $0.2 million. The Company maintains an allowance for expected credit losses for amounts it does not expect to collect. In establishing an estimated allowance, the Company considers the financial condition and credit quality of its customers, historical losses, current market conditions, the age of the receivables, and current payment patterns. Account balances are written off against the allowance in the period in which the balance is deemed uncollectible. Subsequent recoveries of previously written off balances are recognized when received. Provisions for expected credit losses are recorded to general and administrative in the consolidated statements of operations.

Changes in the Company’s allowance for credit losses for the years ended January 31, 2024 and 2025, were as follows:

	Year Ended January 31,
	2024	2025
	(in thousands)
Allowance, beginning of period	$70	$75
Write-offs of uncollectible accounts, net	—	(71)
Provision for expected credit losses	5	64
Allowance, end of period	$75	$68

Credit Risk and Major Customers

Sales and services provided in the normal course of business are to customers located predominantly in the United States. The Company extends trade credit to its customers on terms that are generally practiced in the industry.

The following table summarizes the customers that accounted for 10% or more of the Company’s revenue and the respective percentages for the years ended January 31, 2024 and 2025:

	Year Ended January 31,
	2024	2025
Customer A	*	12%
Customer B	63%	*
Customer C	27%	*

* Customer did not represent 10% or more of revenue during the respective period

The following table sets forth the percentage of accounts receivable, net from the Company’s largest customers that exceed 10% of its total accounts receivable, net and contract assets for the years ended January 31, 2024 and 2025:

	Year Ended January 31,
	2024	2025
Customer D	*	37%
Customer E	*	29%
Customer F	*	16%
Customer G	*	11%

* Customer did not represent 10% or more of accounts receivable, net during the respective period

Inventory, Net

The Company carries inventory at the lower of cost or net realizable value. Cost is determined using a standard method, which approximates last-in, first-out. On a periodic basis, the Company assesses excess, obsolete, and slow-moving inventory and writes down the cost of inventory to estimated net realizable value, as necessary. A write-down adjustment is measured as the excess of carrying amount over net realizable value. Write-down adjustments are recorded to cost of revenue in the period the provisional loss is identified. Once adjusted, a new, lower cost basis is established, and subsequent recoveries are not permitted under U.S. GAAP. Inventory reserves are determined using a combination of sales and usage trends, and historical obsolescence rates.

Inventories primarily consist of:

•
Raw materials – includes printing substrates, ink and packaging materials
•
Work in process – includes partially manufactured materials
•
Finished goods – includes internally manufactured materials such as mailings, postcards, books and third-party purchased products for resale

Inventory or materials not yet received for which title has not transferred, are excluded from inventory.

Leases

The Company determines if an arrangement is or contains a lease at inception by evaluating various factors, including if the contract conveys the right to control the use of an identified asset for a period of time in exchange for consideration and other facts and circumstances in accordance with ASC Topic 842, Leases (“ASC 842”). Lease classification is determined at the lease commencement date. The Company’s leases are primarily operating leases for office facilities. As of January 31, 2024, and 2025, the Company did not have any finance lease arrangements. Operating leases are included in ROU operating lease asset; lease liabilities, current; and lease liabilities, non-current in the consolidated balance sheets.

Operating lease liabilities are recognized at the lease commencement date based on the present value of the future minimum lease payments over the lease term. Since the Company’s leases generally do not have a readily determinable implicit rate, the Company uses its incremental borrowing rate at the commencement date to determine the present value of future minimum lease payments. The incremental borrowing rate is the interest rate the Company would have to pay to borrow, on a collateralized basis, an amount equal to the lease payments for a term similar to the lease term in a similar economic environment where the leased asset is located. The Company’s lease terms may include options to extend or terminate the lease when it is reasonably certain the Company will exercise that option. The Company accounts for lease and non-lease components as a single lease component for the Company’s operating leases.

The Company measures right-of-use (ROU) assets based on the corresponding lease liabilities adjusted for any initial direct costs and prepaid lease payments made to the lessor before or at the commencement date, net of lease incentives. Lease expense for minimum lease payments is recognized on a straight-line basis over the lease term. Variable lease payments are not included in the calculation of the ROU asset and lease liability and are recognized as lease expense as incurred. The Company’s variable lease payments generally relate to payments affected by the Consumer Price Index (“CPI”) and payments for maintenance and utilities.

The Company applies the short-term lease recognition exemption for leases with a lease term of twelve months or less, excluding those leases from the balance sheet and recognizing related payments on a straight-line basis over the lease term in operating expenses in the consolidated statements of operations.

Property and Equipment, Net

Property and equipment is stated at cost, net of accumulated depreciation and amortization. Assets acquired in business combinations are recorded at their acquisition-date fair value. Activities representing maintenance and repairs are expensed as incurred. Depreciation on property and equipment is measured using the straight-line method over the estimated useful lives of the assets and is included in depreciation and amortization in the consolidated statements of operations. The estimated useful lives of property and equipment are as follows:

•
Computer equipment and software – three years
•
Furniture and fixtures – five years
•
Leasehold improvements – lesser of estimated useful life or remaining lease term

Upon disposition, the cost of disposed assets and the related accumulated depreciation are eliminated from the accounts and any resulting gain or loss is recorded in general and administrative in the consolidated statements of operations.

Goodwill

The Company accounts for the excess of the purchase price consideration over the fair value of tangible and identifiable intangible assets acquired and liabilities assumed in a business combination as goodwill in accordance with ASC Topic 350, Intangibles – Goodwill and Other (“ASC 350”). Goodwill is tested for impairment annually during the fourth quarter, and whenever events or changes in circumstances indicate the carrying value of goodwill may not be recoverable. For goodwill, impairment is assessed at the reporting unit level. A reporting unit is defined as an operating segment or a component of an operating segment to the extent discrete financial information is available that is reviewed by segment management.

For an impairment assessment, the Company has the option to first assess qualitative factors to determine whether it is more likely than not that a reporting unit’s fair value exceeds its carrying amount. If the Company’s qualitative assessment concludes that it is more likely than not that the carrying amount is less than the fair value of the reporting unit, then goodwill is not considered impaired. If the Company’s qualitative assessment concludes that it is more likely than not that the fair value exceeds the carrying amount of the reporting unit, then the Company will perform a quantitative test. Goodwill is determined to be impaired when the quantitative assessment indicates that the carrying value exceeds the fair value of the reporting unit. The Company measures an impairment loss as the amount by which the carrying amount exceeds the estimated fair value. Besides goodwill, the Company has no other intangible assets with indefinite lives.

The Company did not record an impairment loss for the year ended January 31, 2024. During the year ended January 31, 2025, the Company impaired goodwill assigned to the Outreach reporting unit. Refer to Note 11, Goodwill, for additional information.

Intangible Assets, Net

Intangible assets are recorded at their acquisition-date fair value, net of accumulated amortization. Intangible assets primarily consist of customer relationships, developed technology, trademarks and trade names. The Company estimates the useful life of intangible assets by performing an analysis of expected cash flows of the acquired assets. Intangible assets are amortized using the straight-line method over their estimated useful lives.

Capitalized Software, Net

In accordance with ASC Subtopic 350-40, Internal Use Software (“ASC 350-40”), the Company capitalizes certain costs related to software developed for internal use for which it has no plans to market externally. Internal use software includes the software used for the Company’s software-as-a-service (“SaaS”) offerings. The Company expenses the costs of developing software until the software has reached the application development stage and capitalizes all costs incurred from that time until the software is ready for its intended use, at which time amortization of the capitalized costs begins. Determination of when the software has reached the application development stage is based upon completion of conceptual designs, evaluation of alternative designs and performance requirements. The Company capitalizes activities that result in major enhancements to internal use software and expenses activities that represent routine maintenance of existing software to product development in the consolidated statements of operations as incurred.

The Company amortizes internal use software using the straight-line method over its estimated useful life of three years. Refer to Note 9. Capitalized Software, Net, for additional information.

Impairment of Long-Lived Assets

The Company evaluates the recoverability of its long-lived assets, including property and equipment, capitalized internal-use software, ROU operating lease asset, and intangible assets with definite lives, whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. Recoverability of an asset is measured by comparing of its carrying amount to the sum of the future undiscounted future net cash flows that the asset is expected to generate. If the carrying amount is not recoverable, an impairment loss is recorded in the amount by which the carrying amount of the asset exceeds its estimated fair value. Fair value is determined using valuation techniques appropriate under the circumstances, which may include discounted cash flow models, market quotations, or third-party independent appraisals, as necessary.

The Company did not record any impairment losses related to its long-lived assets for the years ended January 31, 2024 and 2025.

Equity Method Investments

The Company accounts for investments in the common stock or in-substance common stock of entities that provide the Company with the ability to exercise significant influence, but not a controlling financial interest, using the equity method of accounting in accordance with ASC Topic 323, Investments - Equity Method and Joint Ventures (“ASC 323”).

Investments accounted for under the equity method are initially recorded at the amount of the Company’s investment and are adjusted each period for the Company’s share of the investee’s income or loss and dividends paid.

The Company reviews its equity method investments for impairment whenever events or changes in business circumstances indicate that the carrying value of the investment may not be fully recoverable. Qualitative and quantitative factors considered as indicators of a potential impairment include financial results and operating trends of the investees, implied values in transactions of the investee’s securities, severity and length of decline in value, and the Company’s intention for holding the investment, among other factors. If an impairment is determined to be other than temporary, the fair value of the impaired investment would have to be determined, and an impairment charge recorded for the difference between the fair value and the carrying value of the investment. The fair value determination, particularly for investments in privately held companies, requires significant judgment to determine appropriate estimates and assumptions. Changes in these estimates and assumptions could affect the calculation of the fair value of the investments and the determination of the impairment charges.

Revenue Recognition

Revenue is recognized upon transfer of control of promised products and services to customers in an amount that reflects the consideration the Company expects to receive in exchange for those products or services, reduced by estimates for return allowances, and promotional discounts. Revenue also excludes any amounts collected on behalf of third parties, including sales and indirect taxes. The Company determines the amount of revenue to be recognized through application of the following steps:

•
Identify the contract(s) with a customer;
•
Identify the performance obligations in the contract;
•
Determine the transaction price;
•
Allocate the transaction price to the performance obligations in the contract; and
•
Recognize revenue when (or as) the Company satisfies a performance obligation.

In arrangements in which the Company has multiple performance obligations, the transaction price is allocated to each performance obligation using the relative stand-alone selling price. Management generally determines stand-alone selling prices based on the prices charged to customers in arrangements without multiple performance obligations.

The Company derives its revenue primarily from platform solutions revenue, platform revenue and other revenue. The Company’s primary revenue streams were as follows:

	Year Ended January 31,
	2024	2025
	(in thousands)
Subscription revenue	$1,386	$6,950
Marketplace revenue	728	14,250
Advertising revenue	62	1,673
Platform revenue	2,176	22,873
Platform solutions revenue	13,325	330
Other revenue	5,788	13
Total revenue	$21,289	$23,216

Subscription Revenue

The Company provides customers with access to its cloud-based platforms, including Gloo+, Barna Access Plus, Church Law & Tax, ChurchSalary, and others, under subscription arrangements that do not convey a license or ownership of the software. Subscriptions are typically offered in one- or twelve-month terms and are billed in advance.

Revenue is recognized over the subscription term as the Company satisfies its performance obligation by providing continuous access to the platforms. For certain platforms, customers may cancel and receive a refund for the unused portion of the subscription. Refundable amounts are recorded as customer deposit liabilities until recognized or refunded.

Marketplace Revenue

Marketplace revenue primarily consists of physical and digital products such as books, publications, curriculum, marketing collateral and church supplies sold through our online marketplace and the online stores of our consolidated subsidiaries. The timing of revenue recognition within our marketplace is generally point-in-time when our products ship to our customers.

The Company generally assumes the role of supplier and acts as the principal in these transactions and therefore recognizes revenue on a gross basis. At the time of entering into an agreement with the customer, the Company maintains control of the inventory originally purchased from vendors or suppliers and is viewed as the primary obligor to the customer. The Company has discretion in establishing pricing for the products, which is established at the time of signing the agreement, and bears certain risks associated with the products, including inventory risk. In these instances, the customer purchases directly from the Company and looks to the Company as responsible for fulfillment and resolution of any product-related issues.

Advertising Revenue

Digital advertising services relate to the display of advertising products on the Company’s website. The Company offers advertising campaigns for a specified period of time for a fixed fee and recognizes revenue from such offerings over the service period. The Company also offers performance-based advertising placements that are priced on a cost-per-click basis. The Company applies the invoice practical expedient to recognize cost-per-click revenue as it depicts the value transferred to the customer and measure of progress towards completion of its obligations.

Platform Solutions Revenue

The Company provided platform solutions primarily in connection with the “He Gets Us” (“HGU”) campaign. These services included strategic consulting, marketing execution, technology enablement, call center operations, and other related activities aimed at launching and supporting a comprehensive faith-based media initiative. The fee for the contract is subject to a high degree of variability, as the fees are subject to the successful fundraising efforts of the customer. This variability requires the Company to constrain revenue to the extent that it is probable of significant reversal in the future. As such, revenue is only recognized to the extent that the customer has successfully collected and disbursed applicable funds to the Company.

Customer payments for platform solutions are generally billed over the contractual term. Although certain contracts extended beyond twelve months, the Company performed services consistently over time and concluded that no significant financing component exists. Revenue related to the HGU campaign for the years ended January 31, 2024 and 2025 was $13.3 million and $0.1 million, respectively.

Other Revenue

For the year ended January 31, 2024 and 2025, the Company recognized revenue of $5.8 million and $12.8 thousand, respectively from contributions received under a non-reciprocal funding arrangement with nonprofit organizations. Under this arrangement, the Company provided access to its platform subscription services for use by third-party beneficiaries, while receiving funding in the form of forgivable promissory notes or other contributions. These contributions are accounted for as Contribution Revenue in the consolidated statements of operations in accordance with ASC Topic 958, Not-for-Profit Entities (“ASC 958”), as the provision of platform subscription services constitutes the Company’s primary revenue-generating activity. Revenue is recognized in the period in which the conditions necessary for forgiveness of the promissory notes are substantially met. Refer to Note 15, Debt for additional information.

Disaggregation of Cost of Revenue

The Company disaggregates cost of revenue based on whether the cost is attributable to services rendered, tangible products, and other indirect costs. The breakdown of cost of revenue (exclusive of depreciation and amortization) is as follows:

	Year Ended January 31,
	2024	2025
	(in thousands)
Subscription revenue costs	$1,776	$5,404
Marketplace revenue costs	957	12,974
Advertising revenue costs	106	1,027
Platform revenue costs	2,839	19,405
Platform solutions revenue costs	2,035	306
Other revenue costs	1,597	38
Total cost of revenue (exclusive of depreciation and amortization)	$6,471	$19,749

Product Development

Product development expenses consist primarily of personnel-related costs for the design and development of the Company’s platform, contractor costs to supplement staff levels, third-party web services, consulting services, and allocated overhead. Product development expenses, other than software development costs qualifying for capitalization, are expensed as incurred.

General and Administrative

General and administrative expenses consist primarily of personnel-related costs for the Company’s executive, finance, legal, human resources, and administrative employees, including salaries, benefits, bonuses, and equity-based compensation. General and administrative expenses may also include non-personnel costs such as legal, accounting, and other professional service fees; other corporate expenses related to employee relations, travel, and software; information technology costs; restructuring charges; and corporate facility costs.

Advertising

Advertising costs are expensed as incurred and are included in sales and marketing expenses in the consolidated statements of operations. Advertising costs were approximately $1.2 million and $2.7 million for the years ended January 31, 2024 and 2025, respectively.

Equity-Based Compensation

The Company’s equity-based compensation awards are classified as either equity-classified or liability-classified awards in accordance with ASC Topic 718, Stock Compensation (“ASC 718”). The Company generally measures equity-classified awards at the fair value on the grant date using a Black-Scholes option-pricing model, which is dependent upon several variables, including the fair value of a common unit, expected term of the option, expected volatility of a common unit’s price, risk-free interest rate, and expected dividend rate. The assumptions used in the Black-Scholes option pricing model were determined as follows:

Fair Value of Common Units – Prior to the completion of an initial public offering (“IPO”), the board of directors exercise reasonable judgment and consider numerous and subjective factors to determine the best estimate of the fair value of its outstanding units, including but not limited to the prices of recent issuances of the Company’s preferred units, third-party valuations of its outstanding common units, the price paid by the Company to repurchase outstanding units, the prices paid for the Company’s outstanding units in secondary market transactions, the Company’s performance and market position relative to similar publicly traded companies, the likelihood and timing of achieving a liquidity event, the lack of marketability of the Company’s outstanding common units, and U.S. and global capital market conditions.

Expected Term – The expected term of options represents the period that the Company’s equity-based awards are expected to be outstanding and is calculated using the simplified method. The simplified method deems the term to be the mid-point between the weighted-average vesting period and the contractual life of the option.

Volatility – The Company estimates its expected unit volatility based on the historical volatility of a publicly traded set of peer companies and expects to continue to do so until it has adequate historical data regarding the volatility of its common unit price. When considering which companies to include in its comparable industry peer companies, the Company focused on publicly-traded companies with businesses similar to the Company’s.

Risk Free Interest Rates – These rates are based on the implied yield currently available on U.S. Treasury notes with terms approximately equal to the expected life of the option.

Expected Dividend Yield – The Company has not and does not expect to pay cash dividends on its units.

The Company remeasures liability-classified awards to fair value as of each accounting period end date until settlement or expiration of the award. Any changes to the fair value of liability-classified awards are recorded as equity-based compensation expense in operating expenses in the consolidated statements of operations.

Equity-based compensation expense for awards with a graded vesting schedule and subject only to a service condition is recognized using the straight-line method over the requisite service period. The Company recognizes forfeitures as they occur.

Income Taxes

Gloo Holdings, LLC is treated as a partnership for U.S. Federal and most applicable state and local income tax purposes. As a partnership, the Company is not subject to U.S. Federal and certain state and local income taxes. Any taxable income or loss generated by the Company is passed through to and included in the taxable income or loss of its members. On January 2, 2024, the Company acquired 100% of the equity ownership of Outreach, Inc., which is taxed as a C corporation and is subject to Federal and state income taxes and accounts for income taxes using the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases.

In accordance with authoritative guidance on accounting for and disclosure of uncertainty in tax positions, the Company follows a more likely than not measurement methodology to reflect the financial statement impact of uncertain tax positions taken or expected to be taken in a tax return. For tax positions meeting the more-likely-than-not threshold, the tax liability recognized in the consolidated financial statements is reduced by the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement with the relevant taxing authority. If tax authorities were to disallow any tax positions taken by the Company, the additional income taxes, if any, would be imposed on the members rather than the Company.

No amounts have been accrued for uncertain tax positions as of January 31, 2024, and January 31, 2025. However, management’s conclusions regarding uncertain tax positions may be subject to review and adjustment at a later date based on ongoing analyses of tax laws, regulations, and interpretations thereof, and other factors. The Company does not have any unrecognized tax benefits as of January 31, 2024, and January 31, 2025, and does not expect that the total amount of unrecognized tax benefits will materially change over the next six months. Additionally, no interest or penalty related to uncertain taxes has been recognized in the accompanying consolidated financial statements.

The Company files tax returns as prescribed by the tax laws of the jurisdictions in which it operates. In the normal course of business, the Company is subject to examination by federal, state, and local jurisdictions, where applicable. If such examinations result in changes to income or loss, the tax liability of the Company could be changed accordingly.

Net Loss Per Unit Attributable to Common Members

The Company calculates basic and diluted net loss per unit attributable to common members using the two-class method for participating securities in accordance with ASC Topic 260, Earnings Per Share (“ASC 260”). The Company considers the Series A preferred units to be participating securities as the holders are entitled to receive a 6% dividend per annum prior to any dividend distributions to common unit holders. The two-class method requires earnings available to common members for the period to be allocated between common unit members and other participating securities based upon their respective rights to receive dividends as if all earnings for the period had been distributed. The Company does not allocate net losses to the holders of the Series A preferred units under the two-class method as those securities do not have a contractual obligation to share in the Company’s losses.

Basic net loss per unit attributable to common members is calculated by dividing net loss attributable to common members by the weighted-average number of common units outstanding during the period. Diluted net income (loss) per unit attributable to common members is computed by giving effect to all potentially dilutive securities outstanding for the period. For any period in which the Company reports a net loss, diluted net loss per unit attributable to common members is the same as basic net loss per unit attributable to common members, because the effect of including potentially dilutive securities is anti-dilutive.

Derivative Financial Instruments

The Company does not enter into derivatives for trading or speculative purposes. However, certain debt and equity financing transactions are derivatives in their entirety or include embedded features that are bifurcated and accounted for as embedded derivatives. Refer to Note 15, Debt for additional information about derivatives associated with financing transactions.

Derivative assets and liabilities are classified as either current or non-current based on the timing of expected cash flows. The non-current portion of derivative assets and non-current portion of derivative liabilities are included in other non-current assets and other non-current liabilities on the consolidated balance sheets, respectively. The Company applies Level 3 valuation techniques, including discounted cash flow models, to determine fair value due to the significant unobservable inputs. Refer to Note 7, Fair Value Measurements for additional information.

Fair Value Measurement

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. U.S. GAAP establishes a hierarchical disclosure framework which prioritizes and ranks the level of market price observability used in measuring financial instruments at fair value. This hierarchy requires the Company to use observable market data when available and to minimize the use of unobservable inputs when determining fair value. Financial instruments with readily available quoted prices in active markets generally will have a higher degree of market price observability and a lesser degree of judgment used in measuring fair value.

Financial instruments measured and disclosed at fair value are classified and disclosed based on the observability of inputs used in the determination of fair value as follows:

Level 1: Observable inputs such as quoted prices in active markets.

Level 2: Observable inputs other than Level 1 prices, such as quoted prices in less active markets or model-derived valuations that are observable either directly or indirectly.

Level 3: Unobservable inputs in which there is little or no market data that are significant to the fair value of the assets or liabilities.

In instances whereby inputs used to measure fair value fall into different levels in the above fair value hierarchy, fair value measurements in their entirety are categorized based on the lowest level input that is significant to the valuation. The Company’s assessment of the significance of particular inputs to these fair value measurements requires judgment and considers factors specific to each asset or liability.

The carrying amount of the Company’s financial instruments, including cash equivalents, restricted cash, trade and other receivables, prepaid expenses and other current assets, accounts payable and accrued liabilities, and accrued and other current liabilities approximate their respective fair values because of their short maturities.

Financial instruments recorded at fair value in the consolidated balance sheets are categorized based upon the fair value hierarchy established by U.S. GAAP, which classifies the inputs used to measure fair value into Level 1, Level 2, or Level 3. A financial instrument’s categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement. The methods and assumptions used may produce a fair value that may not be realized in future periods upon settlement. Furthermore, while the Company believes its valuation methods are appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a materially different estimate of fair value at the reporting date. Refer to Note 7, Fair Value Measurements for additional information.

Variable Interest Entities

The Company consolidates variable interest entities (“VIEs”) in which it holds a variable interest and is the primary beneficiary of the entity. The Company is the primary beneficiary because it has the power to direct the activities that most significantly impact the economic performance of these VIEs and either an obligation to absorb losses of, or a right to receive benefits from, these VIEs that could potentially be significant to the VIE. As a result, the Company consolidates the assets and liabilities of these consolidated VIEs.

The Company continually evaluates whether it qualifies as the primary beneficiary of these VIEs and reconsiders its determination of whether an entity is a VIE upon the occurrence of any reconsideration events. As of January 31, 2025, the total assets and total liabilities of consolidated VIEs included in the Company’s consolidated balance sheets was $10.3 million and $1.6 million, respectively.

Emerging Growth Company

The Company is an emerging growth company (“EGC”) as defined in the Jumpstart Our Business Startups Act of 2012, as amended (the “JOBS Act”). Under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards issued subsequent to the enactment of the JOBS Act, until such time as to those standards apply to private companies. The Company has elected to use the extended transition period under the JOBS Act for the adoption of certain accounting standards until the earlier of the date the Company (1) is no longer an emerging growth company or (2) affirmatively and irrevocably opts out of the extended transition period provided in the JOBS Act. As a result, the consolidated financial statements of the Company may not be comparable to companies that comply with new or revised accounting pronouncements as of public company effective dates. The adoption dates are discussed below in the Recently Issued Accounting Pronouncements section.

Recent Accounting Pronouncements Not Yet Adopted

In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosure, requiring enhanced income tax disclosures (“ASU 2023-09”). This ASU requires disclosure of specific categories and disaggregation of information in the rate reconciliation table. This ASU also requires disclosure of disaggregated information related to income taxes paid, income or loss from continuing operations before income tax expense or benefit disaggregated between domestic and foreign, and income tax expense or benefit from continuing operations disaggregated between federal, state, and foreign. For public companies, the requirements of this ASU are effective for annual periods beginning after December 15, 2024. Early adoption is permitted and the amendments should be applied on a prospective basis. Retrospective application is permitted. The Company is currently evaluating the impact of the new guidance on the disclosure within its consolidated financial statements.

In March 2024, the FASB issued ASU 2024-01, “Compensation - Stock Compensation” which was issued to reduce complexity in determining if profit interest awards are subject to Topic 718 and to reduce diversity in practice. For public entities, the standard is effective for fiscal years beginning after December 15, 2024, with early adoption permitted. For all other entities, including EGCs, the standard is effective for annual periods beginning after December 15, 2025, and interim periods within those annual periods. The Company has elected to use the extended transition period available to it as an EGC and is currently evaluating the impact of the new guidance on the disclosure within its consolidated financial statements.

In November 2024, the FASB issued ASU 2024-03, “Income Statement—Reporting Comprehensive Income—Expense Disaggregation Disclosures,” which requires disclosure of additional information about specific expense categories underlying certain income statement expense line items. The standard is effective for all entities with annual periods beginning after December 15, 2026, and interim reporting periods beginning after December 15, 2027. Early adoption is permitted. The Company is currently evaluating the impact of this accounting standard update on our consolidated financial statements and related disclosures.

Recently Adopted Accounting Pronouncements

In November 2023, the FASB issued ASU 2023-07, Segment Reporting (Topic 280: Improvements to Reportable Segment Disclosures) (“ASU 2023-07”). The amendments in this update improve reportable segment disclosure requirements through enhanced disclosures about significant segment expenses. All disclosure requirements of the update are required for entities with a single reportable segment. The amendments are effective for fiscal years beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024, and should be applied on a retrospective basis to all periods presented. As of January 31, 2025, the Company only has one reportable segment. The Company adopted this ASU on February 1, 2024. See the section titled “Segment Information” above for additional disclosures.

In October 2021, the FASB issued ASU No. 2021-08, Business Combinations (Topic 805): Accounting for Contract Assets and Contract Liabilities from Contracts with Customers (“ASU 2021-08”), which requires contract assets and contract liabilities acquired in a business combination to be recognized and measured by the acquirer on the acquisition date in accordance with ASC 606, as if it had originated the contracts. Under the legacy business combination guidance, such assets and liabilities are recognized by the acquirer at fair value on the acquisition date. The Company adopted the provisions of ASU No. 2021-08 on February 1, 2023, which did not have a material impact on the consolidated financial statements.

On February 1, 2023, the Company adopted Financial Accounting Standards Board (“FASB”) Accounting Standards Update (“ASU”) No. 2016-13, Financial Instruments – Credit Losses: Measurement of Credit Losses on Financial Instruments (“ASU 2016-13”). The ASU includes changes to the accounting and measurement of financial assets, including the Company’s accounts receivable, by requiring the Company to recognize an allowance for all expected credit losses over the life of the financial asset at origination. This is different from historical practice, where an allowance was not recognized until the losses were considered probable. The Company adopted this standard using the modified retrospective transition method, and there was no significant impact to the consolidated financial statements upon adoption of the ASU.

3.
Variable Interest Entities

Consolidated VIEs

Visitor Reach

As discussed in Note 4, Business Combinations, in January 2025, the Company acquired a majority ownership interest of approximately 51.2% in Visitor Reach with the objective of enhancing digital outreach for churches by combining Visitor Reach’s AI-driven local marketing capabilities with the Company’s data intelligence and technology platform.

Visitor Reach was determined to be a VIE because it lacks sufficient equity at risk to finance its operations without future subordinated financial support. The Company determined that it was the primary beneficiary of Visitor Reach because it has the power to direct activities that most significantly impact the entity’s economic performance and an obligation to absorb losses of the entity through its majority ownership interest, and therefore consolidated Visitor Reach as of January 1, 2025.

In connection with the acquisition of Visitor Reach, the Company entered into call option agreements (the “VR Call Options”) with three minority stockholders of Visitor Reach (the “VR Option Holders”) in exchange for future post-combination services. These options were treated as separate from the business combination due to the post-combination service condition. Refer to Note 4, Business Combinations for additional information.

The VR Call Options are independently exercisable and grant the VR Option Holders the right to collectively repurchase up to 332 units, or 16.0% of Visitor Reach’s total equity, from the units currently owned by the Company. In the event all holders exercise their full options, the Company would retain approximately 35.22% of Visitor Reach’s outstanding units, which could result in a deconsolidation event if the Company determined it would no longer have a controlling financial interest in Visitor Reach. The VR Call Options become exercisable on the third anniversary of the acquisition and expire 12 months thereafter, subject to forfeiture if the service-based vesting condition is not met. The exercise price of the VR Call Options is fixed at $1,506 per unit, and is payable in cash or through a promissory note. These options are equity-classified stock awards. Their carrying amount and valuation methodology are further described in Note 17, Equity-Based Compensation.

The Company has determined that it holds the power to direct the activities that most significantly impact Visitor Reach’s economic performance while the VR Call Options remain outstanding and are not yet exercisable. However, the Company will reassess whether it remains the primary beneficiary of the VIE when the VR Call Options become exercisable in December 2027. As of January 31, 2025, the Company continues to hold the majority of issued and outstanding equity units of Visitor Reach and reports a non-controlling interest. See Note 2, Summary of Significant Accounting Policies, for additional details on the noncontrolling interest.

Unconsolidated VIEs

Sermons Tech

Sermons Tech, LLC is a technology company that developed an AI-powered platform designed to enhance the capabilities of pastors and church staff through tools that support sermon content generation, worship planning, small group coordination, and digital engagement. The Company’s investment in Sermons Tech consisted of 40,000 Class A Units, was acquired for $2.0 million, payable in multiple installments throughout 2025. As of the acquisition date, the investment was initially recorded at $2.0 million, representing the amount paid to date, including transaction costs. The 40,000 Class A Units provided the Company with a 43.2% ownership of Sermons Tech. The Company is exposed to Sermons Tech’s economic risk and rewards through the carrying amount of its equity investment, and a revenue-sharing arrangement that entitles the Company to 30.0% of Sermons Tech’s revenue. As both interests expose the Company to more than an insignificant portion of Sermons Tech’s variability, they are considered variable interests. Sermons Tech was determined to be a VIE because it lacks sufficient equity at risk to finance its operations without future subordinated support from related parties or the Company. Sermons Tech does not hold any debt on its books but rather has been financed through issuances of equity to the majority equity holder and the Company.

The Company accounts for its investment in Sermons Tech, LLC under the equity method of accounting, in accordance with ASC 323, as it determined it has significant influence over Sermons Tech’s financial and operating policies. The investment is presented as a single line item within noncurrent assets on the balance sheet. The carrying amount of the investment will be subsequently adjusted for the Company’s share of Sermons Tech’s profits or losses in each reporting period, in accordance with the equity method guidance. The corresponding impact will be recognized in the income statement within the financial statement line item ‘Loss (income) from equity method investments. The Company’s carrying value of its investment in Sermons Tech was $1.8 million and $1.3 million as of January 31, 2024 and 2025, respectively, and is included in investments in the consolidated balance sheets. The Company’s maximum exposure to loss is limited to the carrying value of its investment, as the Company has not entered into any other funding arrangements or guarantees for which it would be held liable by the VIE.

4.
Business Combinations

Outreach Media Acquisition

On January 2, 2024, the Company acquired 100.0% of the equity ownership of Outreach Media, Inc. (“Outreach” and the transaction, the “Outreach Acquisition”). The Company engaged an independent third-party valuation firm to determine the fair value of the transaction, including intangible assets and the contingent consideration. Goodwill represents the value expected to arise from expanded market opportunities and an acquired workforce. The goodwill is deductible for tax purposes.

Outreach, founded in 1996, has grown their customer base from a handful of local churches to over 163,000 churches across the United States. With a focus on adapting to cultural and technological shifts, its services include a comprehensive package of digital and physical products, including sermon resources, movie licensing, advanced printing and graphics support, and expert consulting from experienced ministry leaders. The Company acquired Outreach with the objective of expanding its physical presence in the faith-based marketplace by integrating Outreach’s established print media and distribution capabilities into the Company’s broader multi-channel engagement strategy.

The contractual purchase price consideration of $40.0 million, was adjusted to the acquisition date fair value of $53.0 million. The as-adjusted purchase price consisted of the following:

Estimated Fair Value
(in thousands)
Cash consideration	$19,740
Equity consideration	31,900
Contingent consideration	1,350
$52,990

As part of the consideration transferred in the Outreach Acquisition, the Company issued 3,333,334 Series A preferred units. Concurrent with the Outreach Acquisition, the Company’s chief executive officer and principal stockholder entered into a put option agreement with the sellers, granting the sellers the right, but not the obligation, to sell their Series A preferred units to the stockholder at a price of $9.00 per unit during a 12-month exercise window in 2027. Although the Company is not a party to the agreement and has no obligation to settle the put option, the fair value of the option has been included as part of the total consideration transferred in the Outreach Acquisition. This treatment reflects the substance of the arrangement, as the put option was provided in connection with the acquisition and represents a deemed capital contribution from the stockholder. The Series A preferred units were assigned an aggregate fair value of $31.9 million as of the acquisition date, inclusive of the fair value of the put option, which was estimated to be $11.9 million using the Black-Scholes Option Pricing Method, and were deemed a capital contribution from the stockholder. The valuation of the put option required significant management judgment, including assumptions related to volatility, risk-free interest rates, expected term, and other relevant inputs. As the Company is neither primarily nor secondarily obligated under the put option, no liability has been recognized and there is no ongoing impact to the Company’s financial position or results of operations.

The Outreach Acquisition includes a contingent consideration arrangement that requires an additional cash consideration payment of up to $2.0 million if certain future revenue targets are met. The arrangement provides for two annual measurement periods: the first running from February 1, 2024 through January 31, 2025, and the second from February 1, 2025 through January 31, 2026. The maximum potential payout is $1.0 million for each period, subject to a formula based on the revenue performance of Outreach during each respective period. Any unpaid amount from the first period may be added to the maximum amount payable for the second period, not to exceed the total $2.0 million cap. The contingent consideration arrangement will expire on January 31, 2026. The fair value of the contingent consideration recognized on the acquisition date of $1.4 million was estimated by applying a Monte Carlo Simulation approach. The Company has estimated the fair value of this contingent consideration to be $1.4 million as of the years ended January 31, 2024, and 2025, and has included the contingent consideration in acquisition-related liabilities on the consolidated balance sheets. As of January 31, 2024, the balance was split between both acquisition-related liabilities, current, and acquisition-related liabilities, non-current. As of January 31, 2025, the full amount of the liability was included in acquisition-related liabilities, current.

The Company incurred an immaterial amount of transaction-related costs, which were expensed as incurred and included in general and administrative expenses on the consolidated statements of operations.

The Outreach Acquisition was accounted for as a business combination using the acquisition method of accounting in accordance with ASC 805 with the Company being identified as the accounting acquirer. Under the acquisition method of accounting, the assets acquired and liabilities assumed are recorded at their respective fair values as of the Outreach acquisition closing date.

The aggregate purchase price noted above was allocated to the identifiable assets acquired and liabilities assumed based upon their estimated fair values at the acquisition date, primarily using Level 2 and Level 3 inputs. Refer to Note 7, Fair Value Measurements for additional information. These fair value estimates represent management’s best estimate of future cash flows (including sales, cost of sales, income taxes, etc.), discount rates, competitive trends, market comparable equity valuations, and other factors. Inputs used were generally determined from historical data supplemented by current and anticipated market conditions and growth rates.

As of January 31, 2024, the determination of fair values was complete. The excess of the consideration transferred over the fair value of the identifiable assets, net of liabilities, is recorded as goodwill, which reflects the revenue-focused synergies anticipated from integrating Outreach’s well-established physical distribution network with the Company’s existing digital platform.

The allocation of the purchase price and the estimated fair values of the assets acquired, and liabilities assumed are shown below:

(in thousands)
Consideration:
Consideration transferred	$52,990
Identified assets and liabilities:
Cash and cash equivalents	520
Accounts receivable	631
Inventory	1,522
Prepaid expenses and other current assets	131
Property and equipment	1,994
Right-of-use operating lease assets	3,496
Favorable lease intangible asset	360
Intangible assets	11,400
Accounts payable	(261)
Accrued expenses	(969)
Deferred revenue	(1,874)
Lease liabilities – operating	(3,496)
Long-term debt	(356)
Deferred tax liability	(2,813)
Total identifiable net assets acquired	$10,285
Goodwill	$42,705

The resulting goodwill of $42.7 million is not deductible for income tax purposes and represents the future economic benefit arising from other assets acquired that could not be individually identified and separately recognized. Specifically, the goodwill recorded as part of the Outreach Acquisition includes, but is not limited to: (1) the expected synergies the acquisition of Outreach will bring to the Company’s portfolio while also unlocking new opportunities for growth, and (2) any intangible assets that do not qualify for separate recognition, such as the assembled workforce of Outreach.

The Company engaged a third-party valuation expert to aid its analysis of the acquired identifiable intangible assets. All estimates, key assumptions and forecasts were either provided by or reviewed by the Company. While the Company chose to utilize a third-party valuation expert for assistance, the fair value analysis and related valuations reflect the conclusions of management and not those of any third party.

The Company recorded finite-lived intangible assets related to customer relationships, developed technology, and trademarks. Fair value of customer relationships was determined using the cost approach and the fair values of the developed technology and the trademarks were determined using the relief from royalty rate method under the income approach.

Acquired intangible assets were being amortized over the estimated useful lives on a straight-line basis. The following table summarizes the estimated fair values and estimated useful lives for the identifiable intangible assets acquired as of the acquisition date:

	Estimated Useful Life	Estimated Fair Value
		(in thousands)
Customer relationships	4 years	$6,000
Developed technology	5 years	1,600
Trademarks	15 years	3,800
		$11,400

The fair value of financial assets includes accounts receivable with a fair value of $0.6 million. The gross contractual amount due for accounts receivable is $0.7 million, with $0.1 million expected to be uncollectible on the acquisition date.

Contract assets and liabilities were recorded under ASC Topic 606, Revenue from Contracts with Customers (“ASC 606”) in accordance with ASU No. 2021-08; therefore, adjustments in contract assets and liabilities related to the estimated fair values of the acquired contract assets and liabilities were not required.

For the years ending January 31, 2024 and 2025 the Company’s consolidated results included $1.4 million and $20.4 million of Outreach’s revenue, $0.3 million and $29.7 million of Outreach’s net loss. Of the $29.7 million loss realized for the year ended January 31, 2025, $27.8 million relates to the goodwill impairment charge recorded during the year. Refer to Note 11, Goodwill for additional information.

Church Law & Tax and ChurchSalary Acquisition

On April 29, 2024, the Company entered into a purchase agreement to acquire certain assets from Christianity Today International, an Illinois Not for Profit Corporation, effective May 1, 2024. The Company engaged an independent third-party valuation firm to determine the fair value of the transaction, including intangible assets. Goodwill represents the value expected to arise from expanded market opportunities.

Beginning in the early 1980s, Church Law & Tax has provided pastors, business administrators, executive pastors and treasurers with resources and training designed to help them keep their congregations safe, legal, and financially sound. Church Law & Tax primarily equips leaders through a membership website and numerous print and digital resources offered through an online store. The content is written to help servant leaders understand various organizational issues and perspectives without needing a formal legal or financial background. The content is also created to help churches of all types, sizes, and domestic locations, and is priced affordably to keep church leaders informed and equipped, without the need to use significant financial resources. The goal of Church Law & Tax is to help church leaders prevent avoidable issues, while allowing them to keep their financial resources concentrated on their primary mission.

Launched in 2018, ChurchSalary’s objective is to positively impact the finances of servant leaders in the church by offering an online compensation tool supported by educational, inspirational, and empowering resources. The ChurchSalary reports are powered by a database whose data is captured primarily via a National Church Compensation Survey, which has been in continuous operation since its genesis as a paper-based mail-in survey that began in 1990. By providing churches with these salary reports, ChurchSalary’s aim is to foster truthful, gospel-centered conversations and pay, reduce the stigma surrounding pay and finances in the church, encourage dialogue around human resource-related topics within the church, and promote a culture of generosity within church leadership circles.

The contractual purchase price consideration of $5.5 million was adjusted to the acquisition date fair value of $6.2 million. The as-adjusted purchase price consisted of the following:

Estimated Fair Value
(in thousands)
Cash consideration paid within one year	$1,350
Equity consideration	4,850
$6,200

As part of the consideration transferred, the Company issued 666,667 Series A preferred units. Concurrent with the execution of the Asset Purchase Agreement, the Company’s chief executive officer and principal stockholder entered into a put option agreement with Christianity Today International, granting Christianity Today International the right, but not the obligation, to sell their Series A preferred units to the stockholder at a price of $6.00 per unit during a 12-month exercise window beginning May 1, 2027. The Series A preferred units were assigned an aggregate fair value of $4.0 million as of the acquisition date, and the fair value of the put option, which was estimated at $0.9 million using the Black-Scholes Option Pricing Method, was deemed a capital contribution from the stockholder. The fair value measurement of the put option reflects significant management judgment, including assumptions related to volatility, risk-free interest rates, expected term, and other relevant inputs.

The Company incurred $0.1 million in transaction-related costs, which were expensed as incurred and included in General and administrative expenses on the consolidated statements of operations. The transaction was accounted for as a business combination using the acquisition method of accounting in accordance with ASC 805.

The aggregate purchase price noted above was allocated to the identifiable assets acquired and liabilities assumed based upon their estimated fair values at the acquisition date, primarily using Level 3 inputs. Refer to Note 7, Fair Value Measurements for additional information. These fair value estimates represent management’s best estimate of future cash flows (including sales, cost of sales, other expenses, etc.), discount rates, competitive trends, market comparable equity valuations, and other factors. Inputs used were generally determined from historical data supplemented by current and anticipated market conditions and growth rates.

As of July 31, 2024, the determination of fair values was complete. The excess of the consideration transferred over the fair value of the identifiable assets, net of liabilities, is recorded as goodwill, which is indicative of the expected expanded market opportunities.

The tangible assets were de minimis, and no liabilities were assumed in the transaction. The allocation of purchase price and the estimated fair values of the assets acquired are shown below:

(in thousands)
Consideration:
Consideration transferred	$6,200
Identified assets:
Intangible assets	1,525
Total identifiable net assets acquired	$1,525
Goodwill	$4,675

The resulting goodwill of $4.7 million is deductible for tax purposes.

The Company recorded definite-lived intangible assets related to customer relationships and trademarks. Fair value of the customer relationships was determined using the multi-period excess earnings method, which is an income approach, and the fair values of the trademarks were determined using the relief from royalty rate method under the income approach.

The fair values of the identifiable intangible assets acquired on the acquisition date were as follows:

	Estimated Useful Life	Estimated Fair Value
		(in thousands)
Customer relationships – ChurchSalary	9 years	$750
Developed technology – Church Law & Tax	10 years	625
Trademarks	7 years	150
		$1,525

For the period ending January 31, 2025, the Company’s consolidated results included $0.6 million of revenue and $0.2 million of net loss.

Visitor Reach Acquisition

On January 1, 2025, the Company acquired 51.2% of the equity ownership of Visitor Reach, LLC. (“Visitor Reach” and the transaction, the “Visitor Reach Acquisition”). The Company engaged an independent third-party valuation firm to determine the fair value of the transaction, including intangible assets, and the noncontrolling interest. Goodwill represents the value expected to arise from expanded market opportunities and an acquired workforce. The goodwill is deductible for tax purposes.

Visitor Reach, founded in 2023, is a technology-driven platform designed to connect churches with local seekers and newcomers through advanced digital tools and personalized outreach strategies. Founded by an experienced team of pastors and church leaders, Visitor Reach aims to bridge the gap between churches and those searching for spiritual communities. As culture and technology have evolved, Visitor Reach has remained at the forefront, introducing its proprietary platform, aiChurchTech™, and a mobile app to facilitate personalized outreach via SMS and automated messaging. Operating on a tiered subscription model, Visitor Reach offers scalable access to its comprehensive suite of services like digital optimization, pcersonalized advertising, a real-time messaging app, an intelligent follow-up system, and dedicated client services for churches. The Company acquired the majority interest in Visitor Reach with the objective of enhancing digital outreach for churches by combining Visitor Reach’s AI-driven local marketing capabilities with the Company’s data intelligence and technology platform.

The contractual purchase price was $9.0 million, of which $0.6 million was paid directly to the selling stockholders in return for the Company acquiring 51.2% equity interests. The remaining $8.4 million was contributed directly to the acquiree as a capital infusion to fund working capital and support post-acquisition operations. Because the $8.4 million remains within the acquiree and under the Company’s control as the controlling stockholder, only the $0.6 million paid to the selling stockholders constitutes consideration transferred in accordance with ASC 805.

Concurrent with the Visitor Reach Acquisition, the Company executed call option agreements with three minority owners of Visitor Reach who continue to serve in management positions at the company. The VR Call Options are exercisable three years from the acquisition date and expire twelve months thereafter and, if fully exercised, would reduce the Company’s ownership in Visitor Reach to 35.2%. The VR Call Options are subject to the holder’s continued employment with the Company and will be forfeited if the holders’ employment is terminated by either party. Given the compensatory nature of the VR Call Options, they are not considered part of the Purchase Price and were accounted for separately from the Visitor Reach Acquisition. For more information regarding the VR Call Options refer to Note 3, Variable Interest Entities and Note 17, Equity-Based Compensation.

The Company incurred $0.2 million in transaction-related costs, which were expensed as incurred and included in general and administrative expenses on the consolidated statements of operations.

The Visitor Reach Acquisition was accounted for as a business combination using the acquisition method of accounting in accordance with ASC 805 with the Company being identified as the accounting acquirer. Under the acquisition method of accounting, the assets acquired and liabilities assumed are recorded at their respective fair values as of the Visitor Reach acquisition closing date.

The aggregate purchase price noted above was allocated to the identifiable assets acquired and liabilities assumed based upon their estimated fair values at the acquisition date, primarily using Level 2 and Level 3 inputs. Refer to Note 7, Fair Value Measurements for additional information. These fair value estimates represent management’s best estimate of future cash flows (including sales, cost of sales, income taxes, etc.), discount rates, competitive trends, market comparables, and other factors. Inputs used were generally determined from historical data supplemented by current and anticipated market conditions and growth rates.

As of January 31, 2025, the determination of fair values was complete. The excess of the purchase price over the estimated fair values of the underlying identifiable assets acquired, liabilities assumed, and non-controlling interest was allocated to goodwill. The estimated fair value of the non-controlling interest was based on the price the Company paid for its 51.2% controlling interest in Visitor Reach. Goodwill represents the value expected to arise from expanded market opportunities and an acquired workforce.

The allocation of the purchase price and the estimated fair market values of the assets acquired, liabilities assumed, and noncontrolling interest are shown below:

(in thousands)
Consideration:
Consideration transferred	$631
Identified assets and liabilities:
Cash and cash equivalents	50
Accounts receivable	10
Prepaid expenses and other current assets	48
Property and equipment	41
Intangible assets	890
Accounts payable	(739)
Accrued liabilities	(104)
Notes payable	(1,000)
Total identifiable net assets acquired	(804)
Noncontrolling interest	(6,839)
Total	(7,643)
Goodwill	$8,274

The resulting goodwill of $8.3 million is partially deductible for income tax purposes and represents the future economic benefits arising from other assets acquired that could not be individually identified and separately recognized. Specifically, the goodwill recorded as part of the Visitor Reach Acquisition includes, but is not limited to: (1) the expected synergies Visitor Reach will bring to the Company’s portfolio while also unlocking new opportunities for growth, and (2) any intangible assets that do not qualify for separate recognition, such as the assembled workforce of Visitor Reach.

The Company recorded finite-lived intangible assets related to customer relationships, developed technology, and trademarks. Fair value of the customer relationships was determined using the multi-period excess earnings method under the income approach and the fair value of the developed technology and the trademarks was determined using the relief from royalty rate method under the income approach.

Acquired intangible assets are being amortized over the estimated useful lives on a straight-line basis. The following table summarizes the estimated fair values (in thousands) and estimated useful lived for the identifiable intangible assets acquired as of the acquisition date:

	Estimated Useful Life	Estimated Fair Value
		(in thousands)
Customer relationships	10 years	$90
Developed technology	5 years	450
Trademarks	6 years	350
		$890

Contract assets and liabilities were recorded under ASC Topic 606, Revenue from Contracts with Customers (“ASC 606”) in accordance with ASU No. 2021-08; therefore, adjustments in contract assets and liabilities related to the estimated fair values of the acquired contract assets and liabilities were not required.

For the period ending January 31, 2025, the Company’s consolidated results included $0.2 million of Visitor Reach’s revenue, and $0.2 million of Visitor Reach’s net loss.

Supplemental Unaudited Pro Forma Information

The unaudited supplemental pro forma financial information below presents the combined historical results of operations of the Company, Outreach, and Visitor Reach for the period presented as if Outreach and Visitor Reach had been acquired as of February 1, 2023:

	Pro Forma (unaudited)
	For the Year Ended January 31,
	2024	2025
	(in thousands)
Revenue	$41,695	$24,466
Net loss	(48,542)	(96,086)

Pro forma information reflects adjustments that are expected to have a continuing impact on the Company’s results of operations and are directly attributable to the acquisition. The unaudited supplemental pro forma information above includes adjustments to reflect, among other things, direct transaction costs relating to the acquisition, the incremental intangible asset amortization to be incurred based on the preliminary values of each identifiable intangible asset, and to eliminate a portion of the interest expense related to liabilities, which were assumed by the Company upon completion of the acquisition. The unaudited supplemental pro forma financial information has been presented for illustrative purposes only and is not necessarily indicative of results of operations that would have been achieved had the acquisitions taken place on the date indicated, or of the Company’s future consolidated statements of operations. The supplemental pro forma information presented above has been derived from the Company’s historical consolidated financial statements and from the historical accounting records of Outreach and Visitor Reach.

5.
Equity Method Investments

The Company accounts for its investments in unconsolidated investees using the equity method of accounting due to its ability to exercise significant influence over the operating and financial policies of these entities. The Company’s equity method investments as of January 31, 2025, consisted of two entities: Midwestern and Sermons Tech.

The summarized financial information below represents the financial position and results of operations of Midwestern and Sermon Tech:

Balance Sheet	As of January 31, 2025
	(in thousands)
	Midwestern Interactive	Sermons Tech
Current assets	$1,415	$478
Non-current assets	1,540	109
Current liabilities	(1,264)	(302)
Non-current liabilities	(3,840)	—

Statement of Operations	For the Year Ended January 31, 2025
	(in thousands)
	Midwestern Interactive	Sermons Tech
Total revenues	$1,273	$1,323
Gross profit	553	982
(Loss) Income from operations	281	(2,656)
Net income (loss)	268	(2,656)

Midwestern Interactive, LLC

On January 3, 2025, the Company acquired 8,000 common units of Midwestern Interactive, LLC, representing an 80.0% membership interest in the company, for a total purchase price of approximately $31.7 million, paid for with a combination of cash, Series A preferred units, and note issuances. The investment was determined to be an equity method investment due to the Company’s ability to exercise significant influence over Midwestern through its equity investment and representation on Midwestern’s board of directors. The Company does not consolidate Midwestern under ASC Topic 810, Consolidation (“ASC 810”) because the participating rights held by Midwestern’s minority interest holder limits the Company’s ability to unilaterally control the company.

In connection with the investment, the Company entered into a freestanding call option agreement (the “MW Call Option”) with the minority interest holder of Midwestern, Flourish Holdings, Inc. (“NewCo”). The MW Call Option grants the minority interest holder the right to repurchase all 8,000 of the Company-owned Midwestern units at a fixed price of $2.1 million. The option becomes exercisable on the third anniversary of the effective date of the investment and expires twelve months thereafter, and is subject to earlier exercise if the Company (1) enters insolvency proceedings or (2) completes a qualified IPO that raises at least $50.0 million, and its shares trade above $12.00 per share for 90 consecutive days. The exercise price reflects the form of the original consideration, payable as: return of the cash consideration paid, forgiveness of the unpaid balance and reimbursement of prior payments on the installment payment note, forgiveness of the remaining payments on two promissory notes issued in connection with the investment, and the return of approximately 2.1 million of the Company’s Series A preferred units issued in connection with the transaction. Upon exercise of the MW Call Option, the Company would be fully divested of its equity investment in Midwestern. The MW Call Option was recorded as a liability in other non-current liabilities on the Company’s consolidated balance sheets, initially valued at $8.8 million and measured at fair value on a recurring basis with changes in fair value recorded in loss (gain) from change in fair value of financial instruments in the consolidated statements of operations. Refer to Note 7, Fair Value Measurements for more information.

The initial value of the Company’s investment in Midwestern was $31.7 million. Included in the initial carrying value of $31.7 million was a basis difference between the equity method investment recorded on the books of Gloo and the standalone books of Midwestern of approximately $5.4 million. This difference was primarily related to the recognition of intangible assets associated with Midwestern’s customer relationships and trademarks. Basis differences are amortized on a straight-line basis over the remaining life of the assets or liabilities to which they relate and are recognized as an adjustment to the Company’s share in the income or losses of Midwestern.

The Company recognized its proportionate share of Midwestern’s results of operations, net of the amortization of the basis difference, in gain (loss) on equity investments, net in the consolidated statements of operations for the year ended January 31, 2025. During that period, the Company recognized an immaterial equity method gain. The carrying amount of the investment was included in long-term investments on the consolidated balance sheet and was $31.7 million as of January 31, 2025.

Sermons Tech LLC

On October 25, 2023, the Company entered into a purchase agreement to acquire 40,000 Class A units of Sermons Tech, representing a 40.0% equity interest, for total consideration of $2.0 million payable in multiple installments throughout 2023, 2024 and 2025. Sermons Tech is a limited liability company formed in July 2023 through a planned strategic relationship with the Company to commercialize the Sermons Tech software platform, an artificial intelligence-driven tool designed to support church leaders and staff in developing and enhancing sermons and related media.

Based on the size and nature of its investment, including its representation on Sermons Tech’s board of directors, the Company determined that it can exercise significant influence over Sermons Tech and should account for its investment under the equity method in accordance with ASC Topic 323, Investments – Equity Method and Joint Ventures (“ASC 323”).

The Company recognized its proportionate share of Sermons Tech’s results of operations in gain (loss) on equity investments, net in the consolidated statements of operations for the years ended January 31, 2024 and 2025. For those periods, the Company recognized equity method losses of $0.2 million and $0.6 million, respectively. The carrying amount of the investment was included in long-term investments on the consolidated balance sheets and was $1.8 million and $1.2 million as of the years ended January 31, 2024 and 2025, respectively.

6.
Revenue

Deferred Revenue and Remaining Performance Obligations

For transactions in which payment has been received and there is an outstanding performance obligation, the associated revenue is recorded as deferred revenue and recognized once such obligation is fulfilled. During the years ended January 31, 2024 and 2025, the Company recognized $0.7 million and $0.2 million, respectively, of revenue that was included in deferred revenue at the beginning of the respective period.

Deferred revenue that will be recognized within the next twelve months is recorded as current deferred revenue, and the remaining portion is recorded as non-current. As of January 31, 2025, the Company’s aggregate amount of transaction price allocated to remaining performance obligations from contracts with customers was $4.3 million, of which the Company expects to recognize approximately 100.0% as revenue over the next 12 months.

Significant Payment Terms

The Company enters into contracts that are typically one year in length or less with payments required up front on either an annual or monthly basis. The Company has applied the practical expedient to not adjust the consideration for the effects of a significant financing component because the period between the transfer of the promised service and the payment is one year or less. In most cases, contracts are non-cancelable, and consideration paid for services that customers purchase from the Company is non-refundable. For contracts that extend beyond 12 months, the Company delivers its services once it receives up-front payment, thus not meeting the definition of a significant financing component. Therefore, at the time revenue is recognized, the Company does not estimate expected refunds for services, nor does the Company exclude any such amounts from revenue.

Costs to Obtain Revenue Contracts

As a practical expedient, the Company recognizes the incremental costs of obtaining contracts, such as sales commissions, as expenses when incurred if the amortization period is one year or less.

7.
Fair Value Measurements

The following table presents the Company’s assets and liabilities that are measured at fair value on a recurring and nonrecurring basis and indicates the fair value hierarchy of the valuation:

	As of January 31, 2025
	(in thousands)
	Level 1	Level 2	Level 3	Total
Liabilities:
Derivative liability	$—	$—	$832	$832
Warrant liability	—	—	4,551	4,551
MW Call Option	—	—	8,793	8,793
Total	$—	$—	$14,176	$14,176

The derivative liability, warrant liability, and MW Call Option are included in non-current liabilities on the consolidated balance sheets.

Warrant Liability

The fair value of the warrant liability is estimated using an option-pricing model across IPO and Stay Private Scenarios in determining the fair values. These models consider many assumptions, including the likelihood of various potential liquidity events, the nature and timing of such potential events, actions taken with regard to the warrants at expiration, as well as discounts for lack of marketability of the underlying securities and warrants.

The Company estimated the fair value using the following key assumptions:

	Years Ended January 31,
	2024	2025
	(in thousands)
Discounts for lack of marketability
Fair value of underlying securities	—	$1.50
Expected volatility	—	55.0%
Dividend rate	—	0.0%
Risk-free interest rate	—	4.3%

The following table sets forth a summary of the changes in the estimated fair value of the Company’s warrant liability:

(in thousands)
Balance as of January 31, 2024	$—
April 2024 issuance	1,812
July 2024 issuance	1,550
August 2024 issuance	130
January 2025 issuance	1,125
Changes in fair value of warrants	(66)
Balance as of January 31, 2025	$4,551

Derivative Liability

The embedded derivative liability relates to the features embedded in the Senior Secured Promissory Notes issued during the year ended January 31, 2025. The Company estimates the fair value of this liability using the “With and Without” method. This approach involves modeling the expected cash flows to the noteholder under both a default and non-default scenario, and determining the fair value differential between a note with and without the embedded features.

The valuation incorporates significant unobservable inputs, such as the timing and probability of potential liquidity events, discount rate, illiquidity discount, and expected volatility. Other inputs include prevailing interest and risk-free rates, which are not considered significant unobservable estimates. See Note 15, Debt, for details on the embedded derivative liability.

Nonrecurring Fair Value Measurements

The fair values of assets acquired and liabilities assumed in an acquisition are measured on a non–recurring basis on the acquisition date. If the assets acquired and liabilities assumed are current and short–term in nature, the Company uses their approximate carrying values as their fair values, which are either categorized as Level 1 or Level 2 inputs in the fair value hierarchy. If the assets acquired are not short–term in nature, then the fair value is determined using the estimated replacement values of the same or similar assets and, as such, are considered Level 3 inputs in the fair value hierarchy. Refer to Note 2, Business Combinations for a further discussion of the Company’s acquisitions.

8.
Inventory, Net

Inventory consisted of the following as of January 31, 2024 and 2025:

	As of January 31,
	2024	2025
	(in thousands)
Raw materials	$585	$485
Work in process	30	10
Finished goods	885	1,239
Reserve	—	(274)
Inventory, net	$1,500	$1,460

9.
Capitalized Software, Net

Capitalized software consisted of the following as of January 31, 2024 and 2025:

	As of January 31,
	2024	2025
	(in thousands)
Capitalized software	$18,206	$38,921
Less: accumulated amortization	(10,392)	(15,343)
Capitalized software, net	$7,814	$23,578

The Company capitalized software costs associated with application development totaling $4.4 million and $10.2 million during the years ended January 31, 2024 and 2025, respectively. During the year ended January 31, 2025, the Company acquired $10.5 million of capitalized software through the issuance of equity. Amortization expense, which is included in depreciation and amortization in the consolidated financial statements of operations, totaled $4.3 million and $5.0 million for the years ended January 31, 2024 and 2025, respectively.

10.
Intangible Assets

Intangible Assets consisted of the following as of January 31, 2024 and 2025:

	As of January 31, 2025
	(in thousands)
	Useful Life	Gross Carrying Value	Accumulated Amortization	Net Book Value
Customer relationships	4-10 years	$7,465	$(1,730)	$5,735
Developed technology	5 years	2,050	(354)	1,696
Tradenames	6-15 years	4,300	(300)	4,000
Total		$13,815	$(2,384)	$11,431

	As of January 31, 2024
	(in thousands)
	Useful Life	Gross Carrying Value	Accumulated Amortization	Net Book Value
Customer relationships	4 years	$6,000	$(123)	$5,877
Developed technology	5 years	1,600	(26)	1,574
Tradenames	15 years	3,800	(21)	3,779
Total		$11,400	$(170)	$11,230

Amortization expense was $0.2 million and $2.2 million for the years ended January 31, 2024 and 2025, respectively.

The weighted average remaining useful life of intangible assets acquired is years 7.8 years and 7.3 years for the years ended January 31, 2024 and 2025, respectively.

In determining the useful life for each category of intangible asset, the Company considered the expected use of the intangible, the longevity of the brand and considerations for obsolescence, demand, competition and other economic factors.

Amortization expense for the Company’s intangible assets for the years ending January 31 are as follows:

Year Ending January 31:	(in thousands)
2026	2,398
2027	2,398
2028	2,278
2029	872
2030	570
Thereafter	2,915
Total amortization expense	$11,431

11.
Goodwill

The following table reflects the changes in the carrying amount of goodwill for the years ended January 31, 2024 and 2025:

(in thousands)
Balance, February 1, 2023	$—
Acquired goodwill	42,705
Balance, January 31, 2024	42,705
Acquired goodwill	12,949
Impairment	(27,753)
Balance, January 31, 2025	$27,901

Based on a qualitative assessment of goodwill at the Outreach reporting unit, management determined it was necessary to perform a quantitative valuation of goodwill as of November 1, 2024. The valuation of the Outreach reporting unit was determined using the income approach (discounted cash flows method) and the market approach (guideline public company method). Significant assumptions in these analyses included, but were not limited to, future cash flow projections, the weighted average cost of capital of 13.0%, the terminal exit multiple of EBITDA of 9.5, a blended income tax rate of 24.5%, and a control premium of 10.0%. The Company’s estimates of future cash flows are based on current regulatory and economic climates, recent operating results, and planned business strategies. These estimates could be negatively affected by changes in federal, state or local regulations or economic downturns. Future cash flow estimates are, by their nature, subjective and actual results may differ materially from the Company’s estimates. If the Company’s ongoing estimates of future cash flows are not met, the Company may have to record additional impairment charges in future periods. The Company also uses the Guideline Public Company method, a form of the market approach (using Level 3 unobservable inputs), which is derived from metrics of publicly traded companies. The selection of comparable businesses is based on the markets in which the reporting unit operates considering risk profile, size, geography, and diversity of products and services. During the year ended January 31, 2025, the Company recognized a $27.8 million goodwill impairment charge and recorded it to impairment of goodwill in the consolidated statements of operations. The Company believes that delays in executing strategic initiatives associated with Outreach during the year ended January 31, 2024, contributed to the impairment.

Goodwill as of January 31, 2025, was:

(in thousands)
Gross goodwill	$55,654
Accumulated impairment losses	(27,753)
Balance, January 31, 2025	$27,901

12.
Property and Equipment, Net

Property, plant and equipment consisted of the following as of January 31, 2024, and 2025:

	As of January 31,
	2024	2025
	(in thousands)
Furniture and equipment	$1,802	$1,798
Computers and electronics	1,125	1,227
Leasehold improvements	666	574
Total property and equipment	3,593	3,599
Less: accumulated depreciation	(1,208)	(1,296)
Property and equipment, net	$2,385	$2,303

Depreciation expense was $0.2 million and $0.5 million and for the years ended January 31, 2024 and 2025, respectively.

13.
Leases

The Company leases office facilities under non-cancellable operating lease arrangements, expiring at various dates through 2030. The Company’s leases generally provide for periodic rent increases and may contain escalation clauses, extension options, or renewal options. The Company does not assume renewals in its determination of the lease term unless the renewals are deemed to be reasonably certain at lease commencement. The Company’s lease agreements generally do not contain any material residual value guarantees or material restrictive covenants.

Two of the facilities are leased from entities controlled by the CEO of the Company, and total lease payments for these properties totaled $0.2 million for each of the years ended January 31, 2024 and 2025. For information on the lease arrangements with related parties, see Note 19, Related Party Transactions.

On January 2, 2024, as part of the acquisition of Outreach Media, Inc, the Company acquired two leases with favorable terms, resulting in a total operating lease liability of $3.5 million and a total right-of-use asset of $3.8 million. These two leases are from entities controlled by the sellers of Outreach Media, Inc, who are also employees of the Company.

The components of lease costs, lease term, and discount rate for operating leases are as follows:

	Year Ended January 31,
	2024	2025
	(in thousands)
Operating lease costs	$466	$1,231
Variable lease costs	384	910
Total lease cost	$850	$2,141

Weighted-average remaining lease term (in years)	4.60	3.97
Weighted-average discount rate	11.41%	11.41%

Supplemental balance sheet information related to operating leases were as follows:

	Year Ended January 31,
	2024	2025
	(in thousands)
Operating lease ROU assets – related parties	$4,231	$3,618
Operating lease ROU assets – third parties	381	217
Total operating lease ROU assets	$4,612	$3,835

Operating lease liabilities – related parties	$3,879	$3,556
Operating lease liabilities – third parties	385	224
Total operating lease liabilities	$4,264	$3,780

Supplemental cash flow information related to operating leases were as follows:

	Year Ended January 31,
	2024	2025
	(in thousands)
Cash payments for operating leases	$437	$955

The future maturities of long-term operating lease liabilities for each fiscal year are as follows:

Year Ending January 31:	Maturity of Operating Lease Liabilities
(in thousands)
2026	$1,073
2027	803
2028	793
2029	817
2030	841
Thereafter	792
Total	5,119
Less: imputed interest	1,339
Present value of lease liabilities	3,780
Less: current obligations	685
Long-term obligations under leases	$3,095

Other supplemental information related to long-term operating leases for the years ended January 31, 2024 and 2025, consists of the following:

	Year Ended January 31,
	2024	2025
	(in thousands)
Fair value of below-market lease obtained in acquisition included in acquired right-of-use asset	$356	$304

14.
Commitments and Contingencies

Litigation

From time to time, the Company may be involved in litigation related to claims arising out of operations in the normal course of business. The Company accrues a liability for such matters when it is probable that a liability has been incurred and the amount can be reasonably estimated. When only a range of possible loss can be established, the most probable amount in the range is accrued. If no amount within the range is a better estimate than any other amount within the range, the minimum amount in the range is accrued. The accrual for a litigation loss contingency might include, for example, estimates of potential damages, outside legal fees and other directly related costs expected to be incurred. As of January 31, 2025, and through the date these consolidated financial statements were issued, there were no legal proceedings requiring recognition or disclosure in the consolidated financial statements.

15.
Debt

The carrying value of our non-current debt was as follows at the dates indicated:

		Effective	January 31
Instrument	Maturities	Interest Rate	2024	2025
			(in thousands)
PPP loans	—	0.00%	$1,000	$952
Senior Secured Notes	April 23, 2027	17.48%	—	62,061
Midwestern Notes	Varied	3.07% - 5.00%	—	11,827
Visitor Reach Notes	Varied	14.00%	—	1,000
Other notes payable	—	—	338	374
Total			1,338	76,214
Unamortized discount and issuance costs			—	6,078
Amounts due within one year			1,195	3,177
Total debt, non-current			$143	$66,959

During the year ended January 31, 2025, the Company had short-term borrowings from related parties totaling $1.0 million with a weighted average interest rate of 14.0%. The maximum and average outstanding borrowings during the year were $1.0 million. Refer to the Visitor Reach Notes below for additional information.

As of January 31, 2025, future principal payments for the Company’s long-term debt were as follows:

Year Ending January 31:	(in thousands)
2026	$3,177
2027	64,255
2028	526
2029	543
2030	2,137
Thereafter	5,576
Total	$76,214

Forgivable Notes

During the years ended January 31, 2021 and 2022, the Company entered into promissory note agreements with a not-for-profit entity (“NFP”), under which the Company was allowed to draw borrowings that mature either three or five years from each borrowing and bear interest at 2.0% per annum (the “Forgivable Notes”). The Forgivable Notes, including all principal and interest, are eligible to be forgiven to the extent that the Company applies any proceeds towards the Company’s technology and promotion services on behalf of potential new or existing customers in support of the NFP’s objective for the funds, thus representing a conditional contribution as a result of a non-exchange transaction. As of January 31, 2024 and January 31, 2025, the Company had no borrowings outstanding on the Forgivable Notes. During the year ended January 31, 2024, the Company had $5.4 million forgiven, representing the entire remaining balance, relating to the retail value of technology and services provided in accordance with the terms of the Forgivable Notes. The services provided, as agreed to in the promissory note agreements, are part of the Company’s major ongoing activities and has been recorded as other revenue in the consolidated statements of operations in accordance with ASC Topic 958-605, Revenue recognition (“ASU 958-606”). Refer to Note 19, Related Party Transactions for additional information.

Paycheck Protection Program Loans

During the year ended January 31, 2021, the Company received a Paycheck Protection Program (“PPP”) loan in the amount of $4.9 million. The PPP loan program was created under the Coronavirus Aid, Relief, and Economic Security (“CARES”) Act and is administered by the Small Business Administration (“SBA”). Under the terms of this program, the loan may be fully or partially forgiven if the loan proceeds are spent on qualifying expenses and if staffing levels and salary maintenance requirements are met. In addition, because the Company’s loan exceeds $2.0 million, the SBA will review the Company’s loan file, which will include review of the Company’s eligibility for the program and the good-faith certification of the necessity of the loan.

During the year ended January 31, 2022, the SBA claimed that the Company did not qualify for forgiveness for $1.0 million of the PPP loan. The Company filed an appeal challenging the claim but was denied. The Company is not pursuing forgiveness further. As a result, the balance is reflected as a liability on the consolidated balance sheet as of January 31, 2025 and 2024.

In September 2024, the Company agreed on a payment plan with the SBA to pay the loan in 180 equal monthly installments starting September 25, 2024, including interest.

Convertible Promissory Notes

On September 1, 2021, the Company entered into a convertible note purchase agreement (together, with its amendments, the “Convertible Note Purchase Agreement”) that authorized the issuance of up to $40.0 million of secured convertible notes, with later amendments increasing the amount to a total of $83.6 million (the “Convertible Notes”). During the year ended January 31, 2024, the Company received proceeds of $18.2 million. The Company did not receive any proceeds during the year ended January 31, 2025.

The Convertible Notes bore interest at 5.0% and had a maturity date of December 31, 2024. The Company retained the right to redeem the Convertible Notes at any time at par plus accrued interest, provided holders first received an opportunity to convert. The Convertible Notes contained provisions under which all principal and accrued interest was convertible into the Company’s Series A preferred units upon (1) the Company’s completion of a financing above certain thresholds before maturity (a “Qualified Financing”), (2) at the holder’s election, or (3) the Company’s completion of a Corporate Transaction (as defined in the Convertible Note Purchase Agreement), the last of which was required to be settled in cash.

The contingent cash-settled conversion feature upon a Corporate Transaction met the definition of a derivative under ASC Topic 815, Derivatives and Hedging (“ASC 815”) and required bifurcation. The Company determined the fair value of the derivative was not material and, as such, recorded the derivative in the same line item as the Convertible Notes in the consolidated balance sheets.

The Convertible Notes were initially recognized based on the proceeds received from issuance, net of issuance costs of $0.5 million. The Convertible Notes were subsequently accounted for using the effective interest method to amortize the discount and issuance costs. During the years ended January 31, 2024 and 2025, there was $3.8 million and no interest expense, respectively. The interest expense in 2024 included $3.6 million of coupon interest and $0.2 million related to the amortization of debt discounts and issuance costs.

The Convertible Notes were all personally guaranteed by the Company’s principal stockholders, Scott and Theresa Beck, as discussed further in Note 19, Related Party Transactions.

Conversion of Convertible Promissory Notes

On January 2, 2024, a Qualified Financing occurred in connection with the Outreach Acquisition, and the outstanding principal of $83.6 million plus accrued interest of $6.6 million automatically converted into the Company’s Series A preferred units at $4.50 per unit, resulting in the issuance of 20,037,364 Series A preferred units. Upon conversion, the carrying amount of the Convertible Notes and an immaterial amount of remaining unamortized issuance costs were reclassified to equity. See Note 18, Members’ Deficit for more information. No principal or accrued interest related to the Convertible Notes remained outstanding as of the years ended January 31, 2024 and 2025. All material covenants and payment obligations under these notes were satisfied upon conversion.

Senior Secured Notes and Warrants

On April 23, 2024, the Company entered into a promissory note purchase agreement (the “Note Purchase Agreement”) authorizing the issuance of up to an aggregate principal amount of $70.0 million in secured promissory notes (the “Senior Secured Notes”). Through various closings between April 2024 and January 2025, the Company issued $60.7 million of Senior Secured Notes to multiple investors (the “Purchasers”). The Notes, which are prepayable at any time by the Company without penalty, are due any time on or after April 23, 2027. The Senior Secured Notes bear interest at a variable rate equal to the higher of 1-Month SOFR or 1%, plus 8.0% per annum. Interest is payable quarterly in arrears, comprising 8.0% cash interest and the remainder as payment-in-kind (“PIK Interest”). Upon the Purchaser electing to continue holding such Senior Secured Notes upon an event of default occurring (as defined in the Note Purchase Agreement), the obligations under the Senior Secured Notes will automatically bear interest at a rate equal to an additional 5.0% per annum over the rate otherwise applicable.

The Senior Secured Notes contain embedded features that are required to be bifurcated and accounted for separately as derivative liabilities under ASC Topic 815, Derivatives and Hedging (“ASC 815”). These include contingent put and contingent interest features that are not clearly and closely related to the debt host. The bifurcated derivative liability is recorded at fair value, with changes in fair value recognized in earnings, refer to Note 7, Fair Value Measurements for additional information for the Company’s adjustments to fair value. The Company will continue to assess the fair value of these features at each reporting date.

All Senior Secured Notes are jointly and severally guaranteed by the Company’s wholly owned subsidiaries. Further, the Senior Secured Notes issued to one of the Purchasers are personally guaranteed by the Company’s principal stockholders, Scott and Theresa Beck as discussed further in Note 19, Related Party Transactions.

As of January 31, 2025, the total estimated fair value of the Senior Secured Notes was $58.5 million. The estimated fair value, which the Company deems Level 2 financial instruments, was determined by management based on an independent third party valuation report.

As additional consideration to the Purchasers for providing the financing, the Company agreed to issue each Purchaser warrants to purchase Series A preferred units at an exercise price of $6.00 per unit (the “Warrants”). The number of Warrants issued to each Purchaser was equal to 30.0% of the principal amount of the Senior Secured Notes held by such Purchaser. The Warrants are exercisable at any time prior to their expiration of April 23, 2029. As of January 31, 2025, there were 3,034,000 Warrants outstanding.

The Warrants are classified as liabilities under ASC Topic 480, Distinguishing Liabilities from Equity (“ASC 480”) as the underlying Series A preferred units are contingently redeemable outside of the control of the Company. At any time prior to their expiration, a holder may exercise the Warrants and purchase units of the Series A preferred units, which are contingently redeemable after five years at the option of the holder. Refer to Note 18, Members’ Deficit for additional information. Additionally, in the event of an acquisition in which holders of the Series A preferred units were to receive consideration in the form of cash, marketable securities, or a combination thereof, the Warrants automatically give their holders the right to receive the same form of consideration. Should the fair market value of the unit exceed the exercise price. The Warrants were initially recorded at fair value, with subsequent changes in fair value recognized in earnings. As of January 31, 2025, the fair value of the warrant liability was $1.1 million. Refer to Note 7, Fair Value Measurements for additional information.

In the offering, gross proceeds were allocated first to the Warrants, to the extent of their fair value, and the residual proceeds were assigned to the Notes. Issuance costs were allocated on the same basis as gross proceeds. Amounts related to the Warrants were expensed immediately, while amounts related to the Notes were recorded as a direct deduction from the Senior Secured Notes’ carrying amount. The resulting debt discount on the Senior Secured Notes, inclusive of allocated issuance costs and embedded-feature discounts, totaled $6.7 million, and is being amortized to interest expense using the effective interest method over the Senior Secured Notes’ contractual term. The proceeds from this offering, net of issuance costs was $60.6 million. The net proceeds were used primarily for acquisitions and general corporate purposes. During the years ended January 31, 2024 and 2025, total interest expense was $0 and $5.3 million, respectively, including $0 and $2.4 million, of coupon interest, respectively; $0 and $1.6 million of PIK Interest, respectively; and $0 and $1.3 million of amortization of debt discounts and issuance costs, respectively.

Midwestern Promissory Notes

On January 3, 2025, the Company issued three promissory notes (the “Midwestern Notes”) as partial consideration for its investment in Midwestern Interactive, LLC (“Midwestern”). See Note 5, Equity Method Investments for more information on the terms of this acquisition. The Midwestern Notes, which are prepayable at any time by the Company without penalty, consist of (1) a $2.4 million note bearing interest at 4.8%, issued to Mr. Johnson (“Seneca Note”), (2) a $6.5 million note bearing interest at 3.1%, issued to Flourish Holdings, Inc. (“Paden Note”), and (3) a $3.2 million note bearing interest at 5.0%, to Flourish Holdings, Inc. (the “Installment Note”). The Company is required to make monthly principal and interest payments on each of the notes. In the event the notes are not paid upon maturity, the obligations under the Midwestern Notes will automatically bear interest at a rate equal to an additional 5.0% per annum over the rate otherwise applicable. Refer to Note 19, Related Party Transactions for additional information.

The Midwestern Notes were recognized based on the proceeds received from issuance. No debt issuance costs were incurred in connection with the issuance of the Midwestern Notes. The notes were subsequently accounted for using the effective interest method. During the year ended January 31, 2025, total interest expense was $40.0 thousand.

As of January 31, 2025, the total estimated fair value of the Midwestern Notes was $8.6 million. The estimated fair value of the notes, which the Company deems Level 2 financial instruments, was determined based on an independent third-party valuation report.

Visitor Reach Notes

During the year ended January 31, 2025, the Company’s subsidiary, Visitor Reach, entered into a series of subordinated loan agreements totaling $1.0 million (the “Visitor Reach Notes”) with related parties and their affiliates, as discussed further in Note 19, Related Party Transactions, which are prepayable at any time by the Company without penalty. Each subordinated loan bears interest at a fixed annual rate of 14.0% and matures one year from the effective date of the respective agreement. The loans are unsecured, subordinated to all senior liabilities of Visitor Reach.

The Visitor Reach Notes were recognized based on the proceeds received from issuance. No debt issuance costs were incurred in connection with the issuance of the Visitor Reach Notes. The notes were subsequently accounted for using the effective interest method. During the year ended January 31, 2025, total interest expense was immaterial.

As of January 31, 2025, the carrying amount of the Visitor Reach Notes approximates their fair value due to the short-term nature of the instruments and the use of an interest rate that reflects market terms.

16.
Income Taxes

The Company is treated as a partnership for U.S. Federal and most applicable state and local income tax purposes. As a partnership, the Company is not subject to U.S. Federal and certain state and local income taxes. Any taxable income or loss generated by the Company is passed through to and included in the taxable income or loss of its members. The Company’s wholly owned subsidiary, Outreach, Inc., is subject to U.S. Federal and state and local income taxes.

Income before taxes was as follows:

	Year Ended January 31,
	2024	2025
	(in thousands)
Domestic	$(48,258)	$(86,018)
Foreign	—	—
Total income before taxes	$(48,258)	$(86,018)

The provision (benefit) for income tax comprises:

	Year Ended January 31,
	2024	2025
	(in thousands)
Current income tax expense:
Federal	$—	$—
State	—	—
Foreign	—	—
Total current income tax expense	$—	$—
Deferred income tax expense (benefit):
Federal	(81)	(508)
State	(25)	(288)
Foreign	—	—
Total deferred income tax expense (benefit)	(106)	(796)
Total income tax expense (benefit)	$(106)	$(796)

The provision for income taxes differs from the amount computed by applying the statutory federal income tax rate to income before the provision for income taxes. The sources and effects of the differences are as follows:

	Year Ended January 31,
	2024		2025
	(in thousands)
Pre-tax income (loss)	$(48,258)		$(86,018)
U.S. federal statutory tax rate	(10,134)	21.00%	(18,064)	21.00%
Income not subject to corporate tax	10,048	(20.82)%	11,662	(13.56)%
State and local income taxes, net of federal income tax effect(1)	(20)	0.04%	(98)	0.11%
Effect of changes in tax laws or rates	—	0.00%	(129)	0.15%
Goodwill impairment outreach	—	0.00%	5,828	(6.78)%
Nontaxable or nondeductible items	—	0.00%	5	(0.01)%
Effective tax rate	$(106)	0.22%	$(796)	0.93%

(1)
State taxes in Colorado made up the majority (greater than 50%) of the tax effect in this category.

Significant components of the Company’s net non-current deferred tax assets and liabilities are as follows:

	Year Ended January 31,
	2024	2025
	(in thousands)
Deferred tax assets
ROU liability	$901	$825
Sec. 174 capitalized R&D	358	418
Net operating loss carryforward	37	74
Accrued compensation	50	71
Inventory	193	68
Other accruals	1	14
Deferred tax assets	$1,540	$1,470
Less: valuation allowance	—	—
Net deferred tax assets	$1,540	$1,470
Deferred tax liabilities
Intangibles	$(2,782)	$(2,152)
ROU asset	(988)	(840)
Property and equipment	(477)	(389)
Deferred tax liabilities	$(4,247)	$(3,381)
Net deferred tax asset (liability)	$(2,707)	$(1,911)

As of January 31, 2025, Outreach, Inc. had $0.3 million of federal net operating loss carryforwards, which can be carried forward indefinitely.

As of January 31, 2025, Outreach, Inc. had $0.3 million of state net operating loss carryforwards, which can be carried forward for periods that vary from ten years to indefinitely.

The Company had no unrecorded tax benefit due to uncertain tax positions as of January 31, 2025. As of January 31, 2025, the Company had no accrued interest or penalties related to uncertain tax positions. The Company does not expect a material change in unrecognized tax benefits within the next 12 months.

The Company is no longer subject to new income tax examinations by tax authorities for tax years prior to 2020.

17.
Equity-Based Compensation

Options

On December 15, 2014, the Company adopted the Membership Unit Option Plan (the “Plan”), which has been subsequently amended, authorizing the Company to grant options to purchase up to 15,000,000 Common Units to owners, officers, employees, managers, and consultants of the Company or any entity that provides services to the Company by issuing new units. Units subject to unexercised options that are terminated for any reason are available for reissuance. The exercise price, vesting conditions, and all other terms of the options are determined by the board of managers of the Company. The options generally expire 10 years from the date of grant and generally vest 40.0% on the second anniversary of the vesting commencement date and 20.0% on each subsequent anniversary.

The Company may, but is not required to, repurchase any Common Units issued upon exercise of any option at any time following the earlier of (i) termination of employment of the grantee; (ii) the 5th anniversary of the date such Common Units were acquired by such Member; or (iii) the 5th anniversary of the date the option underlying such Units became fully vested, at a purchase price equal to the then fair market value of the Common Units. In addition, all Common Units issued upon exercise of an option are subject to the call option described in Note 18, Members’ Deficit below.

The options are equity classified. The fair value of each option on the grant date was estimated using a Black-Scholes option-pricing model. The weighted average estimated grant-date fair value of stock options granted during the years ended January 31, 2024 and 2025 was $1.34 and $1.12 per unit, respectively. The weighted average assumptions used in the Black-Scholes model were as follows:

	Year Ended January 31,
	2024	2025
Risk-free rate	4.2%	4.4%
Dividend yield	0.0%	0.0%
Expected life (in years)(1)	6.6	6
Expected volatility(2)	61.5%	49.9%

(1)
Expected life was estimated as the mid-point between the weighted-average vesting period and the contractual life of the option.
(2)
Expected volatility was based on historical share price volatility for comparable public companies over a period equal to the expected life of the option.

A summary of the option activity for the years ended January 31, 2024 and 2025 is presented below:

	Number of Units	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value
	(in thousands, except weighted-average exercise price)
Outstanding at February 1, 2023	8,760	$2.99	—	$—
Granted	1,821	3.75	—	—
Exercised	—	—	—	—
Forfeited	(1,476)	3.74	—	—
Expired	(147)	2.66	—	—
Outstanding at January 31, 2024	8,958	$3.02	—	$—
Granted	2,283	6.00	—	—
Exercised	(489)	1.00	—	—
Forfeited	(402)	3.93	—	—
Expired	(397)	2.66	—	—
Outstanding at January 31, 2025	9,953	$3.78	6.6	$4,816
Exercisable at January 31, 2025	5,424	$3.08	5.0	$4,788

During the year ended January 31, 2025, the total intrinsic value of options exercised and the cash received from those exercises was $1.2 million and $0.5 million, respectively. The Company recognizes forfeitures as they occur.

During the years ended January 31, 2024 and 2025, the Company modified the terms of certain options generally to extend the exercise period or allow for continued vesting of awards by certain grantees after their service to the Company terminated, impacting 24 existing grantees. The Company recognized incremental compensation expense related to these modifications of immaterial amount during the year ended January 31, 2024, and $0.6 million during the year ended January 31, 2025. The Company capitalized equity-based compensation costs of $0.1 million and $0.2 million during the years ended January 31, 2024 and 2025, respectively.

Total compensation cost related to options, including the incremental modification expense referenced above, was $0.6 million and $1.8 million during the years ended January 31, 2024 and 2025, respectively. As of January 31, 2025, there was approximately $4.0 million of unrecognized equity-based compensation related to unvested options to be expensed over a weighted average period of 3.4 years.

Profits Units

On March 20, 2023, the Company established Gloo Incentives, LLC, a wholly owned subsidiary of Gloo Holdings, LLC, for the purposes of implementing an incentive equity program under which incentive awards (“profits units”) may be issued by Gloo Holdings, LLC to Gloo Incentives, LLC with a corresponding award issued by Gloo Incentives, LLC to employees or other individuals providing service to the Company. In addition, Gloo Holdings, LLC may issue profits units directly to the service providers. The authorized number of profits units which may be granted is equal to 7.10% of the total issued and outstanding units of the Company.

Each profits unit is subject to a “hurdle” determined by the board of managers at the date of grant. Profits units share in distributions of the Company in accordance with the distribution hierarchy discussed in Note 18, Members’ Deficit provided that no amount shall be distributed with respect to profits units unless and until the aggregate amount distributable is equal to the hurdle for such profits units. The hurdle for profits units issued during the years ended January 31, 2024 and 2025 was $3.75 per unit and $2.63 per unit, respectively.

The Company issued 4,315,000 and 6,770,000 profits units during the years ended January 31, 2024 and 2025, respectively. Of these profits units, 3,115,000 profits units vest as follows: 20.00% immediately, 20.00% nine months after the grant date, and 20.00% each anniversary thereafter. All other profits units vest 40.00% on the first vesting date, which ranges from 10 to 22 months after the grant date, with 20.00% vesting each anniversary thereafter. Certain awards provide for accelerated vesting of units upon a change in control or upon termination of the grantee. During the year ended January 31, 2025, 1,246,000 profit units immediately vested upon the termination of a grantee.

Profits units have no expiration date. Grantees retain profits units after employment has terminated subject to the Company’s right to repurchase such units at termination at their then fair market value. In addition, all profits units are subject to the call option described in Note 18, Members’ Deficit below.

Profits units are equity classified with the exception of 3,115,000 units which are liability classified. The liability-classified profits units provide the grantee with the right to require the Company to repurchase all or part of the units at any time following the grantee’s termination at a price equal to four times the trailing 12-month EBITDA.

The Company estimated fair value of the profit units on the date of grant, and each reporting period thereafter for liability-classified awards, using a Black-Scholes option-pricing model (“Black Scholes model”). The valuation also considered the value of the profit units in an assumed initial public offering with the offering price estimated using multiples from guideline public companies through a hybrid method that combines the Probability-Weighted Expected Return Method (“PWERM”) and the Black Scholes model, depending on the form and timing of an expected future liquidity event. The PWERM is a scenario-based analysis that estimates the value per share of common stock based on the probability-weighted present value of expected future equity values for the profit units, under various possible future liquidity event scenarios, discounted for a lack of marketability. Under the hybrid method, the Black-Scholes model was utilized to determine the fair value of the Company’s profit units in other assumed scenarios. The Black-Scholes model requires the Company to make certain estimates and assumptions, including assumptions related to the expected price volatility of the common units, the period during which the options will be outstanding, the rate of return on risk-free investments and the expected dividend yield for the Company’s units.

The weighted average assumptions used in the Black-Scholes model were as follows:

	2024	2025
Risk-free rate	3.9%	3.9%
Dividend yield	0.0%	0.0%
Expected life (in years)(1)	2.5	5.0
Expected volatility(2)	74.3%	55.0%

(1)
Expected life was estimated considering the time to a liquidity event.
(2)
Expected volatility was based on historical share price volatility for comparable public companies over a period equal to the expected life of the option, adjusted to account for differences between the Company and the comparable public companies.

A summary of the nonvested profits units for the years ended January 31, 2024 and 2025 is presented below:

	Number of Units	Weighted- Average Grant-Date Fair Value (per Unit)
	(in thousands)
Non-vested at February 1, 2023	—	$—
Granted	4,315	0.77
Vested	(1,246)	0.77
Forfeited/Cancelled	—	—
Non-vested at January 31, 2024	3,069	$0.77
Granted	6,770	1.25
Vested	(2,229)	0.77
Forfeited/Cancelled	—	—
Non-vested at January 31, 2025	7,610	$1.20

The total fair value of profits units vested during the years ended January 31, 2024, and 2025 was approximately $1.0 million and $1.7 million, respectively.

The Company recognized compensation cost related to profits units of approximately $1.2 million and $1.9 million during the years ended January 31, 2024 and 2025, respectively. As of January 31, 2025, there was approximately $7.9 million of unrecognized compensation cost related to unvested profits units to be expensed over a weighted average period of 3.9 years. No portion of the related cost was capitalized during the year ended January 31, 2025.

Equity Notes Receivable

In July 2014, the Company entered into Common Unit Purchase Agreements (“CUP Agreements”) with three employees in connection with the issuance of Equity Notes Receivable (see Note 19, Related Party Transactions). Under the CUP Agreements, the Company issued 2,709,574 common membership units (“Common Units”) at a purchase price of $0.20 per unit. The employees financed their purchases using proceeds from the Equity Notes Receivable, which are non-recourse in nature. For accounting purposes, the Common Units are treated as in-substance stock options.

The Common Units were fully vested and exercisable upon issuance. The Company measured the associated compensation cost at the grant date fair value using the Black-Scholes option pricing model. The resulting compensation expense was recognized immediately, with a corresponding credit to additional paid-in capital (“APIC”).

The Equity Notes Receivable have been amended five times to extend their maturity, most recently to December 31, 2026. Because the Common Units are accounted for as in-substance options, each modification was evaluated as an option modification under ASC Topic 718,Compensation - Stock Compensation (“ASC 718”). Incremental compensation expense was measured based on the change in fair value at each modification date. The December 31, 2024 modification resulted in additional compensation expense of approximately $20.0 thousand, which was recognized immediately as the awards were fully vested.

The Common Units are not considered outstanding for accounting purposes until the Equity Notes Receivable are settled. As of January 31, 2025, none of the Common Units had been forfeited.

The Company recognized approximately $0 and $20.0 thousand in equity-based compensation expense related to the Common Units during the fiscal years ended January 31, 2024 and 2025, respectively. This expense is included in general and administrative expenses in the consolidated statements of operations. As of January 31, 2025, there was no unrecognized compensation cost related to these awards.

VR Call Options

On December 31, 2024 (the “VR Call Option Grant Date”), the Company entered into the VR Call Options with certain co-founders of Visitor Reach in connection with the Company’s acquisition of a majority interest in Visitor Reach. For further details, refer to Note 3, Variable Interest Entities and Note 4, Business Combinations. The VR Call Options give the holders the right, but not the obligation, to purchase up to 332 Visitor Reach common units from the Company for $1,506 per unit.

The call right becomes exercisable on the third anniversary of the Grant Date and remains outstanding for 12 months thereafter. Exercisability is contingent upon each holder’s continuous service to VR through the date of exercise; unexercised options are forfeited upon earlier termination of service. The VR Call Options are accounted for as equity-classified awards under ASC 718 because (1) the options are settled in Visitor Reach equity units, (2) the Company cannot be required to settle the awards in cash or other assets, and (3) the VR Call Options are contingent on the continued employment of the holders.

The awards were measured at grant-date fair value using a Black-Scholes option-pricing model resulting in an aggregate grant-date fair value of $1.6 million. Compensation cost is recognized on a straight-line basis over the three-year requisite-service period with a corresponding credit to additional paid-in capital. No portion of the related cost was capitalized during the year ended January 31, 2025. The weighted average assumptions used in the Black-Scholes model were as follows:

	Year Ended January 31,
	2024	2025
Risk-free rate	0.0%	4.3%
Dividend yield	0.0%	0.0%
Expected life (in years)(1)	—	4.0
Expected volatility(2)	0.0%	57.6%

(1)
Expected life is based on the three-year vesting period and the year-long exercisable term
(2)
Expected volatility was derived using the Merton Model for an asset volatility analysis with a four-year lookback

A summary of the option activity for the year ended January 31, 2025, is presented below:

	Number of Units	Weighted- Average Exercise Price	Weighted- Average Contractual Term (Years)	Aggregate Intrinsic Value
	(in thousands)			(in thousands)
Outstanding at January 31, 2024	—	$—	—	$—
Granted	332	$1,506	4.0	1,555
Exercised	—	—	—	—
Forfeited/Cancelled	—	—	—	—
Expired	—	—	—	—
Outstanding at January 31, 2025	332	$1,506	3.9	$1,555

During the year ended January 31, 2025, the options were not yet exercisable, and therefore the Company did not receive any cash from exercises. The Company recognized $0 and $43,190 in compensation expense related to the VR call options during the years ended January 31, 2024 and 2025, respectively. $1,511,655 of unrecognized compensation expense related to these options remains to be recognized over the requisite service period of three years.

18.
Members’ Deficit

The total number of units of all classes of units for which the Company shall have authority to issue is 39,651,074 Common Units, with no par value and 117,751,845 Series A preferred units, with no par value.

Common Units

At January 31, 2024 and January 31, 2025, the Company had 22,739,574 and 24,603,574 Common Units outstanding, respectively. During the year ended January 31, 2025, the Company did not issue any of the Company’s Common Units. Each Common Unit carries one vote and ranks junior to all Series A preferred units for dividends and in liquidation. Dividends are payable when, and if, declared by the Board of Managers, but only after the Series A preferred units’ cumulative dividends are fully paid and the preferred liquidation preference has been returned. Following satisfaction of those obligations, common warrant holders, then common holders receive “catch-up” distributions intended to equalize cumulative per-unit returns with the Series A preferred units on an as-converted basis; thereafter, all residual distributions are made pro rata to Common Units, treating the Series A preferred units as if converted. Common Units are subject to redemption by the Company following the seventh anniversary of the date the first membership units (Common Units or Series A preferred units) are acquired by the holder (refer to the Series A preferred units below for additional information). In liquidation the Common Units and Series A preferred units on an as-converted basis are entitled to any residual net assets after payment of the liquidation preference and arrears, if any, owed to the Series A preferred units.

Series A Preferred Units

At January 31, 2024 and January 31, 2025 there were 108,459,120 and 113,429,956 Series A preferred units outstanding, respectively.

Issuances

During the years ended January 31, 2024 and 2025, the Company issued 7,540,949 and 54,168 Series A preferred units for total cash proceeds of $44.7 million and $0.3 million, respectively. The Company incurred $0.5 million of issuance costs during the year ended January 31, 2024. The Company did not incur any issuance costs during the year ended January 31, 2025. Additionally, the Company applied the $18.0 million member advance balance to issue 3,000,000 Series A preferred units during the year ended January 31, 2024, for which there were no issuance costs.

In conjunction with the Company’s investment in Midwestern described in Note 5, Equity Method Investments, in January 2025, the Company issued 2,083,333 Series A preferred units as consideration, deemed to have a fair value of approximately $8.5 million.

In conjunction with the Visitor Reach Acquisition described in Note 4, Business Combinations, in January 2025, the Company issued 833,334 Series A preferred units as consideration, deemed to have a fair value of approximately $3.4 million.

In conjunction with the Church Law & Tax and ChurchSalary Acquisition described in Note 4, Business Combinations, in May 2024, the Company issued 666,667 Series A preferred units as consideration, deemed to have a fair value of approximately $4.0 million.

In conjunction with various asset acquisitions the Company conducted during the year ended January 31, 2025, the Company issued an aggregate of 1,333,334 Series A preferred units as consideration, deemed to have a fair value of approximately $6.1 million.

In conjunction with the Outreach Acquisition described in Note 4, Business Combinations, in January 2024, the Company issued 3,333,334 Series A preferred units as consideration, deemed to have a fair value of approximately $20.0 million. A stockholder of the Company entered into a freestanding put option with the sellers to purchase these units at $9.00 per unit during a 12-month period in 2027. The fair value of this put option was deemed to be $11.9 million and was deemed a capital contribution (see Note 19, Related Party Transactions for further information).

As described in Note 15, Debt, in January 2024, $90.2 million of convertible debt and accrued interest was converted into 20,037,364 Series A preferred units at a conversion price of $4.50 per unit.

The rights, preferences, and privileges of the redeemable convertible preferred units are as follows:

Conversion Rights

The Series A preferred units will mandatorily convert upon (1) election by members holding more than fifty percent of the Series A preferred units, voting as a separate class, to convert all Series A preferred units into Common Units or (2) the closing of a qualified IPO that raises at least $50.0 million in gross proceeds (a “Qualified IPO”).

Dividends and Voting

The Series A preferred units bear a cumulative dividend of 6.00% per annum on their original issue price, which ranges from $1.00 to $6.00. The Company had $51.3 million and $71.6 million in unpaid undeclared cumulative dividends to Series A Preferred Unit holders as of January 31, 2024, and January 31, 2025, respectively, representing approximately $0.47 and $0.63 per Series A Preferred Unit, respectively. Each unit votes together with Common Units on an as-converted basis and, voting separately as a class, on matters adversely affecting its rights.

Liquidation Rights

In the event of any liquidation or dissolution of the Company, either voluntary or involuntary, the Series A preferred units rank senior to all other equity classes, each having a liquidation preference of their original issue price plus accrued and unpaid dividends. As of January 31, 2024 and 2025, the Series A preferred units had an aggregate liquidation preference of $382.6 million and $432.7 million, respectively.

Redemption

Beginning five years after the original issuance of the units, a holder may require the Company to redeem its Series A preferred units for cash equal to four times trailing-twelve-month EBITDA (the “Redemption Price”), payable in three equal annual installments. Additionally, the Company may call the Series A preferred units at fair market value (the “Call Price”) any time following the seventh anniversary of the date the first membership units (Common Units or Series A preferred units) were acquired by the member. This call can be triggered upon a majority vote of the Board, including the affirmative vote of Scott Beck, Gloo Holdings, LLC’s CEO (a “Specific Majority Vote”) and the affirmative vote of the holders with more than 50.00% of the Series A preferred units and Common Units, which vote includes the affirmative vote of Pearl Street Trust (a “Specific Majority Interest”). As of January 31, 2024, and 2025, the Company had no redemptions. The Company does not have any fixed redemptions in the five years following January 31, 2025.

The Series A preferred units issued and outstanding are accounted for as redeemable units in the mezzanine section on the Company’s consolidated balance sheets as the units are redeemable outside of the Company’s control. The Company has elected to adjust the carrying value of the redeemable Series A preferred units to its maximum redemption value at each reporting date, with the value being the greater of the initial cost of the units or its redemption value. As of January 31, 2025, the redemption value of the Series A preferred units was less than the carrying value.

19.
Related Party Transactions

The Company has entered into a number of transactions with entities affiliated with members of its board of directors and other related parties, as described below.

Visitor Reach Notes

As discussed in Note 15, Debt, in May through September 2024, the Company’s subsidiary, Visitor Reach, entered into a series of subordinated loan agreements totaling $1.0 million (the “Visitor Reach Notes”) with related parties and their affiliates, including Howard Rachinski, the subsidiary’s chief executive officer. Each subordinated loan bears interest at a fixed annual rate of 14.0% and matures one year from the effective date of the respective agreement.

Midwestern Notes

As discussed in Note 5, Equity Method Investment, and Note 15, Debt, on January 3, 2025, the Company issued the Midwestern Notes as partial consideration for its acquisition of Midwestern. The Midwestern Notes, which are prepayable at any time by the Company without penalty, consist of (1) a $2.4 million note bearing interest at 4.8%, issued to Mr. Johnson, (2) a $6.5 million note bearing interest at 3.1%, issued to Flourish Holdings, Inc., and (3) a $3.2 million note bearing interest at 5.0%, to Flourish Holdings, Inc. Mr. Johnson is the chief executive officer of Midwestern, of which the Company holds an equity method investment, and is the sole owner of Flourish Holdings, Inc.

Equity Notes Receivable

In July 2014, the Company issued Promissory Notes (the “Equity Notes Receivable”) totaling approximately $0.5 million to three employees. The notes bear interest at 3.00% per annum, compounded annually. Proceeds from the notes were used in full to purchase 2,709,574 Common Units of the Company. The notes are secured by the underlying Common Units and require full repayment of principal and accrued interest by the executive officers.

The Equity Notes Receivable initially matured on July 1, 2019. Since issuance, the notes have been amended five times, primarily to extend their maturity date, with their maturity date being December 31, 2026.

Upon evaluation, the Company concluded that the notes represented non-recourse notes in substance and should be accounted for as such. Accordingly, neither the principal balance nor the related accrued interest is reflected on the Company’s consolidated balance sheets. For further details regarding the equity-based compensation associated with these transactions, refer to Note 17, Equity-Based Compensation.

Member Advances

During the year ended January 31, 2024, the Company received advances (the “Member Advances”) totaling approximately $14.8 million from Pearl Street Trust to address short-term working capital needs. The Member Advances were not subject to any contractual repayment obligation, whether in cash, equity, or other form, and were provided without any stated terms or conditions requiring repayment by the Company. On December 19, 2023, $18.0 million of Member Advances were applied to issue 3,000,000 units of the Company’s Series A preferred units, which were issued to Pearl Street Trust for no additional consideration. Refer to Note 18, Members’ Deficit for additional information.

Series A Preferred Unit Issuances

On December 8, 2023, the Company issued 3,208,334 Series A preferred units to entities affiliated with members of its board of directors or executive management for aggregate consideration of $19.25 million, as part of a broader equity financing. The issuances were as follows:

•
Pearl Street Trust purchased 3,000,000 units for $18.0 million. Scott Beck, the Company’s Chief Executive Officer and a director, serves as trustee of Pearl Street Trust.
•
JAJO Partners, LP purchased 166,667 units for $1.0 million. Jack Furst, a Company director, is the chief executive officer, president and treasurer of JAJO LLC, the general partner of JAJO Partners, LP.
•
Patrick P. Gelsinger Revocable Trust UAD 11/7/2000 purchased 41,667 units for $250,002. Patrick Gelsinger, the Company’s Head of Technology and a director, is the trustee.

These issuances were part of a broader offering totaling 9,126,116 Series A preferred units for gross proceeds of approximately $54.76 million (the “2023 Financing”).

In connection with the 2023 Financing, Mr. Beck and Pearl Street Trust jointly and severally entered into put agreements with several third-party investors (the “2023 Put Agreements”), including Compassion International, Inc.; GuideStone Financial Resources of the Southern Baptist Convention; Paul and Amaryah Lanum; RightNow Ministries International; Trinity FFV Alternative Income Fund, LP; and WC Gloo Fund, LLC.

Under these agreements, Mr. Beck and Pearl Street Trust agreed to repurchase the purchasers’ Series A preferred units at $6.00 per unit, upon demand at any time from the first to the fourth anniversary of the agreement’s effective date. The Company was a party to these purchase agreements solely to represent and warrant that the put agreements were authorized under its operating agreement.

On December 19, 2023, Pearl Street Trust granted WC Gloo Fund a mortgage on real property it owns to secure its obligations under WC Gloo Fund’s put agreement.

On December 20, 2024, Scott Beck executed personal guaranty agreements with RightNow Ministries International, WC Gloo Fund, and Compassion International, agreeing to satisfy any obligations under exercised put options.

Series A Preferred Units Issued in Connection with Acquisitions and Related Transactions

As described in Note 4, Business Combinations, on January 2, 2024, the Company acquired all outstanding equity interests of Outreach from the Evans Revocable Living Trust and the Evans Family Charitable Trust for total upfront consideration of $53.0 million, consisting of $19.7 million in cash and 3,333,334 Series A preferred units of Gloo Holdings, LLC. The transaction also provides for the potential payment of additional earn-out consideration.

On the same date, Mr. Beck and Pearl Street Trust entered into a put option agreement with the selling trusts (the “Outreach Put Agreement”) pursuant to which Mr. Beck and Pearl Street Trust jointly and severally agreed to purchase, upon demand, the Series A preferred units issued in the transaction at a price of $9.00 per unit. The put option is exercisable during a 12-month window beginning January 2, 2027. Concurrently, Mr. Beck and Pearl Street Trust entered into a guaranty agreement with the selling trusts, pursuant to which they jointly and severally guaranteed payment under the Outreach Put Agreement within ten business days of any demand made under the agreement.

As described in Note 4, Business Combinations, on April 29, 2024, the Company acquired certain assets of Christianity Today International for total consideration of $6.2 million, comprised of $1.4 million in cash and 666,667 Series A preferred units of Gloo Holdings, LLC. Two members of the Company’s board of directors, Nona Jones and Bishop Claude Alexander, serve on the board of directors of Christianity Today but received no consideration in connection with the transaction.

In connection with the acquisition, on April 29, 2024, Mr. Beck and Pearl Street Trust entered into a put option agreement with Christianity Today International. Under this agreement, Mr. Beck and Pearl Street Trust jointly and severally agreed to purchase, upon demand, the Series A preferred units issued in the transaction at a price of $6.00 per unit. The option is exercisable during a 12-month period beginning May 1, 2027.

On August 1, 2024, Gloo Technologies, LLC, a wholly-owned subsidiary of the Company, acquired the Church Metrics platform from Life Covenant Church, Inc. for total consideration of $2,500,002, paid entirely in the form of 416,667 Series A preferred units of Gloo Holdings, LLC. Robert Gruenewald, a member of the Company’s board of directors, also serves as a board member and vice president of Life Covenant Church.

In connection with the acquisition, Mr. Beck and Pearl Street Trust entered into a put option agreement with Life Covenant Church on August 1, 2024. Under the agreement, Pearl Street Trust and Scott Beck jointly and severally agreed to purchase, upon demand, the Series A preferred units issued in the transaction at a price of $6.00 per unit. The option is exercisable during a 12-month window beginning July 1, 2027, but may be accelerated upon a Qualified IPO resulting in proceeds of at least $50 million and a trading price of at least $15.00 per share of the Company’s Class A common stock for 60 consecutive days.

On September 27, 2024, the Company acquired substantially all assets of InspireHub in exchange for 1,375,000 common units of Gloo Holdings, LLC, representing total consideration of $3,616,250. Jack Furst was a director of InspireHub.

Convertible Note Issuances

As described in Note 15, Debt, on September 1, 2021, the Company entered into a series of convertible note purchase agreements with various investors, including certain related parties, pursuant to which the Company issued Convertible Notes with an aggregate principal amount of $83.6 million. These Convertible Notes were automatically converted into an aggregate of 20,037,364 Series A preferred units of Gloo Holdings, LLC on January 2, 2024.

Related-party investors included the following:

•
Pearl Street Trust: The Company issued convertible notes with an aggregate principal amount of $2.7 million to Pearl Street Trust, which converted into 664,854 Series A preferred units on January 2, 2024.
•
Oak Stream Investors III, LTD.: The Company issued a $1.0 million convertible note to Oak Stream Investors III, LTD., which converted into 234,105 Series A preferred units. Jack Furst, who is the chairman of the board of Oak Stream Ranch, Inc. (the general partner of Oak Stream Investors III, LTD.), is considered a related party.
•
DLF Family Trust: The Company issued a $1.0 million convertible note to DLF Family Trust, which converted into 249,136 Series A preferred units. Mr. Furst is the trustee of the DLF Family Trust.
•
Patrick P. Gelsinger Revocable Trust UAD 11/7/2000: The Company issued a $1.0 million convertible note to the trust, which converted into 246,574 Series A preferred units.

In connection with the Convertible Note issuances, Mr. Beck entered into a personal guaranty agreement dated September 1, 2021 (as amended and restated on January 14, 2022), whereby he agreed to guarantee repayment of the outstanding balances of all such Convertible Notes. The guaranty was effective in the event that the notes were not either converted into equity securities of the Company or fully repaid by their respective maturity dates.

In connection with the Convertible Note issuance to one of the investors, Mr. Beck entered into a put option agreement on August 23, 2022. Under the agreement, in the event the Convertible Notes converted into Series A Preferred Units prior to the maturity date, Mr. Beck or one of his affiliate may have been required to purchase, upon demand, the Series A preferred units issued following such conversion at a price of $4.50 per unit. The option was exercisable from January 2, 2024 until December 31, 2024.

Senior Secured Notes and Warrant Issuances

As described in Note 15, Debt, on April 23, 2024, the Company entered into a Note Purchase Agreement with Pearl Street Trust and certain other purchasers, under which it issued Senior Secured Notes totaling $45.0 million to Pearl Street Trust across multiple tranches, each bearing interest at 8% plus a floating SOFR-based margin, with a floor of 1%, and maturing in April 2027. In connection with these issuances, the Company granted Warrants to purchase an aggregate of 2,250,000 Gloo Holdings, LLC common units at an exercise price of $6.00 per unit.

On April 24, 2024, the Company issued a $10.0 million Senior Secured Note under the Note Purchase Agreement to FMAB Partners, LP (“FMAB”), an entity affiliated with Mr. Furst, who also served as collateral agent under the security agreement associated with the Note Purchase Agreement. In connection with the FMAB note, the Company issued a warrant to purchase 500,000 common units at $6.00 per unit.

On the same date as the FMAB note issuance, Pearl Street Trust and Scott Beck jointly and severally guaranteed repayment of the FMAB note under a guaranty agreement, enforceable upon demand if a defined Event of Default remains uncured for at least 90 days.

Leases

The Company entered into two operating leases for the occupancy of office space in two separate building complexes in Boulder, Colorado, with an entity that is controlled by a member of management. The Company has evaluated the relationship with these related parties and concluded that the related party is not a variable interest entity because the Company has no direct ownership interest or relationship with the related party other than the leases. The leases both commenced on January 1, 2023, both having a term of three years with two three-year extension options. Upon the commencement of each extension term, the base rent shall be adjusted to reflect any percentage increase in the Consumer Price Index since the preceding reference index date. Following each such extension, the number of remaining extension terms shall be reduced accordingly, or eliminated if none remain. On both properties, the Company pays rent, real estate taxes, insurance, and operating expenses related to maintenance and operating costs that arise from the use of the property.

On January 2, 2024, the Company acquired 100% of the equity ownership of Outreach Media, Inc. As part of this transaction, the Company acquired two operating leases for the occupancy of office and warehouse spaces in Colorado Springs, Colorado, each with entities controlled by a member of the subsidiary’s management. The Company has evaluated the relationship with these related parties and concluded that the related party is not a variable interest entity because the Company has no direct ownership interest or relationship with the related party other than the leases. The leases both commenced on January 2, 2024, both having a term of seven years with no extension options. On one of the properties, the Company pays operating expenses related to maintenance and operating costs that arise from the use of the property. Additionally, the Company recognized an asset on both of the leases related to the fair value of the below-market component included in the acquired leases.

The Company has determined that the leases are both operating leases. Operating lease cost related to these leases recognized for the years ended January 31, 2024, and 2025 was $0.3 million and $1.0 million, respectively. The operating lease cost was allocated to General and administrative in the consolidated statements of operations. The Operating lease right-of-use assets as of January 31, 2024, and 2025 were $4.2 million and $3.6 million, respectively, in the consolidated balance sheets. These balances included assets recognized for the below-market component of the acquired operating leases of $0.4 million and $0.3 million, respectively. The current and long-term portions of the lease liabilities as of January 31, 2025, were $0.5 million and $3.1 million, respectively, and were recognized in within the current and non-current the lease liability in the consolidated balance sheets. The current and long-term portions of the lease liabilities as of January 31, 2024, were $0.4 million and $3.5 million, respectively, and were recognized in within the current and non-current the lease liability in the consolidated balance sheets.

Revenue and Revenue-Sharing Arrangements

In addition, the Company entered into a revenue-sharing agreement with one of its equity method investees. Under this agreement, the Company provides sales support services, marketing and other services to the end-customer. During the fiscal years ended January 31, 2024 and 2025 the Company generated revenues under this agreement of $0.5 million and $1.4 million, respectively.

Vendor Agreements

During the fiscal years ended January 31, 2024 and 2025, the Company incurred expenses of $0.6 million and $0.4 million, respectively, in connection with strategic and executive consulting services provided under vendor agreements with a related party. These services were rendered by an entity that is controlled by the chief executive officer of the Company.

Other Transactions

During the fiscal years ended January 31, 2024 and 2025, the Company obtained salary reimbursements of $147 thousand and $122 thousand, respectively. These reimbursements were related to the salary of a Company employee who was rendering services to an entity controlled by the chief executive officer of the Company.

20.
Net Loss Per Unit Attributable to Common Members

The following table sets forth the computation of basic and diluted net loss per unit attributable to common members:

	Year Ended January 31,
	2024	2025
	(in thousands, except unit and per unit data)
Numerator:
Net loss	$(48,313)	$(85,689)
Less: Undeclared cumulative dividends on Series A Preferred Units	10,414	20,264
Less: Deemed dividend for conversion of Member Advance	18,000	—
Net loss attributable to common members, basic and diluted	(76,727)	(105,953)
Denominator:
Weighted average number of common units outstanding, basic and diluted	22,739,574	23,293,429
Net loss per unit attributable to common members, basic and diluted	$(3.37)	$(4.55)

The following potentially dilutive outstanding securities were excluded from the computation of diluted income (loss) per unit attributable to common members because their effect was anti-dilutive:

	Year Ended January 31,
	2024	2025
Options	8,958,417	9,953,872
Warrants	—	3,034,000
Series A Preferred Units	108,459,120	113,429,956
Total	117,417,537	126,417,828

21.
Segment Reporting

The Company operates as a single operating segment, the Gloo segment, consistent with how its CODM, Co-Founder and CEO, Scott Beck, reviews financial information and allocates resources. The Company primarily derives its revenue within the United States by providing a breadth of products, services and solutions to the faith-based ecosystem.

The CODM uses revenue, operating expenses, and net loss as reported in our consolidated statements of operations to identify underlying trends in the performance of our business, make comparisons with the financial performance of our competitors, and determine how to allocate resources of the Company as a whole. The CODM does not review assets in evaluating the results of the Gloo segment, and therefore, such information is not repeated in this disclosure.

The following table presents the significant expenses and other segment items of the Gloo segment, as regularly reviewed by our CODM:

	Year Ended January 31,
	2024	2025
	(in thousands)
Revenue	$21,289	$23,216
Less:
Cost of revenue	6,471	19,749
Depreciation and amortization	4,685	7,714
Hosting and software	2,121	2,830
Insurance	157	185
Maintenance and equipment	193	290
Outside services	10,218	4,151
Payroll and benefits	27,240	31,842
Professional services	3,029	2,302
Rent and utilities	1,618	1,523
Advertising and marketing	4,028	5,201
Travel and entertainment	2,450	1,349
Impairment of goodwill	—	27,753
Other operating expenses	3,587	1,556
Other segment expense (1)	3,805	2,573
Net loss	$(48,313)	$(85,802)

(1)
Other segment items primarily include interest expense; other income (expense), net; and income tax (expense) benefit as reported in our consolidated statements of operations.

22.
Subsequent Events

The Company has identified the following subsequent events:

Acquisitions

On February 18, 2025, the Company acquired all outstanding shares of Carey Nieuwhof Communications Limited (“CNCL”), a Canadian-based digital content creation company that produces faith-based content. CNCL provides on demand subscriptions, preaching, and growth that enhances the Company’s Gloo Workspace. Consideration for the purchase was approximately $7.1 million issued in cash and equity in the Company, pending final valuation reports and subject to a net working capital adjustment. The Company expects to complete the preliminary purchase price allocations relating to this transaction in the third quarter of fiscal year 2025.

On February 18, 2025 the Company entered into a membership interest purchase agreement to acquire a 49.00% equity interest in Barna Holdings, LLC (“Barna”), a faith-oriented research firm that the Company had previously commissioned for research endeavors with the goal of equipping ministry leaders and their communities with regular research findings and measurement tools to better advance human flourishing and church thriving. Consideration for the purchase was approximately $4.9 million, pending final valuation reports and subject to a net working capital adjustment. The Company expects to complete the preliminary purchase price allocations relating to this transaction in the second quarter of fiscal year 2025.

As of January 31, 2025, the Company held a 5% equity interest in Servus Consulting Partners, LLC (“Servant”). On March 12, 2025, the Company acquired an additional 45.1% interest in Servant for an estimated purchase price of $5.6 million, providing the Company with a controlling interest and representing an acquisition in accordance with ASC 805 (the “Servant Acquisition”). Servant is a business and technology consulting firm that specializes in supporting faith-driven organizations, not-for-profit organizations, and purpose-driven businesses, strengthening the Company’s commitment to serve the faith ecosystem by bolstering its technology, resource, and service offerings. The Company expects to complete the preliminary purchase price allocations relating to this transaction in the third quarter of fiscal year 2025.

On June 11, 2025, the Company entered into an amended and restated call option agreement with Flourish Holdings, Inc, the minority interest holder of Midwestern (the “Amended MW Call Option”). Under the amendment, the terms of the original MW Call Option were amended to allow NewCo to repurchase exactly 6,012 of the Company-owned Midwestern units so that, if exercised, the Company would retain approximately a 20% membership interest in the Midwestern. Additionally, the Amended MW Call Option revised the payment terms upon exercise, establishing a fixed per-unit valuation that is payable through exchange of the following, required to be in this order: (1) Gloo Units received by NewCo as part of the Acquisition (deemed to have a value of $6.00 per unit), (2) the forgiveness of the then unpaid balance of the note issuances consummated as part of the original transaction, in any order or combination, and (3) cash, if any portion of the call price remains unpaid after applying the foregoing. In connection with this amendment, the Company is currently reassessing its existing consolidation conclusion.

On July 3, 2025, the Company entered into a securities purchase agreement to acquire all outstanding shares of Masterworks, Inc., a digital fundraising and engagement platform company that serves mission-driven organizations and churches. The Company believes Masterworks will be a foundational part of the Gloo Media Network as it brings a deep technology stack and expertise in donor engagement, creative development, digital marketing and direct mailing. Consideration for the purchase was approximately $11.8 million, pending final valuation reports and subject to a net working capital adjustment. The Company expects to complete the preliminary purchase price allocations relating to this transaction in the third quarter of fiscal year 2025.

The Company expects to complete one or more subsequent closings pursuant to its Amended NPA (as defined below) beginning on or after July 1, 2025, to admit additional purchasers, as well as to issue an Amended Note in respect of Pearl Street Trust’s existing Member Advance. All Notes issued in future closings will bear the same economic terms as the Amended Notes described below.

Amended and Restated Note Purchase Agreement

On June 23, 2025, the Company amended the terms of its Senior Secured Notes and Warrants under the terms of an amended and restated note purchase agreement (the “Amended NPA”) and provided Purchasers with the option to exchange their existing Senior Secured Notes for senior secured convertible notes under the Amended NPA (the “Senior Secured Convertible Notes”). Under the Amended NPA, the terms of the Senior Secured Convertible Notes were amended to (1) increase the aggregate principal capacity to $130.0 million dollars, (2) revise certain default covenants, (3) introduce a new mandatory conversion feature that will automatically convert the Notes into common stock at the per share conversion price equal to the lesser of (i) 80% of the public offering price upon a qualified IPO and (ii) $30.00, and (iii) eliminate the warrant feature for all Senior Secured Notes and Warrants holders that enter into the new form of the Senior Secured Convertible Notes following the modification, while allowing holders that elected to not participate in the Senior Secured Convertible Notes to maintain their warrants, unaffected by the discount clause. The remaining terms of the Senior Secured Convertible Notes will remain substantially unchanged from the initial Senior Secured Notes.

At the initial closing under the Amended NPA, all but two existing note holders, with an aggregate balance of $12.0 million, exchanged their existing Senior Secured Notes for new Senior Secured Convertible Notes that reflect the terms above. Each Senior Secured Convertible Note states a principal amount equal to the holder’s original funded principal plus accrued PIK Interest through June 23, 2025. The Senior Secured Convertible Notes bear interest at a variable rate equal to the higher of 1-Month SOFR or 1%, plus 8.0% per annum. Interest is payable quarterly in arrears, comprising 8.0% cash interest and the remainder as PIK Interest. In connection with the Amendment, the Company entered into a new personal guaranty from Pearl Street Trust in favor of the holders of the Senior Secured Convertible Notes.

Through various closings on or around July 1, 2025, the Company issued an additional $40.6 million of Senior Secured Convertible Notes to multiple investors under the Amended NPA. In connection with three of the issuances, the Company’s chief executive officer and principal stockholder entered into a put option agreement with the investors, granting the investors the right, but not the obligation, to cause the chief executive officer to purchase all of their Senior Secured Convertible Notes or all, but not less than all, of any equity securities the Senior Secured Convertible Notes have been converted into at the time of exercise, in exchange for payment in cash of the Senior Secured Convertible Note balance prior to conversion during a two month window beginning in February 2026. The Company is not a party to the agreement and has no obligation to settle the put options.

Other Transactions

On February 1, 2025, the Company entered into a services agreement pursuant to which a related party will provide strategic consulting and advisory services in exchange for an option to purchase 333,333 common units of Gloo Holdings, LLC at an exercise price of $6.00 per unit. The units subject to the option vest in equal monthly installments over a four-year period, contingent upon the continued provision of services. The services are being provided by an entity wholly owned and controlled by Mr. Gruenewald.

On February 1, 2025, the Company entered into a services agreement pursuant to which a related party will provide strategic consulting and advisory services in exchange for an option to purchase 333,333 common units of Gloo Holdings, LLC at an exercise price of $6.00 per unit. The units subject to the option vest in equal monthly installments over the course of four years, subject to the continued provision of services. The services are being provided by an entity in which Mr. Gruenewald is a director and officer.

Gloo Holdings, LLC

Condensed Consolidated Balance Sheets

(unaudited)

	January 31,	July 31,
	2025	2025
	(in thousands, except unit data)
ASSETS
Current assets:
Cash and cash equivalents	$13,592	$22,589
Restricted cash	252	254
Accounts receivable, net of allowance for credit losses of $68 and $33, respectively(1)	623	6,050
Inventory, net	1,460	1,248
Contract assets	—	3,098
Prepaid expenses and other current assets	2,388	6,582
Total current assets	18,315	39,821
Property and equipment, net	2,303	2,634
Capitalized software, net	23,578	26,717
ROU operating lease asset (2)	3,835	6,834
Long-term investments	33,252	1,181
Other non-current assets	209	1,381
Intangible assets, net	11,431	26,951
Goodwill	27,901	80,278
Total assets	$120,824	$185,797

LIABILITIES, MEZZANINE EQUITY, AND MEMBERS’ DEFICIT
Current liabilities:
Accounts payable (3)	$3,613	$8,279
Accrued compensation	4,538	6,181
Accrued liabilities	3,521	6,402
Acquisition-related liabilities, current	1,350	2,522
Deferred revenue	3,725	5,622
Debt, current (4)	3,177	5,011
Lease liabilities, current (5)	685	1,187
Total current liabilities	20,609	35,204
Acquisition-related liabilities, non-current	100	708
Debt, non-current (6)	66,959	125,488
Lease liabilities, non-current (7)	3,095	5,609
Derivative liability (8)	832	23,410
Deferred income taxes	1,911	2,675
Other non-current liabilities	13,426	11,502
Total liabilities	$106,932	$204,596

Commitment and Contingencies (See Note 12)

Mezzanine Equity:
Series A Preferred Units (no par value; 117,751,845 and 117,751,845 authorized as of January 31, 2025 and July, 31 2025, respectively; 113,429,956 and 115,368,634 units issued and outstanding as of January 31, 2025 and July 31, 2025, respectively; and aggregate liquidation preference of $432,669 and $459,672 as of January 31, 2025 and July 31, 2025, respectively)	351,887	360,063
Redeemable NCI	—	3,383
Total mezzanine equity	351,887	363,446

Members’ Deficit:
Common member units (no par value; 39,651,074 and 39,667,849 units authorized as of January 31, 2025 and July 31, 2025, respectively; and 24,603,574 and 24,651,074 units issued and outstanding as of January 31, 2025 and July 31, 2025, respectively)	—	—
Additional paid-in capital	23,591	36,134
Accumulated deficit	(368,312)	(438,063)
Accumulated other comprehensive income	—	262
Deficit attributable to common members	(344,721)	(401,667)
Equity attributable to noncontrolling interests	6,726	19,422
Total members’ deficit	(337,995)	(382,245)
Total liabilities, mezzanine equity, and members’ deficit	$120,824	$185,797

(1)
Includes related party accounts receivable of $0.2 million and $0.3 million as of January 31, 2025, and as of July 31, 2025, respectively.
(2)
Includes related party leases of $0.2 million and $4.7 million as of January 31, 2025, and as of July 31, 2025, respectively.
(3)
Includes related party accounts payable of $0.6 million and $— as of January 31, 2025, and as of July 31, 2025, respectively.
(4)
Includes current debt from related parties of $1.0 million and $1.3 million as of January 31, 2025, and as of July 31, 2025, respectively.
(5)
Includes related party leases of $0.2 million and $0.7 million as of January 31, 2025, and as of July 31, 2025, respectively.
(6)
Includes non-current debt from related parties of $56.2 million and $110.4 million as of January 31, 2025, and as of July 31, 2025, respectively.
(7)
Includes related party leases of $— million and $4.0 million as of January 31, 2025, and as of July 31, 2025, respectively.
(8)
Includes the derivative liability associated with non-current debt from related parties of $0.8 million and $21.7 million as of January 31, 2025, and as of July 31, 2025.

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

Gloo Holdings, LLC

Condensed Consolidated Statements of Operations

(unaudited)

	Six Months Ended July 31,
	2024	2025
	(in thousands, except unit and per unit data)
Revenue (8):
Platform revenue	$10,463	$17,241
Platform solutions revenue	121	11,234
Other revenue	13	—
Total revenue	10,597	28,475
Operating expenses:
Cost of revenue (exclusive of depreciation and amortization)	9,394	20,968
Product development (9)	6,105	10,730
Sales and marketing	10,824	15,823
General and administrative	7,535	22,206
Depreciation and amortization	3,611	5,200
Total operating expenses	37,469	74,927
Operating loss	(26,872)	(46,452)
Other expense (income):
Interest expense (10)	1,075	6,003
Other expense (income), net	(194)	(473)
Loss (gain) from change in fair value of financial instruments	(220)	11,436
Loss on extinguishment of debt	—	7,473
Total other expense (income), net	661	24,439
Net loss before income taxes	(27,533)	(70,891)
Income tax (expense) benefit	412	293
Income (loss) from equity method investments, net	(273)	(460)
Net loss	(27,394)	(71,058)
Less: net loss attributable to noncontrolling interests	—	(1,307)
Net loss attributable to common members	$(27,394)	$(69,751)

Net loss per unit attributable to common members, basic and diluted	$(1.64)	$(3.47)
Weighted-average common units used to compute net loss per unit attributable to common members, basic and diluted	22,739,574	24,650,701

(8)
Includes revenues from related parties of $0.3 million and $1.9 million for the six months ended July 31, 2024 and 2025, respectively.
(9)
Includes product development costs from related parties of $0.8 million and $2.1 million for six months ended July 31, 2024 and 2025, respectively.
(10)
Includes net charges from related parties of $1.0 million and $5.3 million for the six months ended July 31, 2024 and 2025, respectively.

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

Gloo Holdings, LLC

Condensed Consolidated Statements of Comprehensive Loss

(unaudited)

	Six Months Ended July 31,
	2024	2025
	(in thousands)
Net loss	$(27,394)	$(71,058)
Other comprehensive income (loss):
Foreign currency translation adjustments	—	262
Comprehensive loss	(27,394)	(70,796)
Less: comprehensive income (loss) attributable to noncontrolling interests	—	(1,307)
Comprehensive loss attributable to common members	$(27,394)	$(69,489)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

Gloo Holdings, LLC

Condensed Consolidated Statements of Mezzanine Equity and Members’ Deficit

(unaudited)

	Mezzanine Equity			Members’ Deficit
	Series A Preferred Units			Common Units
(in thousands, except unit data)	Units	Amount	Noncontrolling Interests	Units	Amount	Additional Paid-in Capital	Accumulated Other Comprehensive Income	Accumulated Deficit	Noncontrolling Interests	Total Members’ Deficit
Balance as of January 31, 2024	108,459,120	$332,944	$—	22,739,574	$—	$14,949	$—	$(282,623)	$—	$(267,674)
Issuance of Series A Preferred Units in connection with acquisitions and investments	666,667	4,000	—	—	—	850	—	—	—	850
Issuance of Series A Preferred Units	54,168	325	—	—	—	—	—	—	—	—
Equity-based compensation	—	—	—	—	—	1,432	—	—	—	1,432
Net loss attributable to common members	—	—	—	—	—	—	—	(27,164)	—	(27,164)
Balance as of July 31, 2024	109,179,955	$337,269	$—	22,739,574	$—	$17,231	$—	$(309,787)	$—	$(292,556)

	Mezzanine Equity			Members’ Deficit
	Series A Preferred Units			Common Units
(in thousands, except unit data)	Units	Amount	Noncontrolling Interests	Units	Amount	Additional Paid-in Capital	Accumulated Other Comprehensive Income	Accumulated Deficit	Noncontrolling Interests	Total Members’ Deficit
Balance as of January 31, 2025	113,429,956	$351,887	$—	24,603,574	$—	$23,591	$—	$(368,312)	$6,726	$(337,995)
Issuance of Series A Preferred Units in connection with acquisitions and investments	1,901,850	7,955	—	—	—	2,503	—	—	13,626	16,129
Issuance of Barna Units Put Option (see Note 4)	—	—	3,760	—	—	—	—	—	—	—
Repurchase of Series A Preferred Units in connection with the Servant Acquisition (see Note 4)	(63,172)	(379)	—	—	—	—	—	—	—	—
Issuance of Series A Preferred Units	100,000	600	—	—	—	—	—	—	—	—
Exercise of common unit options	—	—	—	47,500	—	64	—	—	—	64
Members advance	—	—	—	—	—	6,700	—	—	—	6,700
Equity-based compensation	—	—	—	—	—	3,276	—	—	—	3,276
Foreign currency translation adjustment	—	—	—	—	—	—	262	—	—	262
Net income (loss) attributable to noncontrolling interests	—	—	(377)	—	—	—	—	—	(930)	(930)
Net loss attributable to common members	—	—	—	—	—	—	—	(69,751)	—	(69,751)
Balance as of July 31, 2025	115,368,634	$360,063	$3,383	24,651,074	$—	$36,134	$262	$(438,063)	$19,422	$(382,245)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

Gloo Holdings, LLC

Condensed Consolidated Statements of Cash Flows

(unaudited)

	Six Months Ended July 31,
	2024	2025
	(in thousands)
Operating activities:
Net loss	$(27,394)	$(71,058)
Adjustments to reconcile net loss attributable to common members to net cash used in operating activities:
Equity-based compensation expense	2,846	3,275
Depreciation and amortization	3,611	5,200
Amortization of deferred financing costs	131	1,247
Provision for expected credit losses	30	479
Lease expense	584	862
Deferred income taxes	(412)	(360)
Loss (gain) from change in fair value of financial instruments	220	11,436
Loss (gain) on sale of property and equipment	205	—
(Income) loss from equity method investments, net	273	106
Loss on extinguishment of debt	—	7,473
Debt assumed through PIK interest	239	41
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	(480)	(1,385)
Prepaid expenses and other current assets	(9)	232
Other non-current assets	—	(4,478)
Accounts payable	(581)	4,281
Accrued expenses and other current liabilities	(2,650)	163
Deferred revenue	674	(1,134)
Other non-current liabilities	(780)	(606)
Net cash used in operating activities	(23,493)	(44,226)
Investing activities:
Purchases of property and equipment	(324)	(520)
Capitalized internal-use software costs	(2,502)	(6,447)
Acquisitions, net of cash acquired	(1,350)	(3,765)
Net cash used in investing activities	(4,176)	(10,732)
Financing activities:
Payments on debt	(105)	(24)
Proceeds from debt	44,000	56,950
Payment of deferred financing costs	(78)	(73)
Proceeds from exercise of common unit options	—	64
Proceeds from Member Advances received	—	6,700
Proceeds from Series A Preferred Units issuance	325	600
Net cash provided by financing activities	44,142	64,217
Effect of exchange rate changes on cash and cash equivalents	—	(260)
Net increase in cash, cash equivalents and restricted cash	16,473	8,999
Cash, cash equivalents, and restricted cash
Beginning of period	13,727	13,844
End of period	$30,200	$22,843
Supplemental disclosures of cash flow information:
Cash paid for interest	$364	$2,750
Cash paid for taxes	—	—
Supplemental disclosure of non-cash investing and financing activity:
ROU assets obtained in acquisitions	$—	$2,206
ROU assets obtained in exchange for new lease liabilities	—	1,315

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

Notes to the Consolidated Financial Statements

1.
Nature of Business

Gloo Holdings, LLC’s (“Gloo” or the “Company”) mission is to build the leading technology platform for the faith and flourishing ecosystem, which is one of the largest, oldest, and least-digitized ecosystems in the world. Since the Company’s founding in 2013, Gloo has provided a breadth of products, services, and solutions to the two primary stakeholders at the core of the faith and flourishing ecosystem: (1) network capability providers (“NCPs”) and (2) the churches and frontline organizations (“CFLs”) they serve.

The Gloo platform serves as a digital infrastructure between NCPs and CFLs. By facilitating efficient exchange between the two, Gloo enables both sides to succeed; CFLs gain access to better resources and NCPs benefit from efficient distribution and targeted reach. This creates a virtuous cycle, strengthening the platform with each interaction. The Gloo platform includes a suite of technology, marketplace, and service solutions offered directly from Gloo or from Gloo’s consolidated subsidiaries and equity method investments (“Gloo Capital Partners”).

Going Concern

Since inception, the Company has incurred cumulative losses from operations. The Company has funded its operations and capital needs primarily through net proceeds received from the sale of preferred units and proceeds from long-term debt. The Company held cash and cash equivalents of $22.6 million and had an accumulated deficit of $438.1 million as of July 31, 2025. Additionally, the Company incurred net losses of $71.1 million and used $44.2 million of cash in operating activities during the six months ended July 31, 2025. The Company will need to raise additional funds to meet its long-term strategic plans. Such plans include, but are not limited to, generating revenue through subscriptions of our expanding technology and AI offerings, increased marketplace offerings and growing advertising services, as well as seeking external sources of liquidity. Management believes it will be able to obtain additional capital to fund its operations, however, there are no assurances that the Company will be able to raise additional capital on terms acceptable to the Company or at all. If the Company’s plans are not implemented on a timely basis, Management may delay or modify the Company’s business plans, potentially including the timing of planned capital expenditures, development and other planned activities, all of which, individually or in the aggregate, could have material negative consequences to the Company and its results of operations and business relationships.

In connection with the preparation of these condensed consolidated financial statements, Management evaluated conditions and events known and reasonably knowable that could adversely affect the Company’s ability to meet its obligations through one year from the date the financial statements are available to be issued. Management’s assessment considered the Company’s current financial condition, characterized by recurring operating losses, negative cash flows, limited liquid resources, and dependence on external financing, as well as the funds required to execute its business plan over the evaluation period. Based on these factors, the Company has concluded there is substantial doubt about its ability to continue as a going concern for at least twelve months from the date the financial statements are available to be issued.

The condensed consolidated financial statements have been prepared on a basis that assumes the Company will continue as a going concern and do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classifications of liabilities that may result should the Company be unable to continue as a going concern.

2.
Summary of Significant Accounting Policies

Basis of Presentation and Principles of Consolidation

The accompanying unaudited condensed consolidated financial statements include the accounts of Gloo Holdings, LLC, its wholly-owned subsidiaries, less-than-wholly-owned subsidiaries in which the Company holds a controlling financial interest, and variable interest entities (“VIEs”) for which the Company has determined it is the primary beneficiary. The Company has prepared the unaudited condensed consolidated financial statements in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) for interim financial information. Certain information and disclosures normally included in consolidated financial statements prepared in accordance with GAAP have been condensed or omitted. Accordingly, these condensed consolidated financial statements should be read in conjunction with our audited consolidated financial statements as of and for the year ended January 31, 2025 and the related notes. Our unaudited interim condensed consolidated financial statements include, in the opinion of management, all adjustments, consisting of normal and recurring items, necessary for the fair statement of the condensed consolidated financial statements. All material intercompany accounts and transactions have been eliminated in consolidation. There have been no significant changes in accounting policies during the six months ended July 31, 2025 from those disclosed in the annual consolidated financial statements as of and for the year ended January 31, 2025 and the related notes. The interests of the minority owners in less-than-wholly-owned subsidiaries are accounted for as non-controlling interests.

Ownership interests in unconsolidated entities for which the Company has significant influence are accounted for using the equity method of accounting.

Use of Estimates

The preparation of condensed consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect certain amounts reported in the condensed consolidated financial statements and accompanying notes. Estimates are based on historical and anticipated results and trends, and on various other assumptions the Company believes are reasonable under the circumstances, including assumptions as to future events. Management evaluates these estimates, judgments and assumptions on an ongoing basis. Changes in estimates are recorded in the period in which they become known. Actual results could differ from those estimates, and any such differences may be material to the Company’s condensed consolidated financial statements. Significant estimates reflected in the condensed consolidated financial statements include revenue recognition, including the stand-alone selling prices (“SSP”) for each distinct performance obligation; internal-use software development costs; the useful lives of long-lived assets; the net realizable value of inventory; the reserve for expected credit losses; income taxes; equity-based compensation; the valuation of the Company’s common units, equity awards and financial instruments; the fair value of assets and noncontrolling interest acquired and liabilities assumed in business combinations; valuation of consideration transferred in business combinations; the fair value of the call option associated with the Midwestern Interactive, LLC (“Midwestern”) acquisition; the incremental borrowing rate used to determine operating lease right-of-use assets and lease liabilities, the fair value of derivative and warrant liabilities, and legal and other loss contingencies.

Noncontrolling Interests

The Company accounts for an equity interest in a less-than-wholly owned consolidated subsidiary that is not attributable, either directly or indirectly, to the Company as noncontrolling interest in accordance with ASC Topic 810, Consolidation (“ASC 810”).

Noncontrolling interest is recognized as equity in our consolidated balance sheets and presented separately from the equity attributable to common members. Any change in ownership of a less-than-wholly-owned consolidated subsidiary while the controlling financial interest is retained is accounted for as an equity transaction between the controlling and noncontrolling interests. The amounts of consolidated net loss attributable to common members and noncontrolling interest are separately presented in the consolidated statements of operations. The Company’s net loss per unit attributable to common members excludes net losses attributable to noncontrolling interests.

Noncontrolling interests that are redeemable outside the Company’s control at fixed or determinable prices and dates are presented as mezzanine equity in the condensed consolidated balance sheets. Redeemable noncontrolling interests are recorded at the greater of the redemption fair value or the carrying value of the noncontrolling interest and adjusted each reporting period for income, loss and any distributions made. Remeasurements to the redemption value of the redeemable noncontrolling interest are recorded with corresponding adjustments against additional paid in capital. The Company has a redeemable noncontrolling interest related to an acquisition as the minority interest owner holds a put option which may require the Company to purchase its interest in certain scenarios.

Cash and Cash Equivalents and Restricted Cash

The Company considers all highly liquid investments with an original maturity of three months or less when acquired to be cash equivalents. The Company maintains cash and cash equivalent balances in financial institutions that may at times exceed federally-insured limits. The Company has not experienced any losses in such accounts.

Restricted cash consists of funds that are contractually restricted as to usage or withdrawal. The Company defines restricted cash as cash that cannot be withdrawn or used for general operating activities. Restricted cash includes amounts held to collateralize outstanding credit card borrowing facilities and is classified as current or noncurrent assets based on the nature and duration of the restriction. As of January 31, 2025 and July 31, 2025, the Company did not have any non-current restricted cash balances. All restricted cash amounts are expected to be utilized within one year and are therefore classified as current assets.

The following table provides a reconciliation of cash, cash equivalents, and restricted cash as presented in the condensed consolidated balance sheets to the total amount shown in the condensed consolidated statements of cash flows:

	January 31,	July 31,
	2025	2025
	(in thousands)
Cash and cash equivalents	$13,592	$22,589
Restricted cash	252	254
Total cash, cash equivalents, and restricted cash	$13,844	$22,843

Accounts Receivable, Net Allowance for Credit Losses

Accounts receivable are recorded at the invoiced amounts, net of allowance. The Company maintains an allowance for expected credit losses for amounts it does not expect to collect. In establishing an estimated allowance, the Company considers the financial condition and credit quality of its customers, historical losses, current market conditions, the age of the receivables, and current payment patterns. Account balances are written off against the allowance in the period in which the balance is deemed uncollectible. Subsequent recoveries of previously written off balances are recognized when received. Provisions for expected credit losses are recorded to general and administrative in the condensed consolidated statements of operations.

Changes in the Company’s allowance for credit losses as of January 31, 2025 and July 31, 2025 were as follows:

	January 31,	July 31,
	2025	2025
	(in thousands)
Allowance, beginning of period	$75	$68
Write-offs of uncollectible accounts, net	(71)	(515)
Provision for expected credit losses	64	480
Allowance, end of period	$68	$33

Revenue Recognition

The Company derives its revenue primarily from platform solutions revenue and platform revenue. The Company’s primary revenue streams were as follows:

	Six Months Ended July 31,
	2024	2025
	(in thousands)
Subscription revenue	$2,875	$6,270
Marketplace revenue	6,873	6,935
Advertising revenue	715	4,036
Platform revenue	10,463	17,241
Platform solutions revenue	121	11,234
Other revenue	13	—
Total revenue	$10,597	$28,475

Subscription Revenue

The Company provides customers with access to its cloud-based platforms, including Gloo+, Barna Access Plus, Church Law & Tax, ChurchSalary, and others, under subscription arrangements that do not convey a license or ownership of the software. Subscriptions are typically offered in one- or twelve-month terms and are billed in advance.

Revenue is recognized over the subscription term as the Company satisfies its performance obligation by providing continuous access to the platforms. For certain platforms, customers may cancel and receive a refund for the unused portion of the subscription. Refundable amounts are recorded as customer deposit liabilities until recognized or refunded.

Marketplace Revenue

Marketplace revenue primarily consists of physical and digital products such as books, publications, curricula, marketing collateral and church supplies sold through the Company’s online marketplace and online stores of the consolidated subsidiaries. The timing of revenue recognition within marketplace is generally point-in-time when products ship to customers.

Advertising Revenue

Advertising revenue consists of digital advertising services and campaign management services.

Digital advertising services include display advertising sold on the Company’s website and the management of cross-channel campaigns for customers. For fixed-fee arrangements, revenue is recognized over the service period, generally as costs are incurred or as time elapses, depending on the nature of the campaign. For performance-based placements, such as cost-per-click, revenue is recognized as the clicks occur. The Company applies the invoice practical expedient for these arrangements.

Campaign management services include strategy and creative consulting, mail campaigns, digital media campaigns, data and analytics, email campaigns, and SMS campaigns. Revenue from these services is recognized over time using an input method based on actual costs incurred relative to budgeted costs.

In providing advertising and campaign services, the Company engages third-party vendors for printing, postage, data acquisition, and media placement. The Company acts as the principal in these arrangements because it controls the specified services before they are transferred to the customer, has discretion in selecting and directing vendors, and is responsible for fulfilling the services. Accordingly, advertising revenues are reported on a gross basis and related third-party costs are recorded in cost of revenue.

Platform Solutions Revenue

The Company derives revenue from professional service offerings to customers. These services are primarily fixed fee engagements or scoped engagements with a projected set of hours that are billed as time is incurred. For fixed fee engagements, which have a stand-ready obligation, revenue is measured over time elapsed and recognized ratably over the contractual service period as the performance obligation is satisfied. For scoped engagements, revenue is measured using service hours that have been rendered over the contractual service period as the scope of the engagement is completed.

Customer payments for professional services are generally billed over the contractual term. Contracts generally have a term of 12 months or less and the Company performs services consistently over time and concluded that no significant financing component exists.

Taxes assessed by a governmental authority that are both imposed on and concurrent with a specific revenue-producing transaction, that are collected by the Company from a customer, are excluded from revenue.

Contract Balances

The timing of revenue recognition, invoicing, and cash collections results in the recognition of accounts receivable, contract assets, and deferred revenue in the condensed consolidated balance sheets. Contract assets represent revenue recognized in excess of billings for partially fulfilled performance obligations recognized over time. Deferred revenue represents payments received from customers in excess of revenue recognized. Contract assets are classified as current assets in the condensed consolidated balance sheets.

Disaggregation of Cost of Revenue (exclusive of depreciation and amortization)

The Company disaggregates cost of revenue based on whether the cost is attributable to services rendered, tangible products, and other indirect costs. The breakdown of cost of revenue (exclusive of depreciation and amortization) is as follows:

	Six Months Ended July 31,
	2024	2025
	(in thousands)
Subscription revenue costs	$2,472	$3,608
Marketplace revenue costs	6,328	6,213
Advertising revenue costs	501	2,964
Platform revenue costs	9,301	12,785
Platform solutions revenue costs	74	8,183
Other revenue costs	19	—
Total cost of revenue (exclusive of depreciation and amortization)	$9,394	$20,968

Foreign Currency

The Company’s consolidated financial statements are presented in U.S. dollars, which is its reporting currency. The Company has one foreign subsidiary whose functional currency is its local currency. The financial statements of this subsidiary are translated into U.S. dollars using exchange rates at the balance sheet date for assets and liabilities, average exchange rates for the period for revenues and expenses, and historical exchange rates for equity transactions. Resulting translation adjustments are recorded in accumulated other comprehensive income within the condensed consolidated statements of comprehensive loss. Foreign currency transaction gains and losses are included in other expense (income), net in the condensed consolidated statements of operations.

Deferred Offering Costs

Deferred offering costs, which consist of direct and incremental legal, accounting, consulting, printing, and other third-party fees related to the Company’s planned initial public offering (“IPO”), are capitalized within other non-current assets in the condensed consolidated balance sheets. The deferred offering costs will be offset against proceeds from the offering upon consummation of the IPO. In the event the planned offering is terminated, the deferred offering costs will be immediately expensed in the condensed consolidated statements of operations.

Deferred offering costs were $0.4 million and $3.0 million as of January 31, 2025 and July 31, 2025, respectively.

Recent Accounting Pronouncements Not Yet Adopted

In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosure, requiring enhanced income tax disclosures (“ASU 2023-09”). This ASU requires disclosure of specific categories and disaggregation of information in the rate reconciliation table. This ASU also requires disclosure of disaggregated information related to income taxes paid, income or loss from continuing operations before income tax expense or benefit disaggregated between domestic and foreign, and income tax expense or benefit from continuing operations disaggregated between federal, state, and foreign. For public companies, the requirements of this ASU are effective for annual periods beginning after December 15, 2024. Early adoption is permitted and the amendments should be applied on a prospective basis. Retrospective application is permitted. The Company is currently evaluating the impact of the new guidance on the disclosure within its condensed consolidated financial statements.

In March 2024, the FASB issued ASU 2024-01, “Compensation - Stock Compensation” which was issued to reduce complexity in determining if profit interest awards are subject to ASC Topic 718, Compensation - Stock Compensation (“ASC 718”) and to reduce diversity in practice. For public entities, the standard is effective for fiscal years beginning after December 15, 2024, with early adoption permitted. For all other entities, including EGCs, the standard is effective for annual periods beginning after December 15, 2025, and interim periods within those annual periods. The Company has elected to use the extended transition period available to it as an EGC and is currently evaluating the impact of the new guidance on the disclosure within its condensed consolidated financial statements.

In November 2024, the FASB issued ASU 2024-03, “Income Statement—Reporting Comprehensive Income—Expense Disaggregation Disclosures,” which requires disclosure of additional information about specific expense categories underlying certain income statement expense line items. The standard is effective for all entities with annual periods beginning after December 15, 2026, and interim reporting periods beginning after December 15, 2027. Early adoption is permitted. The Company is currently evaluating the impact of this accounting standard update on its condensed consolidated financial statements and related disclosures.

In July 2025, the FASB issued ASU 2025-05, “Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses for Accounts Receivable and Contract Assets,” which provides a practical expedient related to the estimation of expected credit losses for current accounts receivable and current contract assets arising from transactions accounted for under Topic 606, including those assets acquired in a business combination. The practical expedient permits an entity to assume that current conditions as of the balance sheet date do not change for the remaining life of the current accounts receivable and current contract assets. This guidance is effective for annual reporting periods beginning after December 15, 2025, and interim reporting periods within those annual reporting periods, with early adoption permitted. The Company is currently evaluating the impact of the adoption of this guidance on its condensed consolidated financial statements.

In September 2025, the FASB issued ASU 2025-06, “Intangibles — Goodwill and Other — Internal-Use Software (Subtopic 350-40): Targeted Improvements to the Accounting for Internal-Use Software,” which modernizes the accounting for internal-use software costs. The ASU eliminates all references to prescriptive and sequential software developmental stages, establishes a probable-to-complete threshold for commencing capitalization, incorporates website development guidance into Subtopic 350-40 and requires enhanced disclosures for capitalized internal-use software costs. The amendments do not change the existing criteria for which costs are eligible for capitalization or the point at which capitalization ceases. This guidance is effective for annual periods beginning after December 15, 2027, and interim periods within those fiscal years. Early adoption is permitted. The Company is currently evaluating the impact of this guidance on its condensed consolidated financial statements.

3.
Variable Interest Entities

Consolidated VIEs

Visitor Reach

As of July 31, 2025, the Company continues to hold 51.2% of the issued and outstanding equity units of Visitor Reach and reports a non-controlling interest. In connection with the acquisition of Visitor Reach, the Company entered into call option agreements (the “VR Call Options”) with three minority stockholders of Visitor Reach (the “VR Option Holders”) in exchange for future post-combination services. As the VR Call Options remain outstanding and are not yet exercisable, the Company has determined that it is still the primary beneficiary of Visitor Reach as it continues to hold to the power to direct the activities that most significantly impact Visitor Reach’s economic performance.

Barna

As discussed in Note 4, Business Combinations, in February 2025, the Company acquired 49.0% of the equity ownership of Barna, and a majority voting interest in Barna, to build on prior collaborations and expand the Company’s offerings. Barna is a research and strategy consulting firm specializing in church engagement, leadership development, cultural analysis, and generational insights.

Barna was determined to be a VIE because it lacks sufficient equity at risk to finance its operations without future subordinated financial support. The Company determined that it was the primary beneficiary of Barna because it has the power to direct activities that most significantly impact the entity’s economic performance, primarily the research, development, sale, and marketing of Barna’s faith-based content. The Company also has an obligation to absorb losses of the entity through its equity ownership interest. Accordingly, the Company consolidated Barna as of February 18, 2025. The Company holds an additional variable interest in Barna through a revenue sharing arrangement on co-developed content, including the Barna Access Plus platform.

Barna is financed primarily through related-party debt and capital contributions from the Company. At the acquisition date, the Company provided $1.25 million of new capital, most of which was used to repay outstanding loans, resulting in limited liquidity. Barna’s creditors do not have recourse to the general credit of the Company as part of its outstanding debt agreements, as the Company does not guarantee any of Barna’s debt obligations.

In conjunction with the acquisition, the Company entered into a $2.0 million commercial services agreement with Barna, committing to purchasing $1.0 million in services from Barna for the first two years following the acquisition with the intent that the companies would continue their existing commercial relationships in substantially the same manner as conducted prior to the acquisition.

Additionally, in connection with the acquisition of Barna, the Company entered into an amended and restated limited liability company agreement that included a put option (the “Barna Units Put Option”) given to the noncontrolling stockholder of Barna. This option provides the stockholder the right, but not the obligation, to cause Gloo to purchase all, but not less than all, equity ownership held in Barna by the noncontrolling stockholder at fair market value. This option is nontransferable and is exercisable within a 30-day window following either (i) the termination of Barna’s CEO, who is the majority owner of Barna’s noncontrolling stockholder, without cause, or (ii) his voluntary resignation for reasons specified in his employment agreement. The option was assigned negligible value, and the Company has classified this ownership interest as a redeemable non-controlling interest. For further detail, see Redeemable Non-Controlling Interest in Consolidated VIEs, below.

Total assets and liabilities included on the consolidated balance sheet for Barna as of July 31, 2025, were $10.4 million and $2.5 million, respectively. Barna’s assets consisted primarily of intangible assets related to customer relationships, trademarks, and goodwill, further supporting the fact that Barna requires ongoing assistance from the Company to finance its operations and cover its existing obligations.

Redeemable Non-Controlling Interest in VIEs - Barna

The holder of the redeemable non-controlling interest in Barna may elect to cause the Company to purchase its ownership interests at fair market value during a 30-day window immediately following either (i) the termination of Barna’s CEO, who is the majority owner of Barna’s noncontrolling stockholder, without cause, or (ii) his voluntary resignation for reasons specified in his employment agreement. Because the redemption feature is not solely within the control of the Company, this ownership interest is classified as a redeemable non-controlling interest in a consolidated VIE within mezzanine equity on the accompanying condensed consolidated balance sheets.

Subsequent adjustment of the amount presented in temporary equity is currently not required because it was not probable that the instrument will become redeemable. If and when the redemption becomes probable, the Company will record adjustments to bring the carrying value to redemption value. Adjustments of redeemable non-controlling interest to its redemption value are recorded through additional paid-in capital. Total redeemable non-controlling interest was $3.4 million as of July 31, 2025. Net income attributable to redeemable non-controlling interest was $0.4 million during the six months ended July 31, 2025.

Unconsolidated VIEs

Sermons Tech

The Company accounts for its investment in Sermons Tech, LLC (“Sermons Tech”) under the equity method of accounting, in accordance with ASC 323, as it determined it has significant influence over Sermons Tech’s financial and operating policies. However, the Company does not have the power to direct the activities that most significantly impact Sermons Tech’s economic performance; therefore, the Company is not the primary beneficiary of the entity as of the balance sheet date.

The Company’s carrying value of its investment in Sermons Tech was $1.3 million and $1.1 million as of January 31, 2025 and July 31, 2025, respectively, and is included in investments in the condensed consolidated balance sheets. The Company’s maximum exposure to loss is limited to the carrying value of its investment, as the Company has not entered into any other funding arrangements or guarantees for which it would be held liable by the VIE.

4.
Business Combinations

Barna Acquisition

On February 18, 2025, the Company acquired 49.0% of the equity ownership of Barna Holdings, LLC (“Barna” and the transaction, the “Barna Acquisition”). Barna is a research and strategy consulting firm specializing in church engagement, leadership development, cultural analysis, and generational insights. Its offerings include custom research, data reports, webcasts, and podcasts that help organizations better understand and connect with church leaders and spiritually curious audiences. The Company acquired Barna to build on prior collaborations related to co-funded research projects, while enhancing the Company’s ability to deliver advanced data-driven solutions, broaden its digital content offerings, and provide end users with a seamless digital experience with data-driven insights to the faith ecosystem. The Company’s 49.0% equity ownership represents a controlling financial interest in Barna as the Company has determined that it is the primary beneficiary of Barna. For more information on this determination, refer to Note 3, Variable Interest Entities.

The contractual purchase price consideration of $4.9 million was adjusted to the acquisition date fair value of $3.6 million. The remaining acquisition date fair valued $1.3 million was contributed directly to the acquiree as a capital infusion to fund working capital and support post-acquisition operations. Because the $1.3 million remains within the acquiree and under the Company’s control as the controlling stockholder, only the $3.6 million paid to the selling stockholders constitutes consideration transferred in accordance with ASC 805. The difference between the contractual purchase price and the GAAP purchase consideration is primarily related to a fair value adjustment related to equity consideration, and an adjustment to cash consideration to reflect the amount transferred to the sellers. The as-adjusted purchase price representing the consideration transferred under ASC 805 consisted of the following:

Estimated Fair Value
(in thousands)
Cash consideration paid within one year	$250
Equity consideration	3,362
Fair value of total consideration transferred	$3,612

As part of the equity consideration transferred in the Barna Acquisition, the Company issued 566,667 Series A preferred units. Concurrent with the Barna Acquisition, the Company’s chief executive officer and principal stockholder, Mr. Beck, entered into a put option agreement with the sellers (the “Gloo Units Put Option”), granting the sellers the right, but not the obligation, to sell all, but not less than all, of their Series A preferred units to Pearl Street Trust for a total price of $3.4 million during a 12-month exercise window beginning three years after the acquisition date. Although the Company is not a party to the agreement and has no obligation to settle the Gloo Units Put Option, the fair value of the option has been included as part of the total consideration transferred in the Barna Acquisition. This treatment reflects the substance of the arrangement, as the Gloo Units Put Option was provided in connection with the acquisition and represents a deemed capital contribution from Mr. Beck. The Series A preferred units were assigned an aggregate fair value of $2.3 million as of the acquisition date, not inclusive of the fair value of the Gloo Units Put Option, which was estimated to be $1.1 million using the Black-Scholes Option Pricing Method. The $1.1 million value of the Gloo Units Put Option, written by Mr. Beck, was considered a deemed capital contribution to the Company and recorded as an increase to additional paid-in capital as part of the acquisition and included in consideration transferred to acquire Barna. The valuation of the Gloo Units Put Option required significant management judgment, including assumptions related to volatility, risk-free interest rates, expected term, and other relevant inputs. As the Company is neither primarily nor secondarily obligated under the put option, no liability has been recognized and there is no ongoing impact to the Company’s financial position or results of operations.

Concurrent with the Barna Acquisition, the Company provided a separate put option (the “Barna Units Put Option”) to the noncontrolling interest holders in Barna, providing them the right, but not the obligation, to cause Gloo to purchase all, but not less than all, equity ownership in Barna held by the noncontrolling interest holders at fair market value if certain conditions are met. For further information regarding this option and its impacts, refer to Note 3, Variable Interest Entities.

The Company incurred an immaterial amount of transaction-related costs, which were expensed as incurred and included in general and administrative expenses on the consolidated statements of operations. Additionally, the Company settled an immaterial amount of pre-existing contractual relationships with Barna in connection with the transaction. These pre-existing contractual relationships primarily consisted of intercompany payables and receivables between Barna and the Company. No settlement gain or loss was recognized as the arrangements were at market terms.

The Barna Acquisition was accounted for as a business combination using the acquisition method of accounting in accordance with ASC 805. The Company was identified as the accounting acquirer in the transaction. Under the acquisition method of accounting, the assets acquired and liabilities assumed are recorded at their respective fair values as of the Barna Acquisition closing date.

The aggregate purchase price noted above was allocated to the identifiable assets acquired and liabilities assumed based upon their estimated fair values at the acquisition date, primarily using Level 2 and Level 3 inputs. Refer to Note 7, Fair Value Measurements for additional information. These fair value estimates represent management’s best estimate of future cash flows (including sales, cost of sales, income taxes, etc.), discount rates, competitive trends, market comparable equity valuations, and other factors. Inputs used were generally determined from historical data supplemented by current and anticipated market conditions and growth rates.

The Company engaged an independent third-party valuation firm to assist in determining the fair value of the transaction, including intangible assets. The provisional measurements of fair value for certain intangible assets and liabilities (and any accompanying tax impact) may be subject to change as additional information is received. The Company expects to finalize the valuation as soon as practicable, but not later than one year from the acquisition date. The excess of the purchase price over the estimated fair values of the underlying identifiable assets acquired, liabilities assumed, and non-controlling interest was allocated to goodwill. The estimated fair value of the non-controlling interest was based on the price the Company paid for its 49.0% controlling interest in Barna.

The allocation of the purchase price and the estimated fair values of the assets acquired, liabilities assumed, and noncontrolling interest are shown below:

(in thousands)
Identified assets and liabilities:
Cash and cash equivalents	$—
Accounts receivable	298
Contract assets	20
Prepaid expense	25
Customer Relationships	3,000
Trademarks	750
Current liabilities	(1,894)
Other long-term liabilities	(763)
Total identifiable net assets acquired	1,436
Noncontrolling interests	(3,760)
Goodwill	5,936
Consideration transferred	$3,612

The resulting goodwill of $5.9 million is partially deductible for income tax purposes and represents the future economic benefits arising from other assets acquired that could not be individually identified and separately recognized. Specifically, the goodwill recorded as part of the Barna Acquisition includes, but is not limited to: (1) the expected synergies Barna will bring the Company’s portfolio while also unlocking new opportunities for growth, and (2) any intangible assets that do not qualify for separate recognition, such as the assembled workforce of Barna.

The Company recorded finite-lived intangible assets related to customer relationships and trademarks. The fair value of the customer relationships was determined using the multi-period excess earnings method under the income approach, and the fair value of the trademarks was determined using the relief from royalty rate method under the income approach. The newly recognized intangible assets are being amortized over their estimated useful lives on a straight-line basis. The following table summarizes the estimated fair values and estimated useful lives for the identifiable intangible assets acquired as of the acquisition date:

	Estimated Useful Life	Estimated Fair Value
		(in thousands)
Customer relationships	14 years	$3,000
Trademarks	10 years	750
		$3,750

For the period ending July 31, 2025, the Company’s consolidated results included $1.6 million of Barna’s revenue, and $0.7 million of Barna’s net loss.

CNCL Acquisition

On February 18, 2025, the Company acquired 100% of the equity ownership of Carey Nieuwhof Communications Ltd. (“CNCL” and the transaction, the “CNCL Acquisition”). CNCL is a media and training platform dedicated to equipping faith-aligned leaders with tools to run their congregation by providing digital content, courses, podcasts, and live community engagement opportunities. With a global reach that includes a widely-enjoyed podcast, weekly newsletters, and an online network of a vast number of pastors and ministry professionals, CNCL addresses pressing leadership and cultural challenges facing today’s churches. The Company acquired CNCL to expand the distribution of its courses, integrate its “Art of Leadership” academy into the broader Gloo ecosystem, and apply AI-powered tools to increase reach and engagement. As a result, the Company aims to strengthen resources available to pastors and ministry leaders, driving greater growth, connection, and resilience across the faith ecosystem. The Company obtained a controlling financial interest in CNCL through its acquisition of 100% of the equity ownership.

The contractual purchase price of $7.1 million was adjusted to the acquisition date fair value of $5.8 million. The difference between the contractual purchase price and the GAAP purchase consideration is primarily related to a fair value adjustment related to equity consideration, and a fair value adjustment to the promissory note issued to the sellers. The as-adjusted purchase price representing the consideration transferred under ASC 805 consisted of the following:

Estimated Fair Value
(in thousands)
Cash consideration	$2,135
Fair value of exchangeable shares liability	2,413
Promissory note to sellers	1,229
Fair value of total consideration transferred	$5,777

As part of the consideration transferred in the CNCL Acquisition, the Company issued to the sellers 592,991 units of CNCL, which are exchangeable into the Company’s Series A preferred units (“Exchangeable Shares”). The Exchangeable Shares are substantially the economic equivalent of the corresponding Series A preferred units that a seller would have received as consideration for the sale of their business. Exchangeable stockholders receive the Canadian dollar (“CAD”) equivalent of dividends declared on Series A preferred units on the date of declaration. For more information regarding the Company’s Exchangeable Shares, refer to Note 16, Members’ Deficit.

The Company incurred an immaterial amount of transaction-related costs, which were expensed as incurred and included in general and administrative expenses on the consolidated statements of operations.

The CNCL Acquisition was accounted for as a business combination using the acquisition method of accounting in accordance with ASC 805. The Company was identified as the accounting acquirer in the transaction. Under the acquisition method of accounting, the assets acquired and liabilities assumed are recorded at their respective fair values as of the CNCL Acquisition closing date.

The aggregate purchase price noted above was allocated to the identifiable assets acquired and liabilities assumed based upon their estimated fair values at the acquisition date, primarily using Level 2 and Level 3 inputs. Refer to Note 7, Fair Value Measurements for additional information. These fair value estimates represent management’s best estimate of future cash flows (including sales, cost of sales, income taxes, etc.), discount rates, competitive trends, market comparable equity valuations, and other factors. Inputs used were generally determined from historical data supplemented by current and anticipated market conditions and growth rates.

The Company engaged an independent third-party valuation firm to assist in determining the fair value of the transaction, including intangible assets. The provisional measurements of fair value for certain intangible assets and liabilities (and any accompanying tax impact) may be subject to change as additional information is received. The Company expects to finalize the valuation as soon as practicable, but not later than one year from the acquisition date.

The allocation of the purchase price and estimated fair values of the assets acquired and liabilities assumed is as follows:

(in thousands)
Identified assets and liabilities:
Cash and cash equivalents	$297
Accounts receivable	18
Prepaid expense	89
Intangible assets	850
Other non-current assets	11
Current liabilities	(271)
Other long-term liabilities	(215)
Total identifiable net assets acquired	779
Goodwill	4,998
Consideration transferred	$5,777

The resulting goodwill of $5.0 million is not deductible for income tax purposes and represents the future economic benefit arising from other assets acquired that could not be individually identified and separately recognized. Specifically, the goodwill recorded as part of the CNCL Acquisition includes, but is not limited to: (1) the expected synergies the acquisition of CNCL will bring to the Company’s portfolio, while also unlocking new opportunities for growth, and (2) any intangible assets that do not qualify for separate recognition, such as the assembled workforce of CNCL.

The Company recorded finite-lived intangible assets related to the CNCL Acquisition. The fair value of the CNCL tradename was determined using the relief from royalty rate method under the income approach. This newly recognized intangible asset is being amortized over its estimated useful life on a straight-line basis. The following table summarizes the estimated fair value and estimated useful life for the identifiable intangible asset acquired as of the acquisition date:

	Estimated Useful Life	Estimated Fair Value
		(in thousands)
Tradename	15 years	$850

For the period ending July 31, 2025, the Company’s consolidated results included $0.7 million of CNCL’s revenue, and $0.1 million of CNCL’s net income.

Servant Acquisition

On March 12, 2025, the Company acquired 50.1% of the equity ownership of Servus Consulting Partners, LLC (“Servant” and the transaction, the “Servant Acquisition”). Servant is a business and technology consulting firm that supports faith-driven founders, nonprofits, and purpose-driven businesses through strategic growth initiatives and innovative software solutions. Servant was established in 2021 by Benjamin Elmore and Ranjan Thomas and operates Servant.io, its premier product. The Company acquired Servant for the purpose of expanding its tech-enabled consulting offerings to faith-driven organizations. The Company’s 50.1% equity ownership represents a controlling financial interest in Servant as the Company has obtained control through its voting interest and control of the board of directors.

The contractual purchase price of $5.6 million, which had an acquisition date fair value of $4.9 million, was paid directly to the selling stockholders in return for the Company acquiring a 50.1% equity interest. Differences between the contractual purchase price and the GAAP purchase consideration relate primarily to adjustments to fair value for equity consideration, and an adjustment related to cash consideration reflecting the amount transferred to the sellers. The $4.9 million consideration transferred under ASC 805 consisted of the following:

Estimated Fair Value
(in thousands)
Cash consideration	$653
Equity consideration	4,253
Fair value of total consideration transferred	$4,906

As part of the consideration transferred, the Company issued 689,550 Series A preferred units. Concurrent with the Servant Acquisition, the Company executed Call Option Agreements with Benjamin Elmore and Ranjan Thomas. These agreements provide each holder of the option to reacquire the membership units provided to Gloo in the Acquisition, subject to agreed-upon conditions. The Call Options are exercisable beginning on July 1, 2027 and remain exercisable for a 12-month period thereafter at the then-determined fair market value of the shares. These options have been assigned a negligible dollar value.

Additionally, as part of the consideration transferred in the Servant Acquisition, the Company’s chief executive officer and principal stockholder, Mr. Beck, executed separate non-transferable Put Option Agreements with Benjamin Elmore and Ranjan Thomas, granting the sellers the right, but not the obligation, to sell Gloo Units received at a price of $6.00 per share during a 12-month exercise window in 2027. Although the Company is not a party to the agreements and has no obligation to settle the put options, the fair value of the option has been included as part of the total consideration transferred in the Servant Acquisition. This treatment reflects the substance of the arrangement, as the put option was provided in connection with the acquisition and represents a deemed capital contribution from Mr. Beck. The Series A preferred units were assigned an aggregate fair value of $2.8 million as of the acquisition date, not inclusive of the fair value of the put options, which was estimated to be $1.4 million using the Black-Scholes Option Pricing Method. The $1.4 million value of the put option written by Mr. Beck was considered a deemed capital contribution to the Company and recorded as an increase to APIC as part of the acquisition of Servant. The valuation of the put option required significant management judgment, including assumptions related to volatility, risk-free interest rates, expected term, and other relevant inputs. As the Company is neither primarily nor secondarily obligated under the put option, no liability has been recognized and there is no ongoing impact to the Company’s financial position or results of operations.

As part of the transaction, the Company incurred an immaterial amount of transaction-related costs, which were expensed as incurred and included in general and administrative expenses on the consolidated statements of operations. Additionally, the Company settled an immaterial account payable with Servant in connection with the transaction related to services previously provided by Servant to Gloo. No settlement gains or loss was recognized as the arrangement was at market terms.

The Servant Acquisition was accounted for as a business combination using the acquisition method of accounting in accordance with ASC 805. The Company was identified as the accounting acquirer in the transaction. Under the acquisition method of accounting, the assets acquired and liabilities assumed are recorded at their respective fair values as of the Servant Acquisition closing date.

The aggregate purchase price noted above was allocated to the identifiable assets acquired and liabilities assumed based upon their estimated fair values at the acquisition date, primarily using Level 2 and Level 3 inputs. Refer to Note 7, Fair Value Measurements for additional information. These fair value estimates represent management’s best estimate of future cash flows (including sales, cost of sales, income taxes, etc.), discount rates, competitive trends, market comparable equity valuations, and other factors. Inputs used were generally determined from historical data supplemented by current and anticipated market conditions and growth rates.

The Company engaged an independent third-party valuation firm to assist in determining the fair value of the transaction, including intangible assets. The provisional measurements of fair value for certain intangible assets and liabilities (and any accompanying tax impact) may be subject to change as additional information is received. The Company expects to finalize the valuation as soon as practicable, but not later than one year from the acquisition date. The estimated fair value of the non-controlling interest was based on the price the Company paid for its 50.1% controlling interest in Servant.

Prior to the business combination, the Company held a noncontrolling equity interest in Servant, which was accounted for at cost using the measurement alternative under ASC Topic 321, Investments—Equity Securities (“ASC 321”). In connection with the business combination, the Company revalued its previously held equity interest based on the fair value indicated by the consideration described above. This resulted in a $354,000 gain on revaluation of a previously held equity interest, which has been presented in “Other expense (income), net”.

The allocation of the purchase price and estimated fair values of the assets acquired and liabilities assumed is as follows:

(in thousands)
Identified assets and liabilities:
Cash and cash equivalents	$111
Accounts receivable	454
Contract assets	36
Prepaid expense	87
Intangible assets	2,500
Equity investment - Gloo (treasury units)	379
Accounts payable	(374)
Accrued compensation	(173)
Accrued liabilities	(195)
Deferred revenue	(672)
Total identifiable net assets acquired	2,153
Noncontrolling interests	(6,472)
Goodwill	9,754
Fair value of previously held equity interest in acquiree	(529)
Consideration transferred	$4,906

The resulting goodwill of $9.8 million is partially deductible for income tax purposes and represents the future economic benefits arising from other assets acquired that could not be individually identified and separately recognized. Specifically, the goodwill recorded as part of the Servant Acquisition includes, but is not limited to: (1) the expected synergies Servant will bring the Company’s portfolio while also unlocking new opportunities for growth, and (2) any intangible assets that do not qualify for separate recognition, such as the assembled workforce of Servant.

The Company recorded finite-lived intangible assets related to customer relationships and trademarks. The fair value of the customer relationships was determined using the multi-period excess earnings method under the income approach, and the fair value of the trademarks was determined using the relief from royalty rate method under the income approach. The newly recognized intangible assets are being amortized over the estimated useful lives on a straight-line basis. The following table summarizes the estimated fair values and estimated useful lives for the identifiable intangible assets acquired as of the acquisition date:

	Estimated Useful Life	Estimated Fair Value
		(in thousands)
Customer relationships	16 years	$1,750
Trademarks	8 years	750
		$2,500

For the period ending July 31, 2025, the Company’s consolidated results included $4.1 million of Servant’s revenue, and $0.8 million of Servant’s net loss.

Midwestern Acquisition

On June 11, 2025, the Company acquired a controlling financial interest in Midwestern Interactive, LLC (“Midwestern”) with a minority interest retained by Flourish Holdings, Inc. (“Flourish”) (the “Midwestern Acquisition”). In January 2025, the Company obtained an 80% interest in Midwestern accounted for as an equity method because, notwithstanding its majority equity interest, it did not obtain a controlling financial interest due to certain rights held by the noncontrolling stockholder through the call option agreement.

Midwestern, a Missouri-based technology and design development firm, has built a reputation as a powerhouse in software innovation with a team of more than 100 developers and product experts. Midwestern specializes in embedding talent within partner organizations to support every stage of product development, from concept and prototyping to scalable delivery, ensuring quality, speed, and impact. With deep experience in both ministry contexts and advanced technical solutions, Midwestern has already contributed to Gloo’s platform and will now expand its role through this partnership. The Company acquired a majority interest in Midwestern to accelerate AI-driven initiatives, provide turnkey development for faith-based applications, and strengthen the overall technology capabilities available to Gloo partners. By integrating Midwestern’s expertise with Gloo’s data intelligence and expansive faith ecosystem, the acquisition aims to enhance innovation, reduce development friction, and drive faster, more effective technology solutions for churches and ministries worldwide.

The Company’s control and consolidation of Midwestern was a consequence of the June modification of the terms of the call option agreement initially agreed in January, which resulted in a $2.8 million reduction of the option’s value (a concession by Flourish) as well as control by the Company. Management has determined that this reduction in the value of the option represents consideration transferred.

The contractual purchase price of $22.6 million was adjusted to the acquisition date fair value of $31.4 million, which includes the value of the call option. The as-adjusted purchase price representing the consideration transferred under ASC 805 consisted of the following:

Estimated Fair Value
(in thousands)
Cash consideration	$2,120
Equity consideration	8,479
Promissory notes to seller	12,045
Fair value of call option	8,792
Initial investment	31,436
Less: reduction in option due to June modification	(2,822)
Fair value of total consideration transferred	$28,614

As part of the total consideration transferred in the Midwestern Acquisition, the Company issued 2,083,333 Series A preferred units assigned an aggregate fair value of $8.5 million as of the January 2025 transaction. No additional equity compensation was issued in June 2025 when the Company obtained a controlling financial interest.

The Company incurred $0.3 million transaction-related costs as part of the initial investment which were capitalized to the Company’s equity method investment in Midwestern. Upon consolidation, the value of those transaction costs was recognized as loss on revaluation of previously held equity method investment. An immaterial amount of transaction-related costs was incurred related to the modification, which were expensed as incurred and included in general and administrative expenses on the consolidated statements of operations. Additionally, the Company and its subsidiaries were significant customers of Midwestern, and the transaction effectively settled certain intercompany contract assets on Midwestern’s balance sheet as of the acquisition date. No settlement gain or loss was recognized as the arrangements were at market terms.

The Midwestern Acquisition was accounted for as a business combination using the acquisition method of accounting in accordance with ASC 805. The Company was identified as the accounting acquirer in the transaction. Under the acquisition method of accounting, the assets acquired and liabilities assumed are recorded at their respective fair values as of the Midwestern Acquisition closing date.

The aggregate purchase price noted above was allocated to the identifiable assets acquired and liabilities assumed based upon their estimated fair values at the acquisition date, primarily using Level 2 and Level 3 inputs. Refer to Note 7, Fair Value Measurements for additional information. These fair value estimates represent management’s best estimate of future cash flows (including sales, cost of sales, income taxes, etc.), discount rates, competitive trends, market comparable equity valuations, and other factors. Inputs used were generally determined from historical data supplemented by current and anticipated market conditions and growth rates.

The Company engaged an independent third-party valuation firm to assist in determining the fair value of the transaction, including intangible assets. The provisional measurements of fair value for certain intangible assets and liabilities (and any accompanying tax impact) may be subject to change as additional information is received. The Company expects to finalize the valuation as soon as practicable, but not later than one year from the acquisition date.. The estimated fair value of the non-controlling interest was based on the price the Company paid for its 80.0% controlling interest Midwestern.

The Midwestern Acquisition has been accounted for as a step acquisition. Prior to consolidating Midwestern, the Company revalued its previously-held equity method investment based on the fair value of consideration described above. This resulted in a $1.1 million loss, $0.9 million of which pertained to the reversal of equity method income recorded during the six months ended July 31, 2025 and $281,000 of which pertained to formerly-capitalized transaction costs, as described above. This loss has been presented net of income from equity method investments in Income (loss) from equity method investments, net.

The allocation of the purchase price and the estimated fair values of the assets acquired, and liabilities assumed are shown below:

(in thousands)
Identified assets and liabilities:
Cash and cash equivalents	$1,182
Accounts receivable	241
Prepaid expense and other assets	343
Fixed assets	155
Right-of-use assets	1,475
Intangible assets	6,050
Other LT Assets	6
Accrued liabilities	(407)
Lease liabilities	(1,475)
Notes payable	(717)
Total identifiable net assets acquired	6,853
Noncontrolling interests	(7,154)
Goodwill	28,917
Fair value of previously held equity interest in acquiree	(31,438)
Consideration transferred	$(2,822)

The resulting goodwill of $28.9 million is partially deductible for income tax purposes and represents the future economic benefit arising from other assets acquired that could not be individually identified and separately recognized. Specifically, the goodwill recorded as part of the Midwestern Acquisition includes, but is not limited to: (1) the expected synergies the acquisition of Midwestern will bring to the Company’s portfolio, while also unlocking new opportunities for growth, and (2) any intangible assets that do not qualify for separate recognition, such as the assembled workforce of Midwestern.

The Company recorded finite-lived intangible assets related to customer relationships and trademarks. The fair value of customer relationships was determined using the income approach, and the fair value of the trademarks was determined using the relief from royalty rate method under the income approach. The newly recognized intangible assets are being amortized over the estimated useful lives on a straight-line basis. The following table summarizes the estimated fair values and estimated useful lives for the identifiable intangible assets acquired as of the acquisition date:

	Estimated Useful Life	Estimated Fair Value
		(in thousands)
Customer relationships	16 years	$4,550
Trademarks	8 years	1,500
		$6,050

For the period ending July 31, 2025, the Company’s consolidated results included $3.4 million of Midwestern’s revenue, and $0.3 million of Midwestern’s net income.

Masterworks Acquisition

On July 3, 2025, the Company acquired 100% of the equity ownership of Masterworks, Incorporated (“Masterworks” and the transaction, the “Masterworks Acquisition”). Masterworks, a leading marketing and fundraising firm with more than three decades of experience serving Christian nonprofits, has built its reputation on helping faith-based organizations strengthen donor relationships, expand brand presence, and optimize fundraising strategies through media, analytics, and proven ministry insight. With a team deeply rooted in serving Christ-centered missions, Masterworks has enabled countless organizations to grow their reach and impact. The Company acquired Masterworks to combine its fundraising and communications expertise with Gloo’s digital infrastructure, data intelligence, and AI-powered tools. By integrating these complementary strengths, the acquisition aims to provide ministries with more personalized, scalable, and effective strategies to engage supporters and accelerate mission impact. Operating as a wholly owned subsidiary, Masterworks will leverage Gloo’s ecosystem of churches and partners to promote synergistic growth that advances the shared vision of serving those who serve. Masterworks is a Washington-based advertising and fundraising agency serving Christian nonprofits, with a subsidiary Historic Agency. The Company obtained a controlling financial interest in Masterworks through its acquisition of 100% of the equity ownership.

The contractual purchase price of $5.6 million, subject to net working capital adjustments, was adjusted to the acquisition fair date value of $6.7 million, with differences pertaining to working capital adjustments and payments to a key executive which were determined to be compensation rather than consideration transferred pursuant to ASC 805. This bonus payment related to the retention of the key employee and was recorded as an operating expense following consummation of the transaction. The as-adjusted purchase price consisted of the following:

Estimated Fair Value
(in thousands)
Cash consideration	$4,027
Equity consideration	2,652
Fair value of total consideration transferred	$6,679

As part of the consideration transferred in the Masterworks Acquisition, the Company issued 613,961 Series A preferred units with an aggregate fair value of $2.7 million as of the acquisition date.

The Company incurred an immaterial amount of transaction-related costs, which were expensed as incurred and included in general and administrative expenses on the consolidated statements of operations. Certain costs incurred by the seller but paid by the Company were included as consideration, as noted above.

The Masterworks Acquisition was accounted for as a business combination using the acquisition method of accounting in accordance with ASC 805. The Company was identified as the accounting acquirer in the transaction. Under the acquisition method of accounting, the assets acquired and liabilities assumed are recorded at their respective fair values as of the Masterworks Acquisition closing date.

The aggregate purchase price noted above was allocated to the identifiable assets acquired and liabilities assumed based upon their estimated fair values at the acquisition date, primarily using Level 2 and Level 3 inputs. Refer to Note 7, Fair Value Measurements for additional information. These fair value estimates represent management’s best estimate of future cash flows (including sales, cost of sales, income taxes, etc.), discount rates, competitive trends, market comparable equity valuations, and other factors. Inputs used were generally determined from historical data supplemented by current and anticipated market conditions and growth rates.

The Company engaged an independent third-party valuation firm to assist in determining the fair value of the transaction, including intangible assets. The provisional measurements of value for certain intangible assets and liabilities (and any accompanying tax impact) may be subject to change as additional information is received. The Company expects to finalize the valuation as soon as practicable, but not later than one year from the acquisition date.

The allocation of the purchase price and the estimated fair values of the assets acquired and liabilities assumed and noncontrolling interest are shown below:

(in thousands)
Identified assets and liabilities:
Cash and cash equivalents	$1,725
Accounts receivable	4,107
Contract assets	2,193
Prepaid expense and other assets	500
Intangible assets	3,870
Right-of-use asset	640
Current liabilities	(5,512)
Long-term liabilities	(3,427)
Total identifiable net assets acquired	4,096
Goodwill	2,583
Consideration transferred	$6,679

The resulting goodwill of $2.6 million is not deductible for income tax purposes and represents the future economic benefits arising from other assets acquired that could not be individually identified and separately recognized. Specifically, the goodwill recorded as part of the Masterworks Acquisition includes, but is not limited to: (1) the expected synergies Masterworks will bring the Company’s portfolio while also unlocking new opportunities for growth, and (2) any intangible assets that do not qualify for separate recognition, such as the assembled workforce of Masterworks.

The Company recorded finite-lived intangible assets related to customer relationships, trademarks, and developed technology. The fair value of the customer relationships was determined using the multi-period excess earnings method under the income approach, and the fair values of the trademarks and developed technology were determined using the relief from royalty rate method under the income approach. The newly recognized intangible assets are being amortized over the estimated useful lives on a straight-line basis. The following table summarizes the estimated fair values and estimated useful lives for the identifiable intangible assets acquired as of the acquisition date:

	Estimated Useful Life	Estimated Fair Value
		(in thousands)
Customer relationships	10 years	$2,220
Trademarks	16 years	1,230
Developed technology	6 years	420
		$3,870

Contract assets and liabilities were recorded under ASC Topic 606, Revenue from Contracts with Customers (“ASC 606”) in accordance with ASU No. 2021-08; therefore, adjustments in contract assets and liabilities related to the estimated fair values of the acquired contract assets and liabilities were not required.

For the period ending July 31, 2025, the Company’s consolidated results included $4.2 million of Masterworks’ revenue, and an immaterial amount of Masterworks’ net income.

Supplemental Unaudited Pro Forma Information

The unaudited supplemental pro forma financial information below presents the combined historical results of operations of the Company, Visitor Reach, Barna, CNCL, Servant, Midwestern, and Masterworks for the period presented as if Visitor Reach, Barna, CNCL, Servant, Midwestern, and Masterworks had been acquired as of February 1, 2024:

	Pro Forma (unaudited)
	For the Six Months Ended July 31,
	2024	2025
	(in thousands)
Revenue	$38,179	$49,775
Net loss	$(31,448)	$(70,887)

Pro forma information reflects adjustments that are expected to have a continuing impact on the Company’s results of operations and are directly attributable to the acquisition. The unaudited supplemental pro forma information above includes adjustments to reflect, among other things, direct transaction costs relating to the acquisition, the incremental intangible asset amortization to be incurred based on the preliminary values of each identifiable intangible asset, and to eliminate a portion of the interest expense related to liabilities, which were assumed by the Company upon completion of the acquisition. The unaudited supplemental pro forma financial information has been presented for illustrative purposes only and is not necessarily indicative of results of operations that would have been achieved had the acquisitions taken place on the date indicated, or of the Company’s future consolidated statements of operations. The supplemental pro forma information presented above has been derived from the Company’s historical consolidated financial statements and from the historical accounting records of Visitor Reach, Barna, CNCL, Servant, Midwestern, and Masterworks.

5.
Equity Method Investments

The Company accounts for its investments in unconsolidated investees using the equity method of accounting when it has the ability to exercise significant influence over the operating and financial policies of these entities. The Company’s equity method investments as of July 31, 2025, consisted of one investee: Sermons Tech. Midwestern was accounted for as an equity method investment until June 2025, at which point the Company obtained a controlling financial interest and thus consolidated the entity pursuant to ASC Topic 810, Consolidation (“ASC 810”). Refer to Note 4, Business Combinations for additional information.

The summarized financial information below presents the results of operations of Midwestern, through June 11, 2025, when the Company obtained a controlling financial interest:

Statement of Operations	Six Months Ended July 31, 2025
(in thousands)
Total revenues	$5,755
Gross profit	2,014
Income from operations	1,259
Net income	$1,133

Midwestern Interactive, LLC

On January 3, 2025, the Company acquired 8,000 common units of Midwestern Interactive, LLC (“Midwestern”), representing an 80.0% membership interest in the company, for a total purchase price of approximately $31.7 million, paid for with a combination of cash, Series A preferred units, and note issuances. The investment was determined to be an equity method investment due to the Company’s ability to exercise significant influence over Midwestern through its equity investment and representation on Midwestern’s board of directors. The Company did not consolidate Midwestern under ASC 810 because the participating rights held by Midwestern’s minority interest holder limited the Company’s ability to unilaterally control the company.

In connection with the investment, the Company entered into a freestanding call option agreement (the “MW Call Option”) with the minority interest holder of Midwestern, Flourish Holdings, Inc. (“Flourish”). The MW Call Option originally granted the minority interest holder the right to repurchase all of the Company-owned Midwestern units during a 12-month exercise period which begins on the third anniversary of the Company’s acquisition of its interest. In June 2025, certain terms of the MW Call Option were modified, which, among other things, resulted in the Company obtaining a controlling financial interest in Midwestern. The option becomes exercisable on the third anniversary of the effective date of the investment and expires twelve months thereafter and is subject to earlier exercise if the Company (1) enters insolvency proceedings or (2) completes a qualified IPO that raises at least $50.0 million, and its shares trade above $12.00 per share for 90 consecutive days. The MW Call Option was recorded as a liability in other non-current liabilities on the Company’s condensed consolidated balance sheets and is re-measured at fair value on a recurring basis with changes in fair value recorded in loss (gain) from change in fair value of financial instruments in the condensed consolidated statements of operations. Refer to Note 7, Fair Value Measurements for more information regarding the value of the call option and Note 4, Business Combinations for additional information regarding the modification of the call option, which resulted in the Company’s consolidation of Midwestern.

The initial value of the Company’s investment in Midwestern was $31.7 million. Included in the initial carrying amount was a basis difference between the equity method investment recorded on the books of Gloo and the standalone books of Midwestern of approximately $5.4 million. This difference was primarily related to the recognition of intangible assets associated with Midwestern’s customer relationships and trademarks. Basis differences are amortized on a straight-line basis over the remaining life of the assets or liabilities to which they relate and are recognized as an adjustment to the Company’s share in the income or losses of Midwestern.

Sermons Tech LLC

On October 25, 2023, the Company entered into a purchase agreement to acquire 40,000 Class A units of Sermons Tech, representing a 40.0% equity interest, for total consideration of $2.0 million payable in multiple installments throughout 2023, 2024 and 2025. Sermons Tech is a limited liability company formed in July 2023 through a planned strategic relationship with the Company to commercialize the Sermons Tech software platform, an artificial intelligence-driven tool designed to support church leaders and staff in developing and enhancing sermons and related media.

Based on the size and nature of its investment, including its representation on Sermons Tech’s board of directors, the Company determined that it can exercise significant influence over Sermons Tech and should account for its investment under the equity method in accordance with ASC Topic 323, Investments – Equity Method and Joint Ventures (“ASC 323”).

The Company recognized its proportionate share of Sermons Tech’s results of operations in gain (loss) on equity investments, net in the condensed consolidated statements of operations for the year ended January 31, 2025 and six months ended July 31, 2025. For those periods, the Company recognized equity method losses of $0.6 million and $0.1 million, respectively. The carrying amount of the investment was included in long-term investments in the condensed consolidated balance sheets and was $1.2 million and $1.1 million as of January 31, 2025 and July 31, 2025, respectively.

6.
Revenue

Contract Assets, Deferred Revenue and Remaining Performance Obligations

The Company did not have any activity related to contract assets during the six months ended July 31, 2024. The Company did not have any contract assets as of January 31, 2025. During the six months ended July 31, 2025, the Company acquired contract assets of $2.3 million in connection with acquisitions, had additions of $1.9 million, and $1.1 million of contract assets that were acquired and added during the period were transferred to accounts receivable.

During the six months ended July 31, 2024, the Company did not assume deferred revenue liabilities in connection with acquisitions, had additions of $14.4 million, and recognized $13.7 million of revenue that was included in deferred revenue at the beginning of the respective period. During the six months ended July 31, 2025, the Company assumed deferred revenue liabilities of $4.4 million in connection with acquisitions, had additions of $24.3 million, and recognized $26.8 million of revenue that was included in deferred revenue at the beginning of the respective period.

As of July 31, 2025, all contracts recognized over time have contract durations of 12 months or less, and the Company expects to recognize all remaining performance obligations over the next 12 months.

Significant Payment Terms

The Company enters into contracts that are typically one year in length or less with payments required up front on either an annual or monthly basis. The Company has applied the practical expedient to not adjust the consideration for the effects of a significant financing component because the period between the transfer of the promised service and the payment is one year or less. In most cases, contracts are non-cancelable, and consideration paid for services that customers purchase from the Company is non-refundable.

Costs to Obtain Revenue Contracts

As a practical expedient, the Company recognizes the incremental costs of obtaining contracts, such as sales commissions, as expenses when incurred if the amortization period is one year or less.

7.
Fair Value Measurements

The following tables present the Company’s assets and liabilities that are measured at fair value on a recurring and nonrecurring basis and indicates the fair value hierarchy of the valuations:

`	As of January 31, 2025
	(in thousands)
	Level 1	Level 2	Level 3	Total
Liabilities:
Derivative liability	$—	$—	$832	$832
Warrant liability	—	—	4,551	4,551
MW Call Option	—	—	8,793	8,793
Total	$—	$—	$14,176	$14,176

	As of July 31, 2025
	(in thousands)
	Level 1	Level 2	Level 3	Total
Liabilities:
Derivative liability	$—	$—	$23,410	$23,410
Warrant liability	—	—	822	822
Exchangeable Shares	—	—	2,449	2,449
MW Call Option	—	—	8,231	8,231
Total	$—	$—	$34,912	$34,912

The derivative liability, warrant liability, Exchangeable Shares, and MW Call Option are classified as non-current liabilities in the condensed consolidated balance sheets. Refer to Note 5, Equity Method Investments for additional information on the MW Call Option.

Derivative Liability

The embedded derivative liability relates to the features embedded in both the Senior Secured Promissory Notes issued during the fiscal year ended January 31, 2025, and the Senior Secured Convertible Notes issued during the six months ended July 31, 2025. The Company estimates the fair value of these liabilities using the “With and Without” method. This approach involves modeling the expected cash flows to the noteholder under both a default and non-default scenario, and determining the fair value differential between a note with and without the embedded features.

The valuation of these derivative liabilities incorporates significant unobservable inputs, such as the timing and probability of potential liquidity events, discount rate, illiquidity discount, and expected volatility. Other inputs include prevailing interest and risk-free rates, which are not considered significant unobservable estimates. See Note 13, Debt, for details on the embedded derivative liabilities.

Warrant Liability

The fair value of the warrant liability is estimated using an option-pricing model across IPO and Stay Private Scenarios in determining the fair values. These models consider many assumptions, including the likelihood of various potential liquidity events, the nature and timing of such potential events, actions taken with regard to the warrants at expiration, as well as discounts for lack of marketability of the underlying securities and warrants.

The Company estimated the fair value using the following key assumptions:

	January 31, 2025	July 31, 2025
	(in thousands)
Discounts for lack of marketability
Fair value of underlying securities	$1.50	$1.41
Expected volatility	55.0%	55.0%
Dividend rate	0.0%	0.0%
Risk-free interest rate	4.3%	3.9%

The following table sets forth a summary of the changes in the estimated fair value of the Company’s warrant liability:

(in thousands)
Balance as of January 31, 2025	$4,551
June 2025 extinguishment(1)	(3,919)
Changes in fair value of warrants	190
Balance as of July 31, 2025	$822
(1)
Refer to Note 13, Debt, for additional information on the June 2025 extinguishment.

Exchangeable Shares

The Exchangeable Shares were issued to the sellers of CNCL in connection with the CNCL Acquisition, as further described in Note 4, Business Combinations. The Exchangeable Shares are substantially the economic equivalent of the Company’s Series A preferred units, and therefore their value approximates that of the underlying Series A preferred units. The Company estimates the fair value of these units using various valuation methods including combinations of income and market approaches, with input from management.

The income approach estimates value based on the expectation of future cash flows that the Company may generate. These future cash flows are discounted to their present values using a discount rate derived from an analysis of the cost of capital of comparable publicly traded companies as of each valuation date, adjusted to reflect the inherent risks in our cash flows.

The market approach estimates value based on a comparison to comparable public companies in a similar line of business and may also include backsolves, which infers value from recent financing rounds or tender offers. From these comparable companies, a representative market value multiple is determined and then applied to the Company’s financial forecasts to estimate its value.

For each valuation, the enterprise value determined by the income and/or market approaches was then allocated to the Series A preferred units using the option pricing method, or OPM, or a hybrid of the PWERM and OPM, which estimates the probability weighted value across multiple scenarios but uses OPM to estimate the allocation of value within one or more of those scenarios. Refer to Note 16, Members’ Deficit for further details of the Exchangeable Shares.

Nonrecurring Fair Value Measurements

The fair values of assets acquired and liabilities assumed in an acquisition are measured on a non–recurring basis on the acquisition date. If the assets acquired and liabilities assumed are current and short–term in nature, the Company uses their approximate carrying values as their fair values, which are either categorized as Level 1 or Level 2 inputs in the fair value hierarchy. If the assets acquired are not short–term in nature, then the fair value is determined using the estimated future cash flows, as such, are considered Level 3 inputs in the fair value hierarchy. Refer to Note 4, Business Combinations for a further discussion of the Company’s acquisitions.

8.
Capitalized Software, Net

Capitalized software consisted of the following as of January 31, 2025 and July 31, 2025:

	January 31,	July 31,
	2025	2025
	(in thousands)
Capitalized software	$38,921	$45,367
Less: accumulated amortization	(15,343)	(18,650)
Capitalized software, net	$23,578	$26,717

Amortization expense, which is included in depreciation and amortization in the condensed consolidated financial statements of operations, totaled $2.3 million and $3.3 million for the six months ended July 31, 2024 and 2025, respectively.

9.
Intangible Assets

Intangible assets consisted of the following as of January 31, 2025:

	As of January 31, 2025
	(in thousands)
	Useful Life	Gross Carrying Value	Accumulated Amortization	Net Book Value
Customer relationships	4-10 years	$7,465	$(1,730)	$5,735
Developed technology	5 years	2,050	(354)	1,696
Tradenames	6-15 years	4,300	(300)	4,000
Total		$13,815	$(2,384)	$11,431

Intangible assets consisted of the following as of July 31, 2025:

	As of July 31, 2025
	(in thousands)
	Useful Life	Gross Carrying Value	Accumulated Amortization	Net Book Value
Customer relationships	4-16 years	18,985	(2,763)	16,222
Developed technology	5-6 years	2,470	(565)	1,905
Tradenames	6-16 years	9,419	(595)	8,824
Total		30,874	(3,923)	26,951

Amortization expense was $1.1 million and $1.5 million for the six months ended July 31, 2024 and 2025, respectively.

10.
Goodwill

The following table reflects the changes in the carrying amount of goodwill for the six months ended July 31, 2025:

(in thousands)
Balance, January 31, 2025	$27,901
Acquired goodwill	52,186
Effect of foreign currency exchange rates	191
Balance, July 31, 2025	$80,278

11.
Leases

The Company leases office facilities under non-cancellable operating lease arrangements, expiring at various dates through 2030. The Company’s leases generally provide for periodic rent increases and may contain escalation clauses, extension options, or renewal options. The Company does not assume renewals in its determination of the lease term unless the renewals are deemed to be reasonably certain at lease commencement. The Company’s lease agreements generally do not contain any material residual value guarantees or material restrictive covenants.

On February 28, 2025, as part of the Barna Acquisition, the Company acquired one lease, resulting in an operating lease liability of $0.2 million and a right-of-use asset of $0.2 million.

On May 31, 2025, as part of the Midwestern Acquisition, the Company acquired four leases, resulting in an operating lease liability of $1.3 million and a right-of-use asset of $1.3 million.

On July 3, 2025, as part of the Masterworks Acquisition, the Company acquired one lease, resulting in an operating lease liability of $0.6 million and a right-of-use asset of $0.6 million.

The components of lease costs, lease term, and discount rate for operating leases are as follows for the six months ended July 31, 2024 and 2025:

	Six Months Ended July 31,
	2024	2025
	(in thousands)
Operating lease costs	$616	$763
Variable lease costs	449	122
Total lease cost	$1,065	$885

Weighted-average remaining lease term (in years)	6.17	4.19
Weighted-average discount rate	11%	11%

Supplemental balance sheet information related to operating leases consisted of the following as of January 31, 2025 and July 31, 2025:

	January 31,	July 31,
	2025	2025
	(in thousands)
Operating lease ROU assets – related parties	$3,618	$4,646
Operating lease ROU assets – third parties	217	2,188
Total operating lease ROU assets	$3,835	$6,834

Operating lease liabilities – related parties	$3,556	$4,662
Operating lease liabilities – third parties	224	2,134
Total operating lease liabilities	$3,780	$6,796

Supplemental cash flow information related to operating leases were as follows:

	Six Months Ended July 31,
	2024	2025
	(in thousands)
Cash payments for operating leases	$472	$668

The future maturities of long-term operating lease liabilities for each fiscal year are as follows:

Year Ending January 31:	Maturity of Operating Lease Liabilities
(in thousands)
2026 (remaining)	$2,678
2027	1,895
2028	1,813
2029	1,382
2030	962
Thereafter	—
Total	$8,730
Less: imputed interest	(1,934)
Present value of lease liabilities	$6,796
Less: current obligations	(1,187)
Long-term obligations under leases	$5,609

12.
Commitments and Contingencies

Litigation

From time to time, the Company may be involved in litigation related to claims arising out of operations in the normal course of business. The Company accrues a liability for such matters when it is probable that a liability has been incurred and the amount can be reasonably estimated. When only a range of possible loss can be established, the most probable amount in the range is accrued. If no amount within the range is a better estimate than any other amount within the range, the minimum amount in the range is accrued. The accrual for a litigation loss contingency might include, for example, estimates of potential damages, outside legal fees and other directly related costs expected to be incurred. As of July 31, 2025, and through the date these condensed consolidated financial statements were issued, there were no legal proceedings requiring recognition or disclosure in the condensed consolidated financial statements.

13.
Debt

The carrying value of our non-current debt was as follows for the periods presented:

		Effective	January 31,	July 31,
Instrument	Maturities	Interest Rate	2025	2025
			(in thousands)
PPP loans	—	0.00%	$952	$919
Senior Secured Notes	April 23, 2027	17.48%	62,061	12,764
Senior Secured Convertible Notes	April 23, 2027	15.41%	—	107,582
Midwestern Notes	Varied	3.07% - 5.00%	11,827	10,904
Visitor Reach Notes	Varied	14.00%	1,000	1,000
Other notes payable	Varied	1.6% - 25.8%	374	4,472
Total			$76,214	$137,641,417
Less: unamortized discount and issuance costs			6,078	7,142
Less: amounts due within one year			3,177	5,011
Total debt, non-current			$66,959	$125,488

As of January 31, 2025 and July 31, 2025, the Company had short-term borrowings from related parties totaling $1.0 million and $1.0 million, respectively, with a weighted average interest rate of 14%. The maximum and average outstanding borrowings during the periods presented were $1.0 million and $1.0 million, respectively. Refer to the Visitor Reach Notes below for additional information.

As of July 31, 2025, future principal payments for the Company’s long-term debt were as follows:

Year Ending January 31:	(in thousands)
2026 (remaining)	$3,294
2027	2,988
2028	121,619
2029	1,219
2030	2,612
Thereafter	5,909
Total	$137,641

Paycheck Protection Program Loans

During the year ended January 31, 2021, the Company received a Paycheck Protection Program (“PPP”) loan in the amount of $4.9 million. During the year ended January 31, 2022, the Small Business Administration claimed that the Company did not qualify for forgiveness for $1.0 million of the PPP loan. In September 2024, the Company agreed on a payment plan with the SBA to pay the loan in 180 equal monthly installments starting September 25, 2024, including interest. As of July 31, 2025, the balance for the Paycheck Protection Program (“PPP”) loan continued to be reflected as a liability on the consolidated balance sheet.

Senior Secured Notes and Warrants

On April 23, 2024, the Company entered into a promissory note purchase agreement (the “Note Purchase Agreement”) authorizing the issuance of up to an aggregate principal amount of $70.0 million in secured promissory notes (the “Senior Secured Notes”). The Company issued $60.7 million and no Senior Secured Notes to multiple investors (the “Purchasers”) during the periods ended January 31, 2025 and July 31, 2025, respectively. Issuances were primarily to related parties. For more information on related party debt see Note 17, Related Party Transactions. The Senior Secured Notes bear interest at a variable rate equal to the higher of 1-Month SOFR or 1.0%, plus 8.0% per annum. Interest is payable quarterly in arrears, comprising 8.0% cash interest and the remainder as payment-in-kind (“PIK Interest”). Upon the Purchaser electing to continue holding such Senior Secured Notes upon an event of default occurring (as defined in the Note Purchase Agreement), the obligations under the Senior Secured Notes will automatically bear interest at a rate equal to an additional 5.0% per annum over the rate otherwise applicable.

On June 23, 2025, the Company entered into an amended and restated note purchase agreement (the “Amended NPA”) and provided Purchasers with the option to exchange their existing Senior Secured Notes for senior secured convertible notes under the Amended NPA (the “Senior Secured Convertible Notes”). Under this agreement, the terms of the Senior Secured Convertible Notes were amended to (1) increase the aggregate principal capacity to $130.0 million dollars, (2) revise certain default covenants, (3) introduce a new mandatory conversion feature that will automatically convert the Notes into common stock at the per share conversion price equal to the lesser of (i) 80% of the public offering price upon a qualified IPO and (ii) $30.00, and (4) eliminate the Warrant feature for all holders that enter into the new form of the Senior Secured Convertible Notes following the modification. Purchasers that elected to not participate in the Senior Secured Convertible Notes maintain their Warrants with no modifications to their terms.

As a result of the Amended NPA, the Company exchanged $50.6 million in principal of the Senior Secured Notes and the related Warrants for principal in the Senior Secured Convertible Notes. The Company determined that the fair value of the Senior Secured Convertible Notes was higher than the exchanged principal of the Senior Secured Notes, and as such, recorded the exchanged notes at their fair value of $58.5 million, inclusive of the embedded derivative discussed in further detail in Senior Secured Convertible Notes below. The exchange was accounted for as an accounting extinguishment under ASC 480, resulting in a net loss on debt extinguishment of $7.5 million for the period ended July 31, 2025, composed of both a gain on the extinguishment of Warrants and a loss related to the additional value received by the Purchasers through the exchange. For further information, see Senior Secured Convertible Notes below.

As of July 31, 2025, there were two Purchasers who had not exchanged their Senior Secured Notes and Warrants for the Senior Secured Convertible Notes, representing a total principal balance of $12.7 million, inclusive of PIK Interest.

All Senior Secured Notes are jointly and severally guaranteed by the Company’s wholly owned subsidiaries. Further, the Senior Secured Notes issued to one of the Purchasers are personally guaranteed by the Company’s principal stockholders, Scott and Theresa Beck as discussed further in Note 17, Related Party Transactions.

As additional consideration to the Purchasers for providing the financing with the Senior Secured Notes, the Company issued to each Purchaser warrants to purchase Series A preferred units at an exercise price of $6.00 per unit (the “Warrants”). The Warrants were initially recorded at fair value, with subsequent changes in fair value recognized in earnings. During the six months ended July 31, 2025, the Company extinguished $3.9 million of its Warrant liability in connection with the Amended NPA discussed above. As of July 31, 2025, there were 600,000 Warrants outstanding with a fair value of $0.8 million. Refer to Note 7, Fair Value Measurements for additional information.

During the six months ended July 31, 2024, total interest expense related to the Senior Secured Promissory Notes was $1.0 million, including $0.5 million of coupon interest; $0.3 million of PIK Interest; and $0.1 million of amortization of debt discounts and issuance costs. During the six months ended July 31, 2025, total interest expense was $4.2 million, including $2.1 million of coupon interest; $1.1 million of PIK Interest; and $1.0 million of amortization of debt discounts and issuance costs.

Senior Secured Convertible Notes

As described above, on June 23, 2025, the Company entered into the Amended NPA, which included an increased principal capacity, amended default covenants, an added conversion feature, and elimination of the Warrant for all exchanged Purchasers. The remaining terms of the Senior Secured Convertible Notes remain substantially unchanged from the Senior Secured Notes. Each Senior Secured Convertible Note states a principal amount equal to the holder’s original funded principal plus accrued PIK Interest through June 23, 2025. The Senior Secured Convertible Notes bear interest at a variable rate equal to the higher of 1-Month SOFR or 1.0%, plus 8.0% per annum. Interest is payable quarterly in arrears, comprising 8.0% cash interest and the remainder as PIK Interest. In connection with the amendment, the Company entered into a new personal guaranty from Pearl Street Trust in favor of the holders of the Senior Secured Convertible Notes.

The Senior Secured Convertible Notes contain an embedded feature that is required to be bifurcated and accounted for separately as a derivative liability under ASC Topic 815, Derivatives and Hedging (“ASC 815”). This relates to the share-settled redemption feature that is not clearly and closely related to the debt host. The bifurcated derivative liability is recorded at fair value, with changes in fair value recognized in earnings, refer to Note 7, Fair Value Measurements for additional information for the Company’s adjustments to fair value. The Company will continue to assess the fair value of this feature at each reporting date.

Following the exchange detailed above, the Company received additional proceeds of $57.0 million during the six months ended July 31, 2025. As discussed in Note 17, Related Party Transactions, the majority of the Senior Secured Convertible Notes were issued to current equity holders that are related parties of the Company and as such, the Company determined that the cash proceeds received were not indicative of fair value. Accordingly, the Company recorded the notes at their fair value of $65.8 million, inclusive of the embedded derivative above. The combination of the issuance of the notes and related derivative created a charge of $8.8 million, included within ‘Other expenses, net’ in the consolidated statement of operations.

As of July 31, 2025, the Company had an outstanding principal balance of $108.0 million and a total estimated fair value of $132.4 million, inclusive of the bifurcated embedded derivative. The estimated fair value, which the Company deems Level 2 financial instruments, was determined by management based on an independent third-party valuation report.

During the six months ended July 31, 2025, the Company recognized $1.6 million in total interest expense, including $0.8 million of coupon interest, $0.4 million of PIK Interest, and $0.3 million of amortization of debt discounts and issuance costs.

Midwestern Promissory Notes

On January 3, 2025, the Company issued three promissory notes (the “Midwestern Notes”) as partial consideration for its investment in Midwestern Interactive, LLC (“Midwestern”). The Midwestern Notes, which are prepayable at any time by the Company without penalty, consist of (1) a $2.4 million note bearing interest at 4.8%, issued to Mr. Johnson (“Seneca Note”), (2) a $6.5 million note bearing interest at 3.1%, issued to Flourish Holdings, Inc. (“Paden Note”), and (3) a $3.2 million note bearing interest at 5.0%, to Flourish Holdings, Inc. (the “Installment Note”). The Company is required to make monthly principal and interest payments on each of the notes. In the event the notes are not paid upon maturity, the obligations under the Midwestern Notes will automatically bear interest at a rate equal to an additional 5.0% per annum over the rate otherwise applicable. Refer to Note 17, Related Party Transactions for additional information.

As of July 31, 2025, the estimated fair value of the Midwestern Notes was $11.4 million. The estimated fair value of the notes, which the Company deems Level 2 financial instruments, was determined based on an independent third-party valuation report. During the six months ended July 31, 2025, total interest expense was $0.2 million.

Visitor Reach Notes

As of January 31, 2025, the Company’s subsidiary, Visitor Reach, had entered into a series of subordinated loan agreements totaling $1.0 million (the “Visitor Reach Notes”) with related parties and their affiliates, as discussed further in Note 17, Related Party Transactions, which are prepayable at any time by the Company without penalty. Each subordinated loan bears interest at a fixed annual rate of 14.0% and matures one year from the effective date of the respective agreement. The loans are unsecured, subordinated to all senior liabilities of Visitor Reach. The Visitor Reach Notes were recognized based on the proceeds received from issuance. No debt issuance costs were incurred in connection with the issuance of the Visitor Reach Notes. Interest expense associated with these notes is measured using the effective interest method.

As of January 31, 2025 and July 31, 2025, the carrying amount of the Visitor Reach Notes approximates their fair value due to the short-term nature of the instruments and the use of an interest rate that reflects market terms. Total interest expense was immaterial for the six months ended July 31, 2024 and 2025.

14.
Income Taxes

The Company’s effective tax rate for the six months ended July 31, 2024 and 2025 was 2.61% and 28.71%.

The effective tax rate for the six months ended July 31, 2024 and 2025 was primarily impacted by the following items: (i) the impairment of goodwill in the prior year, (ii) the business combination of Masterworks, Inc. in the current year, and, (iii) the mix of income generated among the jurisdictions in which the Company operates as Gloo Holdings, LLC is treated as a partnership and is not subject to U.S. federal and certain state and local income taxes. Accordingly, a separate estimated annual effective tax rate (“AETR”) is computed and applied to ordinary losses in the applicable jurisdictions.

On July 4, 2025, President Trump signed the One Big Beautiful Bill Act into law. This act makes permanent key elements of the Tax Cuts and Jobs Act, including 100% bonus depreciation, domestic research cost expensing, and the business interest expense limitation. According to ASC 740, “Income Taxes,” the effects of changes in tax rates and laws on deferred tax balances must be recognized in the period in which the legislation is enacted. Consequently, as of the date of enactment, the Company is evaluating its impact on the financial statements.

The Company is treated as a partnership for U.S. Federal and most applicable state and local income tax purposes. As a partnership, the Company is not subject to U.S. Federal and certain state and local income taxes. Any taxable income or loss generated by the Company is passed through to and included in the taxable income or loss of its members. On January 2, 2024 and on July 3, 2025, the Company acquired 100% of the equity ownership of Outreach, Inc. and Masterworks, Inc. respectively, which are taxed as a C corporations and are subject to Federal and state income taxes and account for income taxes using the asset and liability method. On February 18, 2025, the Company acquired 100% of the equity ownership of Carry Nieuwhof Communications Ltd., a foreign corporation which is subject to income taxes in Canada and accounts for income taxes using the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases.

15.
Equity-Based Compensation

Options

Options granted under the Membership Unit Option Plan (the “Plan”) are equity classified. The fair value of each option on the grant date was estimated using a Black-Scholes option-pricing model. The weighted average estimated grant-date fair value of stock options granted during the six months ended July 31, 2024 and 2025 was $0.77 and $1.54 per unit, respectively. The weighted average assumptions used in the Black-Scholes model were as follows:

	Six Months Ended July 31,
	2024	2025
Risk-free rate	4.3%	4.1%
Dividend yield	0.0%	0.0%
Expected life (in years)(1)	5.65	6.00
Expected volatility(2)	50.2%	50.3%

(1)
Expected life was estimated as the mid-point between the weighted-average vesting period and the contractual life of the option.
(2)
Expected volatility was based on historical share price volatility for comparable public companies over a period equal to the expected life of the option.

A summary of the option activity for the six months ended July 31, 2025 is presented below:

	Number of Units	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value
	(in thousands, except weighted-average exercise price)
Outstanding at January 31, 2025	9,953	$3.78	6.6	$4,816
Granted	5,099	6.00	—	—
Exercised	(48)	1.35	—	—
Forfeited	(197)	4.05	—	—
Expired	(538)	3.02	—	—
Outstanding at July 31, 2025	14,269	4.61	7.4	5,066
Exercisable at July 31, 2025	6,504	$3.48	5.3	$4,881

Total compensation cost related to options was $1.3 million and $1.9 million during the six months ended July 31, 2024 and 2025, respectively.

Profits Units

The Company did not issue profits units during the six months ended July 31, 2024 and 2025, respectively. Of the profits units outstanding as of July 31, 2025, 3,115,000 profits units vest as follows: 20.00% immediately, 20.00% nine months after the grant date, and 20.00% each anniversary thereafter. All other profits units vest 40.00% on the first vesting date, which ranges from 10 to 22 months after the grant date, with 20.00% vesting each anniversary thereafter. Certain awards provide for accelerated vesting of units upon a change in control or upon termination of the grantee.

As of July 31, 2025, all profits units are equity classified with the exception of 3,115,000 units which are liability classified. The liability-classified profits units provide the grantee with the right to require the Company to repurchase all or part of the units at any time following the grantee’s termination at a price equal to four times the trailing 12-month EBITDA.

A summary of the nonvested profits units for the six months ended July 31, 2025 is presented below:

	Number of Units	Weighted- Average Grant-Date Fair Value (per Unit)
	(in thousands)
Non-vested at January 31, 2025	$7,610	$1.20
Granted	—	—
Vested	(300)	0.77
Forfeited/Cancelled	(480)	1.06
Non-vested at July 31, 2025	$6,830	$1.22

The total fair value of profits units vested during the year ended January 31, 2025 and six months ended July 31, 2025 was approximately $1.7 million and $0.2 million, respectively.

The Company recognized compensation cost related to profits units of approximately $1.5 million and $1.2 million during the six months ended July 31, 2024 and 2025, respectively.

Equity Notes Receivable

In July 2014, the Company entered into Common Unit Purchase Agreements (“CUP Agreements”) and issued 2,709,574 common membership units (“Common Units”) at a purchase price of $0.20 per unit. The employees financed their purchases using proceeds from the Equity Notes Receivable, which are non-recourse in nature. For accounting purposes, the Common Units are treated as in-substance stock options. The Common Units are not considered outstanding for accounting purposes until the Equity Notes Receivable are settled.

As of July 31, 2025, none of the Common Units had been forfeited. The Company did not recognize any equity-based compensation expense related to the Common Units during the six months ended July 31, 2024 and 2025.

VR Call Options

On December 31, 2024 (the “VR Call Option Grant Date”), the Company entered into the VR Call Options with certain co-founders of Visitor Reach in connection with the Company’s acquisition of a majority interest in Visitor Reach.

A summary of the option activity for the six months ended July 31, 2025, is presented below:

	Number of Units	Weighted- Average Exercise Price	Weighted- Average Contractual Term (Years)	Aggregate Intrinsic Value
	(in thousands)			(in thousands)
Outstanding at January 31, 2025	332	$1,506	3.9	$1,555
Granted	—	—	—	—
Exercised	—	—	—	—
Forfeited/Cancelled	—	—	—	—
Expired	—	—	—	—
Outstanding at July 31, 2025	332	$1,506	3.4	$1,555

During the six months ended July 31, 2025, the options were not yet exercisable, and therefore the Company did not receive any cash from exercises. The Company recognized $0.2 million in compensation expense related to the VR call options during the six months ended July 31, 2025. Unrecognized compensation expense of $1.3 million related to these options remains to be recognized over the requisite service period of three years.

16.
Members’ Deficit

The total number of units of all classes of units for which the Company shall have authority to issue is 39,667,849 Common Units, with no par value and 117,751,845 Series A preferred units, with no par value.

The Company’s board of directors has additionally authorized the Company to issue the number of Common Units required at such time the Senior Secured Convertible Notes become convertible in the event of a qualified IPO, as further discussed in Note 13, Debt.

Common Units

At January 31, 2025 and July 31, 2025, the Company had 24,603,574 and 24,651,074 Common Units outstanding, respectively. During the six months ended July 31, 2025, the Company issued 47,500 of the Company’s Common Units as a result of option exercises. Refer to Note 15, Equity-Based Compensation, for additional information.

Series A Preferred Units

At January 31, 2025 and July 31, 2025, there were 117,751,845 and 115,368,634 Series A preferred units outstanding, respectively, excluding 63,172 units held by consolidated subsidiaries of the Company as of July 31, 2025. Such units are accounted for as an investment in parent at the subsidiaries and are treated as treasury shares for accounting purposes in the Company’s consolidated financial statements.

During the year ended January 31, 2025 and six months ended July 31, 2025, the Company issued 54,168 and 100,000 Series A preferred units for total cash proceeds of $0.3 million and $0.6 million, respectively. The Company did not incur any issuance costs during the year ended January 31, 2025 or six months ended July 31, 2025.

In conjunction with the Masterworks Acquisition described in Note 4, Business Combinations, in March 2025, the Company issued 613,961 Series A preferred units as consideration, deemed to have a fair value of approximately $2.7 million.

In conjunction with the Servant Acquisition described in Note 4, Business Combinations, in February 2025, the Company issued 689,550 Series A preferred units as consideration, deemed to have a fair value of approximately $2.8 million. Prior to the Servant Acquisition, Servant held 63,172 Series A preferred units in the Company. Upon acquisition, the units are accounted for as an investment in parent at the subsidiary and are treated as treasury shares for accounting purposes in the Company’s consolidated financial statements.

In conjunction with the Barna Acquisition described in Note 4, Business Combinations, in February 2025, the Company issued 566,667 Series A preferred units as consideration, deemed to have a fair value of approximately $2.3 million.

In conjunction with the CNCL Acquisition described in Note 4, Business Combinations, in February 2025, the Company issued to the sellers 592,991 units of CNCL, which are exchangeable into the Company’s Series A preferred units (“Exchangeable Shares”), as consideration, deemed to have a fair value of approximately $3.4 million at the time of issuance. Refer to the Exchangeable Shares section below for additional information.

In conjunction with the Company’s investment in Midwestern described in Note 5, Equity Method Investments, in January 2025, the Company issued 2,083,333 Series A preferred units as consideration, deemed to have a fair value of approximately $8.5 million.

The Series A preferred units will mandatorily convert into Common Units upon (1) election by members holding more than fifty percent of the Series A preferred units, voting as a separate class, to convert all Series A preferred units into Common Units or (2) the closing of a qualified IPO that raises at least $50.0 million in gross proceeds (a “Qualified IPO”).

These units bear a cumulative dividend of 6.00% per annum on their original issue price. The Company had $71.6 million and $86.6 million in unpaid undeclared cumulative dividends to Series A preferred unit holders as of January 31, 2025, and July 31, 2025, respectively, representing approximately $0.63 and $0.75 per Series A preferred unit, respectively. Each unit votes together with Common Units on an as-converted basis and, voting separately as a class, on matters adversely affecting its rights.

In the event of any liquidation or dissolution of the Company, either voluntary or involuntary, the Series A preferred units rank senior to all other equity classes, each having a liquidation preference of their original issue price plus accrued and unpaid dividends. As of January 31, 2025 and July 31, 2025, the Series A preferred units had an aggregate liquidation preference of $432.7 million and $459.7 million, respectively.

Beginning five years after the original issuance, holders may require the Company to redeem their Series A preferred units for cash equal to four times trailing-twelve-month EBITDA, payable in three equal annual installments. The Company may also call the Series A preferred units at fair market value after seven years, subject to specified board and unitholder approvals. The Company does not have any fixed redemptions in the five years following July 31, 2025.

The Series A preferred units issued and outstanding are accounted for as redeemable units in the mezzanine section on the Company’s consolidated balance sheets as the units are redeemable outside of the Company’s control. The Company has elected to adjust the carrying value of the redeemable Series A preferred units to its maximum redemption value at each reporting date, with the value being the greater of the initial cost of the units or its redemption value. As of July 31, 2025, the redemption value of the Series A preferred units was less than the carrying value.

Exchangeable Shares

As of January 31, 2025 there were no Exchangeable Shares outstanding, and as of July 31, 2025, there were 592,991 Exchangeable Shares outstanding. The Company determined that the Exchangeable Shares should be treated as a contract to issue the Company’s Series A preferred units and is recorded to other non-current liabilities in the Company’s consolidated balance sheets in accordance with ASC 480. The Exchangeable Shares were initially measured at fair value and are subsequently remeasured every reporting period. See Note 7, Fair Value Measurements, for further detail.

The Exchangeable Shares are substantially the economic equivalent of the Company’s Series A preferred units. The Exchangeable Shares do not carry general voting rights at meetings of stockholders of CNCL or the Company, except in limited circumstances where class voting is required by law or in connection with certain amendments affecting the Exchangeable Shares.

Exchange Rights

Each Exchangeable Share is exchangeable, at the option of the holder, for one Series A preferred unit. The exchange may also be triggered automatically upon certain events, including liquidation, redemption, or retraction of the Exchangeable Shares, or in connection with a change of control of the Company or CNCL. Upon exchange, holders are entitled to receive one Series A preferred unit per Exchangeable Share, plus any declared and unpaid distributions as of the exchange date. The Company is required to reserve and keep available for issuance a sufficient number of Series A preferred units to satisfy all outstanding Exchangeable Shares.

Dividends and Distributions

Dividends or other distributions on the Exchangeable Shares are declared and paid only if, and to the extent that, an equivalent distribution is declared and paid on the underlying Series A preferred units. The amount and form of any distribution on the Exchangeable Shares is intended to be economically equivalent to the distribution on the Series A preferred units including the same declaration date, record date, and payment date. Holders are entitled to receive the Canadian dollar equivalent of such distribution on a per share basis.

In the event a dividend is declared on the Series A preferred units, the Company has the option to purchase from each holder a number of Exchangeable Shares equal in value to the declared dividend amount in cash.

17.
Related Party Transactions

The Company has entered into a number of transactions with entities affiliated with members of its board of directors and other related parties, as described in the Company’s historical consolidated financial statements for the years ended January 31, 2025 and the six months ended July 31, 2025.

Visitor Reach Notes

As discussed in Note 13, Debt, in the year ended January 31, 2025, the Company’s subsidiary, Visitor Reach, entered into a series of subordinated loan agreements totaling $1.0 million (the “Visitor Reach Notes”) with related parties and their affiliates, including Howard Rachinski, the subsidiary’s chief executive officer. Each subordinated loan bears interest at a fixed annual rate of 14.0% and matures one year from the effective date of the respective agreement. As of July 31, 2025, $0.2 million is currently due to a minority stockholder.

Midwestern Notes

As discussed in Note 4, Business Combinations, and Note 13, Debt, on January 3, 2025, the Company issued the Midwestern Notes as partial consideration for its acquisition of Midwestern. The Midwestern Notes, which are prepayable at any time by the Company without penalty, consist of (1) a $2.4 million note bearing interest at 4.8%, issued to Mr. Johnson, (2) a $6.5 million note bearing interest at 3.1%, issued to Flourish Holdings, Inc., and (3) a $3.2 million note bearing interest at 5.0%, to Flourish Holdings, Inc. Mr. Johnson is the chief executive officer of Midwestern, one of the Company’s consolidated subsidiaries, and is the sole owner of Flourish Holdings, Inc.

Member Advances

During the six months ended July 31, 2025, the Company received advances (the “Member Advances”) totaling approximately $1.7 million from Mr. Beck and $5.7 million from minority stockholders of the Company to address short-term working capital needs. The Member Advances were not subject to any contractual repayment obligation, whether in cash, equity, or other form, and were provided without any stated terms or conditions requiring repayment by the Company. On July 31, 2025, $0.7 million of Member Advances were applied to issue Senior Secured Convertible Notes. Refer to Note 13, Debt for additional information.

Senior Secured Notes and Warrant Issuances

As described in Note 13, Debt, on April 23, 2024, the Company entered into a Note Purchase Agreement with Pearl Street Trust and certain other purchasers, under which it issued Senior Secured Notes totaling $45.0 million to Pearl Street Trust across multiple tranches, each bearing interest at 8% plus a floating SOFR-based margin, with a floor of 1%, and maturing in April 2027. In connection with these issuances, the Company granted Warrants to purchase an aggregate of 2,250,000 Gloo Holdings, LLC common units at an exercise price of $6.00 per unit. All of the Senior Secured Notes and the Warrants held by Pearl Street Trust were exchanged into Senior Secured Convertible Notes, as discussed in Note 13, Debt.

On April 24, 2024, the Company issued a $10.0 million Senior Secured Note under the Note Purchase Agreement to FMAB Partners, LP (“FMAB”), an entity affiliated with Mr. Furst, who also served as collateral agent under the security agreement associated with the Note Purchase Agreement. In connection with the FMAB note, the Company issued Warrants to purchase 500,000 common units at $6.00 per unit. FMAB did not participate in the exchange of the Senior Secured Notes and the associated balance of $10.6 million, inclusive of PIK Interest, and the 500,000 Warrants remained outstanding as of July 31, 2025.

On the same date as the FMAB note issuance, Pearl Street Trust and Scott Beck jointly and severally guaranteed repayment of the FMAB note under a guaranty agreement, enforceable upon demand if a defined Event of Default remains uncured for at least 90 days.

During the year ended January 31, 2025, the Company issued additional Senior Secured Notes totaling $3.7 million, together with 184,000 related Warrants, to other minority stockholders. As of July 31, 2025, all but one of these stockholders had elected to participate in the exchange of the Senior Secured Notes.

Senior Secured Convertible Notes

As described in Note 13, Debt, on June 23, 2025, the Company entered into the Amended NPA and provided the holders of the Senior Secured Notes with the option to exchange their existing notes with Senior Secured Convertible Notes. In electing to participate in the exchange, the holders also gave up their associated Warrants.

In addition to exchanging its Senior Secured Notes and Warrants for Senior Secured Convertible Notes, the Company issued an additional $48.0 million of Senior Secured Convertible Notes to Pearl Street Trust in multiple tranches during July 2025. In July 2025, additional notes totaling $1.2 million were issued to other minority stockholders of the Company.

In connection with the Amended NPA, Pearl Street Trust guaranteed repayment of the issuances under the NPA, both exchanged and new, under a guaranty agreement, enforceable upon demand if a defined Event of Default remains uncured for at least 90 days.

In connection with the Senior Secured Convertible Note issuances to two of the Purchasers, Mr. Beck entered into a put option agreement. Under the agreement, the holder has the right, but not the obligation, to require Mr. Beck to purchase their note or any equity securities issued upon its conversion, for cash consideration equal to the outstanding principal and accrued interest as of the date of exercise during a two month window beginning February 1, 2026.

Series A Preferred Units Issued in Connection with Acquisitions and Related Transactions

On April 29, 2024, the Company acquired certain assets of Christianity Today International for total consideration of $6.2 million, comprised of $1.4 million in cash and 666,667 Series A preferred units of Gloo Holdings, LLC. Two members of the Company’s board of directors, Nona Jones and Bishop Claude Alexander, serve on the board of directors of Christianity Today but received no consideration in connection with the transaction.

In connection with the acquisition, on April 29, 2024, Mr. Beck and Pearl Street Trust entered into a put option agreement with Christianity Today International. Under this agreement, Mr. Beck and Pearl Street Trust jointly and severally agreed to purchase, upon demand, the Series A preferred units issued in the transaction at a price of $6.00 per unit. The option is exercisable during a 12-month period beginning May 1, 2027.

On August 1, 2024, Gloo Technologies, LLC, a wholly-owned subsidiary of the Company, acquired the Church Metrics platform from Life Covenant Church, Inc. for total consideration of $2,500,002, paid entirely in the form of 416,667 Series A preferred units of Gloo Holdings, LLC. Robert Gruenewald, a member of the Company’s board of directors, also serves as a board member and vice president of Life Covenant Church.

In connection with the acquisition, Mr. Beck and Pearl Street Trust entered into a put option agreement with Life Covenant Church on August 1, 2024. Under the agreement, Pearl Street Trust and Scott Beck jointly and severally agreed to purchase, upon demand, the Series A preferred units issued in the transaction at a price of $6.00 per unit. The option is exercisable during a 12-month window beginning July 1, 2027, but may be accelerated upon a Qualified IPO resulting in proceeds of at least $50 million and a trading price of at least $15.00 per share of the Company’s Class A common stock for 60 consecutive days.

On September 27, 2024, the Company acquired substantially all assets of InspireHub in exchange for 1,375,000 common units of Gloo Holdings, LLC, representing total consideration of $3,616,250. Jack Furst was a director of InspireHub.

On February 18, 2025, in connection with the Barna Acquisition discussed in Note 4, Business Combinations, Mr. Beck and Pearl Street Trust entered into a put option agreement with the sellers. Under the agreement, Mr. Beck and Pearl Street Trust jointly and severally agreed to purchase, upon demand, the Series A preferred units issued in the transaction at a price of $6.00 per unit. The option is exercisable during a 12-month window beginning February 18, 2028.

On March 12, 2025, in connection with the Servant Acquisition, Mr. Beck and Pearl Street Trust entered into put option agreements with two of the sellers. Under the agreement, Mr. Beck and Pearl Street Trust agreed to purchase, upon demand, the Series A preferred units received at a price of $6.00 per share during a 12-month exercise window beginning July 1, 2027.

Leases

The Company entered into two operating leases for the occupancy of office space in two separate building complexes in Boulder, Colorado, with an entity that is controlled by a member of management. The Company has evaluated the relationship with these related parties and concluded that the related party is not a variable interest entity because the Company has no direct ownership interest or relationship with the related party other than the leases. The leases both commenced on January 1, 2023, both having a term of three years with two three-year extension options. Upon the commencement of each extension term, the base rent shall be adjusted to reflect any percentage increase in the Consumer Price Index since the preceding reference index date. Following each such extension, the number of remaining extension terms shall be reduced accordingly, or eliminated if none remain. On both properties, the Company pays rent, real estate taxes, insurance, and operating expenses related to maintenance and operating costs that arise from the use of the property.

On January 2, 2024, the Company acquired 100% of the equity ownership of Outreach Media, Inc. As part of this transaction, the Company acquired two operating leases for the occupancy of office and warehouse spaces in Colorado Springs, Colorado, each with entities controlled by a member of the subsidiary’s management. The Company has evaluated the relationship with these related parties and concluded that the related party is not a variable interest entity because the Company has no direct ownership interest or relationship with the related party other than the leases. The leases both commenced on January 2, 2024, both having a term of seven years with no extension options. On one of the properties, the Company pays operating expenses related to maintenance and operating costs that arise from the use of the property. Additionally, the Company recognized an asset on both of the leases related to the fair value of the below-market component included in the acquired leases. The Company has determined that the leases are both operating leases.

On May 31, 2025, the Company completed the acquisition of Midwestern Interactive, LLC. In connection with this acquisition, the Company assumed four operating leases for the occupancy of office space with an entity owned by Midwestern’s Chief Executive Officer. Each of the leases has a remaining term of five years. The Company has determined that the leases are operating leases.

Operating lease cost related to these related party leases recognized for the year ended January 31, 2025 and the period ended July 31, 2025 was $1.0 million and $0.6 million, respectively. The operating lease cost was allocated to General and administrative in the condensed consolidated statements of operations. The related party operating lease right-of-use assets as of January 31, 2025 and July 31, 2025 were $3.6 million and $4.7 million, respectively, in the condensed consolidated balance sheets. The current and long-term portions of the related party lease liabilities as of January 31, 2025, were $0.5 million and $3.1 million, respectively, and were recognized within the current and non-current lease liability in the condensed consolidated balance sheets. The current and long-term portions of the related party lease liabilities as of July 31, 2025, were $0.7 million and $4.0 million, respectively, and were recognized within the current and non-current lease liability in the condensed consolidated balance sheets.

Revenue and Revenue-Sharing Arrangements

In addition, the Company entered into a revenue-sharing agreement with one of its equity method investees. Under this agreement, the Company provides sales support services, marketing and other services to the end-customer. During the fiscal year ended January 31, 2025 the Company generated revenues under this agreement of $1.4 million, and for the six months ended July 31, 2025 the revenue generated was immaterial.

Vendor Agreements

During the year ended January 31, 2025 and the six months ended July 31, 2025, the Company incurred expenses of $0.4 million and $1.6 million, respectively, in connection with strategic and executive consulting services provided under vendor agreements with a related party. These services were rendered by an entity that is controlled by the chief executive officer of the Company.

On February 1, 2025, the Company entered into a services agreement pursuant to which a related party will provide strategic consulting and advisory services in exchange for an option to purchase 333,333 common units of Gloo Holdings, LLC at an exercise price of $6.00 per unit. The units subject to the option vest in equal monthly installments over a four-year period, contingent upon the continued provision of services. The services are being provided by an entity wholly owned and controlled by Mr. Gruenewald.

During the six months ended July 31, 2025, the Company incurred expenses of $2.1 million in connection with engineering staffing services received from one of its equity method investees. These services supported the development, maintenance, and enhancement of the Company’s AI platform.

Other Transactions

During the six months ended July 31, 2025, one of the Company’s subsidiaries generated revenue of $0.5 million for services rendered to YouVersion, Inc., an entity in which a member of the Company’s board of directors is also the chief executive officer.

During the six months ended July 31, 2025, one of the Company’s subsidiaries generated revenue of $1.4 million in connection with services provided to Come and See an entity of which the chairman of its board is one of the subsidiary’s board members.

One of the Company’s subsidiaries has entered into four month-to-month lease agreements with an entity that is controlled by the subsidiary’s chief executive officer and minority stockholder. During six months ended July 31, 2025, total lease payments and expenses for these properties totaled $0.1 million.

18.
Net Loss Per Unit Attributable to Common Members

The following table sets forth the computation of basic and diluted net loss per unit attributable to common members:

	Six Months Ended July 31,
	2024	2025
	(in thousands, except unit and per unit data)
Numerator:
Net loss attributable to common members	$(27,394)	$(69,751)
Less: Undeclared cumulative dividends on Series A Preferred Units	10,007	15,029
Less: Deemed dividend for conversion of Member Advance	—	700
Net loss attributable to common members, basic and diluted	(37,401)	(85,480)
Denominator:
Weighted average number of common units outstanding, basic and diluted	22,739,574	24,650,701
Net loss per unit attributable to common members, basic and diluted	$(1.64)	$(3.47)

The following potentially dilutive outstanding securities were excluded from the computation of diluted income (loss) per unit attributable to common members because their effect was anti-dilutive:

	Six Months Ended July 31,
	2024	2025
Options	9,591,384	14,269,176
Warrants	2,200,000	600,000
Exchangeable Shares	—	592,991
Senior Secured Convertible Notes (1)	—	10,758,175
Series A preferred units	109,179,955	115,431,806
	120,971,339	141,652,148

(1)
The contingently convertible Senior Secured Convertible Notes were not included for purposes of calculating the number of diluted shares outstanding as of July 31, 2025, as the number of dilutive shares is based on a conversion ratio associated with the pricing of a qualified IPO. Therefore, the Senior Secured Convertible Notes, conversion ratio, and the resulting number of dilutive shares, is not determinable until the contingency is resolved.
19.
Segment Reporting

The Company operates as a single operating segment, the Gloo segment, consistent with how its CODM, Co-Founder and CEO, Scott Beck, reviews financial information and allocates resources. The Company primarily derives its revenue within the United States by providing a breadth of products, services and solutions to the faith-based ecosystem.

The CODM uses revenue, operating expenses, and net loss as reported in our condensed consolidated statements of operations to identify underlying trends in the performance of our business, make comparisons with the financial performance of our competitors, and determine how to allocate resources of the Company as a whole. The CODM does not review assets in evaluating the results of the Gloo segment, and therefore, such information is not repeated in this disclosure.

The following table presents the significant expenses and other segment items of the Gloo segment, as regularly reviewed by our CODM:

	Six Months Ended July 31,
	2024	2025
	(in thousands)
Revenue	$10,597	$28,475
Less:
Cost of revenue (exclusive of depreciation and amortization)	9,394	20,968
Depreciation and amortization	3,611	5,200
Hosting and software	1,382	2,194
Insurance	92	117
Maintenance and equipment	112	342
Outside services	2,302	2,691
Payroll and benefits	14,893	28,262
Professional services	806	3,489
Rent and utilities	792	1,425
Advertising and marketing	1,955	3,882
Travel and entertainment	653	2,007
Other operating expenses	1,477	4,350
Other segment expense (1)	522	24,606
Net loss	$(27,394)	$(71,058)

(1)
Other segment items primarily include interest expense; other income (expense), net; and income tax (expense) benefit as reported in our condensed consolidated statements of operations.

Major Customers

For the six months ended July 31, 2024 and 2025, no customer represented more than 10% of total revenue.

The following table sets forth the percentage of accounts receivable, net from the Company’s largest customers that exceed 10% of its total accounts receivable, net and contract assets for the six months ended July 31, 2024 and 2025:

	Six Months Ended July 31,
	2024	2025
Customer A	34%	*
Customer B	22%	*

* Customer did not represent 10% or more of accounts receivable, net during the respective period

20.
Subsequent Events

The Company has identified the following subsequent events:

Acquisitions

On August 1, 2025, the Company entered into a unit purchase agreement with Flourish, LLC, pursuant to which the Company purchased from Flourish 52,500 Class B Units of Sermons Tech, LLC, a technology company that developed an AI-powered platform designed to enhance the capabilities of pastors and church staff through tools that support sermon content generation, worship planning, small group coordination, and digital engagement. Consideration for the purchase was approximately $0.6 million in cash and 1,000,000 Series A preferred units. The additional 52,500 Class B Units provided the Company with 100.00% of Sermons Tech. The Company expects to complete the preliminary purchase price allocations relating to this transaction in the fourth quarter of fiscal year 2025.

On August 22, 2025, the Company entered into a securities purchase agreement to acquire all outstanding equity interests of RT Creative Group LLC, d/b/a Igniter Media, a digital media company based in Texas that provides creative church media assets, including worship backgrounds, sermon illustrations and countdowns through its platforms Igniter Media, Lightstock, Igniter TV and Igniter Studios. On August 29, 2025, the Company completed the acquisition, which strengthens several of the Company’s current product offerings. The contractual purchase price was approximately $9.4 million issued in cash and a promissory note, pending final valuation reports and subject to a net working capital adjustment. The Company expects to complete the preliminary purchase price allocations relating to this transaction in the fourth quarter of fiscal year 2025.

On August 30, 2025, the Company entered into a securities purchase agreement to acquire all outstanding equity interests in XRI Global, Inc., a language-technology company that supports low-resource and long-tail languages through dataset development, machine translation, and speech and text models, and which partners with faith-based, public health, and education organizations to extend technology access in underserved communities. The contractual purchase price is approximately $10.0 million, comprised of cash and Gloo equity, pending final valuation reports and subject to adjustments for indebtedness and net working capital. The transaction is expected to close in the fourth quarter of fiscal year 2025.

Issuances Under the Amended and Restated Note Purchase Agreement

Through various closings in August and September 2025, the Company issued an additional $14.3 million of Senior Secured Convertible Notes to multiple investors under the Amended NPA. Additionally, on August 1, 2025, $5.0 million of the Members’ Advances received from minority stockholders during the six months ended July 31, 2025 were applied to issue Senior Secured Convertible Notes.

First Amendment to Amended and Restated Note Purchase Agreement

On September 5, 2025, the Company amended the terms of its Amended NPA dated June 23, 2025, pursuant to a first amendment to the Amended NPA (the “First Amended NPA”). Under the First Amended NPA, the Company’s aggregate principal borrowing capacity under the facility was increased from $130.0 million dollars to $160.0 million.

INDEPENDENT AUDITOR’S REPORT

Board of Managers

Gloo Holdings, LLC

831 Pearl Street

Boulder, Colorado

Opinion

We have audited the financial statements of Midwestern Interactive, LLC (the “Company”), which comprise the balance sheet as of December 31, 2024, and the related statements of operations and member’s capital, and cash flows for the year then ended, and the related notes to the financial statements.

In our opinion, the accompanying financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2024, and the results of its operations and its cash flows for the year then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audit in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audit. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Substantial Doubt About the Company’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, in June 2025, the Company began to be consolidated into the financial statements of Gloo Holdings, LLC (the “Parent”). The Company has historically generated positive cash flows from operations. The Company has total assets at December 31, 2024, of $1.4 million, total liabilities of $3.8 million and a deficit of $2.4 million. The Parent has generated significant losses and negative cash flows from operations in recent years. The Company’s cash flows are expected to be available to the Parent for its liquidity needs which are in excess of the liquidity the Company is expected to generate. In addition, management has stated that there is substantial doubt about the Company’s ability to continue as a going concern. Management’s evaluation of the events and conditions and management’s plans regarding these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for one year from the date the financial statements are available to be issued.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with GAAS, we:

•
Exercise professional judgment and maintain professional skepticism throughout the audit.
•
Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.
•
Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.
•
Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.
•
Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control–related matters that we identified during the audit.

/Crowe LLP/

Los Angeles, California
July 23, 2025

Midwestern Interactive, LLC

Balance Sheet

As of
December 31, 2024
ASSETS
Current assets:
Cash and cash equivalents	$532,543
Accounts receivable, net	624,088
Prepaid expenses and other assets	20,451
Total current assets	1,177,082
Property and equipment, net	190,428
ROU operating lease asset	12,379
Total long-term assets	202,807
Total assets	$1,379,889

LIABILITIES AND MEMBER'S DEFICIT
Current liabilities:
Accounts payable	$11,905
Accrued compensation	354,453
Accrued liabilities	70,865
Line of credit	196,621
Current portion of notes payable	524,059
Current portion of lease liabilities - operating	12,692
Total current liabilities	1,170,595
Lease liabilities - operating	—
Notes payable, net of current portion	2,625,982
Total liabilities	3,796,577

Commitments and contingencies (See note 8)

Members deficit:
Member’s deficit	(2,416,688)
Total liabilities and member’s deficit	$1,379,889

The accompanying notes are an integral part of these financial statements.

Midwestern Interactive, LLC

Statement of Operations and Members’ Deficit

Year Ended
December 31, 2024
Revenue	$11,975,344
Operating expenses:
Cost of revenue	8,106,407
Sales and marketing	423,838
General and administrative	2,317,057
Depreciation	92,553
Total operating expenses	10,939,855
Operating income	1,035,489
Other expense, net	40,839
Interest expense	306,120
Net income	688,530
Member’s deficit - beginning of period	(2,264,421)
Member distributions	(840,797)
Member’s deficit - end of period	$(2,416,688)

The accompanying notes are an integral part of these financial statements.

Midwestern Interactive, LLC

Statement of Cash Flows

Year Ended
December 31, 2024
Operating activities:
Net income	$688,530
Adjustments to reconcile net income to operating activities:
Depreciation	92,553
Expected credit losses	49,581
Non-cash change in ROU asset	73,624
Notes payable origination fees	33,239
Changes in operating assets and liabilities:
Accounts receivable	183,238
Prepaid expenses and other assets	13,776
Accounts payable	(5,758)
Accrued compensation	4,770
Accrued liabilities	(76,326)
Lease liabilities - operating	(75,164)
Net cash provided by operating activities	982,063
Investing activities:
Purchases of property and equipment	(14,776)
Net cash used investing activities	(14,776)
Financing activities:
Proceeds from line-of-credit and notes payable	1,008,239
Payments of line-of-credit and notes payable	(1,767,646)
Member distributions	(840,797)
Net cash used in financing activities	(1,600,204)
Net decrease in cash and cash equivalents	$(632,917)
Cash and cash equivalents:
Beginning of period	$1,165,460
End of period	$532,543

Supplemental disclosures of cash flow information
Cash paid for interest	$306,120

The accompanying notes are an integral part of these financial statements.

Notes to the Financial Statements

1.
Nature of Business

Midwestern Interactive, LLC (the “Company” or “Midwestern”) is a software development firm headquartered in Missouri. The Company, a limited liability company, provides limited liability to its single member, who is not personally liable for obligations of the LLC, and represents a single class of equity, Founded in 2012, Midwestern operates in the custom software development industry, focusing on deploying consulting resources to create tailored software solutions, mobile applications, and branding strategies for various clients. The Company specializes in providing embedded teams for strategic planning, design, development, and implementation of software, mobile applications, branding, and content processes.

Going Concern

In June 2025, the Company began to be consolidated into the financial statements of Gloo Holdings, LLC (“Gloo” or “Parent”). The Company has historically generated positive cash flows from operations. The Company has total assets at December 31, 2024 of $1.4 million, total liabilities of $3.8 million and a deficit of $2.4 million. The Parent has generated significant losses and negative cash flows from operations in recent years. The Company’s cash flows are expected to be available to the Parent for its liquidity needs which are in excess of the liquidity the Company is expected to generate. Therefore, the going concern assessment of the company is dependent on the Parent’s consolidated liquidity.

Since inception, Parent has incurred cumulative losses from operations. Parent has funded its operations and capital needs primarily through net proceeds received from the sale of preferred and common units and proceeds from long-term debt. Parent management believes it will be able to obtain additional capital to fund its operations, however, there are no assurances that the Parent will be able to raise additional capital on terms acceptable to the Parent or at all. If the Parent’s plans are not implemented on a timely basis, management may delay or modify our business plans, potentially including the timing of planned capital expenditures, development and other planned activities, all of which, individually or in the aggregate, could have material negative consequences to us and our results of operations and business relationships.

In connection with the preparation of these financial statements, management evaluated conditions and events known and reasonably knowable that could adversely affect the Company’s ability to meet its obligations through at least a year from the date the financial statements were available to be issued.

Based on these factors, management has concluded there is substantial doubt about the Company’s ability to continue as a going concern for at least twelve months from the date the financial statement is available to be issued.

The financial statements have been prepared on a basis that assume the Company will continue as a going concern and do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classifications of liabilities that may result should the Company be unable to continue as a going concern.

2.
Summary of Significant Accounting Policies

Basis of Presentation

The financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America (“U.S. GAAP”) and Regulation S-X of the Securities Act of 1933, as amended. The accompanying financial statements include all the accounts of the Company. The financial statements are presented in U.S. dollars, which is also the Company’s functional currency.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect certain reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expense during the reporting period. Management evaluates these estimates, judgments and assumptions on an ongoing basis.

Estimates are based on historical and anticipated results and trends, and on various other assumptions the Company believes are reasonable under the circumstances, including assumptions as to future events. Changes in estimates are recorded in the period in which they become known. Actual results could differ from those estimates, and any such differences may be material to the Company’s financial statements.

Risks and Uncertainties

The Company’s future results of operations involve a number of risks and uncertainties. Factors that could affect the Company’s future operating results and cause actual results to differ materially from expectations include, but are not limited to, competition, changes in regulations, dependence on key personnel, and the Company’s ability to fund and manage growth.

Cash and Cash Equivalents

The Company considers all highly liquid investments available for current use with an initial maturity of three months or less to be cash equivalents. Cash equivalents include on-demand money market accounts.

Accounts receivable, Net

Accounts receivable, are reduced by an allowance for credit losses that reflects management’s best estimate of amounts that will not be collected. An allowance for credit losses is established for amounts expected to be uncollectible over the contractual life of the receivables. The Company evaluates trade receivables to determine the allowance for credit losses based on the financial condition of its customers. The Company calculates the allowance using an expected loss model that considers the Company’s actual historical loss rates adjusted for current economic conditions and reasonable and supportable forecasts. Uncollectible amounts are written off against the allowance in the period they are determined to be uncollectible. Recoveries of amounts previously written off are recognized when received. As of December 31, 2024, the allowance for credit losses was $25,529.

Prepaid Expenses and Other Assets

Prepaid expenses consist of various payments that the Company has made in advance for goods or services to be received in the future and consists primarily of prepaid insurance, license fees, and other expenses.

Credit Risk and Major Customers

The Company maintains its cash balances at a financial institution located in southwest Missouri. Accounts held by the institution are insured by the Federal Deposit Insurance Corporation (“FDIC”) up to $250,000. The Company’s cash balances at times may exceed the insured limits, and as of December 31, 2024, there was approximately $268,391 of uninsured cash.

Sales in the normal course of business are to customers located predominantly in the United States. The Company extends trade credit to its customers on terms that are generally practiced in the industry.

Three customers comprise approximately 53% of total 2024 revenue. Subsequent to year-end, one of these customers, Gloo Holdings, LLC, became a related party. See note 9 for further discussion of the transaction. Four customers comprise approximately about 76% of total accounts receivable as of December 31, 2024.

Leases

The Company’s leases are primarily operating leases for office facilities. The Company determines if an arrangement is a lease or contains a lease at lease inception. The Company classifies the lease as either a finance or operating lease at lease commencement. As of December 31, 2024, the Company did not have any finance lease arrangements. Operating leases are included in right-of-use (“ROU”) operating lease asset, current portion of lease liabilities – operating, Lease liabilities – operating, on the Company’s balance sheet.

Operating lease liabilities are recognized at the lease commencement date based on the present value of the future lease payments over the lease term. The Company’s lease terms may include options to extend or terminate the lease when it is reasonably certain the Company will exercise that option. The Company accounts for the lease and non-lease components as a single lease component for the Company’s operating leases.

The Company measures ROU assets based on the corresponding lease liabilities adjusted for any initial direct costs and prepaid lease payments made to the lessor before or at the commencement date, net of lease incentives. Lease expense for minimum lease payments is recognized on a straight-line basis over the lease term. Variable lease payments are not included in the calculation of the ROU asset and lease liability and are recognized as lease expense as incurred. The Company’s variable lease payments generally relate to payments affected by the Consumer Price Index and payments for maintenance and utilities.

The Company applies the short-term lease recognition exemption for leases with a lease term of 12 months or less, excluding those leases from the balance sheet and recognized related payments on a straight-line basis over the lease term.

Property and Equipment, Net

Property and equipment are recorded at cost, net of accumulated depreciation. Expenditures for maintenance and repairs are charged to expense as incurred. Depreciation is computed using the straight-line method over the following estimated useful lives:

•
Computer equipment – five years
•
Furniture and equipment – seven years
•
Vehicles – five to seven years

Upon disposition, the cost of disposed assets and the related accumulated depreciation are eliminated from the accounts and any resulting gain or loss is recorded to other expense, net in the Statement of Operations.

Impairment of Long-Lived Assets

The Company reviews its long-lived assets, primarily consisting of property and equipment, for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of the asset is measured by comparison of its carrying amount to undiscounted future net cash flows the asset is expected to generate. If such assets are considered to be impaired, the impairment recognized is measured as the amount by which the carrying amount of the asset exceeds its estimated fair value. Estimates of expected future cash flows represent management’s best estimate based on currently available information and reasonable and supportable assumptions. Any impairment recognized is permanent and may not be restored. The Company did not record any impairment charges on its long-lived assets for the year ended December 31, 2024.

Revenue Recognition

Revenue is recognized upon transfer of control of promised services to customers in an amount that reflects the consideration the Company expects to receive in exchange for those services. Revenue also excludes any amounts collected on behalf of third parties, including sales and indirect taxes. The Company determines the amount of revenue to be recognized through application of the following steps:

•
Identify the contract(s) with a customer;
•
Identify the performance obligations in the contract;
•
Determine the transaction price;
•
Allocate the transaction price to the performance obligations in the contract; and
•
Recognize revenue when (or as) the Company satisfies a performance obligation.

In arrangements in which the Company has multiple performance obligations, the transaction price is allocated to each performance obligation using the relative stand-alone selling price. Management generally determines stand-alone selling prices based on the prices charged to customers in arrangements without multiple performance obligations.

The Company derives revenue from professional service offerings to customers. These services are primarily fixed fee engagements for a set number of services hours, or scoped engagements with a projected set of hours that are billed as time is committed to a project. For fixed fee engagements, which have a stand-ready obligation, revenue is measured over time elapsed and recognized ratably over the contractual service period as the performance obligation is satisfied. For scoped engagements, revenue is measured utilizing service hours that have been rendered over the contractual service period as the scope of the engagement is completed.

Customer payments for professional services are generally billed over the contractual term. Although certain contracts extended beyond twelve months, the Company performed services consistently over time and concluded that no significant financing component exists.

Taxes assessed by a governmental authority that are both imposed on and concurrent with a specific revenue-producing transaction, that are collected by the Company from a customer, are excluded from revenue.

The Company evaluates whether two or more contracts should be combined and accounted for as one single performance obligation and whether a single contract should be accounted for as more than one performance obligation. Accounting Standards Codification 606 defines a performance obligation as a contractual promise to transfer a distinct good or service to a customer. A contract’s transaction price is allocated to each distinct performance obligation and recognized as revenue when, or as, the performance obligation is satisfied. The Company’s evaluation requires significant judgment and the decision to combine a group of contracts or separate a contract into multiple performance obligations could change the amount of revenue and profit recorded in a given period. The majority of the Company’s contracts have a single performance obligation, as the promise to transfer the individual goods or services is not separately identifiable from other promises in the contract and, therefore, is not distinct.

Costs to Obtain Revenue Contracts

As a practical expedient, the Company recognizes the incremental costs of obtaining contracts, such as sales commissions, as expenses when incurred if the amortization period is one year or less.

Deferred Revenue

For transactions in which there is significant outstanding obligation, the associated revenue is recorded as deferred revenue and recognized one such obligation is fulfilled. There were not any deferred revenue obligations outstanding as of December 31, 2024.

General and Administrative Expenses

General and administrative expenses consist primarily of personnel and related costs for executive, finance, legal, human resources, and administrative personnel, including salaries, benefits; legal, accounting, and other professional service fees; other corporate expenses; information technology costs; and facility costs.

Advertising

The Company expenses the cost of advertising as incurred. Included in sales and marketing expenses on the statement of operations are charges for advertising of $33,832 for the year ended December 31, 2024.

Income Taxes

The Company’s members have elected to have the Company’s income taxed as an S corporation under the provisions of the Internal Revenue Code and similar sections of state and local law. Any taxable income or loss generated by the Company is passed through to and included in the taxable income or loss of its members, and no provision for any income taxes are included in these financial statements.

In accordance with authoritative guidance on accounting for and disclosure of uncertainty in tax positions, the Company follows a more likely than not measurement methodology to reflect the financial statement impact of uncertain tax positions taken or expected to be taken in a tax return. For tax positions meeting the more-likely-than-not threshold, the tax liability recognized in the consolidated financial statements is reduced by the largest benefit that has a greater than fifty percent likelihood of being realized upon ultimate settlement with the relevant taxing authority. If tax authorities were to disallow any tax positions taken by the Company, the additional income taxes, if any, would be imposed on the members rather than the Company.

No amounts have been accrued for uncertain tax positions as of December 31, 2024. However, management’s conclusions regarding uncertain tax positions may be subject to review and adjustment at a later date based on ongoing analyses of tax laws, regulations, and interpretations thereof, and other factors. The Company does not have any unrecognized tax benefits as of December 31, 2024, and does not expect that the total amount of unrecognized tax benefits will materially change over the next six months. Additionally, no interest or penalty related to uncertain taxes has been recognized in the accompanying financial statements.

The Company files tax returns as prescribed by the tax laws of the jurisdictions in which it operates. In the normal course of business, the Company is subject to examination by federal, state, and local jurisdictions, where applicable. If such examinations result in changes to income or loss, the tax liability of the Company could be changed accordingly.

3.
Property and Equipment

Property and equipment consisted of the following:

As of December 31, 2024
Computer equipment	$257,431
Furniture and equipment	117,930
Vehicles	179,622
Total property and equipment	554,983
Less: accumulated depreciation	364,555
Property and equipment, net	$190,428

Depreciation expense was $92,553 for the year ended December 31, 2024.

4.
Line of Credit

The Company entered into a revolving line of credit loan on December 17, 2023, of up to $250,000. The line of credit is secured by a term life insurance policy of a former member. Interest is payable monthly and accrues at 7.25% and the unpaid principal balance is due at maturity on December 17, 2025.

5.
Notes Payable

The Company entered into a short-term working capital note payable on February 15, 2024, and the total net amount advanced was $975,000, net of origination fees of $33,239, which are amortized over the life of the note. Interest and principal are payable in equal monthly installments until maturity.

The Company entered into two equipment financing agreements on June 29, 2023, for $341,582 and on November 2, 2021, for $150,324, both secured by the property and equipment purchased from proceeds. Principal and interest payments are payable in equal monthly installments until maturity.

The Company entered into a promissory note for $393,291 on April 24, 2024, secured by personal assets of the sole member of the Company. Principal and interest payments are payable in equal monthly installments monthly until maturity.

The Company entered into a promissory note for $2,700,000 on June 30, 2022. Proceeds were used to purchase the then remaining ownership interest of the Company from another former member. The promissory note is repayable in 83 equal monthly installments of $21,099 beginning on July 30, 2022, which include principal and interest, and a single balloon payment of $1,700,000 at maturity. The outstanding balance is secured by a term life insurance policy held by the current sole member of the Company.

Notes payable consisted of the following:

	Agreement			As of December 31,
Instrument	Execution Date	Maturity	Interest Rate	2024
Working capital note payable	February 15, 2024	February 15, 2025	12.00%	$168,040
Equipment finance agreement	June 29, 2023	June 29, 2026	7.70%	180,800
Equipment finance agreement	November 2, 2021	November 2, 2027	3.25%	76,783
Promissory note	April 24, 2024	April 24, 2029	8.95%	350,591
Promissory note	June 30, 2022	June 30, 2029	4.75%	2,373,827
Total				3,150,041
Amounts due within one year				(524,059)
Total notes payable				$2,625,982

As of December 31, 2024, future principal payments for the Company’s notes payable were as follows:

2025	$524,059
2026	314,390
2027	265,323
2028	272,965
2029	1,773,304
$3,150,041

6.
Leases

The Company leases an office building in Springfield, Missouri under a non-cancellable operating lease arrangement, expiring in early 2025. The Company’s leases generally provide for periodic rent increases and may contain escalation clauses and renewal options. The Company does not assume renewals in its determination of the lease term unless the renewals are deemed to be reasonably certain at lease commencement. The Company’s lease agreements generally do not contain any material residual value guarantees or material restrictive covenants. The Company utilized a rate of 1.47% to recognize the operating lease liabilities at lease commencement date based on the present value of the future lease payments over the lease term.

Four of the Company’s office buildings are leased from an entity controlled by the chief executive officer (“CEO”) who is also the single member of the Company. These leases are on a month-to-month term basis and are not capitalized. For further details regarding these leases, refer to Note 7, Related Party Transactions.

For the Year Ended
December 31, 2024
Operating lease costs	$73,624
Variable lease costs	22,910
Total lease costs	$96,534

7.
Related Party Transactions

The Company has entered into four month-to-month lease agreements with an entity that is controlled by the CEO of the Company. Total lease payments and expenses for these properties totaled $588,711 for the year ended December 31, 2024. These leases are on a month-to-month term basis with monthly lease payments of approximately $49,060.

The Company has entered into various revenue agreements with a customer for which the CEO of the Company serves on the board of directors of the customer. Total revenue with this customer for the year ended December 31, 2024, was $429,100.

8.
Commitments and Contingencies

Litigation

From time to time, the Company may be involved in litigation related to claims arising out of operations in the normal course of business. The Company accrues a liability for such matters when it is probable that a liability has been incurred, and the amount can be reasonably estimated. When only a range of possible loss can be established, the most probable amount in the range is accrued. If no amount within the range is a better estimate than any other amount within the range, the minimum amount in the range is accrued. The accrual for a litigation loss contingency might include, for example, estimates of potential damages, outside legal fees and other directly related costs expected to be incurred. As of December 31, 2024, and through the date these financial statements were issued, there were no legal proceedings requiring recognition or disclosure in the consolidated financial statements.

9.
Evaluation of Subsequent Events

Gloo Holdings, LLC (“Gloo”) entered into a Securities Purchase Agreement (“SPA”) on January 3, 2025, with the sole member of the Company, to acquire an 80% majority equity interest in the Company for a total purchase price of approximately $22.65 million. As part of the transaction, Gloo granted the sole member of the Company a call option to repurchase Gloo’s interest in the Company beginning three years after the effective date.

On June 11, 2025, the Company was notified that Gloo amended its call option agreement with Flourish Holdings, Inc. (“NewCo”), the Company’s minority interest holder. The amended agreement provides NewCo the right to repurchase a portion of Gloo’s ownership units, which, if exercised, would reduce Gloo’s interest in the Company to approximately 20%. The amendment also revised the consideration terms for the repurchase by establishing a fixed per-unit valuation that is payable through exchange of the following, required to be in this order: (1) Gloo Units received by NewCo as part of the Acquisition (deemed to have a value of $6.00 per unit), (2) the forgiveness of the then unpaid balance of the note issuances consummated as part of the original transaction, in any order or combination, and (3) cash, if any portion of the call price remains unpaid after applying the foregoing.

The Company has evaluated events subsequent to the balance sheet date of December 31, 2024, through the issuance of this report, which is the date the financial statements were available to be issued.

Midwestern Interactive, LLC

Balance Sheet

(Unaudited)

As of
March 31, 2025
ASSETS
Current assets:
Cash and cash equivalents	$1,041,331
Accounts receivable, net	751,183
Prepaid expenses and other assets	20,720
Total current assets	1,813,234
Property and equipment, net	167,768
ROU operating lease asset	1,430,113
Total long-term assets	1,597,881
Total assets	$3,411,115

LIABILITIES AND MEMBERS’ DEFICIT
Current liabilities:
Accounts payable	$15,939
Accrued compensation	313,201
Accrued liabilities	76,497
Current portion of debt	557,182
Current portion of lease liabilities - operating	246,526
Total current liabilities	1,209,345
Lease liabilities - operating	1,183,587
Notes payable, net of current portion	2,533,429
Total liabilities	4,926,361

Commitments and contingencies (See note 8)

Members’ deficit:
Members’ deficit	(1,515,246)
Total liabilities and members’ deficit	$3,411,115

The accompanying notes are an integral part of these financial statements.

Midwestern Interactive, LLC

Statement of Operations and Members’ Deficit

(Unaudited)

Three Months Ended
March 31, 2025
Revenue	$4,058,924
Operating expenses:
Cost of revenue	2,460,244
Sales and marketing	11,833
General and administrative	664,052
Depreciation	22,659
Total operating expenses	3,158,788
Operating income	900,136
Other expense, net	2,145
Interest expense	59,845
Net income	838,146
Members’ deficit - beginning of period	(2,416,688)
Member contributions	63,296
Members’ deficit - end of period	$(1,515,246)

The accompanying notes are an integral part of these financial statements.

Midwestern Interactive, LLC

Statement of Cash Flows

(Unaudited)

Three Months Ended
March 31, 2025
Operating activities:
Net income	$838,146
Adjustments to reconcile net income to operating activities:
Depreciation	22,659
Expected credit losses	5,344
Non-cash change in ROU asset	12,379
Changes in operating assets and liabilities:
Accounts receivable	(132,440)
Prepaid expenses and other assets	(269)
Accounts payable	4,035
Accrued compensation	(41,252)
Accrued liabilities	5,631
Lease liabilities - operating	(12,690)
Net cash provided by operating activities	701,543
Investing activities:
Purchases of property and equipment	—
Net cash used investing activities	—
Financing activities:
Payments of line-of-credit and notes payable	(256,051)
Member contributions	63,296
Net cash used in financing activities	(192,755)
Net decrease in cash and cash equivalents	$508,788
Cash and cash equivalents:
Beginning of period	$532,543
End of period	$1,041,331

Supplemental disclosures of cash flow information
Cash paid for interest	$59,845

The accompanying notes are an integral part of these financial statements.

Notes to the Financial Statements

1.
Nature of Business

Midwestern Interactive, LLC (the “Company” or “Midwestern”) is a software development firm headquartered in Missouri. The Company, a limited liability company, provides limited liability to its members, who is not personally liable for obligations of the LLC, and represents a single class of equity, Founded in 2012, Midwestern operates in the custom software development industry, focusing on deploying consulting resources to create tailored software solutions, mobile applications, and branding strategies for various clients. The Company specializes in providing embedded teams for strategic planning, design, development, and implementation of software, mobile applications, branding, and content processes.

Going Concern

In June 2025, the Company began to be consolidated into the financial statements of Gloo Holdings, LLC (“Gloo” or “Parent”). The Company has historically generated positive cash flows from operations. The Company has total assets at March 31, 2025 of $3.4 million, total liabilities of $4.9 million and a deficit of $1.5 million. The Parent has generated significant losses and negative cash flows from operations in recent years. The Company’s cash flows are expected to be available to the Parent for its liquidity needs which are in excess of the liquidity the Company is expected to generate. Therefore, the going concern assessment of the company is dependent on the Parent’s consolidated liquidity.

Since inception, Parent has incurred cumulative losses from operations. Parent has funded its operations and capital needs primarily through net proceeds received from the sale of preferred and common units and proceeds from long-term debt. Parent management believes it will be able to obtain additional capital to fund its operations, however, there are no assurances that the Parent will be able to raise additional capital on terms acceptable to the Parent or at all. If the Parent’s plans are not implemented on a timely basis, management may delay or modify our business plans, potentially including the timing of planned capital expenditures, development and other planned activities, all of which, individually or in the aggregate, could have material negative consequences to us and our results of operations and business relationships.

In connection with the preparation of these financial statements, management evaluated conditions and events known and reasonably knowable that could adversely affect the Company’s ability to meet its obligations through at least a year from the date the financial statements were available to be issued.

Based on these factors, management has concluded there is substantial doubt about the Company’s ability to continue as a going concern for at least twelve months from the date the financial statement is available to be issued.

The financial statements have been prepared on a basis that assume the Company will continue as a going concern and do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classifications of liabilities that may result should the Company be unable to continue as a going concern.

2.
Summary of Significant Accounting Policies

Basis of Presentation

The financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America (“U.S. GAAP”) and Regulation S-X of the Securities Act of 1933, as amended. The accompanying financial statements include all the accounts of the Company. The financial statements are presented in U.S. dollars, which is also the Company’s functional currency.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect certain reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expense during the reporting period. Management evaluates these estimates, judgments and assumptions on an ongoing basis.

Estimates are based on historical and anticipated results and trends, and on various other assumptions the Company believes are reasonable under the circumstances, including assumptions as to future events. Changes in estimates are recorded in the period in which they become known. Actual results could differ from those estimates, and any such differences may be material to the Company’s financial statements.

Risks and Uncertainties

The Company’s future results of operations involve a number of risks and uncertainties. Factors that could affect the Company’s future operating results and cause actual results to differ materially from expectations include, but are not limited to, competition, changes in regulations, dependence on key personnel, and the Company’s ability to fund and manage growth.

Cash and Cash Equivalents

The Company considers all highly liquid investments available for current use with an initial maturity of three months or less to be cash equivalents. Cash equivalents include on-demand money market accounts.

Accounts Receivable, Net

Accounts receivable, are reduced by an allowance for credit losses that reflects management’s best estimate of amounts that will not be collected. An allowance for credit losses is established for amounts expected to be uncollectible over the contractual life of the receivables. The Company evaluates trade receivables to determine the allowance for credit losses based on the financial condition of its customers. The Company calculates the allowance using an expected loss model that considers the Company’s actual historical loss rates adjusted for current economic conditions and reasonable and supportable forecasts. Uncollectible amounts are written off against the allowance in the period they are determined to be uncollectible. Recoveries of amounts previously written off are recognized when received. As of March 31, 2025, the allowance for credit losses was $20,184.

Prepaid Expenses and Other Assets

Prepaid expenses consist of various payments that the Company has made in advance for goods or services to be received in the future and consists primarily of prepaid insurance, license fees, and other expenses.

Credit Risk and Major Customers

The Company maintains its cash balances at a financial institution located in southwest Missouri. Accounts held by the institution are insured by the Federal Deposit Insurance Corporation (“FDIC”) up to $250,000. The Company’s cash balances at times may exceed the insured limits, and as of March 31, 2025, there was approximately $775,337 of uninsured cash.

Sales in the normal course of business are to customers located predominantly in the United States. The Company extends trade credit to its customers on terms that are generally practiced in the industry.

Two customers comprise approximately 42% of the three months ending March 31, 2025 revenue. During the period, one of these customers, Gloo Holdings, LLC, became a related party. See note 9 for further discussion of the transaction. Three customers comprise approximately about 56% of total accounts receivable as of March 31, 2025.

Leases

The Company’s leases are primarily operating leases for office facilities. The Company determines if an arrangement is a lease or contains a lease at lease inception. The Company classifies the lease as either a finance or operating lease at lease commencement. As of March 31, 2025, the Company did not have any finance lease arrangements. Operating leases are included in right-of-use (“ROU”) operating lease asset, current portion of lease liabilities – operating, lease liabilities – operating, on the Company’s balance sheet.

Operating lease liabilities are recognized at the lease commencement date based on the present value of the future lease payments over the lease term. The Company’s lease terms may include options to extend or terminate the lease when it is reasonably certain the Company will exercise that option. The Company accounts for the lease and non-lease components as a single lease component for the Company’s operating leases.

The Company measures ROU assets based on the corresponding lease liabilities adjusted for any initial direct costs and prepaid lease payments made to the lessor before or at the commencement date, net of lease incentives. Lease expense for minimum lease payments is recognized on a straight-line basis over the lease term. Variable lease payments are not included in the calculation of the ROU asset and lease liability and are recognized as lease expense as incurred. The Company’s variable lease payments generally relate to payments affected by the Consumer Price Index and payments for maintenance and utilities.

The Company applies the short-term lease recognition exemption for leases with a lease term of 12 months or less, excluding those leases from the balance sheet and recognized related payments on a straight-line basis over the lease term.

Property and Equipment, Net

Property and equipment are recorded at cost, net of accumulated depreciation. Expenditures for maintenance and repairs are charged to expense as incurred. Depreciation is computed using the straight-line method over the following estimated useful lives:

•
Computer equipment – five years
•
Furniture and equipment – seven years
•
Vehicles – five to seven years

Upon disposition, the cost of disposed assets and the related accumulated depreciation are eliminated from the accounts and any resulting gain or loss is recorded to other expense, net in the Statement of Operations.

Impairment of Long-Lived Assets

The Company reviews its long-lived assets, primarily consisting of property and equipment, for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of the asset is measured by comparison of its carrying amount to undiscounted future net cash flows the asset is expected to generate. If such assets are considered to be impaired, the impairment recognized is measured as the amount by which the carrying amount of the asset exceeds its estimated fair value. Estimates of expected future cash flows represent management’s best estimate based on currently available information and reasonable and supportable assumptions. Any impairment recognized is permanent and may not be restored. The Company did not record any impairment charges on its long-lived assets for the three months ended March 31, 2025.

Revenue Recognition

Revenue is recognized upon transfer of control of promised services to customers in an amount that reflects the consideration the Company expects to receive in exchange for those services. Revenue also excludes any amounts collected on behalf of third parties, including sales and indirect taxes. The Company determines the amount of revenue to be recognized through application of the following steps:

•
Identify the contract(s) with a customer;
•
Identify the performance obligations in the contract;
•
Determine the transaction price;
•
Allocate the transaction price to the performance obligations in the contract; and
•
Recognize revenue when (or as) the Company satisfies a performance obligation.

In arrangements in which the Company has multiple performance obligations, the transaction price is allocated to each performance obligation using the relative stand-alone selling price. Management generally determines stand-alone selling prices based on the prices charged to customers in arrangements without multiple performance obligations.

The Company derives revenue from professional service offerings to customers. These services are primarily fixed fee engagements for a set number of services hours, or scoped engagements with a projected set of hours that are billed as time is committed to a project. For fixed fee engagements, which have a stand-ready obligation, revenue is measured over time elapsed and recognized ratably over the contractual service period as the performance obligation is satisfied. For scoped engagements, revenue is measured utilizing service hours that have been rendered over the contractual service period as the scope of the engagement is completed.

Customer payments for professional services are generally billed over the contractual term. Although certain contracts extended beyond twelve months, the Company performed services consistently over time and concluded that no significant financing component exists.

Taxes assessed by a governmental authority that are both imposed on and concurrent with a specific revenue-producing transaction, that are collected by the Company from a customer, are excluded from revenue.

The Company evaluates whether two or more contracts should be combined and accounted for as one single performance obligation and whether a single contract should be accounted for as more than one performance obligation. Accounting Standards Codification 606 defines a performance obligation as a contractual promise to transfer a distinct good or service to a customer. A contract’s transaction price is allocated to each distinct performance obligation and recognized as revenue when, or as, the performance obligation is satisfied. The Company’s evaluation requires significant judgment and the decision to combine a group of contracts or separate a contract into multiple performance obligations could change the amount of revenue and profit recorded in a given period. The majority of the Company’s contracts have a single performance obligation, as the promise to transfer the individual goods or services is not separately identifiable from other promises in the contract and, therefore, is not distinct.

Costs to Obtain Revenue Contracts

As a practical expedient, the Company recognizes the incremental costs of obtaining contracts, such as sales commissions, as expenses when incurred if the amortization period is one year or less.

Deferred Revenue

For transactions in which there is significant outstanding obligation, the associated revenue is recorded as deferred revenue and recognized one such obligation is fulfilled. There were not any deferred revenue obligations outstanding as of March 31, 2025.

General and Administrative Expenses

General and administrative expenses consist primarily of personnel and related costs for executive, finance, legal, human resources, and administrative personnel, including salaries, benefits; legal, accounting, and other professional service fees; other corporate expenses; information technology costs; and facility costs.

Advertising

The Company expenses the cost of advertising as incurred. Included in sales and marketing expenses on the statement of operations are charges for advertising of $7,798 for the three months ended March 31, 2025.

Income Taxes

The Company’s members have elected to have the Company’s income taxed as an S corporation under the provisions of the Internal Revenue Code and similar sections of state and local law. Any taxable income or loss generated by the Company is passed through to and included in the taxable income or loss of its members, and no provision for any income taxes are included in these financial statements.

In accordance with authoritative guidance on accounting for and disclosure of uncertainty in tax positions, the Company follows a more likely than not measurement methodology to reflect the financial statement impact of uncertain tax positions taken or expected to be taken in a tax return. For tax positions meeting the more-likely-than-not threshold, the tax liability recognized in the consolidated financial statements is reduced by the largest benefit that has a greater than fifty percent likelihood of being realized upon ultimate settlement with the relevant taxing authority. If tax authorities were to disallow any tax positions taken by the Company, the additional income taxes, if any, would be imposed on the members rather than the Company.

No amounts have been accrued for uncertain tax positions as of March 31, 2025. However, management’s conclusions regarding uncertain tax positions may be subject to review and adjustment at a later date based on ongoing analyses of tax laws, regulations, and interpretations thereof, and other factors. The Company does not have any unrecognized tax benefits as of March 31, 2025, and does not expect that the total amount of unrecognized tax benefits will materially change over the next six months. Additionally, no interest or penalty related to uncertain taxes has been recognized in the accompanying financial statements.

The Company files tax returns as prescribed by the tax laws of the jurisdictions in which it operates. In the normal course of business, the Company is subject to examination by federal, state, and local jurisdictions, where applicable. If such examinations result in changes to income or loss, the tax liability of the Company could be changed accordingly.

3.
Property and Equipment

Property and equipment consisted of the following:

As of March 31, 2025
Computer equipment	$257,431
Furniture and equipment	117,930
Vehicles	179,621
Total property and equipment	554,982
Less: accumulated depreciation	(387,214)
Property and equipment, net	$167,768

Depreciation expense was $22,659 for the three months ended March 31, 2025.

4.
Line of Credit

The Company entered into a revolving line of credit loan on December 17, 2023, of up to $250,000. The line of credit is secured by a term life insurance policy of a former member. Interest is payable monthly and accrues at 4.25% and the unpaid principal balance is due at maturity on December 17, 2025. As of March 31, 2025, there were no amounts outstanding under the revolving line of credit.

5.
Notes Payable

The Company entered into a short-term working capital note payable on February 15, 2024, and the total net amount advanced was $975,000, net of origination fees of $33,239, which are amortized over the life of the note. Interest and principal are payable in equal monthly installments until maturity.

The Company entered into two equipment financing agreements on June 29, 2023, for $341,582 and on November 2, 2021, for $150,324, both secured by the property and equipment purchased from proceeds. Principal and interest payments are payable in equal monthly installments until maturity.

The Company entered into a promissory note for $393,291 on April 24, 2024, secured by personal assets of the sole member of the Company. Principal and interest payments are payable in equal monthly installments monthly until maturity.

The Company entered into a promissory note for $2,700,000 on June 30, 2022. Proceeds were used to purchase the then remaining ownership interest of the Company from another former member. The promissory note is repayable in 83 equal monthly installments of $21,099 beginning on July 30, 2022, which include principal and interest, and a single balloon payment of $1,700,000 at maturity. The outstanding balance is secured by a term life insurance policy held by the current sole member of the Company.

Notes payable consisted of the following:

	Agreement			As of March 31,
Instrument	Execution Date	Maturity	Interest Rate	2025
Working capital note payable	December 17, 2021	December 17, 2025	4.25%	$196,621
Equipment finance agreement	June 29, 2023	June 29, 2026	7.70%	152,026
Equipment finance agreement	November 2, 2021	November 30, 2027	3.25%	70,464
Promissory note	April 24, 2024	April 24, 2029	8.95%	332,832
Promissory note	June 30, 2022	June 30, 2029	4.75%	2,338,668
Total				3,090,611
Amounts due within one year				(557,182)
Total notes payable				$2,533,429

As of March 31, 2025, future principal payments for the Company’s notes payable were as follows:

2025	$494,745
2026	304,646
2027	263,673
2028	255,230
2029	1,772,317
$3,090,611

6.
Leases

The Company leases an office building in Springfield, Missouri under a non-cancellable operating lease arrangement, expiring in early 2025. The Company’s leases generally provide for periodic rent increases and may contain escalation clauses and renewal options. The Company does not assume renewals in its determination of the lease term unless the renewals are deemed to be reasonably certain at lease commencement. The Company’s lease agreements generally do not contain any material residual value guarantees or material restrictive covenants. The Company utilized a rate of 1.47% to recognize the operating lease liabilities at lease commencement date based on the present value of the future lease payments over the lease term.

On January 3, 2025 the Company entered into four lease agreements with an entity controlled by the chief executive officer (“CEO”) who is the Company's minority interest holder. For further details regarding these leases, refer to note 7 – Related Party Transactions.

The components of lease costs, lease term, and discount rate for operating leases are as follows for the three months ended March 31, 2025:

For the Three Months Ended
March 31, 2025
Operating lease costs	$106,887
Variable lease costs	16,181
Total lease costs	$123,068

Weighted-average remaining lease term (in years)	4.8
Weighted-average discount rate	10.21%

Supplemental balance sheet information related to operating leases consisted of the following as of March 31, 2025:

For the Three Months Ended
March 31, 2025
Operating lease ROU assets – related parties	$1,430,113
Operating lease ROU assets – third parties	-
Total operating lease ROU assets	$1,430,113

Operating lease liabilities – related parties	$1,430,113
Operating lease liabilities – third parties	-
Total operating lease liabilities	$1,430,113

Supplemental cash flow information related to operating leases were as follows:

For the Three Months Ended
March 31, 2025
Cash payments for operating leases	$94,500

The future maturities of long-term operating lease liabilities for each fiscal year are as follows:

Three Months Ending March 31:	Maturity of Operating Lease Liabilities
2025 (remaining)	$283,500
2026	378,000
2027	378,000
2028	378,000
2029	378,000
Thereafter	-
Total	$1,795,500
Less: imputed interest	(365,387)
Present value of lease liabilities	$1,430,113
Less: current obligations	(246,526)
Long-term obligations under leases	$1,183,587

7.
Related Party Transactions

The Company has entered into four lease agreements with an entity that is controlled by the CEO of the Company. Total lease payments and expenses for these properties totaled $123,068 for the three months ended March 31, 2025. These leases have a five-year term basis with monthly lease payments of approximately $10,256.

The Company has entered into various revenue agreements with a customer for which the CEO of the Company serves on the board of directors of the customer. Additionally, the Company entered into various revenue agreements with related parties due to its acquisition by Gloo Holdings, LLC. Total revenue with the Company’s related parties for the three months ended March 31, 2025, was $1,103,020.

8.
Commitments and Contingencies

Litigation

From time to time, the Company may be involved in litigation related to claims arising out of operations in the normal course of business. The Company accrues a liability for such matters when it is probable that a liability has been incurred, and the amount can be reasonably estimated. When only a range of possible loss can be established, the most probable amount in the range is accrued. If no amount within the range is a better estimate than any other amount within the range, the minimum amount in the range is accrued. The accrual for a litigation loss contingency might include, for example, estimates of potential damages, outside legal fees and other directly related costs expected to be incurred. As of March 31, 2025, and through the date these financial statements were issued, there were no legal proceedings requiring recognition or disclosure in the consolidated financial statements.

9.
Evaluation of Subsequent Events

On June 11, 2025, the Company was notified that Gloo amended its call option agreement with Flourish Holdings, Inc. (“NewCo”), the Company’s minority interest holder. The amended agreement provides NewCo the right to repurchase a portion of Gloo’s ownership units, which, if exercised, would reduce Gloo’s interest in the Company to approximately 20%. The amendment also revised the consideration terms for the repurchase by establishing a fixed per-unit valuation that is payable through exchange of the following, required to be in this order: (1) Gloo Units received by NewCo as part of the Acquisition (deemed to have a value of $6.00 per unit), (2) the forgiveness of the then unpaid balance of the note issuances consummated as part of the original transaction, in any order or combination, and (3) cash, if any portion of the call price remains unpaid after applying the foregoing.

The Company has evaluated events subsequent to the balance sheet date of March 31, 2025, through the issuance of this report on September 26, 2025, which is the date the financial statements were available to be issued.

9,100,000 Shares

Gloo Holdings, Inc.

Class A Common Stock

Sole Book-Running Manager
Roth Capital Partners
Co-Managers
Benchmark a StoneX Company	Craig-Hallum	Lake Street	Loop Capital Markets	Texas Capital Securities

Through and including , 2025 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth all expenses to be paid by us in connection with this registration statement and the listing of our Class A common stock, other than underwriting discounts and commissions. All amounts shown are estimates except for the Securities and Exchange Commission, or SEC, registration fee, the Financial Industry Regulatory Authority, or FINRA, filing fee and the exchange listing fee.

Amount Paid or to be Paid
SEC registration fee	$20,812
FINRA filing fee	23,105
Stock exchange listing fee	295,000
Printing and engraving expenses	195,000
Accounting fees and expenses	390,000
Legal fees and expenses	3,800,000
Transfer agent and registrar fees and expenses	20,000
Miscellaneous expenses	528,000
Total	$5,271,917

Item 14. Indemnification of Directors and Officers

Section 145 of the General Corporation Law of the State of Delaware, or the DGCL, authorizes a corporation’s board of directors to grant, and authorizes a court to award, indemnity to officers, directors and other corporate agents.

We expect to adopt an amended and restated certificate of incorporation, which will be in effect upon the closing of this offering, and which will contain provisions that limit the liability of our directors and certain of our officers for monetary damages to the fullest extent permitted by the DGCL. Consequently, our directors will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for the following:

•
any breach of their duty of loyalty to us or our stockholders;
•
any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;
•
unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL; or
•
any transaction from which they derived an improper personal benefit.

Similarly, our officers who at the time of an act or omission as to which liability is asserted consented to or are deemed to have consented to certain service of process rules under Delaware law will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as officers, except for liability in connection with:

•
any breach of their duty of loyalty to us or our stockholders;
•
any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•
any transaction from which they derived an improper personal benefit; or
•
any action by or in the right of the corporation.

Any amendment, repeal or elimination of these provisions will not eliminate or reduce the effect of these provisions in respect of any act, omission or claim that occurred or arose prior to that amendment, repeal or elimination. If the DGCL is amended to provide for further limitations on the personal liability of directors or officers of corporations, then the personal liability of our directors and officers will be further limited to the greatest extent permitted by the DGCL.

In addition, we expect to adopt amended and restated bylaws, which will become effective as of the closing of this offering, and which will provide that we will indemnify our directors and officers, and may indemnify our employees, agents and any other persons, to the fullest extent permitted by the DGCL. Our amended and restated bylaws will also provide that we must advance expenses incurred by or on behalf of a director or officer in advance of the final disposition of any action or proceeding, subject to limited exceptions.

Further, we have entered into or will enter into indemnification agreements with each of our directors and executive officers that may be broader than the specific indemnification provisions contained in the Delaware General Corporation Law. These indemnification agreements will require us to, among other things, indemnify our directors and executive officers against liabilities that may arise by reason of their status or service. These indemnification agreements also generally require us to advance all expenses reasonably and actually incurred by our directors and executive officers in investigating or defending any such action, suit or proceeding. We believe that these agreements are necessary to attract and retain qualified individuals to serve as directors and executive officers.

The limitation of liability and indemnification provisions that are expected to be included in our amended and restated certificate of incorporation, bylaws and indemnification agreements may discourage stockholders from bringing a lawsuit against our directors and officers for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and other stockholders. Further, a stockholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against our directors and officers as required by these indemnification provisions. At present, we are not aware of any pending litigation or proceeding involving any person who is or was one of our directors or officers, or is or was one of our directors or officers serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, for which indemnification is sought, and we are not aware of any threatened litigation that may result in claims for indemnification.

We expect to obtain and maintain insurance policies under which our directors and officers are insured, within the limits and subject to the limitations of those policies, against certain expenses in connection with the defense of, and certain liabilities which might be imposed as a result of, actions, suits, or proceedings to which they are parties by reason of being or having been our directors or officers. The coverage provided by these policies may apply whether or not we would have the power to indemnify such person against such liability under the provisions of the Delaware General Corporation Law.

Certain of our non‑employee directors may, through their relationships with their employers, be insured and/or indemnified against certain liabilities incurred in their capacity as members of our board of directors.

The underwriting agreement to be filed as Exhibit 1.1 to this registration statement will provide for indemnification by the underwriters of us and our officers and directors for certain liabilities arising under the Securities Act of 1933, as amended, or the Securities Act, or otherwise.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or persons controlling our company pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 15. Recent Sales of Unregistered Securities

On May 9, 2025, Gloo Holdings, Inc. issued 1,000 shares of its common stock to Gloo Holdings, LLC for $0.001 per share in cash. The issuance of such shares of common stock was not registered under the Securities Act because the shares were offered and sold in a transaction exempt from registration under Section 4(a)(2) of the Securities Act.

Immediately prior to the completion of this offering, we will complete a series of internal reorganization transactions pursuant to which, among other things, a Delaware limited liability company and wholly owned subsidiary of Gloo Holdings, Inc., will merge with and into Gloo Holdings, LLC, with Gloo Holdings, LLC as the surviving entity. As a result, Gloo Holdings, LLC will become a wholly owned subsidiary of Gloo Holdings, Inc., and the members of Gloo Holdings, LLC immediately prior to the consummation of the merger will become holders of shares of Class B common stock of Gloo Holdings, Inc., all as further described under the section titled “Corporate Reorganization” in the prospectus forming a part of this registration statement.

Item 16. Exhibits

(a) Exhibits

See the Exhibit Index immediately preceding the signature page hereto for a list of exhibits filed as part of this registration statement on Form S‑1, which Exhibit Index is incorporated herein by reference.

(b) Financial Statement Schedules

All financial statement schedules are omitted because the information called for is not required or is shown either in the consolidated financial statements or in the accompanying notes.

Item 17. Undertakings

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1)
For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.
(2)
For the purpose of determining any liability under the Securities Act, each post‑effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

EXHIBIT INDEX

Exhibit Number	Description
1.1	Form of Underwriting Agreement
3.1	Form of Amended and Restated Certificate of Incorporation of the registrant, to be in effect upon completion of this offering
3.2*	Form of Amended and Restated Bylaws of the registrant, to be in effect upon completion of this offering
4.1	Form of Amended and Restated Unit Warrant
5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation
10.1*	Form of Director and Executive Officer Indemnification Agreement
10.2+	2025 Equity Incentive Plan and related form agreements
10.3+	2025 Employee Stock Purchase Plan and related form agreements
10.4+*	Gloo Holdings, LLC Membership Unit Option Plan and related form agreements
10.5+*	Executive Incentive Compensation Plan
10.6+	Outside Director Compensation Policy
10.7+	Confirmatory Employment Letter by and between the registrant and Scott Beck
10.8+	Confirmatory Employment Letter by and between the registrant and Patrick Gelsinger
10.9+	Confirmatory Employment Letter by and between the registrant and Paul Seamon
10.10+	Confirmatory Employment Letter by and between the registrant and Matthew Gotschall
10.11+*	Executive Change in Control and Severance Plan
10.12*	Securities Purchase Agreement among Gloo Holdings, LLC, Flourish Holdings, Inc., Midwestern Interactive, LLC and Matthew S. Johnson, dated as of January 3, 2025
10.13*	Note Purchase Agreement among Gloo Holdings, LLC, and certain parties thereto, dated as of April 23, 2024, as amended January 3, 2025
10.14*	Amended and Restated Note Purchase Agreement among Gloo Holdings, LLC, and certain parties thereto, dated as of June 23, 2025
10.15*	First Amendment to Amended and Restated Note Purchase Agreement among Gloo Holdings, LLC and certain parties thereto, dated as of September 5, 2025
10.16	Omnibus Amendment to Amended and Restated Note Purchase Agreement and Secured Promissory Notes, dated as of October 23, 2025
10.17	Form of Amended and Restated Secured Promissory Note
16.1*	Letter regarding change in certifying accountant
21.1*	List of subsidiaries of the registrant
23.1	Consent of Independent Registered Public Accounting Firm as to Gloo Holdings, LLC
23.2	Consent of Independent Registered Public Accounting Firm as to Midwestern Interactive, LLC
23.3	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in the opinion filed as Exhibit 5.1 to this registration statement)
24.1	Power of Attorney (included on the signature page to this registration statement)
107	Filing Fee Table

+ Indicates management contract or compensatory plan.

* Previously filed.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Boulder, State of Colorado, on October 30, 2025.

GLOO HOLDINGS, INC.

By:	/s/ Scott Beck
Scott Beck
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Scott Beck and Paul Seamon, and each one of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for them and in their name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to sign any new registration statement with respect to the offering contemplated thereby filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as they might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Scott Beck	President, Chief Executive Officer and Director	October 30, 2025
Scott Beck	(Principal Executive Officer)
/s/ Paul Seamon	Chief Financial Officer	October 30, 2025
Paul Seamon	(Principal Financial Officer)
/s/ Matthew Edward Gotschall	Chief Accounting Officer	October 30, 2025
Matthew Edward Gotschall	(Principal Accounting Officer)
/s/ Patrick Gelsinger	Chairman of the Board; Head of Technology	October 30, 2025
Patrick Gelsinger
/s/ Bishop Claude Richard Alexander Jr.	Director	October 30, 2025
Bishop Claude Richard Alexander Jr.
/s/ John Douglas Furst	Director	October 30, 2025
John Douglas Furst
/s/ Derek Todd Green	Director	October 30, 2025
Derek Todd Green
/s/ Elizabeth Grennan	Director	October 30, 2025
Elizabeth Grennan
/s/ Robert Gruenewald	Director	October 30, 2025
Robert Gruenewald
/s/ Nona Jones	Director	October 30, 2025
Nona Jones